As filed with the U.S. Securities and Exchange Commission on January 23, 2026.

Registration No. 333-288633

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________________________

AMENDMENT NO. 2
TO

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

______________________________

KOKOBOTS GROUP

(Exact name of Registrant as specified in its charter)

Not Applicable
(Translation of Registrant’s name into English)

______________________________

Cayman Islands	3590	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification number)

16th Floor, Building B, 15 Changyi Road
Shanghai, China, 200441
Tel: +86 21-56461993
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive office)

______________________________

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, DE 19711
Tel: (302)738-6680
(Name, address, including zip code, and telephone number, including area code, of agent for service)

_____________________________

Copies of all communications, including communications
sent to agent for service, should be sent to:

Wei Wang, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas, 11th Floor New York, NY 10105 Tel: (212) 370-1300	Shane Wu, Esq. Ross D. Carmel, Esq. Sichenzia Ross Ference Carmel LLP 1185 Avenue of the Americas 31st Floor, New York, NY 10036 Tel: (212) 930-9700

______________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

____________

†         The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED JANUARY 23, 2026

3,750,000 Class A Ordinary Shares

Kokobots Group

This is the initial public offering of Class A ordinary shares, par value $0.0001 per share (“Class A ordinary shares”), of Kokobots Group, a Cayman Islands holding company with substantially all of its operations in China. Throughout this prospectus, unless the context indicates otherwise, references to “Kokobots” refer to Kokobots Group, our holding company and references to “we,” the “Company” or “our company” are to Kokobots and/or its consolidated subsidiaries.

We are offering 3,750,000 Class A ordinary shares. We expect the initial public offering price of the shares to be in the range of $4.00 to $5.00 per share. Prior to this offering, there has been no public market for our Class A ordinary shares. We have applied to have our Class A ordinary shares listed on the Capital Market of The Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “KOKO.” We cannot guarantee that we will be successful in listing our Class A ordinary shares on Nasdaq; however, we will not complete this offering unless we are so listed.

Our issued and outstanding ordinary shares consist of two classes, Class A ordinary shares being offered and Class B ordinary shares, par value $0.0001 per share (“Class B ordinary shares”). Holders of Class A ordinary shares and Class B ordinary shares have essentially the same rights except for voting and conversion rights. Holders of Class A ordinary shares are entitled to one vote per share and holders of Class B ordinary shares are entitled to 20 votes per share, and each Class B ordinary share is convertible into one Class A ordinary share at the option of the holder thereof, at any time after issuance and without any additional payment. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. See “Description of Share Capital.”

We are both an “emerging growth company” and a “foreign private issuer” as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for this and future filings. See “Prospectus Summary — Implications of Being an Emerging Growth Company” and “Prospectus Summary — Implications of Being a Foreign Private Issuer.”

Our Class A ordinary shares offered in this prospectus are shares of our Cayman Islands holding company, which has no material operations of its own and conducts substantially all of its operations through our operating subsidiaries established in the People’s Republic of China (“China” or the “PRC”). For a description of our corporate structure, see “Corporate Structure” beginning on page 71. This structure involves unique risks to investors. If the PRC government disallows our holding company structure or deems that any of our business operations carried out by our PRC subsidiaries were to be restricted or prohibited from foreign investment in the future, we may be required to stop our business operations in China, and we could be subject to material penalties or be forced to relinquish our interests in the affected operations. Such events could result in a material change in our operations and a material change in the value of our securities, including causing the value of such securities to significantly decline or become worthless. See “Risk Factors — Risks Related to Doing Business in China — Uncertainties exist with respect to how the PRC Foreign Investment Law may impact the viability of our current corporate structure and operations.” on page 23.

In addition, as we conduct substantially all of our operations in China, we are subject to legal and operational risks associated with having substantially all of our operations in China, including risks related to the legal, political and economic policies of the PRC government, the relations between China and the United States, or Chinese or United States regulations, which risks could result in a material change in our operations and/or cause the value of our Class A ordinary shares to significantly decline or become worthless and affect our ability to offer or continue to offer securities to investors. The PRC government initiated a series of regulatory actions and made a number of public statements on the regulation of business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas, adopting new measures to extend the scope of cybersecurity reviews, and expanding efforts in anti-monopoly enforcement.

In the opinion of our PRC counsel, Beijing Dacheng Law Offices, LLP (Shanghai), as of the date of this prospectus, we are not directly subject to the regulatory actions or statements related to anti-monopoly enforcement or cybersecurity review, as we have not implemented any monopolistic behavior and neither Kokobots nor any of its PRC subsidiaries qualifies as a critical information infrastructure operator or has conducted any data processing activities that affect or may affect national security or holds personal information of more than one million users. We cannot assure you that regulators in China will not take a contrary view or will not subsequently require us to undergo the anti-monopoly investigation or cybersecurity review and subject us to fines or penalties for non-compliance.

However, we are subject to the regulatory actions related to the PRC government’s oversight on offshore securities offerings.

On February 17, 2023, the China Securities Regulatory Commission (the “CSRC”) released the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Trial Measures”), effective on March 31, 2023, which requires the filing of the overseas offering and listing plan by PRC domestic companies with the CSRC under certain conditions, and the filing with the CSRC by their underwriters associated with such companies’ overseas securities offering and listing. In the opinion of our PRC counsel, Beijing Dacheng Law Offices, LLP (Shanghai), we are subject to the filing requirements of the Trial Measures in connection with this offering. We have submitted our filings with the CSRC in connection with this offering and such filings are under review by the CSRC as of the date of this prospectus. However, we cannot assure you that we will be able to get the clearance on our filing under the Trial Measures on a timely basis, or at all.

In addition, any actions by the PRC government to exert more control over offerings that are conducted overseas and foreign investment in China-based issuers or any failure of us to fully comply with new regulatory requirements may significantly limit or completely hinder our ability to offer or continue to offer our securities, cause significant disruption to our business operations, and severely damage our reputation, which would materially and adversely affect our financial condition and results of operations and cause our Class A ordinary shares to significantly decline in value or become worthless. See “Risk Factors — Risks Related to Doing Business in China — The CSRC has recently released the Trial Measures for China-based companies seeking to conduct overseas offering and listing in foreign markets. Under the Trial Measures, the PRC government exerts more control over offerings that are conducted overseas and foreign investment in China-based issuers, which could significantly limit or completely hinder our ability to offer or continue to offer our securities to investors and could cause the value of our Class A ordinary shares to significantly decline or such shares to become worthless.” beginning on page 21 and “— Changes in the political and economic policies of the PRC government or in relations between China and the United States may materially and adversely affect our business, financial condition and results of operations and may result in our inability to sustain our growth and expansion strategies.” beginning on page 22.

Furthermore, as more stringent criteria have been imposed by the SEC and the Public Company Accounting Oversight Board (the “PCAOB”) recently, our securities may be prohibited from trading if our auditor cannot be fully inspected. On December 16, 2021, the PCAOB issued its determination that the PCAOB is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong.

This list did not include Marcum Asia CPAs LLP (“Marcum Asia”), our independent registered public accounting firm that issues the audit report included elsewhere in this prospectus. Marcum Asia, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the U.S. pursuant to which the PCAOB conducts regular inspection to assess its compliance with the applicable professional standards.

On December 15, 2022, the PCAOB Board determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. On December 29, 2022, the Consolidated Appropriations Act, 2023, was signed into law, which amended the Holding Foreign Companies Accountable Act (the “HFCA Act”) (i) to reduce the number of consecutive non-inspection years required for triggering the prohibitions under the HFCA Act from three years to two, and (ii) so that any foreign jurisdiction could be the reason why the PCAOB does not have complete access to inspect or investigate a company’s auditor. As it was originally enacted, the HFCA Act applied only if the PCAOB’s inability to inspect or investigate was due to a position taken by an authority in the foreign jurisdiction where the relevant public accounting firm is located. As a result of the Consolidated Appropriations Act, 2023, the HFCA Act now also applies if the PCAOB’s inability to inspect or investigate the relevant accounting firm is due to a position taken by an authority in any foreign jurisdiction. The denying jurisdiction does not need to be where the accounting firm is located. Each year, the PCAOB will determine whether it can inspect and investigate completely audit firms in mainland China and Hong Kong, among other jurisdictions. If the PCAOB determines in the future that it no longer has full access to inspect and investigate completely accounting firms in mainland China and Hong Kong and we use an accounting firm headquartered in one of these jurisdictions to issue an audit report on our financial statements filed with the SEC, we would be identified as a Commission-Identified Issuer following the filing of the annual report on Form 20-F for the relevant fiscal year. There can be no assurance that we would not be identified as a Commission-Identified Issuer for any future fiscal year, and if we were so identified for two consecutive years, we would become subject to the prohibition on trading under the HFCA Act.

See “Risk Factors — Risks Related to Doing Business in China — Our Class A ordinary shares may be delisted under the HFCA Act if the PCAOB is unable to inspect our auditor. The delisting of our Class A ordinary shares, or the threat of their being delisted, may materially and adversely affect the value of your investment.” on page 35.

Mr. Congming Pi, our director and Chief Executive Officer, currently has and will continue to have significant influence over the Company following the completion of this offering due to his significant shareholding in the Company. He currently beneficially owns all of our issued and outstanding Class B ordinary shares and an aggregate of approximately 83.0% of our issued and outstanding Class A ordinary shares, which represents approximately 96.9% of the total voting power of our currently issued and outstanding ordinary shares, and will represent approximately 61.4% of our outstanding Class A ordinary shares and approximately 91.1% of the total voting power of our issued and outstanding ordinary shares immediately after the consummation of this offering, assuming that he does not purchase any Class A ordinary shares in this offering and that the underwriters do not exercise their over-allotment option to purchase additional Class A ordinary shares. For more information regarding Mr. Pi’s beneficial ownership, see “Principal Shareholders” on page 126 and “Risk Factors — Risks Related to Offering and Ownership of Ordinary Shares — Our director and Chief Executive Officer has substantial influence over our company. His interests may not be aligned with the interests of our other shareholders, and he could prevent or cause a change of control or other transactions” on page 58.

Upon completion of this offering, we will be a “controlled company” as defined under the Nasdaq Listing Rules, because Mr. Congming Pi, our director and Chief Executive Officer, will be able to exercise approximately 91.1% of the total voting power of our outstanding ordinary shares upon the completion of this offering assuming that he does not purchase any Class A ordinary shares in this offering and that the underwriters do not exercise its over-allotment option to purchase additional Class A ordinary shares. See “Risk Factors — Risks Related to this Offering and Ownership of our Class A Ordinary Shares — Our director and Chief Executive Officer will control the outcome of shareholder actions in our company. His interests may not be aligned with the interests of our other shareholders, and he has the power to prevent or cause a change of control or other transactions.” for more information regarding the acting in concert agreement. For as long as we remain a controlled company under that definition, we are permitted to elect to rely, and may rely, on certain exemptions from certain Nasdaq corporate governance requirements. For more information, including a more detailed description of risks related to being a “controlled company,” see “Prospectus Summary — Implications of Being a Controlled Company” and “Risk Factors — Risks Related to Our Business and Industry — We will be a ‘controlled company’ as defined under the Nasdaq Listing Rules. Although we do not intend to rely on the ‘controlled company’ exemption under the Nasdaq Listing Rules, we could elect to rely on this exemption in the future and you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.”

As a holding company, Kokobots relies on dividends and other distributions on equity paid by our PRC subsidiaries for its cash and financing requirements. If any of our PRC subsidiaries incurs debt on its own behalf in the future, the instruments governing such debt may restrict their ability to pay dividends to us. In the future, cash proceeds raised from overseas financing activities, including this offering, may be transferred by us to our PRC subsidiaries via capital contribution or shareholder loans, as the case may be.

On December 12, 2024, our Cayman Islands holding company provided working capital loans of $100,007 to Kokobots HK and on January 16, 2025, Kokobots HK repaid $49,015. On December 23, 2024, Kokobots HK transferred $50,000 to WFOE as capital contribution. Other than that, as of the date of this prospectus, no transfers, loans, or capital contributions have been made from our Cayman Islands holding company to any of our subsidiaries, and no transfers, dividends or other distributions have been made from our subsidiaries to our Cayman Islands holding company or the investors out of the PRC, including U.S. investors. Based on the advice of our counsel as to Cayman Islands law, Ogier, there are no limitations imposed by Cayman Islands law on Kokobots’ ability to transfer cash or pay dividend or other distributions in cash to its shareholders, other than as set out under the section titled “Dividend Policy.” Among Kokobots and its subsidiaries, cash can be transferred from Kokobots and its subsidiary, Kokobots HK Limited, as needed in the form of capital contributions or shareholder loans, as the case may be, to our PRC subsidiaries as we are permitted under PRC laws and regulations to provide funding to our PRC subsidiaries only through capital contributions or loans, and only if we satisfy the applicable government registration and approval/filing requirements in China. The transfer of funds among companies are subject to the Provisions of the Supreme People’s Court on Several Issues Concerning the Application of Law in the Trial of Private Lending Cases (2020 Second Revision, the “Provisions on Private Lending Cases”), which was implemented on January 1, 2021 to regulate the financing activities between natural persons, legal persons and unincorporated organizations. In the opinion of our PRC counsel, Beijing Dacheng Law Offices, LLP (Shanghai), the Provisions on Private Lending Cases does not prohibit using cash generated from one subsidiary to fund another subsidiary’s operations for ordinary production and business purposes. We have not been notified of any restriction which could limit our PRC subsidiaries’ ability to transfer cash between PRC subsidiaries within the PRC. We believe that as of the date of this prospectus, there is no restriction imposed by the Hong Kong government on the transfer of capital within, into and out of Hong Kong (including funds from Hong Kong to the PRC), except transfer of funds involving money laundering and criminal activities.

Furthermore, the PRC government imposes oversight on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to transfer cash out of mainland China, and pay dividends in foreign currencies to our shareholders. There can be no assurance that the PRC government will not intervene or impose restrictions on our ability to transfer or distribute cash within our organization or to foreign investors, which could result in an inability or prohibition on making transfers or distributions outside of China and may adversely affect our business, financial condition and results of operations. See “Prospectus Summary — Dividends and Other Distributions.” See “Risk Factors — Risks Related to Doing Business in China — Restrictions on currency exchange may limit our ability to utilize our revenues effectively” on page 34. In addition, the PRC Enterprise Income Tax Law (the “EIT Law”) and its implementation rules provide that a withholding tax at a rate of 10% will be applicable to dividends payable by PRC companies to non-PRC-resident enterprises unless reduced under treaties or arrangements between the PRC central government and the governments of other countries or regions where the non-PRC resident enterprises are tax resident. To the extent cash or assets in our business are in mainland China or Hong Kong or a mainland China or Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of mainland China or Hong Kong in the event of any interventions in or the imposition of restrictions and limitations on the ability of our company and our subsidiaries by the PRC government to transfer cash or assets. Our primary operating subsidiary, Shanghai Evertrend Enterprise Co., Ltd. (“Shanghai Evertrend”), maintains cash flow management policies which dictate the purpose, amount and procedure of cash transfers. Each transfer of cash into or from Shanghai Evertrend is subject to internal approvals from at least two manager-level personnel. The procedures include submitting supporting documentation (such as payment receipts or invoices), reviewing the documentation, and executing the payment. A single employee is not allowed to complete each and every stage of a cash transfer, but rather only specific parts of the whole procedure. Only the finance department is authorized to make cash transfers. Within the finance department, the roles for payment approval, payment execution, record keeping, and auditing are segregated to minimize risk. See “Prospectus Summary — Dividends and Other Distributions.”

Our PRC subsidiaries are permitted to pay dividends only out of their retained earnings. However, each of our PRC subsidiaries is required to set aside at least 10% of its after-tax profits each year, after making up for previous year’s accumulated losses, if any, to fund certain statutory reserves, until the aggregate amount of such funds reaches 50% of its registered capital. This portion of our PRC subsidiaries’ respective net assets are prohibited from being distributed to their shareholders as dividends. See “Prospectus Summary — Dividends and Other Distributions” and “Regulation — Regulations on Dividend Distributions”. However, none of our subsidiaries has made any dividends or other distributions to our holding company or any U.S. investors as of the date of this prospectus. See also “Risk Factors — Risks Related to Doing Business in China — We rely on dividends and other distributions on equity paid by our subsidiaries to fund offshore cash and financing requirements and any limitation on the ability of our PRC subsidiaries to make remittance to pay dividends to us could limit our ability to access cash generated by the operations of those entities” on page 32.

	Per Share		Total
Initial public offering price(1)	$	[•]	$	[•]
Underwriting discounts and commissions(2)	$	[•]	$	[•]
Proceeds to us, before expenses	$	[•]	$	[•]

____________

(1)      Based on an assumed public offering price of US$[•] per Class A ordinary share.

(2)      Represents underwriting discount and commissions equal to 7.0% (or $[•] per Class A ordinary share). Does not include the following additional compensation payable to the underwriters. In addition to the compensation referenced above, we have agreed to provide AC Sunshine Securities LLC, the representative of the underwriters, or its designees, with a non-accountable expense allowance equal to 1.0% of the gross proceeds of this offering, payable to the underwriters, and the reimbursement of certain expenses of the underwriters. For a description of the other terms of compensation to be received by the underwriters, see “Underwriting.”

We have granted the representative of the underwriters an option for a period of 45 days from the effective date of our registration statement to purchase up to an additional 562,500 Class A ordinary shares, solely to cover over-allotments, if any.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the Class A ordinary shares against payment in New York, NY on or about [•], 2026.

AC Sunshine Securities LLC

Prospectus dated [•], 2026.

You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

For investors outside of the United States of America (the “United States” or the “U.S.”): Neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our Class A ordinary shares and the distribution of this prospectus outside of the United States.

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ABOUT THIS PROSPECTUS

Unless otherwise indicated, in this prospectus, the following terms shall have the meaning set out below:

“Cayman”	The Cayman Islands
“China” or “PRC”

The People’s Republic of China, and only in the context of describing PRC rules, laws, regulations, regulatory authority, and any PRC entities or citizens under such rules, laws and regulations and other legal or tax matters in this prospectus, excludes Hong Kong, Macau and Taiwan; given the PRC government’s authority and oversight may extend to Hong Kong, the legal and operational risks associated with operating in China also apply to operations in Hong Kong

Class A ordinary shares	Class A ordinary shares, par value $0.0001 per share, of Kokobots Group
Class B ordinary shares	Class B ordinary shares, par value $0.0001 per share, of Kokobots Group
“Code”	The United States Internal Revenue Code of 1986, as amended
“Exchange Act”	The Securities Exchange Act of 1934, as amended
“Nasdaq”	The Nasdaq Stock Market LLC
“ordinary shares”	Together, Class A ordinary shares and Class B ordinary shares
“PCAOB”	The Public Company Accounting Oversight Board
“RMB” or “Renminbi”	Legal currency of China
“PFIC”	A passive foreign investment company
“PRC Subsidiaries”

All references to “PRC Subsidiaries” are to Shanghai Evertrend (defined below) and its subsidiaries, including Dingyuan Electronics (Huai’an) Co., Ltd., Maolv Kuaipao (Shanghai) Robotics Co., Ltd., Kokobots LLC, Shanghai Xinyongli Technology Co., Ltd., Jingbao Intelligent Robot (Nantong) Co., Ltd., and Jingbao Intelligent Robot (Taizhou) Co., Ltd.

“SEC”	The United States Securities and Exchange Commission
“Securities Act”	The Securities Act of 1933, as amended
“Kokobots”	Kokobots Group, an exempted company with limited liability incorporated under the laws of Cayman Islands
“Kokobots HK”	Kokobots HK Limited, a limited company organized under the laws of Hong Kong, which is wholly owned by Kokobots
“Shanghai Evertrend”	Shanghai Evertrend Enterprise Co., Ltd., a PRC limited liability company, which is wholly owned by Rongqiankuai (defined below)
“WFOE” or “Kekuruizhan”	Shanghai Kekuruizhan Intelligent Technology Co., Ltd., a PRC limited liability company, which is wholly owned by Kokobots HK
“Rongqiankuai”	Shanghai Rongqiankuai Intelligent Technology Co., Ltd., a limited liability company organized under the laws of China, which is wholly owned by WFOE
“US$,” “U.S. dollars,” “$,” “USD” and “dollars”	Legal currency of the United States

Our reporting currency is the US$. The functional currency of our entities formed in China is the RMB. The functional currency of our entity incorporated in Hong Kong is the Hong Kong Dollar (“HKD”). This registration statement contains conversion of certain RMB amounts into U.S. dollar amounts at specified rates solely for the convenience of the reader. The conversion of RMB into U.S. dollars in this prospectus is based on the exchange rate set forth in the H.10 statistical release of the Board of Governors of the Federal Reserve System. We have translated balance

ii

sheet amounts, with the exception of equity, at RMB7.1636 to $1.00 on June 30, 2025, at RMB7.2672 to $1.00 on June 30, 2024. We have stated equity accounts at their historical rates. The average translation rates applied to income statement accounts for the years ended June 30, 2025 and 2024 were RMB7.2143 and RMB7.2150, respectively. We make no representation that any RMB or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or RMB, as the case may be, at any particular rate, or at all. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of RMB into foreign exchange.

Numerical figures included in this registration statement may be subject to rounding adjustments. Accordingly, numerical figures shown as totals in various tables may not be arithmetic aggregations of the figures that precede them.

For clarification, this prospectus follows the English naming convention of first name followed by last name, regardless of whether an individual’s name is Chinese or English. For example, the name of our Chief Executive Officer and director, will be presented as “Congming Pi”, even though, in Chinese, Congming Pi’s name is presented as “Pi Congming.”

Our fiscal year end is June 30. References to a particular “fiscal year” are to our fiscal year ended June 30 of that calendar year. Our audited consolidated financial statements have been prepared in accordance with the generally accepted accounting principles in the United States (the “U.S. GAAP”).

Except where indicated or where the context otherwise requires, all information in this prospectus assumes no exercise by the underwriters of their over-allotment option.

This prospectus contains information derived from various public sources and certain information from a report we commissioned regarding our industry and our market position in China prepared by Frost & Sullivan, an independent research firm. Such information involves a number of assumptions and limitations. We have not independently verified the accuracy or completeness of the data contained in this report. The industry in which we operate is subject to a high degree of uncertainty and risk due to variety of factors, including those described in the “Risk Factors” section. These and other factors could cause results to differ materially from those expressed in this report.

Due to rounding, numbers presented throughout this prospectus may not add up precisely to the totals provided and percentages may not precisely reflect the absolute figures.

We have proprietary rights to trademarks used in this prospectus that are important to our business, many of which are registered under applicable intellectual property laws. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus are without the ®, ™ and other similar symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and trade names.

This prospectus may contain trademarks, service marks and trade names of others. All trademarks, service marks and trade names appearing in this prospectus are, to our knowledge, the property of their respective owners. We do not intend our use or display of other companies’ trademarks, service marks or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other person.

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PROSPECTUS SUMMARY

Investors are cautioned that you are purchasing Class A ordinary shares of our Cayman Islands holding company in this initial public offering instead of purchasing equity interests of our subsidiaries that have business operations in China. This corporate structure involves unique risks.

This summary highlights certain information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before buying shares in this offering. You should read the entire prospectus carefully, including our financial statements and related notes and the risks described under “Risk Factors.” This summary contains forward-looking statements that involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. These statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances or achievements expressed or implied by the forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

Unless otherwise indicated, information presented in this section regarding our industries in China has been derived from an industry report (“Frost & Sullivan Report”) dated October 2025 and commissioned by us and prepared by Frost & Sullivan, an independent research firm. Neither we nor any other party involved in this offering has independently verified such information, and neither we nor any other party involved in this offering makes any representation as to the accuracy or completeness of such information.

Our Mission

To reshape work and lifestyle habits around the world through the power of our intelligent robotics and technological advancements.

Overview

We are an innovative technology company focused on advancing large-scale applications of intelligent robotics, leveraging low-speed Level 4 (“L4”) autonomous driving and robotics technology, integrated with IoT-enabled smart sensing capabilities. We are currently primarily engaged in the research and development (“R&D”), sales and lease of intelligent commercial cleaning robots as well as manufacture and sales of Internet of Things (“IoT”) solution products.

Our intelligent commercial cleaning robots, by leveraging our patented L4 low-speed autonomous driving technology and utilizing sensors, navigation and positioning, algorithms, communication (Wi-Fi, 5G) technologies, can navigate complex environments with minimal human intervention to effectively enhance operational efficiency and safety in indoor and outdoor cleaning settings, such as hotels, hospitals, shopping malls, and underground parking lots, especially in high-traffic areas. Our IoT products are devices integrated with radio frequency identification (RFID) chips that communicate via radio frequencies, which are widely used in intelligent data storage and transmission, identity verification, access control management, and contactless payments. Our IoT products are typically single-use and have a high repurchase rate. These products are mostly used in events and hotels. We are the producers of wristbands for several renowned music festivals, including the Bolton Weekend Music and Arts Festival, the Love Supreme Jazz Festival, the Pitchfork Music Festival, the Austin City Limits Music Festival, and the Soundside Music Festival, among others.

We have developed a versatile L4 low-speed autonomous driving algorithm and the intelligent Nextrobot platform for our commercial cleaning robot operations, designed for both indoor and outdoor applications across commercial cleaning and other low-speed autonomous driving fields. Our commercial cleaning robots, equipped with our autonomous driving technology, have collectively operated for over 1,500 days in more than 50 cities across nine countries and regions worldwide. Our proprietary autonomous driving capabilities encompass drive-by-wire chassis, steer-by-wire control, perception, localization, autonomous navigation, and intelligent cleaning route planning algorithms. Utilizing our self-developed Nextrobot platform, once a robot’s structural design is complete, new models can be designed and deployed with minimal adjustments to function and parameter configurations.

We are dedicated to developing our innovative IoT products and robotic cleaning solutions aimed at improving efficiency and convenience in everyday life. We seek to strengthen our market presence both in the PRC and internationally. In the PRC market, our operations span across over 18 provinces and municipal-level cities in China. Internationally, we are actively expanding our presence, and currently selling our products through distributors in twelve countries, including, among others, the United States, Germany, and Poland.

We generate revenues primarily through sales and lease of our products. During the years ended June 30, 2025 and 2024, our revenues were approximately $4.5 million and $4.0 million, respectively, and net income was approximately $0.9 million and $1.0 million, respectively.

Market Opportunities

The global market for low-speed autonomous service robots has demonstrated significant growth, expanding from approximately 72.5 thousand units in 2019 to 160.1 thousand units in 2024. This impressive growth reflects a CAGR of 17.1%, signaling strong demand for autonomous technologies in service-oriented applications. Looking forward, the market is projected to continue its upward trajectory, with a CAGR of 20.0% forecasted through 2029. By the end of 2029, the total shipment of low-speed autonomous service robots is expected to reach 398.2 thousand units. This represents a substantial opportunity for market players, as the demand for automation, driven by advancements in artificial intelligence (“AI”), robotics, and autonomous driving technologies, increases across industries such as hospitality, retail, and healthcare.

Similarly, the global market for commercial cleaning robots has experienced steady growth, with shipments rising from 15.6 thousand units in 2019 to 27.9 thousand units in 2024, marking a CAGR of 12.3%. As the demand for automation in cleaning services intensifies, driven by factors such as labor shortages, cost efficiency, and improvements in autonomous technology, the commercial cleaning robot market is set to experience accelerated growth. From 2025 to 2029, this segment is expected to grow at a CAGR of 16.8%, reaching an estimated 60.5 thousand units by 2029. The combination of advances in autonomous navigation, intelligent algorithms, and the increasing global demand for automation across sectors such as hospitality, healthcare, and commercial facilities presents a compelling opportunity for continued market expansion and innovation in this sector.

Source: Frost & Sullivan

Together, these trends underscore a rapidly evolving landscape where low-speed autonomous service and commercial cleaning robots will play an increasingly central role. The projected growth of both markets highlights substantial opportunities for companies developing cutting-edge robotic technologies, offering scalability and strong future growth potential as automation becomes an essential part of everyday operations across a wide range of industries.

Similarly, the RFID wristband market exemplifies another growth opportunity tied to the rise of global events and exhibitions. With shipments growing from 2.6 billion units in 2019 to 3.6 billion units in 2024 (CAGR of 6.7%), this market is expected to reach 6.0 billion units by 2029. The growth trajectory is supported by an anticipated CAGR of 10.5% in global event attendance between 2025 and 2029, reflecting the increasing adoption of RFID wristbands for secure and convenient access at large-scale events. For instance, attendance at major music festivals and award shows has surged, with events like Lollapalooza and the Grammy Awards seeing attendee numbers grow from 100,000 to over 200,000 in recent years.

Source: Frost & Sullivan

The convergence of technological advancements, expanding application scenarios, and rising global demand positions the commercial cleaning and RFID wristband markets as dynamic sectors with compelling opportunities for growth and innovation.

Our Strengths

We believe that the following strengths contribute to our growth and differentiate us from our competitors:

•        Comprehensive and unique product solutions;

•        Fast order delivery and consistent quality for our IoT products; and

•        Experienced and visionary leadership.

Our Strategies

We intend to grow our business by pursuing the following strategies:

•        Expanding and upgrading product offerings through technology innovations;

•        Reducing costs and improve efficiency;

•        Expanding our sales and distribution network; and

•        Attracting and retaining talents.

Our Corporate History and Structure

Kokobots is an exempted company with limited liability incorporated in the Cayman Islands in August 2024. Kokobots is a holding company of our group with no substantive operation. We carry out our business in China through our PRC Subsidiaries, primarily Shanghai Evertrend, which commenced business in 2011.

For more details regarding our history, subsidiaries and corporate structure, see “Corporate History and Structure” on page 71. The following diagram illustrates our simplified corporate structure, including our principal subsidiaries, as of the date of this prospectus. We do not use a variable interest entity structure.

Kokobots Group
(Cayman Islands)
100%
Kokobots HK Limited
(Hong Kong)
Offshore
Onshore
100%
Shanghai Kekuruizhan Intelligent Technology Co., Ltd.
(PRC)
99.0001%
Shanghai Rongqiankuai Intelligent Technology Co., Ltd.
(PRC)
100%
Shanghai Evertrend Enterprise Co., Ltd.
(PRC)
100%
100%
100%
100%
51%
51%
Shanghai Xinyongli Technology Co., Ltd.*
(PRC)
Dingyuan Electronics (Huai'an) Co., Ltd.*
(PRC)
Maolv Kuaipao (Shanghai) Robotics Co., Ltd.*
Kokobots LLC*
(PRC)
Jingbao Intelligent Robot (Nantong) Co., Ltd.
Jingbao Intelligent Robot (Taizhou) Co., Ltd.

____________

Note:

*        Entities in which the Company’s operations are conducted.

Dividends and Other Distributions

Kokobots is a holding company with no material operations of its own and does not generate any revenue. We currently conduct substantially all of our operations through our PRC Subsidiaries, primarily Shanghai Evertrend. We are permitted under PRC laws and regulations to provide funding to PRC Subsidiaries only through loans or capital contributions, and only if we satisfy the applicable government registration and approval requirements. See “Risk Factors — Risks Related to Doing Business in China — PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay us from using the proceeds of this offering to make loans or additional capital contributions to our PRC Subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business” on page 31. Under our current corporate structure, we rely on dividend payments from our PRC Subsidiaries to fund any cash and financing requirements we may have, including the funds necessary to pay dividends and other cash distributions to our shareholders or to service any debt we may incur. Our subsidiaries in the PRC generate and retain cash generated from operating activities and re-invest it in our business. If any of our PRC Subsidiaries incurs debt on its own behalf in the future, the instruments governing such debt may restrict their ability to pay dividends to us. On December 12, 2024, our Cayman Islands holding company provided working capital loans of $100,007 to Kokobots HK and on January 16, 2025, Kokobots HK repaid $49,015. On December 23, 2024, Kokobots HK transferred $50,000 to WFOE as capital contribution. Other than that, as of the date of this prospectus, no transfers, loans, or capital contributions have been made from our Cayman Islands holding company to any of our subsidiaries, and no transfers, dividends or other distributions have been made from our subsidiaries to our Cayman Islands holding company or the investors out of the PRC, including U.S. investors.

The transfer of funds among PRC companies are subject to the Provisions of the Supreme People’s Court on Several Issues Concerning the Application of Law in the Trial of Private Lending Cases (2020 Second Revision, the “Provisions on Private Lending Cases”), which was implemented on January 1, 2021 in China to regulate the financing activities between natural persons, legal persons and unincorporated organizations. The Provisions on Private Lending Cases set forth that private lending contracts will be upheld as invalid under the circumstance that

(i) the lender swindles loans from financial institutions for relending; (ii) the lender relends the funds obtained by means of a loan from another profit-making legal person, raising funds from its employees, illegally taking deposits from the public; (iii) the lender who has not obtained the lending qualification according to the law lends money to any unspecified object of the society for the purpose of making profits; (iv) the lender lends funds to a borrower when the lender knows or should have known that the borrower intended to use the borrowed funds for illegal or criminal purposes; (v) the lending is violations of public orders or good morals; or (vi) the lending is in violations of mandatory provisions of laws or administrative regulations. In the opinion of our PRC counsel, Beijing Dacheng Law Offices, LLP (Shanghai), the Provisions on Private Lending Cases does not prohibit using cash generated from one subsidiary to fund another subsidiary’s operations for ordinary production and business purposes. We have not been notified of any other restriction which could limit our PRC Subsidiaries’ ability to transfer cash between PRC Subsidiaries within PRC. See “Regulation — Regulations Relating to Private Lending.”

Based on the advice of our counsel as to Cayman Islands law, Ogier, there are no limitations imposed by Cayman Islands law on Kokobots’ ability to transfer cash or pay dividend or other distributions in cash to its shareholders, other than as set out under the section titled “Dividend Policy”. Among Kokobots and its subsidiaries, cash can be transferred from Kokobots and Kokobots HK Limited as needed in the form of capital contributions or shareholder loans, as the case may be, to the PRC Subsidiaries as we are permitted under PRC laws and regulations to provide funding to our PRC Subsidiaries only through capital contributions or loans, and only if we satisfy the applicable government registration and approval requirements in China. We believe that as of the date of this prospectus, there is no restriction imposed by the Hong Kong government on the transfer of capital within, into and out of Hong Kong (including funds from Hong Kong to the PRC), except transfer of funds involving money laundering and criminal activities.

The PRC government imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of mainland China. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to transfer cash out of mainland China, and pay dividends in foreign currencies to our shareholders. There can be no assurance that the PRC government will not intervene or impose restrictions on our ability to transfer or distribute cash within our organization or to foreign investors, which could result in an inability or prohibition on making transfers or distributions outside of China and may adversely affect our business, financial condition and results of operations. See “Risk Factors — Risks Related to Doing Business in China — Restrictions on currency exchange may limit our ability to utilize our revenues effectively” on page 34. In addition, the EIT Law and its implementation rules provide that a withholding tax at a rate of 10% will be applicable to dividends payable by PRC companies to non-PRC-resident enterprises unless reduced under treaties or arrangements between the PRC central government and the governments of other countries or regions where the non-PRC resident enterprises are tax resident. Any gain realized on the transfer of Class A ordinary shares by such investors is also subject to PRC tax at a current rate of 10% which in the case of dividends will be withheld at source if such gain is regarded as income derived from sources within the PRC. See also “Risk Factors — Risks Related to Doing Business in China — Dividends payable to our foreign investors and gains on the sale of our Class A ordinary shares by our foreign investors may be subject to PRC tax” on page 33.

Further, to the extent cash or assets in our business are in mainland China or Hong Kong or a mainland China or Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of mainland China or Hong Kong in the event of any interventions in or the imposition of restrictions and limitations on the ability of our company and our subsidiaries by the PRC government to transfer cash or assets. See “Risk Factors — Risks Related to Doing Business in China — To the extent cash or assets in our business are in mainland China or Hong Kong or a mainland China or Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of mainland China or Hong Kong in the event of any interventions in or the imposition of restrictions and limitations on the ability of our company and our subsidiaries by the PRC government to transfer cash or assets, which may materially and adversely affect our business, financial condition and results of operations and may result in our inability to sustain our growth and expansion strategies” on page 25.

However, there are limitations on our ability to transfer cash between us and our U.S. investors. Dividend distribution to our foreign investors must be reviewed by a bank designated by the State Administration of Foreign Exchange of China (the “SAFE”) that processes outward remittance of profits. The review will include reasonable examination of transaction documents. Upon review and approval by the designated bank, our WFOE in China may remit dividends to Kokobots HK, unless the PRC government temporarily introduces relevant policies that prevent WFOE from remitting dividends to Kokobots HK in a timely manner. Notwithstanding the foregoing, we intend to retain all of our available funds and any future earnings after this offering and cash proceeds from overseas financing activities, including this offering, to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. As of the date of this prospectus, no transfers, dividends or other distributions have been made between our PRC Subsidiaries. In the future, cash proceeds raised from overseas financing activities, including this offering, may be transferred by us based on current statutory limits to our PRC Subsidiaries via capital contribution or shareholder loans, as the case may be.

Shanghai Evertrend maintains cash flow management policies. Each transfer of cash out of our PRC Subsidiaries is subject to internal approvals from at least two manager-level personnel. The procedures include submitting supporting documentation (such as payment receipts or invoices), reviewing the documentation, and executing the payment. A single employee is not allowed to complete each and every stage of a cash transfer, but rather only specific parts of the whole procedure. Only the finance department is authorized to make cash transfers. Within the finance department, the roles for payment approval, payment execution, record keeping, and auditing are segregated to minimize risk.

Our PRC Subsidiaries are permitted to pay dividends only out of their retained earnings. However, each of our PRC Subsidiaries is required to set aside at least 10% of its after-tax profits each year, after making up for previous year’s accumulated losses, if any, to fund certain statutory reserves, until the aggregate amount of such funds reaches 50% of its registered capital. This portion of our PRC Subsidiaries’ respective net assets are prohibited from being distributed to their shareholders as dividends. See “Regulation — Regulations on Dividend Distributions.” However, none of our subsidiaries has made any dividends or other distributions to our holding company or any U.S. investors as of the date of this prospectus. See also “Risk Factors — Risks Related to Doing Business in China — We rely on dividends and other distributions on equity paid by our subsidiaries to fund offshore cash and financing requirements and any limitation on the ability of our PRC Subsidiaries to make remittance to pay dividends to us could limit our ability to access cash generated by the operations of those entities” on page 32.

Summary of Risks Affecting Our Company

Our business is subject to multiple risks and uncertainties, as more fully described in “Risk Factors” and elsewhere in this prospectus. We urge you to read “Risk Factors” and this prospectus in full. Our principal risks may be summarized as follows:

Risks Related to Doing Business in China

We are subject to risks and uncertainties relating to doing business in China in general, including, but are not limited to, the following:

•        The CSRC has recently released the Trial Measures for China-based companies seeking to conduct overseas offering and listing in foreign markets. Under the Trial Measures, the PRC government exerts more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers, which could significantly limit or completely hinder our ability to offer or continue to offer our securities to investors and could cause the value of our Class A ordinary shares to significantly decline or such shares to become worthless. See “Risk Factors — Risks Related to Doing Business in China — The CSRC has recently released the Trial Measures for China-based companies seeking to conduct overseas offering and listing in foreign markets. Under the Trial Measures, the PRC government exerts more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers, which could significantly limit or completely hinder our ability to offer or continue to offer our securities to investors and could cause the value of our Class A ordinary shares to significantly decline or such shares to become worthless.” beginning on page 21;

•        Changes in the political and economic policies of the PRC government or in relations between China and the United States may materially and adversely affect our business, financial condition and results of operations and may result in our inability to sustain our growth and expansion strategies. See “Risk Factors — Risks Related to Doing Business in China — Changes in the political and economic policies of the PRC government or in relations between China and the United States may materially and adversely affect our business, financial condition and results of operations and may result in our inability to sustain our growth and expansion strategies.” beginning on page 22;

•        Uncertainties exist with respect to how the PRC Foreign Investment Law may impact the viability of our current corporate structure and operations. See “Risk Factors — Risks Related to Doing Business in China — Uncertainties exist with respect to how the PRC Foreign Investment Law may impact the viability of our current corporate structure and operations.” beginning on page 23;

•        The PRC government exerts substantial influence over the manner in which we conduct our business activities. The PRC government may also intervene or influence our operations at any time or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, such as us, which could result in a material change in our operations and our Class A ordinary shares could decline in value or become worthless. See “Risk Factors — Risks Related to Doing Business in China — The PRC government exerts substantial influence over the manner in which we conduct our business activities. The PRC government may also intervene or influence our operations at any time or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, such as us, which could result in a material change in our operations and our Class A ordinary shares could decline in value or become worthless.” beginning on page 24;

•        The rules and regulations in China can change quickly with short notice and uncertainties in the interpretation and enforcement of PRC laws, rules and regulations could limit the legal protections available to you and us. See “Risk Factors — The rules and regulations in China can change quickly with short notice and uncertainties in the interpretation and enforcement of PRC laws, rules and regulations could limit the legal protections available to you and us.” beginning on page 24;

•        To the extent cash or assets in our business are in mainland China or Hong Kong or a mainland China or Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of mainland China or Hong Kong in the event of any interventions in or the imposition of restrictions and limitations on the ability of our company and our subsidiaries by the PRC government to transfer cash or assets, which may materially and adversely affect our business, financial condition and results of operations and may result in our inability to sustain our growth and expansion strategies. See “Risk Factors — Risks Related to Doing Business in China — To the extent cash or assets in our business are in mainland China or Hong Kong or a mainland China or Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of mainland China or Hong Kong in the event of any interventions in or the imposition of restrictions and limitations on the ability of our company and our subsidiaries by the PRC government to transfer cash or assets, which may materially and adversely affect our business, financial condition and results of operations and may result in our inability to sustain our growth and expansion strategies.” beginning on page 25;

•        You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us or our management named in the prospectus based on foreign laws. See “Risk Factors — Risks Related to Doing Business in China — You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us or our management named in the prospectus based on foreign laws.” beginning on page 26;

•        Any requirement to obtain prior approval under the M&A Rules and/or any other regulations promulgated by relevant PRC regulatory agencies in the future could delay this offering and failure to obtain any such approvals, if required, could have a material adverse effect on our business, operating results and reputation as well as the trading price of our Class A ordinary shares, and could also create uncertainties for this offering and affect our ability to offer or continue to offer securities to investors outside China. See “Risk Factors — Risks Related to Doing Business in China — Any requirement to obtain prior approval under the M&A Rules and/or any other regulations promulgated by relevant PRC regulatory agencies in the future could delay this offering and failure to obtain any such approvals, if required, could have a material adverse effect on our business, operating results and reputation as well as the trading price of our Class A ordinary shares, and could also create uncertainties for this offering and affect our ability to offer or continue to offer securities to investors outside China.” beginning on page 27;

•        PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay us from using the proceeds of this offering to make loans or additional capital contributions to our PRC Subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business. See “Risk Factors — Risks Related to Doing Business in China — PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay us from using the proceeds of this offering to make loans or additional capital contributions to our PRC Subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business” beginning on page 31;

•        We rely on dividends and other distributions on equity paid by our subsidiaries to fund offshore cash and financing requirements and any limitation on the ability of our PRC Subsidiaries to transfer cash out of China and/or make remittance to pay dividends to us could limit our ability to access cash generated by the operations of those entities. See “Risk Factors — Risks Related to Doing Business in China — We rely on dividends and other distributions on equity paid by our subsidiaries to fund offshore cash and financing requirements and any limitation on the ability of our PRC Subsidiaries to transfer cash out of China and/or make remittance to pay dividends to us could limit our ability to access cash generated by the operations of those entities.” beginning on page 32; and

•        Our Class A ordinary shares may be delisted under the HFCA Act if the PCAOB is unable to inspect our auditor. The delisting of our Class A ordinary shares, or the threat of their being delisted, may materially and adversely affect the value of your investment. See “Risk Factors — Risks Related to Doing Business in China — Our Class A ordinary shares may be delisted under the HFCA Act if the PCAOB is unable to inspect our auditor. The delisting of our Class A ordinary shares, or the threat of their being delisted, may materially and adversely affect the value of your investment.” beginning on page 35.

Risks Related to Our Business and Industry

Risks and uncertainties related to our business and industry include, but are not limited to, the following:

•        We are a company with a limited operating history and financial track record in the emerging and fast-evolving autonomous driving industry, which involves significant risks and uncertainties. See “Risk Factors — Risks Related to Our Business and Industry — We are a company with a limited operating history and financial track record in the emerging and fast-evolving autonomous driving industry, which involves significant risks and uncertainties.” beginning on page 37;

•        We operate in an emerging market, which makes it difficult to evaluate our business and prospects. If markets for commercial cleaning robots develop more slowly than we expect, and demand are slower than we expect, our operating results and growth prospects could be harmed. See “Risk Factors — Risks Related to Our Business and Industry — We operate in an emerging market, which makes it difficult to evaluate our business and prospects. If markets for commercial cleaning robots develop more slowly than we expect, and demand are slower than we expect, our operating results and growth prospects could be harmed.” beginning on page 38;

•        We operate in an emerging industry that is subject to rapid technological change and will experience increasing competition. See “Risk Factors — Risks Related to Our Business and Industry — We operate in an emerging industry that is subject to rapid technological change and will experience increasing competition.” beginning on page 38;

•        Our business plans require a significant amount of capital. Future capital needs may require us to sell additional equity or debt securities that may dilute or subordinate the rights of our shareholders. See “Risk Factors — Risks Related to Our Business and Industry — Our business plans require a significant amount of capital. Future capital needs may require us to sell additional equity or debt securities that may dilute or subordinate the rights of our shareholders.” beginning on page 38;

•        Our operating history may not be indicative of our future growth or financial results and we may not be able to sustain our historical growth rates. See “Risk Factors — Risks Related to Our Business and Industry — Our operating history may not be indicative of our future growth or financial results and we may not be able to sustain our historical growth rates.” beginning on page 39;

•        Our future results and competitive position are dependent on the successful development of new product offerings and improvement of existing product offerings, which are subject to a number of difficulties and uncertainties. See “Risk Factors — Risks Related to Our Business and Industry — Our future results and competitive position are dependent on the successful development of new product offerings and improvement of existing product offerings, which are subject to a number of difficulties and uncertainties.” beginning on page 39;

•        We have limited experience in operating our commercial cleaning robots in a variety of applications. Unforeseen safety issues with our products could result in injuries to people which could result in adverse effects on our business and reputation. See “Risk Factors — Risks Related to Our Business and Industry — We have limited experience in operating our commercial cleaning robots in a variety of applications. Unforeseen safety issues with our products could result in injuries to people which could result in adverse effects on our business and reputation.” beginning on page 39;

•        Failure to maintain the quality of our products could have a material and adverse effect on our reputation, financial condition, and results of operations. See “Risk Factors — Risks Related to Our Business and Industry — Failure to maintain the quality of our products could have a material and adverse effect on our reputation, financial condition, and results of operations.” beginning on page 39;

•        Our business, financial condition and results of operations may be materially and adversely affected if we are unable to attract and retain customers and maintain satisfactory customer experience. See “Risk Factors — Risks Related to Our Business and Industry — Our business, financial condition and results of operations may be materially and adversely affected if we are unable to attract and retain customers and maintain satisfactory customer experience.” beginning on page 40;

•        We are exposed to fluctuations in the supply of, or demand for, primarily chips, inlays, sensors, batteries and other components, and also chemical and plastic raw materials, inside and outside of China, along with the conditions underlying such fluctuations, which could adversely affect the trading volume and price of our products. See “Risk Factors — Risks Related to Our Business and Industry — We are exposed to fluctuations in the supply of, or demand for, primarily chips, inlays, sensors, batteries and other components, and also chemical and plastic raw materials, inside and outside of China, along with the conditions underlying such fluctuations, which could adversely affect the trading volume and price of our products.” beginning on page 43;

•        We are heavily dependent on our key suppliers on the supply of certain products and raw materials, the loss of which could adversely affect our business, financial condition and results of operations. See “Risk Factors — Risks Related to Our Business and Industry — We are heavily dependent on our key suppliers on the supply of certain products and raw materials, the loss of which could adversely affect our business, financial condition and results of operations.” beginning on page 41;

•        We are heavily dependent on our key customers. If we fail to acquire new customers or retain existing customers in a cost-effective manner, our business, financial condition and results of operations may be materially and adversely affected. See “Risk Factors — Risks Related to Our Business and Industry — We are heavily dependent on our key customers. If we fail to acquire new customers or retain existing customers in a cost-effective manner, our business, financial condition and results of operations may be materially and adversely affected.” beginning on page 41;

•        A significant interruption in the operations of our suppliers and other business partners could potentially disrupt our operations. See “Risk Factors — Risks Related to Our Business and Industry — A significant interruption in the operations of our suppliers and other business partners could potentially disrupt our operations.” beginning on page 42;

•        Our inability to pass on price increases for raw materials to our customers could adversely affect our results of operations. See “Risk Factors — Risks Related to Our Business and Industry — Our inability to pass on price increases for raw materials to our customers could adversely affect our results of operations” beginning on page 42;

•        Components used in our sensors may fail as a result of manufacturing, design or other defects over which we have no control and render our devices permanently inoperable. See “Risk Factors — Risks Related to Our Business and Industry — Components used in our sensors may fail as a result of manufacturing, design or other defects over which we have no control and render our devices permanently inoperable.” beginning on page 42;

•        Our commercial cleaning robots are highly technical and could be vulnerable to hardware errors or software bugs, which may harm our reputation and our business. See “Risk Factors — Risks Related to Our

Business and Industry — Our commercial cleaning robots are highly technical and could be vulnerable to hardware errors or software bugs, which may harm our reputation and our business.” beginning on page 42;

•        We are exposed to fluctuations in the supply of, or demand for, primarily chips, inlays, sensors, batteries and other components, and also chemical and plastic raw materials, inside and outside of China, along with the conditions underlying such fluctuations, which could adversely affect the trading volume and price of our products. See “Risk Factors — Risks Related to Our Business and Industry — We are exposed to fluctuations in the supply of, or demand for, primarily chips, inlays, sensors, batteries and other components, and also chemical and plastic raw materials, inside and outside of China, along with the conditions underlying such fluctuations, which could adversely affect the trading volume and price of our products.” beginning on page 43;

•        Changes in U.S. and international trade policies, particularly with regard to China, and the ongoing trade war between China and the United States, may adversely impact our business and operating results. See “Risk Factors — Risks Related to Our Business and Industry — Changes in U.S. and international trade policies, particularly with regard to China, and the ongoing trade war between China and the United States, may adversely impact our business and operating results.” beginning on page 48;

•        We have limited insurance coverage, which could expose us to significant costs and business disruptions. See “Risk Factors — Risks Related to Our Business and Industry — We have limited insurance coverage, which could expose us to significant costs and business disruptions.” beginning on page 50;

•        We have identified material weaknesses in our internal control over financial reporting. If we do not adequately remediate the material weaknesses, or if we experience additional material weaknesses in the future or otherwise fail to maintain effective internal controls, we may not be able to accurately or timely report our financial condition or results of operations, or comply with the accounting and reporting requirements applicable to public companies, which may adversely affect investor confidence in us and the market price of our Class A ordinary shares. See “Risk Factors — Risks Related to Our Business and Industry — We have identified material weaknesses in our internal control over financial reporting. If we do not adequately remediate the material weaknesses, or if we experience additional material weaknesses in the future or otherwise fail to maintain effective internal controls, we may not be able to accurately or timely report our financial condition or results of operations, or comply with the accounting and reporting requirements applicable to public companies, which may adversely affect investor confidence in us and the market price of our Class A ordinary shares.” beginning on page 50;

•        We will be a “controlled company” as defined under the Nasdaq Listing Rules. Although we do not intend to rely on the “controlled company” exemption under the Nasdaq Listing Rules, we could elect to rely on this exemption in the future and you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements. See “Risk Factors — Risks Related to Our Business and Industry — We will be a ‘controlled company’ as defined under the Nasdaq Listing Rules. Although we do not intend to rely on the ‘controlled company’ exemption under the Nasdaq Listing Rules, we could elect to rely on this exemption in the future and you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.” beginning on page 59.

Risks Related to this Offering and Ownership of our Class A Ordinary Shares

In addition to the risks and uncertainties described above, we are subject to risks relating to Class A ordinary shares and this offering, including, but not limited to, the following:

•        An active trading market for our Class A ordinary shares may not develop and the trading price for our Class A ordinary shares may fluctuate significantly. See “Risk Factors — Risks Related to this Offering and Ownership of our Class A ordinary shares — There is no active trading market for our Class A ordinary shares and there can be no assurance any market will develop or that the trading price will not decline below the price paid by investors.” beginning on page 54;

•        Nasdaq may apply additional and more stringent criteria for our initial and continued listing because we plan to have a small public offering and insiders will hold a large portion of our listed securities. See “Risk Factors — Risks Related to this Offering and Ownership of our Class A ordinary shares — Nasdaq may apply additional and more stringent criteria for our initial and continued listing because we plan to have a small public offering and insiders will hold a large portion of our listed securities” beginning on page 54;

•        The trading price of our Class A ordinary shares may be volatile, which could result in substantial losses to investors. See “Risk Factors — Risks Related to this Offering and Ownership of our Class A ordinary shares — The trading price of our Class A ordinary shares may be volatile, which could result in substantial losses to investors” beginning on page 55;

•        Certain recent initial public offerings of companies with public floats comparable to our anticipated public float have experienced extreme volatility that was seemingly unrelated to the underlying performance of the respective company. We may experience similar volatility, which may make it difficult for prospective investors to assess the value of our Class A ordinary shares. See “Risk Factors — Risks Related to this Offering and Ownership of Class A ordinary shares — Certain recent initial public offerings of companies with public floats comparable to our anticipated public float have experienced extreme volatility that was seemingly unrelated to the underlying performance of the respective company. We may experience similar volatility, which may make it difficult for prospective investors to assess the value of our Class A ordinary shares” beginning on page 55;

•        Because the initial public offering price is substantially higher than the pro forma net tangible book value per share, you will experience immediate and substantial dilution. See “Risk Factors — Risks Related to this Offering and Ownership of our Class A ordinary shares — Because the initial public offering price is substantially higher than the pro forma net tangible book value per share, you will experience immediate and substantial dilution” beginning on page 56;

•        The amended and restated memorandum and articles of association contain anti-takeover provisions that could have a material adverse effect on the rights of holders of our Class A ordinary shares. See “Risk Factors — Risks Related to this Offering and Ownership of our Class A Ordinary Shares — The amended and restated memorandum and articles of association contain anti-takeover provisions that could have a material adverse effect on the rights of holders of our Class A ordinary shares.” beginning on page 57;

•        Our dual-class share structure with different voting rights will limit your ability to influence corporate matters and could discourage potential acquirors from pursuing any change of control transactions that holders of our Class A ordinary shares may view as beneficial. See “Risk Factors — Risks Related to this Offering and Ownership of our Class A Ordinary Shares — Our dual-class share structure with different voting rights will limit your ability to influence corporate matters and could discourage potential acquirors from pursuing any change of control transactions that holders of our Class A ordinary shares may view as beneficial.” beginning on page 58; and

•        Our dual-class voting structure may render the Class A ordinary shares ineligible for inclusion in certain stock market indices, and thus adversely affect the trading price and liquidity of the Class A ordinary shares. See “Risk Factors — Risks Related to this Offering and Ownership of our Class A Ordinary Shares — Our dual-class voting structure may render the Class A ordinary shares ineligible for inclusion in certain stock market indices, and thus adversely affect the trading price and liquidity of the Class A Ordinary Shares” beginning on page 58.

Regulatory Developments in China

The PRC government has initiated a series of regulatory actions and made a number of public statements on the regulation of business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas, adopting new measures to extend the scope of cybersecurity reviews, and expanding efforts in anti-monopoly enforcement.

Among other things, the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “M&A Rules”) and the Anti-Monopoly Law of the People’s Republic of China promulgated by the SCNPC which was recently amended on June 24, 2022 and came into effect on August 1, 2022 (“Anti-Monopoly Law”), established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time-consuming and complex. Such regulation requires, among other things, that the Ministry of Commerce of the People’s Republic of China (the “MOFCOM”) be notified in advance of any change-of-control transaction in which a foreign investor acquires control of a PRC domestic enterprise or a foreign company with substantial PRC operations, if certain thresholds under the Provisions of the State Council on the Standard for Declaration of Concentration of Business Operators, issued by the State Council in 2008 and last amended in 2018, are triggered. Moreover, the Anti-Monopoly Law requires that transactions which involve the national security, the examination on the national security shall also be conducted according to the relevant provisions of the Measures for the Safety Examination of Foreign Investment. In addition, the PRC Measures for the Security Review of Foreign Investment which became effective in January 2021 require acquisitions by foreign investors of PRC companies engaged in military-related or certain other industries that are crucial to national security be subject to security review before consummation of any such acquisition.

On July 6, 2021, the relevant PRC government authorities made public the Opinions on Strictly Cracking Down Illegal Securities Activities in Accordance with the Law. These opinions emphasized the need to strengthen the administration over illegal securities activities and the supervision on overseas listings by China-based companies and proposed to take effective measures, such as promoting the construction of relevant regulatory systems to deal with the risks and incidents faced by China-based overseas-listed companies. Pursuant to the Opinions, Chinese regulators are required to accelerate rulemaking related to the overseas issuance and listing of securities, and update the existing laws and regulations related to data security, cross-border data flow, and management of confidential information. Numerous regulations, guidelines and other measures are expected to be adopted under the umbrella of or in addition to the Cybersecurity Law of the People’s Republic of China (the “Cybersecurity Law”), which were promulgated on November 7, 2016 and became effective on June 1, 2017, and Data Security Law of the People’s Republic of China (the “Data Security Law”), which were promulgated on June 10, 2021 and became effective on September 1, 2021. See “Risk Factors — Risks Related to Doing Business in China — Any requirement to obtain prior approval under the M&A Rules and/or any other regulations promulgated by relevant PRC regulatory agencies in the future could delay this offering and failure to obtain any such approvals, if required, could have a material adverse effect on our business, operating results and reputation as well as the trading price of our Class A ordinary shares, and could also create uncertainties for this offering and affect our ability to offer or continue to offer securities to investors outside China” on page 27.

In addition, on July 10, 2021, the Cyberspace Administration of China (the “CAC”) issued the Measures for Cybersecurity Review (Revision Draft for Comments) for public comments, which propose to authorize the relevant government authorities to conduct cybersecurity review on a range of activities that affect or may affect national security, including listings in foreign countries by companies that possess the personal data of more than one million users. On December 28, 2021, the Measures for Cybersecurity Review (2021 version) which were promulgated and became effective on February 15, 2022, provide that any “online platform operators” controlling personal information of more than one million users which seeks to list in a foreign stock exchange should also be subject to cybersecurity review. The Measures for Cybersecurity Review (2021 version), further list the factors to be considered when assessing the national security risks of the relevant activities, including, among others, (i) the risk of core data, important data or a large amount of personal information being stolen, leaked, destroyed, and illegally used or exited the country; and (ii) the risk of critical information infrastructure, core data, important data or a large amount of personal information being affected, controlled, or maliciously used by foreign governments after listing abroad. The CAC has said that under the new rules, companies holding data on more than 1,000,000 users must now apply for cybersecurity approval when seeking listings in other nations because of the risk that such data and personal information could be “affected, controlled, and maliciously exploited by foreign governments.” The cybersecurity review will also look into the potential national security risks from overseas IPOs.

On July 7, 2022, the CAC promulgated the Data Outbound Transfer Security Assessment Measures (the “Security Assessment Measures”), which became effective on September 1, 2022. The Security Assessment Measures provide that, among others, data processors shall apply to competent authorities for security assessment when (1) the data processors transferring important data abroad; (2) a critical information infrastructure operator and personal information processor that has processed personal information of more than one million people, transferring personal information abroad; (3) a data processor who has provided personal information of 100,000 individuals or sensitive personal information of 10,000 individuals to overseas recipients, in each case as calculated cumulatively, since January 1 of the last year, and (4) other circumstances where the security assessment of data cross-border transfer is required as prescribed by the CAC.

Mobile internet applications and the internet application store are specifically regulated by the Administrative Provisions on Mobile Internet Application Information Services (the “Mobile Application Administrative Provisions”) which were promulgated by the CAC on June 28, 2016, effective on August 1, 2016 and lastly amended on June 14, 2022 and effective on August 1, 2022. Pursuant to the Mobile Application Administrative Provisions, application information service providers shall obtain the relevant qualifications prescribed by laws and regulations, strictly implement their information content administrator responsibilities and carry out certain duties, including authenticate the real identity information of users, establish and complete information content inspection and management mechanisms, fulfill the data security protection obligations and regulate personal information processing activities. Furthermore, internet application information service providers shall sign service agreements with registered users, to determinate both sides’ rights and obligations.

The promulgation of the above-mentioned laws and regulations indicates heightened regulatory scrutiny from PRC regulatory authorities in areas such as data security and personal information protection.

In the opinion of Beijing Dacheng Law Offices, LLP (Shanghai), our PRC legal counsel, neither Kokobots nor any of its PRC Subsidiaries is subject to the cybersecurity review, reporting or other permission requirements by the CAC under the applicable PRC cybersecurity laws and regulations with respect to the offering of Kokobots’ securities or the business operations of Kokobots’ PRC Subsidiaries, because neither Kokobots nor any of its PRC Subsidiaries qualifies as a critical information infrastructure operator or has conducted any data processing activities that affect or may affect national security or holds personal information of more than one million users. As of the date of this prospectus, neither Kokobots nor any of its PRC Subsidiaries has been required by any PRC governmental authority to apply for cybersecurity review, nor has Kokobots or any of its PRC Subsidiaries received any inquiry, notice, warning, sanction in such respect or been denied permission from any PRC regulatory authority to list on U.S. exchanges.

On February 17, 2023, the CSRC released the Trial Measures, effective on March 31, 2023. The Trial Measures apply to overseas securities offerings and/or listings conducted by (i) companies incorporated in the PRC (“PRC domestic companies”), directly and (ii) companies incorporated overseas with operations primarily in the PRC and valued on the basis of interests in PRC domestic companies (the “indirect offerings”). An equity or equity linked securities offering by an overseas company will be deemed an indirect offering if (i) more than 50% of such overseas company’s consolidated revenues, profit, total assets or net assets that are derived from its audited consolidated financial statements for the most recently completed fiscal year are attributable to PRC domestic companies, and (ii) any of the following three circumstances applies: its operations are carried out in the PRC; its principal places of business are located in the PRC; or the majority of the senior management members in charge of operation and management are PRC citizens or residents. The determination will be made on the basis of “substance over form.” The Trial Measures requires (1) the filings of the overseas offering and listing plan by the PRC domestic companies with the CSRC within three business days after the relevant application is submitted overseas regulatory authorities or stock exchanges, and (2) the filing of their underwriters with the CSRC within ten business days after signing its first engagement agreement for such business and the submission of an annual report on its business activities in the previous year associated with the overseas securities offering and listing by PRC domestic companies to the CSRC no later than January 31 of each year.

On the same day, the CSRC also held a press conference for the release of the Trial Measures and issued the Notice on Overseas Filing, which, among others, clarifies that: (i) on or prior to the effective date of the Trial Measures, the PRC domestic companies that have already submitted valid applications for overseas offering and listing but have not obtained approval from overseas regulatory authorities or stock exchanges may reasonably arrange the timing for submitting their filing applications with the CSRC, and should complete the filing before the completion of their overseas offering and listing; (ii) a six-month transition period will be granted to PRC domestic companies which, prior to the effective date of the Trial Measures, have already obtained the approval from overseas regulatory authorities or stock exchanges (such as the completion of registration in the market of the United States), but have not completed the indirect overseas listing; and follow-on offerings of such companies will need to comply with the Trial Measures.

In the opinion of our PRC counsel, Beijing Dacheng Law Offices, LLP (Shanghai), as our PRC Subsidiaries accounted for more than 50% of our consolidated revenues, profit, total assets or net assets for the fiscal year ended June 30, 2024, and substantially all of our operations are carried out in the PRC, this offering will be considered an indirect offering and we are subject to the filing requirements under the Trial Measures. We have submitted our filings with the CSRC in connection with this offering and such filings are under review by the CSRC as of the date of this prospectus. However, since the Trial Measures were newly promulgated, its interpretation, application and enforcement remain unclear. It is uncertain whether we could complete the filing procedure in a compliant and timely manner, or at all.

According to the Trial Measures, where a domestic company fails to fulfill filing procedure or in violation of the provisions as stipulated above, in respect of its overseas offering and listing, the CSRC shall order rectification, issue warnings to such domestic company, and impose a fine ranging from RMB1,000,000 to RMB10,000,000. Also the directly responsible person-in-charge and other directly responsible persons of such domestic company may be warned and imposed fines ranging from RMB500,000 to RMB5,000,000, and the controlling shareholders and the actual controllers of such domestic company that organize or instruct the aforementioned violations, or conceals the relevant matters leading to the occurrence of the aforementioned violations, shall be imposed fines, ranging from RMB1,000,000 to RMB10,000,000.

The Trial Measures may subject us to additional compliance requirement in the future, and we cannot assure you that we will be able to get the clearance of filing procedures under the Trial Measures on a timely basis, or at all. Any actions by the PRC government to exert more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers or any failure of us to fully comply with new regulatory requirements may significantly limit or completely hinder our ability to offer or continue to offer our securities, cause significant disruption to our business operations, and severely damage our reputation, which would materially and adversely affect our financial condition and results of operations and cause our Class A ordinary shares to significantly decline in value or become worthless.

In the opinion of our PRC counsel, Beijing Dacheng Law Offices, LLP (Shanghai), as of the date of this prospectus, except for those licenses and permissions held by our PRC Subsidiaries set forth in the table below under “— Regulatory Permissions” and the filing requirements of the CSRC under the Trial Measures, neither Kokobots nor any of its subsidiaries is currently required to obtain regulatory approvals or permissions from the CSRC, the CAC, or any other relevant PRC regulatory authorities for their business operations, our offering (including the sales of securities to foreign investors) and our listing in the U.S. under any existing PRC law, regulations or rules, nor have we received any inquiry, notice, warning, sanctions or regulatory objection to our business operations, our offering and listing in the U.S. from the CSRC, the CAC, or other PRC regulatory authorities. We have been closely monitoring regulatory developments in China regarding any necessary approvals from the CSRC, the CAC or other PRC regulatory authorities required for our business operations and overseas listings, including this offering.

However, there remains uncertainty as to the enactment, interpretation and implementation of regulatory requirements related to overseas securities offerings and other capital markets activities. The PRC government may take actions to exert more oversight and control over offerings by China-based issuers conducted overseas and/or foreign investment in such companies, which could significantly limit or completely hinder our ability to offer or continue to offer securities to investors outside China and cause the value of our securities to significantly decline or become worthless. If it is determined in the future that additional approval or permissions of the CSRC, the CAC or any other regulatory authority is required for the business operations and this offering and we do not receive or maintain the approvals or permissions, or we inadvertently conclude that such approvals or permissions are not required, or applicable laws, regulations, or interpretations change such that we are required to obtain approvals or permissions in the future, we may be subject to investigations by competent regulators, fines or penalties, ordered to suspend our relevant operations and rectify any non-compliance, limit our ability to pay dividends outside of China, delay or restrict the repatriation of the proceeds from this offering into China or take other actions prohibited from engaging in relevant business or conducting any offering, and these risks could result in a material adverse change in our operations, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless.

The CSRC, the CAC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to halt this offering before settlement and delivery of our Class A ordinary shares. Consequently, if you engage in market trading or other activities in anticipation of and prior to settlement and delivery, you do so at the risk that settlement and delivery may not occur. See “Risk Factors — Risks Related to Doing Business in China — Any requirement to obtain prior approval under the M&A Rules and/or any other regulations promulgated by relevant PRC regulatory agencies in the future could delay this offering and failure to obtain any such approvals, if required, could have a material adverse effect on our business, operating results and reputation as well as the trading price of our Class A ordinary shares, and could also create uncertainties for this offering and affect our ability to offer or continue to offer securities to investors outside China” on page 27 and “Risk Factors — Risks Related to Doing Business in China — The PRC government exerts substantial influence over the manner in which we conduct our business activities. The PRC government may also intervene or influence our operations at any time or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, such as us, which could result in a material change in our operations and our Class A ordinary shares could decline in value or become worthless.” on page 24.

Regulatory Permissions

As of the date of this prospectus, we and our PRC Subsidiaries have received from PRC authorities all requisite licenses, permissions or approvals needed to engage in the businesses currently conducted in China, and no permission or approval has been denied. Such licenses and permissions include Business License, Record-filing of Foreign Trade Operators, Registration of Consignor or Consignee of Imported or Exported Goods and Hi-tech Enterprise Certificate. The following table provides details on the licenses and permissions held by our PRC Subsidiaries.

Company	License/Permission	Issuing Authority	Validity
Shanghai Evertrend	Business License	Shanghai Municipal Market Supervision Administration	From March 17, 2011 with no fixed term
	Record-filing of Foreign Trade Operators	Record Filing and Registration Organs for Foreign Trade Business Operators	From December 4, 2019 with no fixed term
	Registration of Consignor or Consignee of Imported or Exported Goods	China International Trade Single Window	From July 11, 2024 with no fixed term
	Hi-tech Enterprise Certificate	Shanghai Municipal Science and Technology Commission Shanghai Municipal Bureau of Finance Shanghai Taxation Bureau, State Administration of Taxation	December 25, 2025 to December 24, 2028 (currently within public notification period)
Maolv Kuaipao (Shanghai) Robots Co., Ltd.	Business License	Shanghai Baoshan District Market Supervision Administration	From October 26, 2023 with no fixed term
Jingbao Intelligent Robot (Taizhou) Co., Ltd.	Business License	Taizhouwan New Area Branch, Taizhou Municipal Market Supervision Administration	From October 14, 2021 with no fixed term
Dingyuan Electronics (Huai’an) Co., Ltd.	Business License	Administrative Approval Bureau of Huai’an Economic and Technological Development Zone	From September 6, 2017 with no fixed term
Kokobots LLC	Business License	Shanghai Baoshan District Market Supervision Administration	From August 23, 2016 with no fixed term
	Registration of Consignor or Consignee of Imported or Exported Goods	China International Trade Single Window	From July 11, 2024 with no fixed term

Company	License/Permission	Issuing Authority	Validity
Jingbao Intelligent Robot (Nantong) Co., Ltd.	Business License	Administrative Approval Bureau of Nantong High-tech Industrial Development Zone	From November 23, 2021 with no fixed term
Shanghai Rongqiankuai Intelligent Technology Co., Ltd.	Business License	Shanghai Baoshan District Market Supervision Administration	From November 11, 2024 with no fixed term
Shanghai Kekuruizhan Intelligent Technology Co., Ltd.	Business License	Shanghai Municipal Market Supervision Administration	From November 5, 2024 with no fixed term
Shanghai Xinyongli Technology Co., Ltd	Business License	Shanghai Baoshan District Market Supervision Administration	From September 19, 2025 with no fixed term

In the opinion of our PRC counsel, Beijing Dacheng Law Offices, LLP (Shanghai), except for the overseas listing filing requirements from the CSRC as required by the Trial Measures, neither we nor any of our PRC Subsidiaries is currently required to obtain regulatory approval from Chinese authorities before listing in the U.S. under any existing PRC law, regulations or rules, including from the CSRC, CAC, or any other relevant Chinese regulatory agencies that is required for our operations or this offering (including offering securities to foreign investors). As of the date of this prospectus, we have not received any inquiry, notice, warning, sanctions or regulatory objection to this offering from the CSRC, CAC or other PRC governmental authorities.

However, there remains uncertainty as to the enactment, interpretation and implementation of regulatory requirements related to overseas securities offerings and other capital markets activities. If it is determined in the future that the approval of the CSRC, the CAC or any other regulatory authority is required for our operations or this offering, we may face sanctions by the CSRC, the CAC or other PRC regulatory agencies. These regulatory agencies may impose fines and penalties on our operations in China, limit our ability to pay dividends outside of China, limit our operations in China, delay or restrict the repatriation of the proceeds from this offering into China or take other actions that could have a material adverse effect on our business, financial condition, results of operations and prospects, as well as the trading price of our securities. See “Risk Factors — Risks Related to Doing Business in China — Any requirement to obtain prior approval under the M&A Rules and/or any other regulations promulgated by relevant PRC regulatory agencies in the future could delay this offering and failure to obtain any such approvals, if required, could have a material adverse effect on our business, operating results and reputation as well as the trading price of our Class A ordinary shares, and could also create uncertainties for this offering and affect our ability to offer or continue to offer securities to investors outside China” on page 27. Furthermore, the PRC government may take actions to exert more oversight and control over offerings by China based issuers conducted overseas and/or foreign investment in such companies, which could significantly limit or completely hinder our ability to offer or continue to offer securities to investors outside China and cause the value of our securities to significantly decline or become worthless. See “Risk Factors — Risks Related to Doing Business in China — The PRC government exerts substantial influence over the manner in which we conduct our business activities. The PRC government may also intervene or influence our operations at any time or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, such as us, which could result in a material change in our operations and our Class A ordinary shares could decline in value or become worthless” on page 24.

We believe that, as our Hong Kong subsidiary is a holding company with no business operations since its incorporation, neither our Hong Kong subsidiary is currently required to obtain regulatory approval from the Hong Kong government for our overseas listing plan in the U.S., nor is our Hong Kong subsidiary required to obtain any specific license or permission for its incorporation and activities in Hong Kong, other than a general business registration certificate, which is current as of the date of this prospectus.

The Holding Foreign Companies Accountable Act

Pursuant to the HFCA Act, which was enacted on December 18, 2020 and further amended by the Consolidated Appropriations Act, 2023, signed into law on December 29, 2022, if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspections by the PCAOB, for two consecutive years, the SEC will prohibit our shares from being traded on a national securities exchange or in the over-the-counter trading market in the United States. On December 16, 2021, the PCAOB issued a report to notify the SEC of its determination that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong. On December 15, 2022, the PCAOB issued a report that vacated its December 16, 2021 determination and removed mainland China and Hong Kong from the list of jurisdictions where it is unable to inspect or investigate completely registered public accounting firms. Each year, the PCAOB will determine whether it can inspect and investigate completely audit firms in mainland China and Hong Kong, among other jurisdictions. If the PCAOB determines in the future that it no longer has full access to inspect and investigate completely accounting firms in mainland China and Hong Kong and we use an accounting firm headquartered in one of these jurisdictions to issue an audit report on our financial statements filed with the SEC, we would be identified as a Commission-Identified Issuer following the filing of the annual report on Form 20-F for the relevant fiscal year. There can be no assurance that we would not be identified as a Commission-Identified Issuer for any future fiscal year, and if we were so identified for two consecutive years, we would become subject to the prohibition on trading under the HFCA Act. See “Risk Factors — Risks Related to Doing Business in China — Our Class A ordinary shares may be delisted under the HFCA Act if the PCAOB is unable to inspect our auditor. The delisting of our Class A ordinary shares, or the threat of their being delisted, may materially and adversely affect the value of your investment.” on page 35.

Implications of Being an Emerging Growth Company

We had less than $1.235 billion in revenue during our last fiscal year. As a result, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and may take advantage of reduced public reporting requirements. These provisions include, but are not limited to:

•        being permitted to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in our filings with the SEC;

•        not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting;

•        reduced disclosure obligations regarding executive compensation in periodic reports, proxy statements and registration statements; and

•        exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the date of the first sale of our Class A ordinary shares pursuant to this offering. However, if certain events occur before the end of such five-year period, including if we become a “large accelerated filer,” if our annual gross revenues exceed $1.235 billion or if we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company before the end of such five-year period.

Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”), for complying with new or revised accounting standards. We have elected to take advantage of this extended transition period.

Implications of Being a Foreign Private Issuer

Upon consummation of this offering, we will report under the Exchange Act, as a non-U.S. company with “foreign private issuer” status. Even after we no longer qualify as an emerging growth company, so long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act and the rules thereunder that are applicable to U.S. domestic public companies, including:

•        the rules under the Exchange Act that require U.S. domestic public companies to issue financial statements prepared under U.S. GAAP;

•        the sections of the Exchange Act that regulate the solicitation of proxies, consents or authorizations in respect of any securities registered under the Exchange Act;

•        the sections of the Exchange Act that require insiders to file public reports of their share ownership and trading activities and that impose liability on insiders who profit from trades made in a short period of time; and

•        the rules under the Exchange Act that require the filing with the SEC of quarterly reports on Form 10-Q, containing unaudited financial and other specified information, and current reports on Form 8-K, upon the occurrence of specified significant events.

We will file with the SEC, within four months after the end of each fiscal year (or such other reports required by the SEC), an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of our executive officers or directors are U.S. citizens or residents, (ii) more than 50% of our assets are located in the United States or (iii) our business is administered principally in the United States.

Both foreign private issuers and emerging growth companies are also exempt from certain of the more extensive SEC executive compensation disclosure rules. Therefore, if we no longer qualify as an emerging growth company but remain a foreign private issuer, we will continue to be exempt from such rules and will continue to be permitted to follow our home country practice as to the disclosure of such matters.

In addition, as an exempted company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq corporate governance listing standards. See “Risk Factors — Risks Related to this Offering and Ownership of our Class A Ordinary Shares — As a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq corporate governance listing standards; these practices may afford less protection to shareholders than they would enjoy if we complied fully with the Nasdaq corporate governance listing standards.”

Implications of Being a Controlled Company

Upon completion of this offering, we will be a “controlled company” as defined under the Nasdaq Listing Rules, because Mr. Congming Pi, our director and Chief Executive Officer, will own approximately all of our issued and outstanding Class B ordinary shares and an aggregate of approximately 61.4% of our issued and outstanding Class A ordinary shares, representing approximately 91.1% of the total voting power of our issued and outstanding ordinary shares, upon the completion of this offering, assuming that he does not purchase any Class A ordinary shares in this offering and that the underwriters do not exercise its over-allotment option to purchase additional Class A ordinary shares. For so long as we are a “controlled company”, we are permitted to elect to rely, and may rely, on certain exemptions from corporate governance rules, including:

•        an exemption from the rule that a majority of our board of directors must be independent directors;

•        an exemption from the rule that the compensation of our chief executive officer must be determined or recommended solely by independent directors; and

•        an exemption from the rule that our director nominees must be selected or recommended solely by independent directors.

Although we do not intend to rely on the “controlled company” exemption under the Nasdaq Listing Rules, we could elect to rely on this exemption in the future. As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements. Our status as a “controlled company” could cause our Class A ordinary shares to look less attractive to certain investors or otherwise harm the trading price of Class A ordinary shares. Please see “Risk Factors — Risks Related to Our Business and Industry — We will be a ‘controlled company’ as defined under the Nasdaq Listing Rules. Although we do not intend to rely on the ‘controlled company’ exemption under the Nasdaq Listing Rules, we could elect to rely on this exemption in the future and you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.”

Corporate Information

Our principal executive offices are located at 16th Floor, Building B, 15 Changyi Road, Shanghai, China, 200441, and our telephone number is +86 21-56461993. Our website is www.kokobots.com. Information contained on, or available through, our website does not constitute part of, and is not deemed incorporated by reference into, this prospectus. Our registered office in the Cayman Islands is at the offices of Ogier Global (Cayman) Limited at 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands or at such other place in the Cayman Islands as our directors may at any time decide. Our agent for service of process in the United States is Puglisi & Associates, 850 Library Avenue, Suite 204, Newark, DE 19711.

THE OFFERING

Securities being offered:	3,750,000 Class A ordinary shares on a firm commitment basis (or 4,312,500 Class A ordinary shares if the underwriters exercise their over-allotment option in full).
Initial offering price:	We estimate the initial public offering price for the Class A ordinary shares will be in the range of $4.00 to $5.00 per Class A ordinary share.
Number of Class A ordinary shares outstanding before the offering:	10,643,472 Class A ordinary shares.
Number of Class B ordinary shares outstanding before the offering:	2,400,000 Class B ordinary shares.
Number of Class A ordinary shares outstanding after the offering:

14,955,972 Class A ordinary shares, assuming full exercise of the underwriters’ over-allotment option, and 14,393,472 Class A ordinary shares, assuming no exercise of the underwriters’ over-allotment option.

Number of Class B ordinary shares outstanding after the offering:	2,400,000 Class B ordinary shares.
Use of proceeds:

We intend to use the net proceeds of this offering for marketing and promotional activities, product upgrades and development and working capital. For more information on the use of proceeds, see “Use of Proceeds” on page 65.

Lock-up agreements:

All of our directors and officers and shareholders holding 5% or more of our ordinary shares have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any of our Class A ordinary shares or securities convertible into or exercisable or exchangeable for our Class A ordinary shares for a period of six (6) months from the effective date of our registration statement of which this prospectus forms a part. See “Shares Eligible for Future Sale” and “Underwriting” for more information.

Proposed Nasdaq symbol:	We have applied to have our Class A ordinary shares listed on the Nasdaq under the symbol “KOKO”.
Transfer agent and registrar:	Transhare Corporation
Risk factors:

Investing in our Class A ordinary shares involves significant risks. The risks could result in a material change in the value of the securities we are registering for sale or could significantly limit or completely hinder our ability to offer or continue to offer securities to investors. As an investor you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 21.

RISK FACTORS

Investing in our Class A ordinary shares is highly speculative and involves a significant degree of risk. You should carefully consider the following risks, as well as other information contained in this prospectus, before making an investment in our company. The risks discussed below could materially and adversely affect our business, prospects, financial condition, results of operations, cash flows, ability to pay dividends, the trading price of our Class A ordinary shares and ability to offer and continue to offer securities to investors. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, prospects, financial condition, results of operations, cash flows and ability to pay dividends, and you may lose all or part of your investment.

Risks Related to Doing Business in China

The CSRC has recently released the Trial Measures for China-based companies seeking to conduct overseas offering and listing in foreign markets. Under the Trial Measures, the PRC government exerts more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers. If we fail to comply with relevant regulations in China, which could significantly limit or completely hinder our ability to offer or continue to offer our securities to investors and could cause the value of our Class A ordinary shares to significantly decline or such shares to become worthless.

On February 17, 2023, the CSRC released the Trial Measures, effective on March 31, 2023. The Trial Measures apply to overseas securities offerings and/or listings conducted by (i) PRC domestic companies, directly and (ii) indirect offerings. An equity or equity linked securities offering by an overseas company will be deemed an indirect offering if (i) more than 50% of such overseas company’s consolidated revenues, profit, total assets or net assets that are derived from its audited consolidated financial statements for the most recently completed fiscal year are attributable to PRC domestic companies, and (ii) any of the following three circumstances applies: its operations are carried out in the PRC; its principal places of business are located in the PRC; or the majority of the senior management members in charge of operation and management are PRC citizens or residents. The determination will be made on the basis of “substance over form.” The Trial Measures requires (1) the filings of the overseas offering and listing plan by the PRC domestic companies with the CSRC within three business days after the relevant application is submitted to overseas regulatory authorities or stock exchanges, and (2) the filing of their underwriters with the CSRC within ten business days after signing its first engagement agreement for such business and the submission of an annual report on its business activities in the previous year associated with the overseas securities offering and listing by PRC domestic companies to the CSRC no later than January 31 of each year.

According to the Trial Measures, where a domestic company fails to fulfill filing procedure or in violation of the provisions as stipulated above, in respect of its overseas offering and listing, the CSRC shall order rectification, issue warnings to such domestic company, and impose a fine ranging from RMB1,000,000 to RMB10,000,000. Also the directly responsible person-in-charge and other directly responsible persons of such domestic company may be warned and imposed fines ranging from RMB500,000 to RMB5,000,000, and the controlling shareholders and the actual controllers of such domestic company that organize or instruct the aforementioned violations, or conceals the relevant matters leading to the occurrence of the aforementioned violations, shall be imposed fines, ranging from RMB1,000,000 to RMB10,000,000.

In the opinion of our PRC counsel, Beijing Dacheng Law Offices, LLP (Shanghai), as our PRC Subsidiaries accounted for more than 50% of our consolidated revenues, profit, total assets or net assets for the fiscal year ended June 30, 2024, and substantially all of our operations are carried out in the PRC, this offering will be considered indirect offering and we are subject to the filing requirements under the Trial Measures. Consequently, to comply with the Trial Measures, we made the initial filing with the CSRC within three business days of our initial confidential filing with the SEC, and such filings are under review by the CSRC as of the date of this prospectus. If a violation of the foregoing and related regulations occurs, the CSRC may order rectification, issue warnings, and impose a fine between RMB1,000,000 and RMB10,000,000 on our PRC Subsidiaries, which could adversely and materially affect our business operations and financial outlook, and significantly limit or completely hinder our ability to offer or continue to offer our securities to investors and could cause the value of our Class A ordinary shares to significantly decline or such shares to become worthless. However, since the Trial Measures were newly promulgated, its interpretation, application and enforcement remain unclear. It is uncertain whether we could complete the filing procedure in a compliant and timely manner, or at all.

The Trial Measures may subject us to additional compliance requirement in the future, and we cannot assure you that we will be able to get the CSRC clearance under the Trial Measures on a timely basis, or at all. Failure to receive the CSRC clearance under the Trial Measures may materially delay the progress of the offering of our Class A ordinary shares, or even completely hinder our ability to offer or continue to offer our Class A ordinary shares.

On February 24, 2023, the CSRC, the Ministry of Finance of the PRC, the National Administration of State Secrets Protection and the National Archives Administration of China jointly published the Provisions on Strengthening the Confidentiality and Archives Management Work Relating to the Overseas Securities Offering and Listing by Domestic Enterprises (the “Confidentiality and Archives Administration”), which became effective on March 31, 2023. The Confidentiality and Archives Administration requires that, in the process of overseas issuance and listing of securities by domestic entities (either in direct or indirect means), the domestic entities, and securities companies and securities service institutions (either incorporated domestically or overseas) that provide relevant securities service shall strictly implement the provisions of relevant PRC laws and regulations and the requirements of these provisions, establish and improve rules on confidentiality and archives administration. Where the domestic entities provide with or publicly disclose documents, materials or other items related to the state secrets and government work secrets to the relevant securities companies, securities service institutions, overseas regulatory authorities, or other entities or individuals, the entities shall apply for approval of competent departments with the authority of examination and approval in accordance with law and report the matter to the secrecy administrative departments at the same level for record filing. Where there is unclear or controversial whether or not the concerned materials are related to state secrets, the materials shall be reported to the relevant secrecy administrative departments for determination. Working papers produced in mainland China by securities companies and securities service providers in the process of undertaking businesses related to overseas offering and listing by domestic companies shall be retained in mainland China. Where such documents need to be transferred or transmitted to areas outside of mainland China, relevant approval procedures stipulated by regulations shall be followed. We believe that this offering does not involve the leaking of any state secret or working secret of government agencies, or the harming of national security and public interests. However, we may be required to perform additional procedures in connection with the Confidentiality and Archives Administration. The specific requirements of the relevant procedures are currently unclear and we cannot be certain whether we will be able to complete the relevant procedures.

Any actions by the PRC government to exert more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers may significantly limit or completely hinder our ability to offer or continue to offer our securities, cause significant disruption to our business operations, and severely damage our reputation, which would materially and adversely affect our financial condition and results of operations and cause our Class A ordinary shares to significantly decline in value or become worthless.

Changes in the political and economic policies of the PRC government or in relations between China and the United States may materially and adversely affect our business, financial condition and results of operations and may result in our inability to sustain our growth and expansion strategies.

Substantially all of our operations, are conducted in the PRC. Accordingly, our financial condition and results of operations are affected to a significant extent by economic, political and legal developments in the PRC or changes in government relations between China and the United States or other governments. There is significant uncertainty about the future relationship between the United States and China with respect to trade policies, treaties, government regulations and tariffs.

The PRC economy differs from the economies of most developed countries in many respects, including the extent of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the PRC government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. In addition, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. The PRC government also exercises significant oversight over China’s economic growth by allocating resources, regulating payment of foreign currency-denominated obligations, setting monetary policy, regulating financial services and institutions and providing preferential treatment to particular industries or companies.

While the PRC economy has experienced significant growth in the past four decades, growth has been uneven, both geographically and among various sectors of the economy. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall PRC economy, but may also have a negative effect on us. Our financial condition and results of operation could be materially and adversely affected by governmental oversight over capital investments or changes in tax regulations that are applicable to us. In addition, the PRC government has implemented in the past certain measures, including interest rate increases, to regulate the pace of economic growth. These measures may cause decreased economic activity.

In July 2021, the PRC government provided new guidance on China-based companies raising capital outside of China. In light of such developments, the SEC has imposed enhanced disclosure requirements on China-based companies seeking to register securities with the SEC. As substantially all of our operations are based in China, any future Chinese, U.S. or other rules and regulations that place restrictions on capital raising or other activities by China based companies could adversely affect our business and results of operations. If the business environment in China changes from the perspective of domestic or international investment, or if relations between China and the United States or other governments deteriorate, the market price of our Class A ordinary shares, may be adversely affected.

There may be changes from time to time in the interpretation and application of PRC laws, and any failure to comply with laws and regulations could have a material adverse effect on our business, results of operations, financial condition and the value of our ordinary shares.

We conduct our business primarily through our PRC Subsidiaries. Our operations in China are governed by PRC laws and regulations. Our PRC Subsidiaries are subject to laws and regulations applicable to foreign investment in mainland China. The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions under the civil law system may be cited for reference but have limited precedential value. Many laws, regulations and legal requirements are relatively new and may change from time to time. The PRC legal system is evolving quickly. The interpretation and enforcement of relevant laws and regulations are subject to change. New laws and regulations may be promulgated and existing laws and regulations, as well as the interpretation and enforcement thereof, may change quickly. In addition, any new or changes in PRC laws and regulations related to foreign investment in China could affect the business environment and our ability to operate our business in China.

From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. While this may also apply to other jurisdictions, administrative and court proceedings in China may take a long time, resulting in substantial costs and diversion of resources and management attention. Since PRC administrative and court authorities retain discretion in interpreting and implementing statutory provisions and contractual terms like other jurisdictions do, it may be difficult to predict the outcome of administrative and court proceedings that we are involved in. These uncertainties may impede our ability to enforce the contracts we have entered into and could materially and adversely affect our business and results of operations.

Uncertainties exist with respect to how the PRC Foreign Investment Law may impact the viability of our current corporate structure and operations.

Laws regulating foreign investment in China include the PRC Foreign Investment Law (the “Foreign Investment Law”), effective from January 1, 2020, and the Implementing Rules of the PRC Foreign Investment Law, or the Implementing Rules, effective from January 1, 2020. The Foreign Investment Law specifies that foreign investments shall be conducted in line with the “negative list” to be issued or approved to be issued by the State Council. While we do not operate in an industry that is currently subject to foreign investment restrictions or prohibition in China, it is uncertain whether our industry will be named in an updated “negative list” to be issued in the future. If our industry is added to the “negative list” or if the PRC regulatory authorities otherwise decide to limit foreign ownership in our industry, there could be a risk that we would be unable to do business in China as we are currently structured. If any new laws and/or regulations on foreign investments in China are promulgated and implemented, such changes could have a significant impact on our current corporate structure, which in turn could have a material adverse impact on our business and operations, our ability to raise capital and the market price of our Class A ordinary shares. In such event, despite our efforts to restructure to comply with the then applicable PRC laws and regulations in order to continue our operations in China, we may experience material changes in our business and results of operations, our attempts may prove to be futile due to factors beyond our control, and the value of the Class A ordinary shares you invest in may significantly decline or become worthless.

The PRC government exerts substantial influence over the manner in which we conduct our business activities. The PRC government may also intervene or influence our operations at any time or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, such as us, which could result in a material change in our operations and our Class A ordinary shares could decline in value or become worthless.

We conduct our business primarily through our PRC Subsidiaries. Our operations in China are governed by PRC laws and regulations. The PRC government has oversight and discretion over the conduct of our business, and it may intervene or influence our operations at any time, which could result in a material adverse change in our operation, and our Class A ordinary shares may decline in value or become worthless. Also, the PRC government has recently indicated an intent to exert more control over offerings that are conducted overseas and foreign investment in China-based issuers. Any such action could significantly limit or completely hinder our ability to offer or continue to offer securities to investors. In addition, implementation of industry-wide regulations directly targeting our operations could cause the value of our securities to significantly decline or be worthless. Therefore, investors of our company and our business face potential uncertainty from actions taken by the PRC government affecting our business.

The rules and regulations in China can change quickly with short notice and uncertainties in the interpretation and enforcement of PRC laws, rules and regulations could limit the legal protections available to you and us.

Our PRC Subsidiaries are subject to various PRC laws, rules and regulations generally applicable to companies in China. The PRC legal system is based on written statutes. Unlike common law systems, it is a system in which legal cases have limited value as precedents. In the late 1970s, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past four decades has significantly increased the protections afforded to various forms of foreign or private-sector investment in China.

As relevant laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties.

From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. However, since PRC administrative and court authorities have discretion in interpreting and implementing statutory and contractual terms, any failure to respond to changes in the regulatory environment in China could materially and adversely affect our business, impede our ability to continue our operations and reduce the value of your investment in Kokobots.

Recently, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the “Opinions on Strictly Cracking Down on Illegal Securities Activities According to Law,” or the Opinions, which was made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Effective measures, such as promoting the construction of relevant regulatory systems will be taken to deal with the risks and incidents of China-concept overseas listed companies, and cybersecurity and data privacy protection requirements and similar matters.

On November 14, 2021, the CAC released the Regulations on Network Data Security (draft for public comments) and will accept public comments until December 13, 2021. The draft Regulations on Network Data Security provide that data processors refer to individuals or organizations that autonomously determine the purpose and the manner of processing data. If a data processor that processes personal data of more than one million users intends to list overseas, it shall apply for a cybersecurity review. In addition, data processors that process important data or are listed overseas shall carry out an annual data security assessment on their own or by engaging a data security services institution, and the data security assessment report for the prior year should be submitted to the local cyberspace affairs administration department before January 31 of each year.

On December 28, 2021, the Measures for Cybersecurity Review (2021 version) was promulgated and became effective on February 15, 2022, which iterates that any “online platform operators” controlling personal information of more than one million users which seeks to list in a foreign stock exchange should also be subject to cybersecurity review. The Measures for Cybersecurity Review (2021 version), further elaborates the factors to be considered when assessing the national security risks of the relevant activities, including, among others, (i) the risk of core data, important data or a large amount of personal information being stolen, leaked, destroyed, and illegally used or exited the country; and (ii) the risk of critical information infrastructure, core data, important data or a large amount of personal information being affected, controlled, or maliciously used by foreign governments after listing abroad. The CAC has said that under the proposed rules companies holding data on more than 1,000,000 users must now apply for cybersecurity approval when seeking listings in other nations because of the risk that such data and personal information could be “affected, controlled, and maliciously exploited by foreign governments.” The cybersecurity review will also look into the potential national security risks from overseas IPOs. We believe, none of the Company or any of its PRC Subsidiaries is an operator of any “critical information infrastructure” as defined under the PRC Cybersecurity Law and the Security Protection Measures on Critical Information Infrastructure because none of the Company or any of its PRC Subsidiaries is engaged in important public communication and information services, energy, transportation, water conservancy, finance, public services, e-government, defense technology and industry, as well as other important network facilities, information systems that may seriously endanger national security, national economy and people’s livelihood. In the opinion of Beijing Dacheng Law Offices, LLP (Shanghai), our PRC legal counsel, neither Kokobots nor any of its PRC Subsidiaries is subject to the cybersecurity review, reporting or other permission requirements by the CAC under the applicable PRC cybersecurity laws and regulations with respect to the offering of Kokobots’ securities or the business operations of Kokobots’ PRC Subsidiaries, because neither Kokobots nor any of its PRC Subsidiaries qualifies as a critical information infrastructure operator or has conducted any data processing activities that affect or may affect national security or holds personal information of more than one million users. As of the date of this prospectus, neither Kokobots nor any of its PRC Subsidiaries has been required by any PRC governmental authority to apply for cybersecurity review, nor have Kokobots or any of its PRC Subsidiaries received any inquiry, notice, warning, sanction in such respect or been denied permission from any PRC regulatory authority to list on U.S. exchanges. We cannot assure you, however, that regulators in China will not take a contrary view or will not subsequently require us to undergo the cybersecurity review and subject us to fines or penalties for non-compliance.

On February 17, 2023, the CSRC released the Trial Measures, effective on March 31, 2023. In the opinion of our PRC counsel, Beijing Dacheng Law Offices, LLP (Shanghai), we must complete the filing with the CSRC prior to our listing on Nasdaq in compliance with Trial Measures, which can be evidenced by the Filing Completion Notice to be published on the CSRC’s official website. We cannot assure you that we will be able to get the clearance of our filing under the Trial Measures on a timely basis, or at all. We may be subject to orders to rectify, warnings and fines if we fail to comply with the requirements under the Trial Measures. We cannot assure you that we will be able to get the CSRC clearance under the Trial Measures on a timely basis, or at all. Any actions by the PRC government to exert more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers or any failure of us to fully comply with new regulatory requirements may significantly limit or completely hinder our ability to offer or continue to offer our securities, cause significant disruption to our business operations, and severely damage our reputation, which would materially and adversely affect our financial condition and results of operations and cause our Class A ordinary shares to significantly decline in value or become worthless.

If CSRC or other regulatory agencies later promulgate new rules or explanations requiring that we obtain their approvals for this offering and any follow-on offering in addition to the filing requirements under the Trial Measures, we may be unable to obtain such approvals and complete this offering and any follow-on offering or if even we complete this offering and any follow-on offering, we may be required to delist from Nasdaq and subject to fines and penalties, which could significantly limit or completely hinder our ability to offer or continue to offer securities to our investors.

Furthermore, the PRC government authorities may strengthen oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers like us. Such actions taken by the PRC government authorities may intervene or influence our operations at any time, which are beyond our control. Therefore, any such action may adversely affect our operations and significantly limit or hinder our ability to offer or continue to offer securities to you and reduce the value of such securities.

To the extent cash or assets in our business are in mainland China or Hong Kong or a mainland China or Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of mainland China or Hong Kong in the event of any interventions in or the imposition of restrictions and limitations on the ability of our company and our subsidiaries by the PRC government to transfer cash or assets, which may materially and adversely affect our business, financial condition and results of operations and may result in our inability to sustain our growth and expansion strategies.

Kokobots is an offshore holding company with no material operations of its own, which conducts substantially all of its operations through our PRC subsidiaries, primarily Shanghai Evertrend. As of the date of this prospectus, a majority of our cash and assets are located in the PRC. On December 12, 2024, our Cayman Islands holding company provided working capital loans of $100,007 to Kokobots HK and on January 16, 2025, Kokobots HK repaid $49,015. On December 23, 2024, Kokobots HK transferred $50,000 to WFOE as capital contribution. Other than that, as of the date of this prospectus, no transfers, loans, or capital contributions have been made from our Cayman Islands holding company to any of our subsidiaries, and no transfers, dividends or other distributions have been made from our subsidiaries to our Cayman Islands holding company or the investors out of the PRC, including U.S. investors. The transfer of funds among PRC companies are subject to the Provisions on Private Lending Cases, which was implemented on January 1, 2021 to regulate the financing activities between natural persons, legal persons and unincorporated organizations. The Provisions on Private Lending Cases does not prohibit cash transfers among the PRC company’s subsidiaries. To the extent of legality and compliance, inter-company borrowing and lending between subsidiaries of a company is permitted, provided that the relevant laws and regulations as well as the provisions of the internal management system are strictly complied with. As of the date of this prospectus, we believe we are in compliance with the relevant PRC laws and regulations regarding cash transfers between our PRC Subsidiaries. However, there are limitations on our ability to transfer cash between us and our U.S. investors where dividend distribution to our foreign investors shall be reviewed by a bank designated by SAFE that processes outward remittance of profits, including but not limited to the resolution of the board of directors of such PRC institution on distribution of profits, original tax recordation form, and audited financial statements, relating to the outward remittance, and stamp and endorse the relevant original tax recordation form with the actual remittance amount and remittance date of the profits. Upon review and approval by the designated bank, our WFOE in China may remit dividends to Kokobots HK, unless the PRC government temporarily introduces relevant policies that prevent WFOE from remitting dividends to Kokobots HK in a timely manner.

Based on the advice of our counsel as to Cayman Islands law, Ogier, there are no limitations imposed by Cayman Islands law on Kokobots’ ability to transfer cash or pay dividends or other distributions in cash to shareholders, other than as set out under the section titled “Dividend Policy.” Among Kokobots and its subsidiaries, cash can be transferred from Kokobots and its subsidiary, Kokobots HK, as needed in the form of capital contributions or shareholder loans, as the case may be, to the PRC Subsidiaries as we are permitted under the PRC laws and regulations to provide funding to our PRC Subsidiaries only through capital contributions or loans, and only if we satisfy the applicable government registration and approval requirements in China. We believe that, as of the date of this prospectus, there is no restriction imposed by the Hong Kong government on the transfer of capital within, into and out of Hong Kong (including funds from Hong Kong to the PRC), except transfer of funds involving money laundering and criminal activities. The PRC government imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. In addition, the EIT Law and its implementation rules provide that a withholding tax at a rate of 10% will be applicable to dividends payable by PRC companies to non-PRC-resident enterprises unless reduced under treaties or arrangements between the PRC central government and the governments of other countries or regions where the non-PRC resident enterprises are tax resident. Further, to the extent cash or assets in our business are in mainland China or Hong Kong or a mainland China or Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of the PRC or Hong Kong in the event of any interventions in or the imposition of restrictions and limitations on the ability of our company and our subsidiaries by the PRC government to transfer cash or assets, which may materially and adversely affect our business, financial condition and results of operations and may result in our inability to sustain our growth and expansion strategies.

There can be no assurance that the PRC government will not intervene or impose restrictions in future on our ability to transfer or distribute cash within our PRC Subsidiaries or to foreign investors, which could result in an inability or prohibition on making transfers or distributions outside of China and may adversely affect our business, financial condition and results of operations.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us or our management named in the prospectus based on foreign laws.

Kokobots is a holding company limited by shares incorporated under the laws of the Cayman Islands. While the majority of our revenue is generated from overseas markets, substantially all of our operations, including assembling, processing and development, are conducted in the PRC and a majority of our assets and liabilities are located in the PRC. In addition, all our senior executive officers and our directors reside within China for a significant portion of the time and are PRC nationals. As a result, it may be difficult for our shareholders to effect service of process upon us or those persons inside China. In addition, China does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the Cayman Islands and many other countries and regions. Therefore, recognition and enforcement in China of judgments of a court in any of these non-PRC jurisdictions in relation to any matter not subject to a binding arbitration provision may be difficult.

Shareholder claims that are common in the United States, including securities law class actions and fraud claims, generally are difficult to pursue as a matter of law or practicality in China. For example, in China, there are significant legal and other obstacles to obtaining information needed for shareholder investigations or litigation outside China or otherwise with respect to foreign entities. Although the local authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such regulatory cooperation with the securities regulatory authorities in the Unities States have not been efficient in the absence of mutual and practical cooperation mechanism. According to Article 177 of the PRC Securities Law which took effect in March 2020, no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC. Accordingly, without the consent of the competent PRC securities regulators and relevant authorities, no organization or individual may provide the documents and materials relating to securities business activities to overseas parties. See also “— Risks Relating to Our Class A ordinary shares and this Offering — You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law” for risks associated with investing in us as a Cayman Islands holding company.

Any requirement to obtain prior approval under the M&A Rules and/or any other regulations promulgated by relevant PRC regulatory agencies in the future could delay this offering and failure to obtain any such approvals, if required, could have a material adverse effect on our business, operating results and reputation as well as the trading price of our Class A ordinary shares, and could also create uncertainties for this offering and affect our ability to offer or continue to offer securities to investors outside China.

On August 8, 2006, six PRC regulatory agencies, including the MOFCOM, the State-Owned Assets Supervision and Administration Commission (the “SASAC”), the State Administration of Taxation (the “SAT”), the State Administration of Industry and Commerce (the “SAIC”), the CSRC, and the SAFE, jointly adopted the M&A Rules, which came into effect on September 8, 2006 and were amended on June 22, 2009. The M&A Rules include, among other things, provisions that purport to require that an offshore special purpose vehicle formed for the purpose of an overseas listing of securities in a PRC company obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. On September 21, 2006, the CSRC published on its official website procedures regarding its approval of overseas listings by special purpose vehicles. However, substantial uncertainty remains regarding the scope and applicability of the M&A Rules to offshore special purpose vehicles.

While the application of the M&A Rules remains unclear, our PRC counsel, Beijing Dacheng Law Offices, LLP (Shanghai), is of the opinion that the CSRC approval under the M&A Rules is not required in the context of this offering because (i) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings under the prospectus are subject to the M&A Rules; and (ii) we established our PRC subsidiary, WFOE, by means of direct investment rather than by merger with or acquisition of PRC domestic companies and at the time of the acquisition of 92.705% equity interests of Shanghai Evertrend by WFOE, approximately 1% equity interests of Shanghai Evertrend was ultimately owned by two unrelated foreign individuals and the acquisition was not an acquisition of a PRC domestic enterprise by an offshore special purpose vehicle. However, uncertainties still exist as to how the M&A Rules will be interpreted and implemented, and the opinion of our PRC counsel is subject to any new laws, rules, and regulations or detailed implementations and interpretations in any form relating to the M&A Rules. We cannot assure you that the relevant PRC government agencies, including the CSRC, would reach the same conclusion as our PRC counsel. If the CSRC or other PRC regulatory body subsequently determines that we need to obtain the CSRC’s approval under the M&A Rules for this offering or if the CSRC or any other PRC government authorities promulgates any interpretation or implements rules before our listing that would require us to obtain CSRC or other governmental approvals for this offering, we may face adverse actions or sanctions by the CSRC or other PRC regulatory agencies. In any such event, these regulatory agencies may impose fines and penalties on our operations in China, limit our operating privileges in China, delay or restrict the repatriation of the proceeds from this offering into the PRC or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as our ability to complete this offering. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to halt this offering before settlement and delivery of our Class A ordinary shares offered by this prospectus. Consequently, if you engage in market trading or other activities in anticipation of and prior to settlement and delivery, you do so at the risk that such settlement and delivery may not occur. See “Regulation — Regulations Relating to Overseas Listing and M&A”.

In addition, the security review rules issued by the MOFCOM that took effect in September 2011 specify that mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by the MOFCOM, and the rules prohibit any activities attempting to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement. Furthermore, according to the security review, foreign investments that would result in acquiring the actual control of assets in certain key sectors, such as critical agricultural products, energy and resources, equipment manufacturing, infrastructure, transport, cultural products and services, information technology, Internet products and services, financial services and technology sectors, are required to obtain approval from designated governmental authorities in advance.

On July 6, 2021, the relevant PRC government authorities made public the Opinions on Strictly Cracking Down Illegal Securities Activities in Accordance with the Law. These opinions emphasized the need to strengthen the administration over illegal securities activities and the supervision on overseas listings by China-based companies and proposed to take effective measures, such as promoting the construction of relevant regulatory systems to deal with the risks and incidents faced by China-based overseas-listed companies. Pursuant to the Opinions, Chinese regulators are required to accelerate rulemaking related to the overseas issuance and listing of securities, and update the existing laws and regulations related to data security, cross-border data flow, and management of confidential information. Numerous regulations, guidelines and other measures are expected to be adopted under the umbrella of or in addition to the Cybersecurity Law and Data Security Law.

On November 14, 2021, CAC issued the Regulations on Network Data Security (draft for public comments) which set forth cyber data security compliance requirements in greater detail. The draft Regulations on Network Data Security provide that data processors refer to individuals or organizations that autonomously determine the purpose and the manner of processing data. If a data processor that processes personal data of more than one million users intends to list overseas, it shall apply for a cybersecurity review. In addition, data processors that process important data or are listed overseas shall carry out an annual data security assessment on their own or by engaging a data security services institution, and the data security assessment report for the prior year should be submitted to the local cyberspace affairs administration department before January 31 of each year. There remain to be further clarified as to when the final measures will be issued and take effect, how they will be enacted, interpreted or implemented, and whether they will affect us.

On December 28, 2021, the Measures for Cybersecurity Review (2021 version) was promulgated and took effect on February 15, 2022, which iterates that any “online platform operators” controlling personal information of more than one million users which seeks to list in a foreign stock exchange should also be subject to cybersecurity review. The Regulations on the Management of Network Data Security were adopted at the 40th Executive Meeting of the State Council on August 30, 2024, and came into force on January 1, 2025. In the opinion of Beijing Dacheng Law Offices, LLP (Shanghai), our PRC legal counsel, neither Kokobots nor any of its PRC Subsidiaries is subject to the cybersecurity review, reporting or other permission requirements by the CAC under the applicable PRC cybersecurity laws and regulations with respect to the offering of Kokobots’ securities or the business operations of Kokobots’ PRC Subsidiaries, because neither Kokobots nor any of its PRC Subsidiaries qualifies as a critical information infrastructure operator or “online platform operator” or has conducted any data processing activities that affect or may affect national security or holds personal information of more than one million users. As of the date of this prospectus, neither Kokobots nor any of its PRC Subsidiaries has been required by any PRC governmental authority to apply for cybersecurity review, nor have Kokobots or any of its PRC Subsidiaries received any inquiry, notice, warning, sanction in such respect or been denied permission from any PRC regulatory authority to list on U.S. exchanges.

If we inadvertently conclude that the Measures for Cybersecurity Review do not apply to us, or applicable laws, regulations, or interpretations change and it is determined in the future that the Measures for Cybersecurity Review become applicable to us, we may be subject to review when conducting data processing activities, and may face challenges in addressing its requirements and make necessary changes to our internal policies and practices. We may incur substantial costs in complying with the Measures for Cybersecurity Review, which could result in material adverse changes in our business operations and financial position. If we are not able to fully comply with the Measures for Cybersecurity Review, our ability to offer or continue to offer securities to investors may be significantly limited or completely hindered, and our securities may significantly decline in value or become worthless.

On February 17, 2023, the CSRC released the Trial Measures, effective on March 31, 2023. In the opinion of our PRC counsel, Beijing Dacheng Law Offices, LLP (Shanghai), we must complete the filing with the CSRC prior to our listing on Nasdaq in compliance with Trial Measures, which can be evidenced by the Filing Completion Notice to be published on the CSRC’s official website. We cannot assure you that we will be able to get the CSRC clearance under the Trial Measures on a timely basis, or at all. We may be subject to orders to rectify, warnings and fines if we fail to comply with the filing requirements under the Trial Measures. We cannot assure you that we will be able to get the CSRC clearance under the Trial Measures on a timely basis, or at all. Any actions by the PRC government to exert more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers or any failure of us to fully comply with new regulatory requirements may significantly limit or completely hinder our ability to offer or continue to offer our securities, cause significant disruption to our business operations, and severely damage our reputation, which would materially and adversely affect our financial condition and results of operations and cause our Class A ordinary shares to significantly decline in value or become worthless. See “— The CSRC has recently released the Trial Measures for China-based companies seeking to conduct overseas offering and listing in foreign markets. Under the Trial Measures, the PRC government exerts more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers, which could significantly limit or completely hinder our ability to offer or continue to offer our securities to investors and could cause the value of our Class A ordinary shares to significantly decline or such shares to become worthless.” on page 21.

We are not operating in an industry that prohibits or limits foreign investment. As a result, as advised by our PRC counsel, Beijing Dacheng Law Offices, LLP (Shanghai), other than those requisite for a domestic company in China to engage in the businesses similar to ours, we are not required to obtain any permission from Chinese authorities including the CSRC, the CAC or any other governmental agency that is required to approve our operations. As of the date of this prospectus, we and our PRC Subsidiaries have received from PRC authorities all requisite licenses, permissions or approvals needed to engage in the businesses currently conducted in China, and no permission or approval has been denied. In the opinion of our PRC counsel, Beijing Dacheng Law Offices, LLP (Shanghai), except for the overseas listing filing requirements under the Trial Measures from the CSRC, neither we nor any of our subsidiaries is currently required to obtain regulatory approval from the PRC authorities before listing in the U.S. under any existing PRC law, regulations or rules, including from the CSRC, CAC, or any other relevant Chinese regulatory agencies that is required to approve our operations in China.

In the opinion of our PRC counsel, Beijing Dacheng Law Offices, LLP (Shanghai), as of the date of this prospectus, except for the overseas listing filing requirements from the CSRC as required by the Trial Measures, we are not required to obtain any permission from any PRC governmental authorities for the offering (including offering of securities to foreign investors). However, if we do not receive or maintain the approvals and listing filing requirements, or we inadvertently conclude that such approvals are not required, or applicable laws, regulations, or interpretations change such that we are required to obtain approval in the future, we may be subject to investigations by competent regulators, fines or penalties, ordered to suspend our relevant operations and rectify any non-compliance, prohibited from engaging in relevant business or conducting any offering, and these risks could result in a material adverse change in our operations, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless.

The CSRC, CAC or other PRC regulatory agencies also may take actions requiring us, or making it advisable for us, to halt this offering before settlement and delivery of our Class A ordinary shares. Consequently, if you engage in market trading or other activities in anticipation of and prior to settlement and delivery, you do so at the risk that settlement and delivery may not occur. In addition, if the CSRC, CAC or other regulatory agencies later promulgate new rules or explanations requiring that we obtain their approvals or accomplish the required filing or other regulatory procedures for this offering, we may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties or negative publicity regarding such approval requirement could materially and adversely affect our business, prospects, financial condition, reputation, and the trading price of our Class A ordinary shares.

PRC regulations regarding acquisitions impose significant regulatory approval and review requirements, which could make it more difficult for us to pursue growth through acquisitions.

Under the PRC Anti-Monopoly Law, companies undertaking acquisitions relating to businesses in China must notify the State Administration for Market Regulation, or the SAMR, in advance of any transaction where the parties’ revenues in the China market exceed certain thresholds and the buyer would obtain control of, or decisive influence over, the target, while under the M&A Rules, the approval of MOFCOM must be obtained in circumstances where overseas companies established or controlled by PRC enterprises or residents acquire domestic companies affiliated with such PRC enterprises or residents. Applicable PRC laws, rules and regulations also require certain merger and acquisition transactions to be subject to security review. Due to the level of our revenues, our proposed acquisition of control of, or decisive influence over, any company with revenues within China of more than RMB400 million in the year prior to any proposed acquisition would be subject to SAMR merger control review. As a result, many of the transactions we may undertake could be subject to SAMR merger review. Complying with the requirements of the relevant regulations to complete such transactions could be time-consuming, and any required approval processes, including approval from SAMR, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share. If the practice of SAMR and MOFCOM remains unchanged, our ability to carry out our investment and acquisition strategy may be materially and adversely affected and there may be significant uncertainty as to whether we will be able to complete large acquisitions in the future in a timely manner or at all.

PRC regulations relating to investments in offshore companies by PRC residents may subject our PRC-resident beneficial owners or our PRC Subsidiaries to liability or penalties, limit our ability to inject capital into our PRC Subsidiaries or limit our PRC Subsidiaries’ ability to increase their registered capital or distribute profits.

SAFE promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or the SAFE Circular 37, on July 4, 2014, which replaced the former circular commonly known as “SAFE Circular 75” promulgated by SAFE on October 21, 2005. SAFE Circular 37 requires PRC residents to register with local branches of SAFE in connection with their direct establishment or indirect control of an offshore entity, for the purpose of overseas investment and financing, with such PRC residents’ legally owned assets or equity interests in domestic enterprises or offshore assets or interests, referred to in SAFE Circular 37 as a “special purpose vehicle”. SAFE Circular 37 further requires amendment to the registration in the event of any significant changes with respect to the special purpose vehicle, such as increase or decrease of capital contributed by PRC individuals, share transfer or exchange, merger, division or other material event. In the event that a PRC shareholder holding interests in a special purpose vehicle fails to fulfill the required SAFE registration, the PRC Subsidiaries of that special purpose vehicle may be prohibited from making profit distributions to the offshore parent and from carrying out subsequent cross-border foreign exchange activities, and the special purpose vehicle may be restricted in its ability to contribute additional capital into its PRC subsidiary. Moreover, failure to comply with the various SAFE registration requirements described above could result in liability under PRC law for evasion of foreign exchange restrictions.

We have notified substantial beneficial owners of our shares who we know are PRC residents of their filing obligation, and are aware that all substantial beneficial owners have completed the necessary registration with the local SAFE branch or qualified banks as required by SAFE Circular 37. However, we may not at all times be aware of the identities of all of our beneficial owners who are PRC residents. We do not have control over our beneficial owners and cannot assure you that all of our PRC-resident beneficial owners will comply with SAFE Circular 37 and subsequent implementation rules. The failure of our beneficial owners who are PRC residents to register or amend their SAFE registrations in a timely manner pursuant to SAFE Circular 37 and subsequent implementation rules, or the failure of future beneficial owners of our company who are PRC residents to comply with the registration procedures set forth in SAFE Circular 37 and subsequent implementation rules, may subject such beneficial owners or our PRC Subsidiaries to fines and legal sanctions. Furthermore, since it is unclear how this regulation, and any future regulation concerning offshore or cross-border transactions, will be interpreted, amended and implemented by the relevant PRC government authorities, we cannot predict how these regulations will affect our business operations or future strategy. Failure to register or comply with relevant requirements may also limit our ability to contribute additional capital to our PRC Subsidiaries and limit our PRC Subsidiaries’ ability to distribute dividends to our company. These risks may have a material adverse effect on our business, financial condition and results of operations.

Any failure to comply with PRC regulations regarding the registration requirements for employee share incentive plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.

In February 2012, SAFE promulgated the Notices on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plans of Overseas Publicly-Listed Companies, replacing earlier rules promulgated in March 2007. Pursuant to these rules, PRC citizens and non-PRC citizens who reside in China for a continuous period of not less than one year and who participate in any share incentive plan of an overseas publicly listed company, subject to a few exceptions, are required to register with SAFE through a domestic qualified agent, which could be the PRC subsidiary of such overseas listed company, and complete certain other procedures. In addition, an overseas entrusted institution must be retained to handle matters in connection with the exercise or sale of share options and the purchase or sale of shares and interests. In the event we adopt an equity incentive plan, our executive officers and other employees who are PRC citizens or who have resided in the PRC for a continuous period of not less than one year and who are granted options or other awards under the equity incentive plan will be subject to these regulations when our company becomes an overseas listed company upon the completion of this offering. Failure to complete the SAFE registrations may subject them to fines and legal sanctions and may also limit our ability to contribute additional capital into our PRC Subsidiaries and limit our PRC Subsidiaries’ ability to distribute dividends to us. We also face regulatory uncertainties that could restrict our ability to adopt additional incentive plans for our directors, executive officers and employees under PRC law.

PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay us from using the proceeds of this offering to make loans or additional capital contributions to our PRC Subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

Kokobots is an offshore holding company conducting its operations in China through our PRC Subsidiaries. We may make loans to our PRC Subsidiaries subject to the approval from, or filing with, governmental authorities and limitation of amount, or we may make additional capital contributions to our subsidiaries in China.

Any loans to our WFOE in China, which is treated as a foreign-invested enterprise under PRC law, are subject to PRC regulations and foreign exchange loan registrations. For example, loans by us to our WFOE in China to finance its activities cannot exceed statutory limits and must be registered with the local counterpart of SAFE. In addition, a foreign invested enterprise shall use its capital pursuant to the principle of authenticity and self-use within its business scope. The capital of a foreign invested enterprise shall not be used for the following purposes: (i) directly or indirectly used for payment beyond the business scope of the enterprise or the payment prohibited by relevant laws and regulations; (ii) directly or indirectly used for investment in securities investments other than banks’ principal-secured products unless otherwise provided by relevant laws and regulations; (iii) the granting of loans to non-affiliated enterprises, except where it is expressly permitted in the business license; and (iv) paying the expenses related to the purchase of real estate that is not for self-use (except for the foreign-invested real estate enterprises).

SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming the Administration of Foreign Exchange Settlement of Capital of Foreign-invested Enterprises, or SAFE Circular 19, effective June 2015, in replacement of the Circular on the Relevant Operating Issues Concerning the Improvement of the Administration of the Payment and Settlement of Foreign Currency Capital of Foreign-Invested Enterprises, the Notice from the State Administration of Foreign Exchange on Relevant Issues Concerning Strengthening the Administration of Foreign Exchange Businesses, and the Circular on Further Clarification and Regulation of the Issues Concerning the Administration of Certain Capital Account Foreign Exchange Businesses. Although SAFE Circular 19 allows RMB capital converted from foreign currency-denominated registered capital of a foreign-invested enterprise to be used for equity investments within China, it also reiterates the principle that RMB converted from the foreign currency-denominated capital of a foreign-invested company may not be directly or indirectly used for purposes beyond its business scope. Thus, it is unclear whether SAFE will permit such capital to be used for equity investments in China in actual practice. SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming and Standardizing the Foreign Exchange Settlement Management Policy of Capital Account, or SAFE Circular 16, effective on June 9, 2016, which reiterates some of the rules set forth in SAFE Circular 19, but changes the prohibition against using RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company to issue RMB entrusted loans to a prohibition against using such capital to issue loans to non-associated enterprises. Violations of SAFE Circular 19 and SAFE Circular 16 could result in administrative penalties. SAFE Circular 19 and SAFE Circular 16 may significantly limit our ability to transfer any foreign currency we hold, including the net proceeds from this offering, to our WFOE, which may adversely affect our liquidity and our ability to fund and expand our business in China.

On October 23, 2019, SAFE issued the Circular on Further Promoting Cross-border Trade and Investment Facilitation, or SAFE Circular 28, which took effect on the same day. SAFE Circular 28, subject to certain conditions, allows foreign-invested enterprises whose business scope does not include investment, or non-investment foreign-invested enterprises, to use their capital funds to make equity investments in China. Since SAFE Circular 28 was issued only recently, its interpretation and implementation in practice are still subject to substantial uncertainties.

In light of the various requirements imposed by PRC regulations on loans to and direct investment in PRC entities by offshore holding companies, and the fact that the PRC government may at its discretion restrict access to foreign currencies for current account transactions in the future, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans to PRC Subsidiaries in or future capital contributions by us to our WFOE in China. As a result, uncertainties exist as to our ability to provide prompt financial support to our PRC Subsidiaries when needed. If we fail to complete such registrations or obtain such approvals, our ability to use the proceeds we expect to receive from this offering and to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

We rely on dividends and other distributions on equity paid by our subsidiaries to fund offshore cash and financing requirements and any limitation on the ability of our PRC Subsidiaries to transfer cash out of China and/or make remittance to pay dividends to us could limit our ability to access cash generated by the operations of those entities.

We rely on dividends and other distributions on equity paid by our PRC Subsidiaries for our offshore cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders, fund inter-company loans, service any debt we may incur outside of China and pay our expenses. The laws, rules and regulations applicable to our PRC Subsidiaries permit payments of dividends only out of their retained earnings, if any, determined in accordance with applicable accounting standards and regulations.

Under PRC laws, rules and regulations, each of our subsidiaries incorporated in China is required to set aside at least 10% of its after-tax profits each year, after making up for previous years’ accumulated losses, if any, to fund certain statutory reserves, until the aggregate amount of such fund reaches 50% of its registered capital. As a result of these laws, rules and regulations, our subsidiaries incorporated in China are restricted in their ability to transfer a portion of their respective net assets to their shareholders as dividends. As of June 30, 2025 and June 30, 2024, these restricted net assets amounted to approximately $2.5 million and $1.4 million, respectively. However, there can be no assurance that the PRC government will not intervene or impose restrictions on our ability to transfer or distribute cash within our organization or to foreign investors, which could result in an inability or prohibition on making transfers or distributions outside of China and may adversely affect our business, financial condition and results of operations.

Limitations on the ability of our PRC Subsidiaries to make remittance to pay dividends to us could limit our ability to access cash generated by the operations of those entities, including to make investments or acquisitions that could be beneficial to our businesses, pay dividends to our shareholders or otherwise fund and conduct our business.

Our PRC Subsidiaries generate most of their revenue in U.S. dollars, with the rest in Renminbi or Euros. Renminbi is not freely convertible into other currencies. As a result, any restriction on currency exchange may limit the ability of our PRC Subsidiaries to use its Renminbi revenues to pay dividends to us through the WFOE. The PRC government may continue to strengthen its capital controls, and more restrictions and substantial vetting process may be put forward by the SAFE for cross-border transactions falling under both the current account and the capital account. Any limitation on the ability of our WFOE to pay dividends or make other kinds of payments to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

We may be treated as a resident enterprise for PRC tax purposes under the EIT Law, and we may therefore be subject to PRC income tax on our global income.

Under the EIT Law and its implementing rules, both of which came into effect on January 1, 2008 and were last amended on December 29, 2018, enterprises established under the laws of jurisdictions outside of China with “de facto management bodies” located in China may be considered PRC tax resident enterprises for tax purposes and may be subject to the PRC enterprise income tax at the rate of 25% on their global income. “De facto management body” refers to a managing body that exercises substantive and overall management and control over the production and business, personnel, accounting books and assets of an enterprise. The SAT issued the Notice Regarding the Determination of Chinese-Controlled Offshore-Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, or the SAT Circular 82, on April 22, 2009. SAT Circular 82 provides certain specific criteria for determining whether the “de facto management body” of a Chinese-controlled offshore-incorporated enterprise is located in China. Although Circular 82 only applies to offshore enterprises controlled by PRC enterprises, not those controlled by individuals or foreign enterprises, the determining criteria set forth in SAT Circular 82 may reflect the SAT’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises. If we were to be considered a PRC resident enterprise, we would be subject to PRC enterprise income tax at the rate of 25% on our global income, and our profitability and cash flow may be materially reduced as a result of our global income being taxed under the EIT Law. The tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body”.

Dividends payable to our foreign investors and gains on the sale of our Class A ordinary shares by our foreign investors may be subject to PRC tax.

Under the EIT Law and its implementation regulations issued by the State Council, a 10% PRC withholding tax is applicable to dividends payable to investors that are non-resident enterprises, which do not have an establishment or place of business in the PRC or which have such establishment or place of business but the dividends are not effectively connected with such establishment or place of business, to the extent such dividends are derived from sources within the PRC. Any gain realized on the transfer of shares by such investors is also subject to PRC tax at a current rate of 10% which in the case of dividends will be withheld at source if such gain is regarded as income derived from sources within the PRC. If we are deemed a PRC resident enterprise, dividends paid on our Class A ordinary shares, and any gain realized from the transfer of our Class A ordinary shares, may be treated as income derived from sources within the PRC and may as a result be subject to PRC taxation. See “Regulation — Regulations Relating to Taxation.” Furthermore, if we are deemed a PRC resident enterprise, dividends payable to individual investors who are non-PRC residents and any gain realized on the transfer of shares by such investors may be subject to PRC tax at a current rate of 20%. Any PRC tax liability may be reduced under applicable tax treaties. However, it is unclear whether holders of our Class A ordinary shares would be able to claim the benefit of income tax treaties or agreements entered into between China and other countries or areas if we are considered a PRC resident enterprise. If dividends payable to our non-PRC investors, or gains from the transfer of our Class A ordinary shares by such investors are subject to PRC tax, the value of your investment in our Class A ordinary shares may decline significantly.

We and our shareholders face uncertainties with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.

On February 3, 2015, the SAT issued the Announcement on Several Issues Concerning the Enterprise Income Tax on Indirect Transfer of Assets by Non-Resident Enterprises, or the SAT Circular 7. The SAT Circular 7 extends its tax jurisdiction to transactions involving the transfer of taxable assets through offshore transfer of a foreign intermediate holding company. In addition, SAT Circular 7 has introduced safe harbors for internal group restructurings and the purchase and sale of equity through a public securities market. SAT Circular 7 also brings challenges to both foreign transferor and transferee (or other person who is obligated to pay for the transfer) of taxable assets. On October 17, 2017, the SAT issued the Announcement on Issues Relating to Withholding at Source of Income Tax of Non-resident Enterprises, or the SAT Circular 37, which came into effect on December 1, 2017. The SAT Circular 37 further clarifies the practice and procedure of the withholding of non-resident enterprise income tax.

Where a non-resident enterprise transfers taxable assets indirectly by disposing of the equity interests of an overseas holding company, which is an Indirect Transfer, the non-resident enterprise as either transferor or transferee, or the PRC entity that directly owns the taxable assets, may report such Indirect Transfer to the relevant tax authority. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such Indirect Transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. Both the transferor and the transferee may be subject to penalties under PRC tax laws if the transferee fails to withhold the taxes and the transferor fails to pay the taxes.

We face uncertainties as to the reporting and other implications of certain past and future transactions where PRC taxable assets are involved, such as offshore restructuring, sale of the shares in our offshore subsidiaries and investments. Our company may be subject to filing obligations or taxed if our company is transferor in such transactions, and may be subject to withholding obligations if our company is transferee in such transactions, under SAT Circular 7 and/or SAT Circular 37. For transfer of shares in our company that do not qualify for the public securities market safe harbor by investors who are non-PRC resident enterprises, our PRC Subsidiaries may be requested to assist in the filing under SAT Circular 7 and/or SAT Circular 37. As a result, we may be required to expend valuable resources to comply with SAT Circular 7 and/or SAT Circular 37 or to request the relevant transferors from whom we purchase taxable assets to comply with these circulars, or to establish that our company should not be taxed under these circulars, which may have a material adverse effect on our financial condition and results of operations.

Restrictions on currency exchange may limit our ability to utilize our revenues effectively.

A majority of our assets and liabilities are denominated in RMB. The Renminbi is currently convertible under the “current account,” which includes dividends, trade and service-related foreign exchange transactions, but not under the “capital account,” which includes foreign direct investment and loans, including loans we may secure from our onshore subsidiaries. Currently, PRC Subsidiaries may purchase foreign currency for settlement of “current account transactions,” including payment of dividends to us, without the approval of SAFE by complying with certain procedural requirements. However, the relevant PRC governmental authorities may limit or eliminate our ability to purchase foreign currencies in the future for current account transactions, which may limit our ability to utilize revenue generated in Renminbi to fund our business activities outside of the PRC and/or transfer cash out of China to pay dividends in foreign currencies to our shareholders. Foreign exchange transactions under the capital account remain subject to limitations and require approvals from, or registration with, SAFE and other relevant PRC governmental authorities. This could affect our ability to obtain foreign currency through debt or equity financing for our subsidiaries. In addition, there can be no assurance that the PRC government will not impose restrictions on our ability to transfer or distribute cash within our organization or to foreign investors, which could result in an inability or prohibition on making transfers or distributions outside of China and may adversely affect our business, financial condition and results of operations.

Fluctuations in exchange rates could result in foreign currency exchange losses to us and may reduce the value of, and amount in U.S. Dollars of dividends payable on, our Class A ordinary shares in foreign currency terms.

The value of the RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions and the foreign exchange policy adopted by the PRC government. In August 2015, the People’s Bank of China, or PBOC, changed the way it calculates the mid-point price of RMB against the U.S. dollar, requiring the market-makers who submit for reference rates to consider the previous day’s closing spot rate, foreign-exchange demand and supply as well as changes in major currency rates. In 2017, the value of the Renminbi appreciated by approximately 6.3% against the U.S. dollar; and in 2018, the Renminbi depreciated by approximately 5.7% against the U.S. dollar. From the end of 2018 through the end of December 2020, the value of the Renminbi appreciated by approximately 5.10% against the U.S. dollar. It is difficult to predict how market forces or PRC or U.S. government policy, including any interest rate increases by the Federal Reserve, may impact the exchange rate between the RMB and the U.S. dollar in the future. There remains significant international pressure on the PRC government to adopt a more flexible currency policy, including from the U.S. government, which has threatened to label China as a “currency manipulator,” which could result in greater fluctuation of the RMB against the U.S. dollar. However, the PRC government may still at its discretion restrict access to foreign currencies for current account transactions in the future. Therefore, it is difficult to predict how market forces or government policies may impact the exchange rate between the RMB and the U.S. dollar or other currencies in the future. In addition, the PBOC regularly intervenes in the foreign exchange market to limit fluctuations in RMB exchange rates and achieve policy goals. If the exchange rate between RMB and U.S. dollar fluctuates in unanticipated manners, our results of operations and financial condition, and the value of, and dividends payable on, our Class A ordinary shares in U.S. dollar may be adversely affected. We may not be able to pay dividends in U.S. dollar to our shareholders. Appreciation of RMB to U.S. dollar will result in exchange loss, while depreciation of RMB to U.S. dollar will result in exchange gain.

Failure to make adequate contributions to various employee benefit plans and withhold individual income tax on employees’ salaries as required by PRC regulations may subject us to penalties.

Companies operating in China are required to participate in various government-mandated employee benefit contribution plans, including certain social insurance, housing funds and other welfare-oriented payment obligations, and contribute to the plans in amounts equal to certain percentages of salaries, including bonuses and allowances, of our employees up to a maximum amount specified by the local government from time to time at locations where we operate our businesses. The requirement of employee benefit contribution plans has not been implemented consistently by the local governments in China given the different levels of economic development in different locations. Our PRC Subsidiaries are required to provide social security insurance including pension, medical insurance (including maternity insurance), unemployment insurance and on-the-job injury insurance and housing fund plans through a PRC government-mandated benefit contribution plan for our employees. As of June 30, 2025 and June 30, 2024, we had salary and welfare payable balance of $87,816 and $65,171, respectively. Any failure to make adequate contributions may subject our PRC Subsidiaries to late fees and fines in relation to the underpaid employee benefits, which may adversely affect our business, operating results and cash flows. Companies operating in China are also required to withhold individual income tax on employees’ salaries based on the actual salary of each employee upon payment. We may be subject to late fees and fines in relation to the underpaid employee benefits and under-withheld individual income tax, our financial condition and results of operations may be adversely affected.

Our Class A ordinary shares may be delisted under the HFCA Act if the PCAOB is unable to inspect our auditor. The delisting of our Class A ordinary shares, or the threat of their being delisted, may materially and adversely affect the value of your investment.

The HFCA Act was enacted on December 18, 2020. The HFCA Act states if the SEC determines that a company has filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for three consecutive years beginning in 2021, the SEC shall prohibit shares of such company from being traded on a national securities exchange or in the over the counter trading market in the U.S.

On December 16, 2021, the PCAOB issued its determination that the PCAOB is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong. This list did not include Marcum Asia, our independent registered public accounting firm that issues the audit report included elsewhere in this prospectus. Marcum Asia, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the U.S. pursuant to which the PCAOB conducts regular inspection to assess its compliance with the applicable professional standards.

On August 26, 2022, the PCAOB, the CSRC and the Ministry of Finance of the PRC signed the Statement of Protocol, which establishes a specific and accountable framework for the PCAOB to conduct inspections and investigations of PCAOB-governed accounting firms in mainland China and Hong Kong. On December 15, 2022, the PCAOB Board determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary.

On December 29, 2022, the Consolidated Appropriations Act, 2023, was signed into law, which amended the HFCA Act (i) to reduce the number of consecutive non-inspection years required for triggering the prohibitions under the HFCA Act from three years to two, and (ii) so that any foreign jurisdiction could be the reason why the PCAOB does not have complete access to inspect or investigate a company’s auditor. As it was originally enacted, the HFCA Act applied only if the PCAOB’s inability to inspect or investigate was due to a position taken by an authority in the foreign jurisdiction where the relevant public accounting firm is located. As a result of the Consolidated Appropriations Act, 2023, the HFCA Act now also applies if the PCAOB’s inability to inspect or investigate the relevant accounting firm is due to a position taken by an authority in any foreign jurisdiction. The denying jurisdiction does not need to be where the accounting firm is located. Each year, the PCAOB will determine whether it can inspect and investigate completely audit firms in mainland China and Hong Kong, among other jurisdictions. If the PCAOB determines in the future that it no longer has full access to inspect and investigate completely accounting firms in mainland China and Hong Kong and we use an accounting firm headquartered in one of these jurisdictions to issue an audit report on our financial statements filed with the SEC, we would be identified as a Commission-Identified Issuer following the filing of the annual report on Form 20-F for the relevant fiscal year. There can be no assurance that we would not be identified as a Commission-Identified Issuer for any future fiscal year, and if we were so identified for two consecutive years, we would become subject to the prohibition on trading under the HFCA Act.

If our shares are prohibited from trading in the United States, it cannot assure you that such shares will be listed on a non-U.S. exchange or that a market for our shares will develop outside of the United States. Such a prohibition would substantially impair your ability to sell or purchase our shares when you wish to do so, and the risk and uncertainty associated with delisting would have a negative impact on our share price.

Litigation and negative publicity surrounding China-based companies listed in the U.S. may result in increased regulatory scrutiny of us and negatively impact the trading price of our Class A ordinary shares and could have a material adverse effect upon our business, including our results of operations, financial condition, cash flows and prospects.

We believe that litigation and negative publicity surrounding companies with operations in China that are listed in the U.S. have negatively impacted stock prices for such companies. Various equity-based research organizations have published reports on China-based companies after examining, among other things, their corporate governance practices, related party transactions, sales practices and financial statements that have led to special investigations and stock suspensions on national exchanges. Any similar scrutiny of us, regardless of its lack of merit, could result in a diversion of management resources and energy, potential costs to defend ourselves against rumors, decreases and volatility in the share trading price, and increased directors and officers insurance premiums and could have a material adverse effect upon our business, including our results of operations, financial condition, cash flows and prospects.

It may be difficult for overseas regulators to conduct investigation or collect evidence within mainland China.

Shareholder claims or regulatory investigation that are common in the United States generally are difficult to pursue as a matter of law or practicality in China. For example, in China, there are legal and other obstacles to providing information needed for regulatory investigations or litigation initiated outside China. Although the authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such cooperation with the securities regulatory authorities in the Unities States may not be efficient in the absence of mutual and practical cooperation mechanism. According to Article 177 of the PRC Securities Law, or Article 177, which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC. Furthermore, pursuant to the Provisions on Strengthening the Confidentiality and Archives Administration Related to the Overseas Securities Offering and Listing by Domestic Enterprises which became effective on March 31, 2023, the investigation and evidence collection in relation to the oversea securities offering and listing of the PRC companies by overseas securities regulatory authorities and relevant authorities shall be conducted through the cross-border cooperation mechanism for supervision and administration. The PRC companies shall obtain the prior consent from the CSRC or relevant authorities before cooperating with such overseas securities regulatory authorities or relevant authorities in connection with relevant inspections or investigations or providing relevant documents to such overseas securities regulatory authorities or relevant authorities. The inability for an overseas securities regulator to directly conduct investigation or evidence collection activities within China may further increase difficulties faced by you in protecting your interests. See also “— Risks Related to the ADSs and This Offering — You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law” for risks associated with investing in us as a Cayman Islands company.

Risks Related to Our Business and Industry

We are a company with a limited operating history and financial track record in the emerging and fast-evolving autonomous driving industry, which involves significant risks and uncertainties.

We commenced operations in 2011 and started production of our commercial cleaning robots in China in 2020. We are still in a relatively early stage of development. You should consider our business and prospects in light of the risks and challenges we face as a company with limited operating history into a rapidly-evolving industry, including, among other things, with respect to our ability to:

•        design and offer safe, reliable and quality products and services on an ongoing basis;

•        establish and expand our customer base for our commercial cleaning robots;

•        successfully expand our operations in the rental of commercial cleaning robots;

•        successfully expand to new geographical areas and jurisdictions, both in China and overseas;

•        successfully produce and assembly commercial cleaning robots with our suppliers and business partners in the expected timeline;

•        maintain the safe operation of our intelligent commercial cleaning robots;

•        establish and maintain cooperative relationships with suppliers, logistics and urban service providers, and others;

•        improve and enhance our platform, products and technologies, and maintain a reliable, secure, high-performance and scalable technology infrastructure;

•        improve and maintain our operational efficiency;

•        successfully market our product and service offerings;

•        attract, retain, and motivate talented employees;

•        obtain and generate sufficient capital to maintain our operations and grow our business;

•        anticipate and adapt to changing market conditions, including technological developments and changes in competitive landscape;

•        build a well-recognized and respected brand; and

•        navigate an evolving and complex regulatory environment.

If we fail to address any or all of these risks and challenges, our business, prospects, financial condition and results of operations may be materially and adversely affected.

In addition, because we have limited historical financial track record and operate in rapidly-evolving markets, any predictions about our future revenue and expenses may not be as accurate as they would be if we had a longer operating history or operated in a more established market. In future periods, our revenue growth may slow down or even decline for a number of reasons, including slower-than-expected commercialization of our products and services, fiercer competition, unfavorable market conditions and rapidly evolving government regulations. We have encountered in the past, and will continue to encounter in the future, risks and uncertainties frequently experienced by fast-growing companies with limited operating histories in rapidly-changing industries. If our assumptions regarding these risks and uncertainties, which we use to plan and operate our business, are incorrect or outdated, or if we do not address these risks successfully, our actual results of operations could differ materially from our projections, and our business, prospectus, financial condition and results of operations could be adversely affected.

We operate in an emerging market, which makes it difficult to evaluate our business and prospects. If markets for commercial cleaning robots develop more slowly than we expect, and demand are slower than we expect, our operating results and growth prospects could be harmed.

While our commercial cleaning robots have been applied to indoor and outdoor cleaning settings, such as hotels, hospitals, shopping malls, and underground parking lots, especially in high-traffic areas, the concept of commercial cleaning robots is relatively new and rapidly evolving, making our business and prospects difficult to evaluate. The growth and profitability of the commercial cleaning robot market depends on the increasing level of demand and acceptance of collaborative robots that operate alongside employees. We cannot be certain that this will happen. If there is pushback against the adoption of the commercial cleaning robots in everyday commercial applications, then this market may develop more slowly than we expect, which could adversely impact our operating results and our ability to grow the business.

We operate in an emerging industry that is subject to rapid technological change and will experience increasing competition.

Our product offerings compete in a broad competitive landscape that include incumbent actors and emerging players in the commercial cleaning robot sector. Our competitor base may develop new technologies or products that provide superior features or are less expensive than our products. Our competitors may respond more quickly to new or emerging technologies, undertake more extensive marketing campaigns, have greater financial, marketing, manufacturing and other resources than we do, or may be more successful in attracting potential customers, employees and strategic partners. If we are not able to compete effectively, our business, prospects, financial condition, and operating results will be negatively impacted.

Our business plans require a significant amount of capital. Future capital needs may require us to sell additional equity or debt securities that may dilute or subordinate the rights of our shareholders.

We intend to expand operations worldwide and continue to invest in the research and development of our product offerings and technologies. We anticipate that we will continue to incur expenses for the foreseeable future as we continue to advance our products and services, expand our corporate infrastructure, including the costs associated with being a public company and further our research and development initiatives for our products. We are subject to all of the risks typically related to the development of robotics and IoT products, and we may encounter unforeseen expenses, difficulties, complications, delays and other unknown factors that may adversely affect our business. We believe that our existing working capital will fund our current operating plans through at least the next twelve months from the date of this offering. However, there is no assurance that our existing working capital is sufficient for our business operation after the twelve months, and we may need additional funding in connection with our continuing operations. Until we can generate a sufficient amount of revenue from sales of our products and services, we expect to finance our future cash needs through public or private equity or debt financings, third-party (including government) funding, or any combination of these approaches.

Accounts receivables are typically unsecured which does not need collateral or other security, which may affect our business, financial condition and results of operations.

As of June 30, 2025 and June 30, 2024, we have account receivables of approximately $0.9 million and $0.8 million, respectively. Accounts receivables are typically unsecured and are derived from revenue earned through third-party consumers. We conduct credit evaluations of third-party customers, and generally do not require collateral or other security from third-party customers.

We have established an allowance for doubtful accounts primarily based upon the age of the receivables and factors surrounding the credit risk of specific third-party customers. However, if the third-party customers default on the payment of account receivables, we may have to write off uncollectible receivables as bad debt, thus incurring a financial loss, which may disrupt our cash flow and hinder our company’s ability to meet out financial obligations. Further, if accounts receivable cannot be collected, it may force the business to scale back operations, lay off employees, or even temporarily close if the financial situation becomes untenable, which can adversely affect our business, financial condition and results of operations.

Our operating history may not be indicative of our future growth or financial results and we may not be able to sustain our historical growth rates.

Our operating history may not be indicative of our future growth or financial results. There is no assurance that we will be able to grow our revenues in future periods. Our growth rates may decline for any number of possible reasons, and some of them are beyond our control, including decreasing customer demand, increasing competition, shortage of raw materials, price increase of raw materials, or changes in government policies or general economic conditions. We will continue to expand our sales and distribution network and product offerings to bring greater convenience to our customers and to increase our customer base and volume of sales. However, the execution of our expansion plan is subject to uncertainty and the sales may not grow at the rate we expect for the reasons stated above. If our growth rates decline, investors’ perceptions of our business and prospects may be adversely affected and the market price of our Class A ordinary shares could decline.

Our future results and competitive position are dependent on the successful development of new product offerings and improvement of existing product offerings, which are subject to a number of difficulties and uncertainties.

Our future results and ability to maintain or improve our competitive position depend on our capacity to anticipate changes in our key markets and to identify, develop, produce, market and sell new or improved products in these changing markets successfully. We have to introduce new products and re-launch and extend existing product lines on a timely basis in order to counteract obsolescence and decreases in sales of existing products as well as to increase overall sales of our products. The launch and success of new or modified products are inherently uncertain, especially as to the products’ appeal to consumers, and there can be no assurance as to our continuing ability to develop and launch successful new products or variations of existing products. The failure to launch a product successfully can affect consumer perception of our other products. Market factors and the need to develop and provide modified or alternative products may also increase costs. In addition, launching new or modified products can result in cannibalization of sales of our existing products if consumers purchase the new product in place of our existing products. If we are unsuccessful in developing new products in response to changing consumer demands or preferences in an efficient and economical manner, or if our competitors respond more effectively than we do, demand for our products may decrease, which could materially and adversely affect our business, financial condition and results of operations.

We have limited experience in operating our commercial cleaning robots in a variety of applications. Unforeseen safety issues with our products could result in injuries to people which could result in adverse effects on our business and reputation.

Our commercial cleaning robots operate autonomously in indoor and outdoor cleaning settings, such as hotels, hospitals, shopping malls, and underground parking lots, especially in high-traffic areas, that are surrounded by various moving and stationary physical obstacles and by human and vehicles. Such environments are prone to collisions, unintended interactions and various other incidents, regardless of our technology. Therefore, there is a possibility that our commercial cleaning robots may be involved in a collision with any number of such obstacles or even a human being. Our commercial cleaning robots, by leveraging our patented L4 low-speed autonomous driving technology and utilizing sensors, navigation and positioning, algorithms, communication (Wi-Fi, 5G) technologies, can navigate complex environments with minimal human intervention to effectively enhance operational efficiency and safety in those indoor and outdoor cleaning settings. Nevertheless, real-life environments, especially those in crowded areas, are unpredictable and situations may arise in which our robots may not perform as intended. A highly publicized incident of our autonomous robots causing injuries to people could lead to negative publicity and subject us to lawsuits. Such lawsuits or adverse publicity would negatively affect our band and harm our business, prospects, financial condition and operating results.

Failure to maintain the quality of our products could have a material and adverse effect on our reputation, financial condition, and results of operations.

The quality of our products are our core values and critical to our success. We pay close attention to quality control, monitoring each step in the process from procurement to production and from inspection to delivery. We have adopted standard operating procedures (SOP) for our robot processing. Yet, maintaining consistent product quality depends significantly on the effectiveness of our quality control system, which in turn depends on a number of factors, including, among others, the design of our quality control protocols, and effective employee training to ensure that our employees adhere to and implement our quality control policies and procedures and the effectiveness of monitoring any potential violation of our quality control policies and procedures.

We have developed a rigorous quality control system that enables us to monitor each stage of the production and post-production process. However, despite our quality control system, we cannot eliminate the risks of errors, defects or failures. We may fail to detect or cure defects as a result of a number of factors, many of which are outside our control, including:

•        technical or mechanical malfunctions in the production process;

•        human error or malfeasance by our quality control personnel;

•        tampering by third parties; and

•        defective raw materials or equipment.

In addition, the quality of the products or services provided by our suppliers or business partners is subject to factors beyond our control, including the effectiveness and the efficiency of their quality control system. There can be no assurance that our suppliers or business partners may always be able to adopt appropriate quality control systems and meet our stringent quality control requirements in respect of the products or services they provide. Any failure of our suppliers or business partners to provide satisfactory products or services could harm our reputation and adversely impact our operations. In addition, we may be unable to receive sufficient compensation from suppliers and business partners for the losses caused by them.

Our business, financial condition and results of operations may be materially and adversely affected if we are unable to attract and retain customers and maintain satisfactory customer experience.

The success of our business depends on our ability to provide a satisfactory procurement experience to expand our customer base, which in turn depends on a variety of factors. These factors include but not limited to our ability to offer a wide array of high-quality IoT and cleaning robotic products with great value for money, optimize the product and service offering in response to the diverse and evolving demands of our customers, expand and maintain relationships with our customers, suppliers and service providers, and offer timely and reliable fulfillment service, all of which will require us to incur substantial costs and expenses. If such costs and expenses fail to effectively result in an expansion of our customer base, we may not be able to achieve our business goals and our results of operations may be materially and adversely affected. Our efforts to grow our customer base may not lead to increased revenues in the immediate future. Even if they do, any increases in revenues may not offset the cost of revenues and the expenses incurred. If we are not successful in our efforts to retain existing customers, attract new customers, increase customer spending, our revenues may decline and our results of operations may be materially and adversely affected.

Interruptions to or failures in the delivery services could prevent the timely or successful delivery of our products. These interruptions or failures may be due to unforeseen events that are beyond our control or the control of our third-party delivery service providers, such as inclement weather, natural disasters or labor unrest. If our products are not delivered in a timely or reliable manner, or are delivered in a damaged state which we failed to detect, customers may refuse to accept these products and have less confidence in our products and services. Furthermore, we may face claims raised by our customers that hold us liable for any losses and damages arising therefrom. As a result, our reputation, business, financial condition, and results of operations might suffer significantly.

We depend on our customer service team to provide pre-sale, sale and after-sales services and handle customer requests to maintain, repair, return or exchange. If our customer service team fails to provide satisfactory services, our brand and customer loyalty may be adversely affected. In addition, any negative publicity or poor feedback regarding our customer service may harm our brand and reputation and in turn cause us to lose customers and market share.

As a result, if we are unable to continue to maintain the quality of our customer experience and customer service, we may not be able to retain existing customers or attract new customers, which could have a material adverse effect on our business, financial condition and results of operations.

We are heavily dependent on our key customers. If we fail to acquire new customers or retain existing customers in a cost-effective manner, our business, financial condition and results of operations may be materially and adversely affected.

We are heavily dependent on our key customers, in particular ID&C, a division of Avery Products Corporation (“ID&C”). currently our largest customer. For the fiscal year ended June 30, 2025, ID&C accounted for approximately 49.8% of our total revenues. For the fiscal year ended June 30, 2024, ID&C and another customer accounted for approximately 60.8% and 10.7%, respectively, of our total revenues.

We maintain long-term and stable relationships with our key customers. However, there is no assurance that our key customers will continue to purchase from us. If our key customers reduce, delay, or cancel their purchases or repurchase with us for any reason, or the financial condition of our customers deteriorates, our business could be adversely affected.

Our primary operating subsidiary, Shanghai Evertrend, has entered into a non-binding supplier agreement with ID&C for the supply of our smart wristband products. While binding obligations arise only upon the issuance of individual purchase orders, ID&C has the right to cancel any purchase order with seven day’s prior notice. Although we believe we have a stable and close relationship with ID&C, there is no assurance that our business with ID&C will continue at the same level, or at all. The loss of ID&C or a significant reduction in orders from ID&C could materially and adversely affect our revenue and profit. We may not be able to secure alternative customers of a similar scale in a timely manner or cost-effective way, if at all.

Our ability to cost-effectively attract new customers and retain existing customers, especially key customers, is crucial to driving revenues growth and achieving profitability. We have focused on investing in branding, sales and marketing to acquire and retain customers since our inception. We also expect to continue to focus on acquiring new customers and retain existing ones, especially our key customers. However, there can be no assurance that new customers will stay with us, or the revenues from new customers we acquire will ultimately exceed the cost of acquiring those customers. In addition, if our existing customers, especially our existing key customers no longer find our products appealing, or if our competitors offer more attractive products, prices, discounts or better customer services, our existing customers may lose interest in us, decrease their purchases or even stop purchasing from us. If we are unable to retain our existing customers, especially our key customers or to acquire new customers in a cost-effective manner, our revenues may decrease and our results of operations will be adversely affected.

We are heavily dependent on our key suppliers on the supply of certain products and raw materials, the loss of which could adversely affect our business, financial condition and results of operations.

We are heavily dependent on our key suppliers. For the fiscal year ended June 30, 2025, supplier A and supplier H accounted for approximately 22.1%, and 14.1% of total purchases, respectively. For the fiscal year ended June 30, 2024, supplier A accounted for approximately 29.0% of our total purchases.

We have no long-term purchase agreements with our suppliers. Our purchases with our suppliers are typically governed by simple purchase agreements or purchase orders. We have purchased, and expect to continue to purchase, certain products from our key suppliers through simple purchase agreements or purchase orders. At any time, our key suppliers can reduce the quantities of products they sell to our PRC Subsidiaries, or cease selling products our PRC Subsidiaries at all. Such reductions or terminations could have a material adverse impact on our revenues, profits, and financial condition.

The unavailability of certain products, delays in the delivery of certain products or the delivery of products that does not meet our specifications could impair our ability to meet customers’ orders. We are also subject to credit risk with respect to our key suppliers. If any such key suppliers become insolvent, an appointed trustee could potentially ignore the purchase orders we have in place with such party, resulting in increased charges or the termination of the purchase orders. We may not be able to replace a supplier within a reasonable period of time, on favorable terms or without disruption to our operations. Any adverse changes to our relationships with our key suppliers could have a material adverse effect on our image, brand and reputation, as well as on our business, financial condition and results of operations.

Although we have no long-term purchase agreements with our suppliers, we believe we have built solid relationships with some of them over the years, and our suppliers provide a stable and sufficient supply of raw materials for our business operations. However, there is no assurance that they will deliver the required raw materials to us in line with our quality and quantity requirements at a timely manner in future.

If any of our suppliers, especially key suppliers cease to supply raw materials to us and if we need alternative sources for any other reason, those raw materials may not be immediately available to us. If alternative suppliers are not immediately available, we will have to identify and qualify alternative suppliers, and production and sales of our products may be delayed. We may not be able to find an adequate alternative supplier in a reasonable time period or on commercially acceptable terms, if at all. An inability to obtain our key source supplies for the production of our products might require us to delay shipments of products, harm customer relationships or force us to curtail or cease operations, which could adversely affect our business, financial condition and results of operations.

A significant interruption in the operations of our suppliers and other business partners could potentially disrupt our operations.

We have limited control over the operations of our suppliers and other business partners and any significant interruption in their operations may have an adverse impact on our operations. For example, a significant interruption in the operations of our suppliers could cause delay or termination of shipment of the raw materials to us, which may cause delay or termination of shipment of ordered products to our customers, resulting in damage to our customer relationships if we could not solve the impact of the interruptions of operations of our suppliers, our business operations and financial results may be materially and adversely affected.

Although we believe that we could establish alternate sources from other suppliers, any delay in locating and establishing relationships with other sources could result in shortages or back orders. There can be no assurance that such replacement suppliers will provide the raw materials that are needed by us in the quantities that we request or at the prices that we are willing to pay. Any shortage in quantities or increase in prices could adversely affect our financial conditions and results of operations.

Our inability to pass on price increases for raw materials to our customers could adversely affect our results of operations.

Our ability to pass through increases in the prices of raw materials depends, among others, on prevailing competitive conditions and pricing methods in the markets in which we operate, and we may not be able to pass through such price increases to our customers. Even if we are able to pass through increases in prices, competition from other similar products may lead to a decline in orders for our products or even obsolescence. Our inability to pass through price increases in raw materials and preserve our profit margins in the future while remaining competitive could materially adversely affect our business, financial condition, and results of operations.

Components used in our sensors may fail as a result of manufacturing, design or other defects over which we have no control and render our devices permanently inoperable.

We rely on third-party component suppliers to provide certain functionalities needed for the operation and use of our devices. Any errors or defects in such third-party technology could result in errors in our sensors that could harm our business. If these components have a manufacturing, design or other defect, they can cause our sensors to fail and render them permanently inoperable. As a result, we may have to replace these sensors at our sole cost and expense. Should we have a widespread problem of this kind, our reputation in the market could be adversely affected and our replacement of these sensors would harm our business.

Our commercial cleaning robots are highly technical and could be vulnerable to hardware errors or software bugs, which may harm our reputation and our business.

Bugs and errors could diminish performance, create security vulnerabilities, affect data quality in logs or interfere with interpretation of data, or even cause personal injury accidents. Some errors may only be detected under certain circumstances or after extended use. We update our software and firmware on a regular basis, in spite of extensive quality screening, if a bug were to occur in the process of an update, it could result in devices becoming permanently disabled or operate incorrectly.

We offer a limited warranty on all products and any such defects discovered in our products could result in loss of revenue or delay in revenue recognition, loss of customer goodwill and increased service costs, any of which could harm our business, operating results and financial condition. We could also face claims for product or information liability, tort or breach of warranty. Defending a lawsuit, regardless of its merit, is costly and may divert management’s attention and adversely affect the market’s perception of us and our devices.

We are exposed to fluctuations in the supply of, or demand for, primarily chips, inlays, sensors, batteries and other components, and also chemical and plastic raw materials, inside and outside of China, along with the conditions underlying such fluctuations, which could adversely affect the trading volume and price of our products.

Our raw materials for our IoT products include chips, fabrics, bamboo, smart cards and inlays, and our raw materials for our cleaning robot products include sensors, metal components, wheels, batteries, and plastic enclosures. The volume of supply and demand for the above-mentioned raw materials varies from time to time resulting from changes in resource availability, government policies and regulations, costs of production, demand from customers, and technology development inside and outside China. In the event that the supply of those raw materials decreases or the price of those raw materials increases so that our purchase price of those raw materials increases, and that we are unable to pass on the entirety or a majority of such increase in costs to our customers, our financial performance may be adversely affected.

Changes in the conditions underlying the supply of, and demand for, our raw materials may also result in fluctuations in prices of those raw materials, which could adversely impact our results of operations and financial performance. For example, a decline in the global economy or the economic and financial conditions of any specific country, region or sector may cause decline in the supply of or demand for our raw materials in the affected country, region or sector, thus negatively affecting our business, results of operations, and earnings. Other examples of conditions which might result in fluctuations in the supply of, or demand for, our raw materials include but are not limited to (i) the insolvency of key suppliers leading to supply chain difficulties and/or unmatched raw materials price exposure and/or a reduction in raw material supplies; (ii) a significant increase in raw material prices resulting in the unwillingness or incapability of our suppliers to honor their contractual commitments to sell raw materials on pre-agreed pricing terms; (iii) a decline in the value of inventories resulting in write-downs; and (iv) a decline in customer needs due to macroeconomic restrictions imposed by national and local government, or business shut-down due to natural disasters and pandemic.

Changes in our product mix could cause changes in our revenue or gross margin, or affect our competitive position.

Our results of operations are affected by the mix of our products available. Changes in product mix result primarily from changes in customer demands, competition, business development strategies and business acquisitions. Our product lines can be broadly divided into two categories: IoT products and commercial cleaning robots. Different products may have different gross margins. As we continue to broaden the mix of our product offerings, we may see fluctuation or decrease in our gross margin in the foreseeable future. Whether and to what extent any adverse mix impact will result in a decline of our gross margin in any given period will depend on the extent to which they are, or are not, offset by positive impacts to gross margin during such period. Downward pressure on sales prices, changes in the volume or timing of our orders, and an inability to pass higher product costs on to customers could also cause our gross margin to fluctuate or decline, especially when the customers have alternative product or supplier in the market. We can experience downward pressure on sales prices as a result of deflation, pressure from customers to reduce costs, or increased competition.

Our future growth depends in part on new products and new technology innovations, and failure to invent and innovate new product offerings and new technologies could adversely impact our business, financial condition and results of operations.

To remain competitive, we must continue to stay abreast of the constantly evolving industry trends and to enhance and improve upon our new products and new technologies accordingly. As of October 31, 2024, we have a total of 52 registered patents in China. Our future growth depends in part on maintaining our current products in new and existing markets, as well as our ability to develop new products and technologies to serve such markets. To the extent that competitors develop competitive products and technologies, or new products or technologies that achieve higher customer satisfaction, our business prospects could be adversely impacted. Our competitors are continuously searching for more cost-effective products and substitutes, and our existing and prospective customers may choose products offered at a comparatively lower price than that of our products. In addition, regulatory approvals for new products or technologies may be required, which may not be obtained in a timely or cost-effective manner, adversely impacting our business prospects.

There can be no assurance that we will be able to produce new products or invent and innovate new technologies effectively so as to meet customer’s requirements. If we are unable to adapt in a cost-effective and timely manner in response to changing market conditions or customer preferences, either for technical, legal, financial, or other reasons, our business, financial condition, and results of operations may be materially and adversely affected.

Our use of certain leased properties could be challenged by governmental authorities, which may materially and adversely affect our business operations.

As of the date of this prospectus, certain lessors of our leased properties have provided us with certain documentation proving their right to lease those properties to us, but they have not provided relevant property ownership certificates specifying the registered permitted uses of such properties. Given that our leased properties should be used strictly in accordance with the permitted use as registered in the property ownership certificates, we can provide no assurance that our current use of these properties aligns with such registered uses, although we use the leased properties in accordance with the purposes provided by the leases, if any. In the event that the leased properties are utilized for purposes other than the permitted use, the property owner may be subject to fines and the competent PRC government authorities may order the property owner to return the land where the leased properties are housed on, and we may be forced to relocate the affected operations. In addition, our leases could be terminated and we may become involved in disputes with the property owners or the lessor.

All of our leasehold interests in leased properties have not been registered with the competent PRC government authorities as required by PRC laws and regulations, which may expose us to administrative fines of up to RMB10,000 for each of the unregistered lease agreements if we fail to remediate after receiving any notice from the competent PRC government authorities.

As of the date of this prospectus, we were not aware of any material claims or actions being contemplated or initiated by government authorities, property owners or any other third parties with respect to our leasehold interests in or use of such properties. However, we cannot assure you that our use of such leased properties will not be challenged. In the event that our use of properties is successfully challenged, we may be subject to fines and forced to relocate the affected operations. Nevertheless, we believe that we have various suitable options that meet our needs if we need to find replacement sites. As a result, if there are any issues with our current leased properties, we believe our current operations will not be materially affected.

Our success depends on the continuing efforts of our key employees, including our senior management members. If we fail to recruit, retain and motivate our key employees, we could lose the innovation, collaboration and focus that contribute to our business.

Our future success is significantly dependent upon the continued service of our key executives and other key employees, including Mr. Congming Pi, our Chief Executive Officer and director and Ms. Guiping Peng, our Chief Financial Officer. If we lose the services of any member of management or other key personnel, we may not be able to locate suitable or qualified replacements and may incur additional expenses to recruit and train new employees, which could severely disrupt our business and growth. Competition for talent in China’s commercial cleaning robot industry is intense, and the availability of suitable and qualified candidates in China is limited. Competition for these individuals could cause us to offer higher compensation and other benefits to attract and retain them.

Even if we were to offer higher compensation and other benefits such as share-based incentives, there is no assurance that these individuals will choose to join or continue to work for us. Any failure to attract or retain key management and personnel could severely disrupt our business and growth. If any dispute arises between our current or former officers and us, we may have to incur substantial costs and expenses in order to enforce the agreements in China, or we may be unable to enforce them at all. We also commit significant time and other resources to training our employees, which increases their value to competitors if they subsequently leave us for them.

We may need to raise additional funds to pursue our growth strategy or continue our operations, and we may be unable to raise capital when needed or on acceptable terms.

From time to time, we may seek additional equity or debt financing to fund our growth, conduct research and development of new products or technology, or update or upgrade our exhibiting products or technology, or respond to competitive pressures or make acquisitions or other investments. Our current or future strategies may not be successfully implemented or generate sustainable profit, and our business plans may change, general economic, financial or political conditions in our markets may deteriorate or other circumstances may arise, in each case that have a material adverse effect on our cash flows and the anticipated cash needs of our business. Any of these events or circumstances could result in significant additional funding needs, requiring us to raise additional capital. We cannot predict the timing or amount of any such capital requirements at this time. If financing is not available on satisfactory terms, or at all, we may be unable to expand our business at the rate desired and our results of operations may suffer. Financing through issuances of equity securities would be dilutive to holders of our shares.

We may fail to compete effectively in the commercial cleaning robot industry.

According to Frost & Sullivan Report, in 2019, the global commercial cleaning robot shipment was approximately 15.6 thousand units. By 2024, it has increased to 27.9 thousand units, with a CAGR of 12.3%. The industry is expected to experience rapid growth from 2025 to 2029, with a projected CAGR of 16.6%. By 2029, the shipment is anticipated to reach about 60.5 thousand units. In the future, with continued advancements in autonomous driving technology, intelligent algorithms, and autonomous navigation systems, coupled with the growing demand for automation, we anticipate transformative changes across various industries. There are several major companies, including Gaussian Robotics, iDriverplus Technology, and Nilfisk, which compete with us in the commercial cleaning robot industry. These companies compete with us by offering a range of intelligent cleaning solutions, leveraging advanced technologies such as AI-driven navigation, automated task scheduling, and customized cleaning capabilities. Some of them focus on specific market niches, such as high-end cleaning solutions or specialized environments, while others target broader markets with cost-effective products. Competition is driven by factors such as product performance, technological innovation, pricing, customer support, and brand reputation. If we are not competitive in any of those factors, we may fail to compete effectively.

Additionally, our current or future competitors in the commercial cleaning robot industry may include companies with similar or greater market presence, name recognition, and financial, marketing, technological, and other resources, and we believe they will continue to challenge us with their product selection, financial resources, technological advancements and services. Increased competition could cause us to lose market share, reduce our prices, or increase our spending. The emergence of other commercial cleaning robot providers similar to us, whether as extensions of our traditional competition or in the form of major, non-traditional competitors, could result in easier and quicker price discovery and the adoption of aggressive pricing strategies and sales methods. These pressures could have the effect of eroding our revenues and profitability over time.

Our competitors could provide products with more competitive prices and comprehensive services or undertake more aggressive marketing campaigns than ours. We must constantly react to changes in prices, products and services offered by our competitors to remain competitive. Price competition in the commercial cleaning robot industry could lead to lower product prices, which may adversely affect our profitability.

Failure to renew our current leases or locate desirable alternatives for our facilities could materially and adversely affect our business.

We lease properties for our offices and assembly facilities. We may not be able to successfully extend or renew such leases upon expiration of the current term on commercially reasonable terms or at all, and may therefore be forced to relocate the affected operations. This could disrupt our operations and result in significant relocation expenses, which could adversely affect our business, financial condition and results of operations. In addition, we compete with other businesses for premises at certain locations or of desirable sizes. As a result, even though we could extend or renew our leases, rental payments may significantly increase as a result of the high demand for the leased properties. In addition, we may not be able to locate desirable alternative sites for our facilities as our business continues to grow, and failure in relocating our affected operations could adversely affect our business and operations.

Misconducts, including illegal, fraudulent or collusive activities, by our employees, customers and suppliers, may harm our brand and reputation and adversely affect our business and results of operations.

Misconduct, including illegal, fraudulent or collusive activities, unauthorized business conducts and behaviors, or misuse of corporate authorization by our employees, contractors, customers, suppliers and other business partners could subject us to liability and negative publicity. Our employees, contractors, customers and suppliers may conduct fraudulent activities or violations of local laws and regulations, such as accepting payments from or making payments to other business participants or third parties in order to bypass our internal system and to complete shadow transactions and/or transactions outside our official or authorized channels, disclosing customers’ information to competitors or other third parties for personal gains, or applying for fake reimbursement. They may conduct activities in violation of unfair competition law, which may expose us to unfair competition allegations and risks. We cannot assure you that such incidents will not occur in the future. It is not always possible to identify and deter such misconduct, and the precautions we take to detect and prevent these activities may not be effective. Such misconduct could damage our brand and reputation, which could adversely affect our business and results of operations.

Our business and results of operations are subject to seasonal fluctuations and unexpected interruptions.

We experience seasonality in our business, as a combined result of seasonal fluctuations in customer purchases and industry seasonality patterns. For example, our IoT products are subject to seasonality, driven by the seasonal fluctuations in concert schedules, which typically run from November through the following August. As a result of this seasonality, the financial performance in any given period of the year may not be fully indicative of the results expected for the entire fiscal year. Notwithstanding the foregoing, the impact of seasonality on our business has been relatively mild but we have seen an upward trend and such a trend may continue in the future. Due to our limited operating history, the seasonal trends that we have experienced in the past may not apply to, or be indicative of, our future operating results. Fluctuations due to seasonality may materially and adversely affect the predictability of our results of operations.

If we fail to develop and maintain our brand, our business and results of operations may be materially and adversely affected.

We believe that developing and maintaining the recognition and reputation of our brands effectively is critical to attracting new and retaining existing suppliers and customers and has contributed significantly to the growth and success of our business. Many risk factors, some of which are beyond our control, are important to maintaining and enhancing our brand. These factors include our abilities to:

•        provide compelling transaction experience to customers and maintain or improve customers’ satisfaction with our customer services;

•        maintain the popularity, quality and authenticity of the products;

•        maintain the efficiency, safety, reliability and quality of our production workshops and enhance our assembling, processing and R&D capacities;

•        increase brand awareness through marketing and brand promotion activities;

•        preserve our reputation and goodwill in the event of any negative publicity on customer service, product quality, price or authenticity, or other issues affecting us or other similar business as us in China; and

•        maintain our cooperative relationships with suppliers and third-party service providers.

Any negative publicity with respect to us and our business partners, as well as our industry in general, may materially and adversely affect our business and results of operations.

Any unfavorable media coverage or negative publicity about us, our business partners and our industry in general, such as the, product quality, functionality of our IoT solutions and commercial cleaning robot products, litigation, regulatory activity, or actions of our suppliers, could seriously harm our reputation. Such negative publicity could also adversely affect the size, demographics, engagement, and loyalty of our customers and result in decreased revenue, which could seriously harm our business. Critics of our industry, and others who may want to pursue an agenda utilized and may in the future utilize the internet, the press and other means to publish criticisms of our industry or competitors, or make allegations regarding our business and operations, or the business and operations of our competitors. We or others in our industry may receive similar negative publicity or allegations in the future, and it could be costly, time-consuming, distracting to management and may materially and adversely affect our business and results of operations.

We are subject to a wide array of complex and changing laws and regulations in China and worldwide, which may expose us to liability, increase costs or have other adverse effects that could harm our business.

We are subject to a variety of laws and regulations in China and worldwide, including without limitation, import and export requirements, antibribery and corruption laws, product compliance laws, environmental laws, foreign exchange controls and cash repatriation restrictions, advertising regulations, data privacy and cybersecurity requirements, regulations on suppliers regarding the sources of supplies or products, labor and employment laws, intellectual property law, and anti-competition regulations. Due to the uncertainties associated with the evolving legislative activities and varied local implementation practices of such laws and regulations in China and worldwide, compliance with these laws, regulations, rules, guidelines and implementations may be costly, and any non-compliance or associated inquiries, investigations and other governmental actions may divert significant management time and attention and our financial resources, bring negative publicity, subject us to liabilities or administrative penalties, and may materially and adversely affect our financial conditions, operations and business prospects.

Failure to obtain, renew, or retain licenses, permits or approvals may affect our ability to conduct or expand our business.

We are required to hold a number of licenses, permits and approvals in connection with our business operations. Our business is subject to governmental supervision and regulation by relevant PRC governmental authorities, including, among others, the PRC Ministry of Commerce, the General Admission of Customs, and Market Supervision and Administration Bureau. Together, these governmental authorities promulgate and enforce regulations that cover a variety of business, such as provision of internet information, provision of supply chain management platform, and internet advertising. These regulations in general regulate the entry into these industries, the scope of permissible business activities, licenses and permits for various business activities, and foreign investment. We are required to hold a number of licenses and permits in connection with our business operations, including, among others, Certificate of the Customs, and Business Licenses.

As of the date of this prospectus, we have not received any notice of warning or been subject to penalties or other disciplinary action from the relevant governmental authorities regarding our conducting our business without the above-mentioned licenses. However, we cannot assure you that we will not be subject to any penalties in the future. As the IOT Solutions and commercial cleaning robot sectors are still evolving in China, new laws and regulations may be adopted from time to time that require additional licenses and permits other than those we currently have, or that address new issues that may arise from time to time. As a result, substantial uncertainties exist regarding the interpretation and implementation of current and any future PRC laws and regulations applicable to those industries.

Current and future investments or acquisitions may fail and may result in equity and earnings dilution and significant diversion of management attention.

We may in the future acquire, companies, assets and technologies that are complementary to our business. From time to time, we may also make alternative investments and enter into strategic partnerships or alliances as we see fit to expand our product offerings or business in other countries. Our investments or acquisitions may not yield the results we expect. In addition, investments and acquisitions could result in the use of substantial amounts of cash, potentially dilutive issuances of equity securities, significant amortization expenses related to intangible assets, significant diversion of management attention and exposure to potential unknown liabilities of the acquired business. Moreover, the cost of identifying and consummating investments and acquisitions, and integrating the acquired businesses into ours, may be significant, and the integration of acquired businesses may be disruptive to our existing business operations. In the event that our investments and acquisitions are not successful, our results of operations and financial condition may be materially and adversely affected.

Any future litigations, arbitrations, governmental investigations and other legal proceedings could have a material and adverse impact on our financial condition and operating results.

We may be subject to lawsuits, arbitrations and other legal proceedings brought by our competitors, customers, suppliers or other entities against us. For any litigation or arbitration where we can make a reasonable estimate of the liability relating to such litigation or arbitration against us and can determine that an adverse liability resulting from such litigation or arbitration is probable, we will record a related contingent liability. As additional information becomes available, we will assess the potential liability and revise estimates as appropriate. However, due to the inherent uncertainties relating to litigation, and arbitration, the amount of our estimates may be inaccurate, in which case our financial condition and results of operations may be adversely affected. In addition, the outcomes of actions we institute may not be successful or favorable to us. Lawsuits against us may also generate negative publicity that significantly harms our reputation, which in turn may adversely affect our customer base. In addition to the related cost, managing and defending litigation and related indemnity obligations can significantly divert our management’s attention from operating our daily business. We may also need to pay damages or settle lawsuits with substantial amounts of cash, which may adversely affect our cash flow and financial conditions. In addition, any insurance or indemnification rights that we may have with respect to such matters may be insufficient or unavailable to protect us against potential loss exposures. We also may be requested or required to recall products or take other actions. Our reputation could also be adversely affected by any resulting negative publicity.

Changes in U.S. and international trade policies, particularly with regard to China, and the ongoing trade war between China and the United States, may adversely impact our business and operating results.

Trade-related tensions between the United States and China remain an important source of potential risk. There have recently been significant changes to international trade policies and tariffs affecting imports and exports. Any significant increases in tariffs on goods or materials or other changes in trade policy, particularly with regard to China, could negatively affect our business and operating results.

Recently, the U.S. has implemented a range of new tariffs and increases to existing tariffs. In response to the tariffs announced by the U.S., other countries have imposed, are considering imposing, and may in the future impose new or increased tariffs on certain exports from the United States. For example, in December 2024, China issued further rules restricting exports of certain materials from China. The United States thereafter issued reciprocal tariffs, increasing tariffs on many items from China. There is currently significant uncertainty about the future relationship between the United States and China with respect to trade policies, taxes, government regulations and tariffs, and we cannot predict whether, and to what extent, current tariffs will continue or trade policies will change in the future.

A substantial portion of our revenue is derived from international markets, particularly the United States, and may be significantly impacted by U.S. tariffs or other export restrictions. For the fiscal year ended June 30, 2025 and 2024, our international sales accounted for approximately 74.3% and 84.3%, respectively, of our total revenues; among the international sales, revenue from the United States accounted for approximately 55.1% and 65.6% of our total revenues, respectively. Given we typically sell products to U.S. customers on an FOB or EXW basis, under which the customers bear the tariff costs, the direct impact of increased tariffs on our costs would be minimal; however, higher import costs borne by our customers may reduce demand for our products, indirectly affecting our sales volumes.

As of the date of this prospectus, we have not observed any significant decline in order volumes or increase in prices from the United States market following the recent tariff developments since December 2024. Nevertheless, ongoing uncertainty and changes in tariff or trade policy may reduce our export volumes to the U.S., result in the loss of customers or orders, and may adversely affect our operating results. Furthermore, the imposition of tariffs, to the extent further escalated, may cause global economic turmoil and thus, may have a material adverse effect on our business and results of operations. The institution of trade tariffs globally, and between the U.S., on the one hand, and China and other jurisdictions, on the other, specifically, may negatively impact the affected countries’ economic conditions, which could negatively affect demand for our products in those countries and materially and adversely affect our business and results of operations of our customers serving the affected markets. We continue to closely monitor developments in international trade policy and assess potential impacts on our operations and financial performance. As part of our risk mitigation strategy, we may consider relocating certain manufacturing activities outside of China to reduce the burden of tariffs on our customers.

Furthermore, we may face export controls or sanctions-related or other trade-related restrictions on transactions with certain customers, business partners and other persons. The Entity List maintained by the U.S. Department of Commerce identifies foreign parties that are prohibited from acquiring — whether by export, reexport, or transfer in-country — some or all items subject to the U.S. Export Administration Regulations (“EAR”), unless the exporter secures a license. Licenses, and exceptions to the license requirement, are rarely granted to exporters. Exporting, reexporting or transferring items subject to the EAR in violation of licensing requirements could result in criminal and/or civil penalties. These restrictions, and similar or more expansive restrictions or sanctions that may be imposed by the United States or other jurisdictions in the future, may adversely affect our ability to work with certain existing and future customers and business partners, which would harm our business. Furthermore, our association with customers or business partners that are or become subject to U.S. regulatory scrutiny or export controls- or sanctions-related restrictions could subject us to actual or perceived reputational harm among current or prospective investors, suppliers or customers, other parties doing business with us, or the general public. Any such reputational harm could result in the loss of investors, suppliers or customers, which could harm our business, financial conditions or prospects.

We may not be able to prevent others from making unauthorized use of our intellectual property, which could harm our business and competitive position.

We regard our trademarks, patents, copyrights of works and software copyrights, domain name, know-how, proprietary technologies and similar intellectual property as critical to our success, and we rely on a combination of intellectual property laws and contractual arrangements, including confidentiality agreements with our employees, to protect our proprietary rights. See “Business — Intellectual Property.” Despite these measures, any of our intellectual property rights could be challenged, invalidated, circumvented or misappropriated, or such intellectual property may not be sufficient to provide us with competitive advantages.

Meanwhile, intellectual property protection is still a developing legal sector in China. We cannot predict the effect of future developments in this legal sector, including the promulgation of new laws and changes to existing laws or the interpretation thereof. As a result, we may not be able to adequately protect our intellectual property rights, which could adversely affect our turnover and competitive position.

It is often difficult to maintain and enforce intellectual property rights in China. Statutory laws and regulations are subject to judicial interpretation and enforcement and may not be applied consistently due to the lack of clear guidance on statutory interpretation. Confidentiality and non-compete agreements may be breached by counterparties, and there may not be adequate remedies available to us for any such breach. Accordingly, we may not be able to effectively protect our intellectual property rights or to enforce our contractual rights in China. Preventing any unauthorized use of our intellectual property is difficult and costly and the steps we take may be inadequate to prevent the misappropriation of our intellectual property. In the event that we resort to litigation to enforce our intellectual property rights, such litigation could result in substantial costs and a diversion of our managerial and financial resources. We can provide no assurance that we will prevail in such litigation. In addition, our trade secrets may be leaked or otherwise become available to, or be independently discovered by, our competitors. To the extent that our employees use intellectual property owned by others in their work for us, disputes may arise as to the rights in related know-how and inventions. Any failure in protecting or enforcing our intellectual property rights could have a material adverse effect on our business, financial condition and results of operations.

We may be subject to intellectual property infringement claims, which may be expensive to defend and may disrupt our business and operations.

We cannot be certain that our operations or any aspects of our business have not or will not infringe upon or otherwise violate trademarks, patents, copyrights, know-how or other intellectual property rights held by third parties. From time to time in the future, we may be subject to legal proceedings, claims or penalties relating to the intellectual property rights of others. In addition, there may be third-party trademarks, patents, copyrights, know-how or other intellectual property rights that are infringed by our products and services or other aspects of our business without our awareness. Holders of such intellectual property rights may seek to enforce such intellectual property rights against us in China, the United States or other jurisdictions where we have business operations. If any third-party infringement claims are brought against us, we may be forced to divert management’s time and other resources from our business and operations to defend against these claims, regardless of their merits.

Additionally, the application and interpretation of China’s intellectual property right laws and the procedures and standards for granting trademarks, patents, copyrights, know-how or other intellectual property rights in China are still evolving and are uncertain, and we cannot assure you that PRC courts or regulatory authorities would agree with our analysis. If we were found to have violated the intellectual property rights of others, we may be subject to liability and penalties for our infringement activities or may be prohibited from using such intellectual property, and we may incur licensing fees or be forced to develop alternatives of our own. As a result, our business and results of operations may be materially and adversely affected.

If we are not able to control our labor costs in an effective way, our business, results of operations and financial condition may be adversely affected.

Our labor costs are primarily incurred in China. China’s overall economy and the average wage in China have increased in recent years and are expected to continue to grow. The average wage level for our employees has also increased in recent years. In addition, we are required by PRC laws and regulations to pay various statutory employee benefits, including pensions, housing fund, medical insurance, work-related injury insurance, unemployment insurance and maternity insurance to designated government agencies for the benefit of our employees. We expect that our labor costs in China, including wages and employee benefits, will continue to grow as our business grows in scale. Significant additional government-imposed increases in the cities of China where we have operations may affect our profitability and results of operations.

Any significant cybersecurity incident or disruption of our information technology systems or those of third-party partners could materially damage our brand and business, and subject us to significant reputational, financial, legal and operation consequences.

Although we currently do not have online sales, we still depend on our information technology systems to host our intelligent Nextrobot platform and our product information, manage our agreements and purchaser orders, store data and process transactions. Any cybersecurity incident or material disruption or slowdown of our systems or those of third parties whom we depend upon could cause outages or delays in our services, particularly in the form of interruption of services delivered by the cloud services we use, which could harm our brand and adversely affect our operating results. Our failure to implement adequate cybersecurity protections could subject us to claims for any breach of security, particularly if it results in disclosure of information relating to our customers. If changes in technology cause our information technology systems, or those of third parties whom we depend upon, to become obsolete, or if our or their information systems are inadequate to facilitate our growth, our business and operating results could be adversely affected.

We have limited insurance coverage, which could expose us to significant costs and business disruptions.

We currently maintain product liability insurance. Additionally, we provide social security insurance including pension insurance, unemployment insurance, work-related injury insurance, maternity insurance and medical insurance for our employees. However, as the insurance industry in China is still evolving, insurance companies in China currently offer limited business-related insurance products. For more information, see “Business — Insurance.” We consider our insurance coverage to be in line with that of other companies in the same industry of similar size in China, but we cannot assure you that our insurance coverage is sufficient to prevent us from any loss or that we will be able to successfully claim our losses under our current insurance policies on a timely basis, or at all. If we incur any loss that is not covered by our insurance policies, or the compensated amount is significantly less than our actual loss, our business, financial condition and results of operations could be materially and adversely affected.

We have identified material weaknesses in our internal control over financial reporting. If we do not adequately remediate the material weaknesses, or if we experience additional material weaknesses in the future or otherwise fail to maintain effective internal controls, we may not be able to accurately or timely report our financial condition or results of operations, or comply with the accounting and reporting requirements applicable to public companies, which may adversely affect investor confidence in us and the market price of our Class A ordinary shares.

Prior to this offering, we were a private company and were never required to evaluate our internal control within a specified period, and, as a result, we may experience difficulty in meeting these reporting requirements in a timely manner. Our management has not completed assessment of the effectiveness of our internal control over U.S. GAAP financial reporting, and our independent registered public accounting firm has not conducted an audit of the effectiveness of our internal control over financial reporting. However, in connection with the audits of our consolidated financial statements included in this prospectus, we and our independent registered public accounting firm identified three material weaknesses in our internal control over financial reporting as of June 30, 2025. In accordance with reporting requirements set forth by the SEC, a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our company’s annual or interim consolidated financial statements may not be prevented or detected on a timely basis.

The material weaknesses identified included (i) the lack of sufficient competent financial reporting and accounting personnel with appropriate understanding of U.S. GAAP and financial reporting requirements set forth by the SEC to design and implement key controls over financial reporting process to address complex U.S. GAAP accounting issues and related disclosures, in accordance with U.S. GAAP and SEC financial reporting requirements; (ii) the lack of formal internal control policies and independent supervision function to establish formal risk assessment process and internal control framework and (iii) the lack of formal procedure developed for IT governance and policies, IT related risk and vulnerability assessment.

To remediate our identified material weaknesses, we plan to adopt measures to improve our internal controls over financial reporting, including, among others: (i) hiring more qualified accounting personnel with relevant U.S. GAAP and SEC reporting experience and qualifications to strengthen our financial reporting function and to set up a financial and system control framework; (ii) organizing regular training for our accounting staff, especially training related to U.S. GAAP and SEC reporting requirements, (iii) formulating U.S. GAAP accounting policies and procedures manual, which will be maintained, reviewed and updated, on a regular basis, to the latest U.S. GAAP accounting standards, (iv) establishing assessment of Sarbanes-Oxley compliance requirements and improvement of overall internal control; and (v) establishing the policies and procedures related to our IT system development and management. In addition to the foregoing, we expect to appoint independent directors, establish an audit committee, and strengthen corporate governance, on or prior to the effectiveness of our registration statement of which this prospectus forms a part.

While implementation of the remediation plan remains ongoing, as of the date of this prospectus, we have: (i) engaged an external consultant with extensive expertise in accounting and SEC matters to assist management in enhancing our overall U.S. GAAP and SEC reporting function; (ii) formulated our accounting policies which will be maintained, reviewed and updated, on a regular basis, to the latest U.S. GAAP accounting standards; and (iii) provided additional trainings to all relevant personnel focusing on the documentation and evidencing of operation of controls. All other actions required to complete our remediation plan remain to be completed at this time. We aim to complete the remediation measures within two years after this offering, but there is no guarantee that we will complete as planned or our efforts will be successful. As of the date of this prospectus, we have not incurred material costs as part of the remediation efforts. Due to the nature of the remediation process and the need for adequate time after implementation to evaluate and test the effectiveness of the implemented controls, we cannot provide an estimate of costs expected to be incurred in connection with implementation of the remediation plan. We expect the remediation to be time consuming and place significant demands on the Company’s financial and operational resources.

Our failure to correct these material weaknesses or failure to discover and address any other material weaknesses could result in inaccuracies in our financial statements and impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. Moreover, ineffective internal control over financial reporting could significantly hinder our ability to prevent fraud.

Upon the completion of this offering, we will become a public company in the United States subject to the Sarbanes-Oxley Act of 2002 and an emerging growth company exempted from certain internal control reporting requirement. Section 404 of the Sarbanes-Oxley Act of 2002 will require that we include a report of management on our internal control over financial reporting in our annual report in our second annual report on Form 20-F after becoming a public company. In addition, once we cease to be an “emerging growth company” as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation.

During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404, we may identify other weaknesses and deficiencies in our internal control over financial reporting. In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. If we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, harm our results of operations, and lead to a decline in the trading price of our shares.

Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations and civil or criminal sanctions. We may also be required to restate our consolidated financial statements from prior periods.

We face risks related to natural disasters, health epidemics and other outbreaks, which could significantly disrupt our operations.

Our business could be materially and adversely affected by natural disasters, health epidemics, such as COVID-19, or other public safety concerns affecting China. Natural disasters may give rise to server interruptions, breakdowns, system failures, technology platform failures or internet failures, which could cause the loss or corruption of data or malfunctions of software or hardware as well as adversely affect our ability to sell our products and provide services and solutions. There have been outbreaks of epidemics in China and globally, which could disrupt our business operation. In addition, our results of operations could be adversely affected to the extent that any health epidemic harms the Chinese economy in general and a prolonged outbreak of any of these illnesses or other adverse public health developments in China or elsewhere. Such outbreaks could significantly impact our industry, and any failure to have our business insurance claims covered could severely disrupt our operations and adversely affect our business, financial condition and results of operations. Our headquarters are located in Shanghai, where most of our management and employees currently reside. Our system hardware and back-up systems for operations in China are hosted in facilities located in Shanghai, China, and our system hardware and back-up systems for overseas operations are located in Europe, the United States and Singapore. Consequently, if any natural disasters, health epidemics or other public safety concerns were to affect China, Europe, the United States and Singapore, our operation may experience material disruptions, which may materially and adversely affect our business, financial condition and results of operations.

Increasing focus with respect to environmental, social and governance matters may impose additional costs on us or expose us to additional risks. Failure to adapt to or comply with the evolving expectations and standards on environmental, social and governance matters from investors and the PRC government may adversely affect our business, financial condition and results of operations.

The PRC government and public advocacy groups have been increasingly focused on environment, social and governance (“ESG”) issues in recent years, making our business more sensitive to ESG issues and changes in governmental policies and laws and regulations associated with environment protection and other ESG-related matters. Investor advocacy groups, certain institutional investors, investment funds, and other influential investors are also increasingly focused on ESG practices and in recent years have placed increasing importance on the implications and social cost of their investments. Regardless of the industry, increased focus from investors and the PRC government on ESG and similar matters may hinder access to capital, as investors may decide to reallocate capital or to not commit capital as a result of their assessment of a company’s ESG practices. Any ESG concern or issue could increase our regulatory compliance costs. If we do not adapt to or comply with the evolving expectations and standards on ESG matters from investors and the PRC government or are perceived to have not responded appropriately to the growing concern for ESG issues, regardless of whether there is a legal requirement to do so, we may suffer from reputational damage and the business, financial condition, and the price of our Class A ordinary shares could be materially and adversely effected.

We are exposed to foreign currency exchange rate risk, and changes in foreign exchange rates could increase the cost of purchasing products and impact our foreign sales and product sourcing.

The conversion of Renminbi into foreign currencies, including U.S. dollars, is based on rates set by the People’s Bank of China. The Renminbi has fluctuated against the U.S. dollar, at times significantly and unpredictably. The value of Renminbi against the U.S. dollar and other currencies is affected by changes in China’s political and economic conditions and by China’s foreign exchange policies, among other things. We cannot assure you that Renminbi will not appreciate or depreciate significantly in value against the U.S. dollar in the future. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between Renminbi and the U.S. dollar in the future. Significant revaluation of the Renminbi may increase the cost of purchasing products and impact our foreign product sourcing.

Substantially all of our costs and expenses are dominated in Renminbi and our reporting currency is U.S. dollars, and substantial revaluation of the Renminbi may have a material and adverse effect on your investment. For example, to the extent that we need to convert U.S. dollars we receive from our initial public offering into Renminbi for our operations in China, appreciation of the Renminbi against the U.S. dollar would reduce the Renminbi amount we would receive from the conversion. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of paying dividends or for other business purposes, appreciation of the U.S. dollar against the Renminbi would reduce the U.S. dollar amount available to us.

Very limited hedging options are available in China to reduce our exposure to exchange rate fluctuations. Although from time to time, we may use hedging transactions in an effort to reduce our exposure to foreign currency exchange risk, these hedges may not be effective. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert Renminbi into foreign currency.

The war in Ukraine could materially and adversely affect our business and results of operations.

The outbreak of war in Ukraine has already affected global economic markets, including a dramatic increase in the price of oil and gas, and the uncertain resolution of this conflict could result in protracted and/or severe damage to the global economy. Russia’s recent military interventions in Ukraine have led to, and may continue to lead to, additional sanctions being levied by the United States, European Union and other countries against Russia. Russia’s military incursion and the resulting sanctions could adversely affect global energy and financial markets and thus could affect the global markets, our customers or suppliers’ businesses and potentially our business.

As we have sales internationally, our performance is affected by global economic conditions as well as geopolitical issues and other conditions with international reach. Macroeconomic weakness and uncertainty make it more difficult for us to manage our operations and accurately forecast financial results. As a result of the recent movement of Russian military units into provinces in Ukraine, the United States, the European Union, the United Kingdom and other jurisdictions have imposed sanctions on certain Russian and Ukrainian persons and entities, including certain Russian banks, energy companies and defense companies, and have imposed restrictions on exports of various items to Russian and certain regions of Ukraine (including the self-proclaimed Donetsk People’s Republic and Luhansk People’s Republic and Crimea). Moreover, on February 22, 2022, the Office of Foreign Assets Control of the United States issued sanctions aimed at limiting Russia’s ability to raise funds through sovereign debt. These geopolitical issues have resulted in increasing global tensions and create uncertainty for global commerce. Any or all of these factors could negatively affect demand for our products and our business, financial condition and result of operations. In addition, new requirements or restrictions could come into effect which might increase the scrutiny on our business or result in one or more of our business activities being deemed to have violated sanctions. Our business and reputation could be adversely affected if the authorities of United States, the European Union, the United Nations, or other jurisdictions were to determine that any of our activities constitutes a violation of the sanctions they impose or provides a basis for a sanction designation of us.

Notwithstanding the foregoing, as of the date of this prospectus, we and our subsidiaries do not have any business, operation or assets in Russian or Ukraine, nor do they have any direct or indirect business or contracts with any Russian or Ukraine entity as a supplier or customer. Additionally, we do not have any knowledge as to whether our customers or suppliers have any business, operation or assets in Russian or Ukraine, or have any direct or indirect business or contracts with any Russian or Ukraine entity as a supplier or customer. Consequently, we do not expect that Russia’s invasion of Ukraine will have any material impact on our business operations, including but not limited to our product and service pricing, supply and export, consumer demand, raw material procurement and the supply chain. Additionally, we believe the cybersecurity risks in the supply chain are not material to our business, and there is no new or heightened risk of potential cyberattacks on the Company by state actors or others since Russia’s invasion of Ukraine.

The extent and duration of the military action, sanctions and resulting market disruptions are impossible to predict, but could be substantial. Any such disruptions caused by Russian military actions or resulting sanctions may magnify the impact of other risks described in this section. We cannot predict the progress or outcome of the situation in Ukraine, as the conflict and governmental reactions are rapidly developing and beyond their control. Prolonged unrest, intensified military activities or more extensive sanctions impacting the region could have a material adverse effect on the global economy, and such effect could in turn have a material adverse effect on our business, financial condition, results of operations and prospects.

Risks Related to this Offering and Ownership of our Class A Ordinary Shares

There is no active trading market for our Class A ordinary shares and there can be no assurance any market will develop or that the trading price will not decline below the price paid by investors.

We have applied to list our Class A ordinary shares on the Nasdaq under the symbol “KOKO.” Prior to the completion of this offering, there has been no public market for our Class A ordinary shares, and we cannot assure you that a liquid public market for our Class A ordinary shares will develop. If an active public market for our Class A ordinary shares does not develop following the completion of this offering, the market price and liquidity of our Class A ordinary shares may be materially and adversely affected. The initial public offering price for our Class A ordinary shares was determined by negotiation between us and the underwriters based upon several factors, and we can provide no assurance that the trading price of our Class A ordinary shares after this offering will not decline below the initial public offering price. As a result, investors in our securities may experience a significant decrease in the value of their Class A ordinary shares.

We face risks related to Nasdaq’s proposed rule on $25 million minimum offering size for companies with principal operations in China, which could result in our securities not being approved for listing on Nasdaq or our inability to maintain our listing.

Nasdaq recently filed proposed rule changes with the SEC that would require companies principally operating in China, including Hong Kong and Macau, to raise at least $25 million in an initial public offering to qualify for listing on Nasdaq.

We are a company with all of our operations conducted in China and, as such, may be subject to this proposed rule. Based on our plan to offer an aggregate of 3,750,000 Class A ordinary shares on a firm commitment basis, the gross offering proceeds would be $16,875,000, assuming the public offering price of $4.50 per share, being the mid-point of the public offering price range, and assuming the underwriters do not exercise their over-allotment option. The amount of expected proceeds would be below the proposed minimum threshold of $25 million.

While this proposal has not yet been approved by the SEC, there is no assurance that it will not be adopted. If this proposal is approved and we fail to meet the minimum offering size requirement, our securities will not be approved for listing on Nasdaq. Furthermore, even if we are able to successfully list, this rule change may be part of a broader trend of heightened regulatory scrutiny and stricter listing requirements for companies with principal operations in China. Our ability to conduct future offerings or maintain our listing could be adversely affected if Nasdaq or the SEC implements additional stringent criteria. We may be required to expend significant resources to address any future regulatory changes or concerns, which could divert our management’s attention and resources from our business operations. Any such events could have a material adverse effect on our business, financial condition, and results of operations, and could cause a significant decline in the value of our securities.

Nasdaq may apply additional and more stringent criteria for our initial and continued listing because we plan to have a small public offering and insiders will hold a large portion of our listed securities.

Nasdaq Listing Rule 5101 provides Nasdaq with broad discretionary authority over the initial and continued listing of securities in Nasdaq and Nasdaq may use such discretion to deny initial listing, apply additional or more stringent criteria for the initial or continued listing of particular securities, or suspend or delist particular securities based on any event, condition, or circumstance that exists or occurs that makes initial or continued listing of the securities on Nasdaq inadvisable or unwarranted in the opinion of Nasdaq, even though the securities meet all enumerated criteria for initial or continued listing on Nasdaq. In addition, Nasdaq has used its discretion to deny initial or continued listing or to apply additional and more stringent criteria in the instances, including but not limited to: (i) where the company engaged an auditor that has not been subject to an inspection by PCAOB, an auditor that PCAOB cannot inspect, or an auditor that has not demonstrated sufficient resources, geographic reach, or experience to adequately perform the company’s audit; (ii) where the company planned a small public offering, which would result in insiders holding a large portion of the company’s listed securities. Nasdaq was concerned that the offering size was insufficient to establish the company’s initial valuation, and there would not be sufficient liquidity to support a public market for the company; and (iii) where the company did not demonstrate sufficient nexus to the U.S. capital market, including having no U.S. shareholders, operations, or members of the board of directors or management. Our initial public offering will be relatively small and the insiders of our Company will hold a large portion of the Company’s listed securities following the consummation of the offering. Nasdaq might apply additional and more stringent criteria for our initial and continued listing, which might cause delay or even denial of our listing application.

The trading price of our Class A ordinary shares may be volatile, which could result in substantial losses to investors.

The trading price of our Class A ordinary shares may be volatile and could fluctuate widely due to factors beyond our control. This may happen because of the broad market and industry factors, like the performance and fluctuation of the market prices of other companies with business operations located mainly in China that have listed their securities in the United States. A number of Chinese companies have listed or are in the process of listing their securities on U.S. stock markets. The securities of some of these companies have experienced significant volatility, including price declines in connection with their initial public offerings. The trading performance of these Chinese companies’ securities after their offerings may affect the attitudes of investors toward Chinese companies listed in the United States in general and consequently may impact the trading performance of our Class A ordinary shares, regardless of our actual operating performance.

In addition to market and industry factors, the price and trading volume for our Class A ordinary shares may be highly volatile for factors specific to our own operations, including the following:

•        regulatory developments affecting us or our industry;

•        actual or anticipated fluctuations in our quarterly results of operations and changes or revisions of our expected results;

•        changes in financial estimates by securities research analysts;

•        conditions in the market for health and wellness products;

•        additions to or departures of our senior management;

•        fluctuations of exchange rates between the Renminbi and the U.S. dollar;

•        release or expiry of lock-up or other transfer restrictions on our outstanding shares; and

•        negative publicity regarding Chinese listed companies.

•        sales or perceived potential sales of additional Class A ordinary shares.

Any of these factors may result in large and sudden changes in the volume and price at which our Class A ordinary shares will trade.

In the past, shareholders of public companies have often brought securities class action suits against those companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

Certain recent initial public offerings of companies with public floats comparable to our anticipated public float have experienced extreme volatility that was seemingly unrelated to the underlying performance of the respective company. We may experience similar volatility, which may make it difficult for prospective investors to assess the value of our Class A ordinary shares.

In addition to the risks addressed above in “— The trading price of our Class A ordinary shares may be volatile, which could result in substantial losses to investors”, our Class A ordinary shares may be subject to extreme volatility that is seemingly unrelated to the underlying performance of our business. Recently, companies with comparable public floats and initial public offering sizes have experienced instances of extreme stock price run-ups followed by rapid price declines, and such stock price volatility was seemingly unrelated to the respective company’s underlying performance. Although the specific cause of such volatility is unclear, our anticipated public float may amplify the impact the actions taken by a few shareholders have on the price of our Class A ordinary shares, which may cause our share price to deviate, potentially significantly, from a price that better reflects the underlying performance of our business. Should our Class A ordinary shares experience run-ups and declines that are seemingly unrelated to our actual or expected operating performance and financial condition or prospects, prospective investors may have difficulty assessing the rapidly changing value of our Class A ordinary shares. In addition, investors of our Class A ordinary shares may experience losses, which may be material, if the price of our Class A ordinary shares declines after this offering or if such investors purchase shares of our Class A ordinary shares prior to any price decline.

If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding our Class A ordinary shares, the market price for our Class A ordinary shares and trading volume could decline.

The trading market for our Class A ordinary shares will be influenced by research or reports that industry or securities analysts publish about our business. If one or more analysts who cover us downgrade our Class A ordinary shares, the market price for our Class A ordinary shares would likely decline. If one or more of these analysts cease to cover us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the market price or trading volume for our Class A ordinary shares to decline.

The sale or availability for sale of substantial amounts of our Class A ordinary shares could adversely affect their market price.

Sales of substantial amounts of our Class A ordinary shares in the public market after the completion of this offering, or the perception that these sales could occur, could adversely affect the market price of our Class A ordinary shares and could materially impair our ability to raise capital through equity offerings in the future. The Class A ordinary shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, and shares held by our existing shareholders may also be sold in the public market in the future subject to the restrictions in Rule 144 under the Securities Act and the applicable lock-up agreements. Following the consummation of our initial public offering, there will be 14,393,472 Class A ordinary shares outstanding immediately after this offering or 14,955,972 Class A ordinary shares assuming the full exercise of the underwriters’ over-allotment option. In connection with this offering, we and each of our directors and officers named in the section “Management,” and certain shareholders have agreed not to sell any Class A ordinary shares for six months from the closing of our initial public offering without the prior written consent of the underwriters, subject to certain exceptions. However, the underwriters may release these securities from these restrictions at any time, subject to applicable regulations of the Financial Industry Regulatory Authority, Inc. (“FINRA”). We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other shareholder or the availability of these securities for future sale will have on the market price of our Class A ordinary shares. See “Underwriting” and “Shares Eligible for Future Sale” for a more detailed description of the restrictions on selling our securities after this offering.

Because we do not expect to pay dividends in the foreseeable future after this offering, you must rely on price appreciation of our Class A ordinary shares for return on your investment.

We currently intend to retain all of our available funds and any future earnings after this offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our Class A ordinary shares as a source for any future dividend income.

Our board of directors has complete discretion as to whether to distribute dividends. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our Class A ordinary shares will likely depend entirely upon any future price appreciation of our Class A ordinary shares. There is no guarantee that our Class A ordinary shares will appreciate in value after this offering or even maintain the price at which you purchased our Class A ordinary shares. You may not realize a return on your investment in our Class A ordinary shares and you may even lose your entire investment.

Because the initial public offering price is substantially higher than the pro forma net tangible book value per share, you will experience immediate and substantial dilution.

If you purchase Class A ordinary shares in this offering, you will pay more for each share than the corresponding amount paid by existing shareholders for their Class A ordinary shares. As a result, you will experience immediate and substantial dilution of $3.45 per share, representing the difference between our pro forma net tangible book value per share of $1.05 as of June 30, 2025, after giving effect to this offering and an assumed initial public offering price of $4.50 per share (the midpoint of the estimated price range set forth on the cover page of this prospectus). See “Dilution” for a more complete description of how the value of your investment in our Class A ordinary shares will be diluted upon the completion of this offering.

You must rely on the judgment of our management as to the use of the net proceeds from this offering, and such use may not produce income or increase our share price.

We plan to use the net proceeds of this offering for marketing and promotional activities, product upgrades and development and working capital. See “Use of Proceeds.” However, our management will have considerable discretion in the application of the net proceeds received by us. You will not have the opportunity, as part of your investment decision, to assess whether proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not improve our efforts to achieve or maintain profitability or increase our share price. The net proceeds from this offering may be placed in investments that do not produce income or that lose value.

If we are classified as a passive foreign investment company, United States taxpayers who own our Class A ordinary shares may have adverse United States federal income tax consequences.

A non-U.S. corporation such as us will be classified as a passive foreign investment company, which is known as a PFIC, for any taxable year if, for such year, either:

•        At least 75% of our gross income for the year is passive income; or

•        The average percentage of our assets (determined at the end of each quarter) during the taxable year which produces passive income or which are held for the production of passive income is at least 50%.

Passive income generally includes dividends, interest, rents, royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. taxpayer who holds our Class A ordinary shares, the U.S. taxpayer may be subject to increased U.S. federal income tax liability and may be subject to additional reporting requirements.

Depending on the amount of cash we raise in this offering, together with any other assets held for the production of passive income, it is possible that, for our current taxable year or for any subsequent year, more than 50% of our assets may be assets which produce passive income. We will make this determination following the end of any particular tax year. Although the law in this regard is unclear, we treat our consolidated affiliated entities as being owned by us for United States federal income tax purposes, because we consolidate their operating results in our consolidated financial statements. For purposes of the PFIC analysis, in general, a non-U.S. corporation is deemed to own its pro rata share of the gross income and assets of any entity in which it is considered to own, directly or indirectly, at least 25% of the equity by value.

Our status as a PFIC is a fact-intensive determination made on an annual basis. Accordingly, our U.S. counsel expresses no opinion with respect to our PFIC status and also expresses no opinion with regard to our expectations regarding our PFIC status.

For a more detailed discussion of the application of the PFIC rules to us and the consequences to U.S. taxpayers who own our Class A ordinary shares if we were determined to be a PFIC, see “Taxation — Material United States Federal Income Tax Considerations — Passive Foreign Investment Company.”

The amended and restated memorandum and articles of association contain anti-takeover provisions that could have a material adverse effect on the rights of holders of our Class A ordinary shares.

Some provisions of our amended and restated memorandum and articles of association may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue shares at such times and on such terms and conditions as the board of directors may decide without any further vote or action by our shareholders. Under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our articles of association for what they believe in good faith to be in the best interests of our company and for a proper purpose.

Our Chief Executive Officer and director, Mr. Congming Pi, will control the outcome of shareholder actions in our company. His interests may not be aligned with the interests of our other shareholders, and he has the power to prevent or cause a change of control or other transactions.

As of the date of this prospectus, Mr. Congming Pi, our Chief Executive Officer and director, beneficially owns all of our issued and outstanding Class B ordinary shares and an aggregate of approximately 83.0% of our issued and outstanding Class A ordinary shares, representing approximately 96.9% of the total voting power of our currently issued and outstanding ordinary shares. Upon the completion of this offering, Mr. Pi will own all of our issued and outstanding Class B ordinary shares and an aggregate of approximately 61.4% of our issued and outstanding Class A ordinary shares, representing approximately 91.1% of the total voting power of our issued and outstanding ordinary shares, assuming that he does not purchase any Class A ordinary shares in this offering and that the underwriters do not exercise its over-allotment option to purchase additional Class A ordinary shares.

Mr. Pi could have significant influence on determining the outcome of any corporate transaction or other matter submitted to the shareholders for approval, including mergers, consolidations, the election of directors and other significant corporate actions. In cases where his interests are not aligned, he will also have the power to prevent or cause a change in control. Without the consent of Mr. Pi, we may be prevented from entering into transactions that could be beneficial to us or our minority shareholders. In addition, Mr. Pi could violate his fiduciary duties by diverting business opportunities from us to himself or others. The interests of Mr. Pi may differ from the interests of our other shareholders. The concentrated voting power owned by Mr. Pi may cause a material decline in the value of our Class A ordinary shares. For more information regarding our beneficial owners and their affiliated entities, see “Principal Shareholders.”

Our dual-class share structure with different voting rights will limit your ability to influence corporate matters and could discourage potential acquirors from pursuing any change of control transactions that holders of our Class A ordinary shares may view as beneficial.

We have a dual-class share structure consisting of Class A ordinary shares and Class B ordinary shares. In respect of matters requiring the votes of shareholders, holders of Class A ordinary shares are entitled to one vote per share, while holders of Class B ordinary shares are entitled to 20 votes per share based on our dual-class share structure. We are selling only Class A ordinary shares in this offering. Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof at any time after issuance and without any additional payment, while Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances.

Immediately prior to the completion of this offering, Mr. Congming Pi, our director and Chief Executive Officer, beneficially owns all of our issued Class B ordinary shares. and he will own approximately 61.4% of our total issued and outstanding Class A ordinary shares immediately after the completion of this offering and 91.1% of the aggregate voting power of our total issued and outstanding shares due to the disproportionate voting powers associated with our dual-class share structure (20 votes for each Class B ordinary share versus one vote for each Class A ordinary share), assuming the underwriters do not exercise their over-allotment option. As a result of the dual-class share structure and the concentration of ownership, the holder(s) of our Class B ordinary shares will have considerable influence or control over matters such as decisions regarding (i) mergers, consolidations and the sale of all or substantially all of our assets, (ii) election or removal of directors, (iii) making amendments to our memorandum and articles of association, (iv) whether to issue additional shares, including to them, (v) employment, including compensation arrangements, and (vi) other significant corporate actions. The holder(s) may take actions that are not in the best interest of us or our other shareholders. This concentration of ownership may discourage, delay or prevent a change in control of our company, which could have the effect of depriving our other shareholders of the opportunity to receive a premium for their shares as part of a sale of our company and may reduce the price of our Class A ordinary shares. This concentrated control will limit your ability to influence corporate matters and could discourage others from pursuing any potential merger, takeover or other change of control transactions that holders of Class A ordinary shares may view as beneficial. See “Principal Shareholders” and “Related Party Transactions.”

Our dual-class voting structure may render the Class A ordinary shares ineligible for inclusion in certain stock market indices, and thus adversely affect the trading price and liquidity of the Class A ordinary shares.

We cannot predict whether our dual-class share structure with disproportionate voting rights will result in a lower or more volatile market price of the Class A ordinary shares, adverse publicity, or other adverse consequences. Certain index providers have announced restrictions on including companies with multi-class share structures in certain of their indices. For example, S&P Dow Jones and FTSE Russell have changed their eligibility criteria for inclusion of shares of public companies on certain indices, including the S&P 500, to exclude companies with multiple classes of shares and companies whose public shareholders hold no more than 5% of total voting power from being added to such indices. As a result, our dual-class voting structure may prevent the inclusion of the Class A ordinary shares in such indices, which could adversely affect the trading price and liquidity of the Class A ordinary shares. In addition, several shareholder advisory firms have announced their opposition to the use of multiple class structures and our dual-class structure may cause shareholder advisory firms to publish negative commentary about our corporate governance, in which case the market price and liquidity of the Class A ordinary shares could be adversely affected.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

We are a company incorporated under the laws of the Cayman Islands with limited liability. Our corporate affairs are governed by our memorandum and articles of association, the Companies Act (As Revised) of the Cayman Islands and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have the standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands holding companies like us have no general rights under Cayman Islands law to inspect corporate records (other than the memorandum and articles of association, the register of mortgages and charges and any special resolution passed by shareholders) or to obtain copies of the register of members of these companies. The Registrar of Companies of the Cayman Islands shall make available the list of the names of the current directors of the Company (and where applicable the current alternate directors of the Company) for inspection by any person upon payment of a fee by such person. Our directors have discretion under our amended and restated memorandum and articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

Certain corporate governance practices in the Cayman Islands, which is our home country, differ significantly from requirements for companies incorporated in other jurisdictions such as the U.S. Currently, we do not plan to rely on home country practice with respect to any corporate governance matter. However, if we choose to follow our home country practice in the future, our shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers.

As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by our management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Act (As Revised) of the Cayman Islands and the laws applicable to companies incorporated in the United States and their shareholders, see “Description of Share Capital — Difference in Corporate Law.”

We will be a “controlled company” as defined under the Nasdaq Listing Rules. Although we do not intend to rely on the “controlled company” exemption under the Nasdaq Listing Rules, we could elect to rely on this exemption in the future and you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

Upon completion of this offering, we will be a “controlled company” as defined under the Nasdaq Listing Rules, because Mr. Congming Pi, our Chief Executive Officer and director, will own all of our issued and outstanding Class B ordinary shares and an aggregate of approximately 61.4% of our issued and outstanding Class A ordinary shares, representing approximately 91.1% of the total voting power of our issued and outstanding ordinary shares, upon the completion of this offering, assuming that he does not purchase any Class A ordinary shares in this offering and that the underwriters do not exercise its over-allotment option to purchase additional Class A ordinary shares. Under the Nasdaq Listing Rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and is permitted to elect to rely, and may rely, on certain exemptions from corporate governance rules, including:

•        an exemption from the rule that a majority of our board of directors must be independent directors;

•        an exemption from the rule that the compensation of our Chief Executive Officer must be determined or recommended solely by independent directors; and

•        an exemption from the rule that our director nominees must be selected or recommended solely by independent directors.

As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

Although we do not intend to rely on the “controlled company” exemption under the Nasdaq Listing Rules, we could elect to rely on this exemption in the future. If we elected to rely on the “controlled company” exemption, the investors will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements. Our status as a controlled company could cause our Class A ordinary shares to look less attractive to certain investors or otherwise harm the trading price of our Class A ordinary shares.

You may be unable to present proposals before annual general meetings or extraordinary general meetings not called by shareholders.

Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. These rights, however, may be provided in a company’s articles of association. Our amended and restated memorandum and articles of association allow our shareholders holding shares representing in aggregate not less than 30% of the rights to vote at such general meeting, to requisition a general meeting of our shareholders, in which case our directors are obliged to call such meeting, and put the resolutions so requisitioned to vote at such meeting. Advance notice of at least 5 clear days is required for the convening of a general meeting. A quorum required for a general meeting is the holders of one-third of the issued and outstanding share carrying the right to vote being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy. For these purposes, “clear days” means that period excluding (a) the day when the notice is given or deemed to be given and (b) the day for which it is given or on which it is to take effect. However, our amended and restated memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

Certain judgments obtained against us by our shareholders may not be enforceable.

Substantially all of our assets are located outside of the United States. In addition, all of our directors and officers are nationals and residents of China. Substantially all of the assets of these persons are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of the PRC may render you unable to enforce a judgment against our assets or the assets of our directors and officers. For more information regarding the relevant laws of the Cayman Islands and the PRC, see “Enforceability of Civil Liabilities.”

We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from requirements applicable to other public companies that are not emerging growth companies including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 for so long as we are an emerging growth company.

The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the extended transition period. As a result of this election, our future financial statements may not be comparable to other public companies that comply with the public company effective dates for these new or revised accounting standards.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.

Because we are a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

•        the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC;

•        the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

•        the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•        the selective disclosure rules by issuers of material non-public information under Regulation FD.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a semi-annual basis through press releases, distributed pursuant to the rules and regulations of Nasdaq. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information, which would be made available to you, were you investing in a U.S. domestic issuer.

As an exempted company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq corporate governance listing standards; these practices may afford less protection to shareholders than they would enjoy if we complied fully with the Nasdaq corporate governance listing standards.

Following our listing on Nasdaq, we are subject to the Nasdaq corporate governance listing standards. However, the Nasdaq rules permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from the Nasdaq corporate governance listing standards.

We are permitted to elect to rely on home country practice to be exempted from the corporate governance requirements. If we choose to follow home country practices in the future, our shareholders may be afforded less protection than they would otherwise enjoy under the Nasdaq corporate governance listing standards applicable to U.S. domestic issuers.

We will incur significantly increased costs and devote substantial management time as a result of the listing of our Class A ordinary shares.

We will incur additional legal, accounting and other expenses as a public reporting company, particularly after we cease to qualify as an emerging growth company. For example, we will be required to comply with the additional requirements of the rules and regulations of the SEC and the Nasdaq rules, including applicable corporate governance practices. We expect that compliance with these requirements will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. In addition, we expect that our management and other personnel will need to divert attention from operational and other business matters to devote substantial time to these public company requirements. We cannot predict or estimate the number of additional costs we may incur as a result of becoming a public company or the timing of such costs.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidelines are provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may also initiate legal proceedings against us and our business may be adversely affected.

If a limited number of participants in this offering purchase a significant percentage of the offering, the effective public float may be smaller than anticipated and the price of our Class A ordinary shares may be volatile which could subject us to securities litigation and make it more difficult for you to sell your Class A ordinary shares.

As a company conducting a relatively small public offering, we are subject to the risk that a small number of investors will purchase a high percentage of the offering. While the underwriters are required to sell shares in this offering to at least 300 round lot shareholders (a round lot shareholder is a shareholder who purchases at least 100 shares) in order to ensure that we meet the Nasdaq initial listing standards, we have not otherwise imposed any obligations on the underwriters as to the maximum number of shares they may place with individual investors. If, in the course of marketing the offering, the underwriters were to determine that demand for our Class A ordinary shares was concentrated in a limited number of investors and such investors determined to hold their shares after the offering rather than trade them in the market, other shareholders could find the trading and price of our Class A ordinary shares affected (positively or negatively) by the limited availability of our Class A ordinary shares. If this were to happen, investors could find our Class A ordinary shares to be more volatile than they might otherwise anticipate. Companies that experience such volatility in their share price may be more likely to be the subject of securities litigation. In addition, if a large portion of our public float were to be held by a few investors, smaller investors may find it more difficult to sell their shares.

Nasdaq may delist our securities from trading on its exchange, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

We have applied to have our Class A ordinary shares listed on Nasdaq under the symbol “KOKO.” We cannot guarantee that our securities will be approved for listing on Nasdaq; however, we will not complete this offering unless we are so listed. Although after giving effect to this offering we expect to meet, on a pro forma basis, the minimum initial listing standards set forth in the Nasdaq listing standards, we cannot assure you that our securities will be, or will continue to be, listed on Nasdaq in the future. In order to continue listing our securities on Nasdaq, we must maintain certain financial, distribution and stock price levels. Generally, we must maintain a minimum amount in shareholders’ equity (generally $2,500,000) and a minimum number of holders of our securities (generally 300 public holders). Additionally, we will be required to demonstrate compliance with Nasdaq’s initial listing requirements after this offering, which are more rigorous than Nasdaq’s continued listing requirements, in order to continue to maintain the listing of our securities on Nasdaq. For instance, our share price would generally be required to be at least $4.00 per share, our shareholders’ equity would generally be required to be at least $5.0 million and we would be required to have a minimum of 300 round lot holders of our securities (with at least 50% of such round lot holders holding securities with a market value of at least $2,500). We cannot assure you that we will continue to meet those initial listing requirements.

If Nasdaq delists our securities from trading on its exchange and we are not able to list our securities on another national securities exchange, we expect our securities could be quoted on an over-the-counter market. If this were to occur, we could face significant material adverse consequences, including:

•        a limited availability of market quotations for our securities;

•        reduced liquidity for our securities;

•        a determination that our Class A ordinary shares come within the definition of “penny stock” which will require brokers trading in our Class A ordinary shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•        a limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because we expect that our Class A ordinary shares will be listed on Nasdaq, our Class A ordinary shares will be covered securities. Although the states are pre-empted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current expectations and views of future events. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Our Business” and “Regulation.” Known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors,” may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify some of these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements relating to:

•        Our goals and strategies;

•        expected changes in our revenues, expenses or expenditures;

•        expected growth of the commercial cleaning robot industry in China and globally;

•        changes in supply of raw materials for our products and customer or product mix;

•        implementation of our expansion plans and our ability to obtain capital resources for our planned growth;

•        our expansion into new businesses, industries or internationally and undertaking of mergers, acquisitions, investments or divestments;

•        general economic and political conditions in China and globally, including those related to our industry;

•        government policies and regulations related to our industry; and

•        assumptions underlying or related to any of the foregoing.

These forward-looking statements are subject to various and significant risks and uncertainties, including those which are beyond our control. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should thoroughly read this prospectus and the documents that we refer to herein with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements. We disclaim any obligation to update our forward-looking statements, except as required by law.

This prospectus includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties including, but not limited to, an industry report issued by Frost & Sullivan, a third-party industry research firm in China, containing information regarding the low-speed autonomous service robots, smart IoT solution and commercial cleaning industries. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. Statistical data in these publications also include projections based on a number of assumptions. While we believe these industry publications and third-party research, surveys and studies are reliable, we have not independently verified the accuracy or completeness of the data contained in the industry report.

In addition, the new and rapidly changing nature of our industries results in significant uncertainties for any projections or estimates relating to the growth prospects or future condition of our industry. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $14.7 million, after deducting estimated underwriting discounts and commissions and the estimated offering expenses payable by us, and based upon an assumed initial offering price of $4.50 per Class A ordinary share, the midpoint of the estimated price range set forth on the cover page of this prospectus (excluding any exercise of the underwriters’ over-allotment option).

We plan to use the net proceeds from this offering as follows:

•        approximately 40% for market development, including recruiting additional sales personnel and funding marketing and promotional activities;

•        approximately 30% for product upgrades and development; and

•        approximately 30% for working capital.

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus.

In utilizing the proceeds from this offering, we are permitted under PRC laws and regulations to provide funding to PRC Subsidiaries only through loans or capital contributions, and only if we satisfy the applicable government registration and approval requirements. The relevant filing and registration processes for capital contributions typically take approximately eight weeks to complete. The filing and registration processes for loans typically take approximately four weeks or longer to complete. While we currently see no material obstacles to completing the filing and registration procedures with respect to future capital contributions and loans to PRC Subsidiaries, we cannot assure you that we will be able to complete these filings and registrations on a timely basis, or at all. We cannot assure you that we will be able to meet these requirements on a timely basis, if at all. See “Risk Factors — Risks Related to Doing Business in China — PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay us from using the proceeds of this offering to make loans or additional capital contributions to our PRC Subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.”

Pending use of the net proceeds, we intend to hold our net proceeds temporarily in interest-bearing accounts with licensed commercial banks and/or authorized financial institutions with a term of maturity not exceeding 12 months to improve capital efficiency.

DIVIDEND POLICY

Our board of directors has discretion regarding whether to declare or pay dividends, subject to the amended and restated memorandum and articles of association of our company and certain requirements of Cayman Islands law. All dividends are subject to certain restrictions under Cayman Islands law, namely that our company may only pay dividends out of profits or share premium, and provided always that we are able to pay our debts as they fall due in the ordinary course of business immediately following the date on which the distribution or dividend is paid. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by the board of directors. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

We have never declared or paid cash dividends on our Class A ordinary shares. We currently do not have any plans to pay cash dividends. Rather, we currently intend to retain all of our available funds and any future earnings to operate and grow our business.

Cash dividends on our Class A ordinary shares, if any, will be paid in U.S. dollars.

Subject to the Company’s amended and restated memorandum and articles of association, each Class A ordinary share and Class B ordinary share confers on the holder (i) the right to an equal share in any distribution paid by the Company in accordance with the Cayman Islands law and (ii) an equal share in the distribution of any surplus assets of the Company on its liquidation.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2025 as follows:

•        on an actual basis;

•        on a pro forma as adjusted basis to reflect the sale of 3,750,000 ordinary shares in this offering (without exercise of the underwriters’ over-allotment option), at an assumed initial public offering price of $4.50 per share, the midpoint of the estimated price range set forth on the cover page of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

The adjustments reflected below are subject to change and are based upon available information and certain assumptions that we believe are reasonable. Total shareholders’ equity and total capitalization following the completion of this offering are subject to adjustment based on the actual initial public offering price and other terms of this offering determined at pricing. You should read this capitalization table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	As of June 30, 2025
	Actual	Pro forma Adjusted
SHAREHOLDERS’ EQUITY
Class A Ordinary shares, $0.0001 par value, 465,000,000 shares authorized, 10,643,472 shares issued and outstanding, actual; 14,393,472 shares issued and outstanding, pro forma adjusted	$1,064	$1,439
Class B Ordinary shares, $0.0001 par value, 35,000,000 shares authorized, 2,400,000 shares issued and outstanding, actual; 2,400,000 shares issued and outstanding, pro forma adjusted	240	240
Additional paid-in capital	1,961,634	15,836,259
Statuary reserves	434,340	434,340
Retained earnings	1,414,641	1,414,641
Accumulated other comprehensive loss	(55,618)	(55,618)
TOTAL KOKOBOTS GROUP’S SHAREHOLDERS’ EQUITY	3,756,301	17,631,301
Non-controlling interests	(9,161)	(9,161)
Total equity	3,747,140	$17,622,140
Total capitalization	$3,747,140	$17,622,140

DILUTION

If you invest in our Class A ordinary shares, your interest will be diluted to the extent of the difference between the initial public offering price per Class A ordinary share and the pro forma net tangible book value per ordinary share after the offering. Dilution results from the fact that the per Class A ordinary share offering price is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares. Our net tangible book value attributable to shareholders as of June 30, 2025 was approximately $2.9 million or approximately $0.22 per ordinary share. Net tangible book value per ordinary share as of June 30, 2025 represents the amount of total tangible assets less total liabilities, non-controlling interests, deferred offering cost and deferred tax assets, divided by the number of Class A and Class B ordinary shares outstanding.

We will have 14,393,472 Class A and 2,400,000 Class B ordinary shares outstanding upon completion of the offering or 14,955,972 Class A ordinary shares assuming the full exercise of the underwriters’ over-allotment option based on the assumed offering price of $4.50 per Class A ordinary share, the midpoint of the estimated price range set forth on the cover page of this prospectus. Our post offering pro forma net tangible book value, which gives effect to receipt of the net proceeds from the offering and issuance of additional shares in the offering, but does not take into consideration any other changes in our net tangible book value after June 30, 2025, will be approximately $1.05 per ordinary share. This would result in dilution to investors in this offering of approximately $3.45 per Class A ordinary share or approximately 76.7% from the assumed offering price of $4.50 per Class A ordinary share. Net tangible book value per ordinary share would increase to the benefit of present shareholders by $0.83 per share attributable to the purchase of the Class A ordinary shares by investors in this offering.

The following table sets forth the estimated net tangible book value per Class A ordinary share after the offering and the dilution to investors purchasing Class A ordinary shares in the offering.

	Offering Without Over- Allotment	Offering With Over- Allotment
Assumed offering price per Class A ordinary share	$4.50	$4.50
Net tangible book value per ordinary share as of June 30, 2025	$0.22	$0.22
Increase per ordinary share attributable to payments by new investors	$0.83	$0.93
Pro forma as adjusted net tangible book value after giving effect to this offering	$1.05	$1.15
Dilution per ordinary share to new investors in this offering	$3.45	$3.35

Assuming the underwriters’ over-allotment option is not exercised, each $1.00 increase (decrease) in the assumed initial public offering price of $4.50 per Class A ordinary share would increase (decrease) the pro forma as adjusted net tangible book value by $3.5 million, the pro forma as adjusted net tangible book value per ordinary share by $0.21 per share and the dilution in pro forma as adjusted net tangible book value per ordinary share to new investors in this offering by $0.79 per ordinary share, assuming that the number of Class A ordinary shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts and estimated offering expenses payable by us.

The following table summarizes, on a pro forma as adjusted basis as of June 30, 2025, the difference between existing shareholders and the new investors with respect to the number of ordinary shares purchased from us in this offering, the total consideration paid and the average price per ordinary share paid before deducting the underwriting discounts and estimated offering expenses.

	Ordinary shares Purchased		Total Consideration		Average Price Per Ordinary Share
	Number	Percent	Amount	Percent
Existing shareholders	13,043,472	77.67%	$1,962,938	10.42%	$0.15
New investors in this offering	3,750,000	22.33%	$16,875,000	89.58%	$4.50
Total	16,793,472	100%	$18,837,938	100%	$1.12

The pro forma as adjusted information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our Class A ordinary shares and other terms of this offering determined at pricing.

ENFORCEABILITY OF CIVIL LIABILITIES

We were incorporated in the Cayman Islands in order to enjoy the following benefits:

•        political and economic stability;

•        an effective judicial system;

•        a favorable tax system;

•        the absence of exchange control or currency restrictions; and

•        the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include, but are not limited to, the following:

•        the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors; and

•        Cayman Islands companies may not have the standing to sue before the federal courts of the United States.

Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated. Currently, substantially all of our operations are conducted outside the United States, and substantially all of our assets are located outside the United States. All of our executive officers and directors are nationals of the PRC residing in China and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Puglisi & Associates, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Ogier, our counsel as to Cayman Islands law, and Beijing Dacheng Law Offices, LLP (Shanghai), our counsel as to PRC law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and China, respectively, would:

•        recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•        entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Enforcement of Judgments/Enforcement of Civil Liabilities

We have been advised by our Cayman Islands legal counsel, Ogier, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, insofar as the liabilities imposed by those provisions are penal in nature. Although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), a judgment obtained in such jurisdiction will be recognized and enforced in the courts of the Cayman Islands at common law, without any reexamination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment (i) is given by a foreign court of competent jurisdiction, (ii) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given, (iii) is final and conclusive, (iv) is not in respect of taxes, a fine or a penalty, (v) was not obtained by fraud; and (vi) is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

We have been advised by our PRC counsel, Beijing Dacheng Law Offices, LLP (Shanghai), that there are currently no statutes, treaties, or other forms of reciprocity between the United States and the PRC providing for the mutual recognition and enforcement of court judgments. Under the PRC laws, a foreign judgment cannot be directly or summarily enforced in the PRC. The judgment must first be recognized by a PRC court under applicable PRC laws. The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law and other applicable laws and regulations based either on treaties between China and the country where the judgment is made or on principles of reciprocity arrangement between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and executives if it is decided that the judgment violates the basic principles of the PRC laws or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law against a company in China for disputes if they can establish sufficient nexus to the PRC for a PRC court to have jurisdiction, and meet other procedural requirements, including, among others, the plaintiff must have a direct interest in the case, and there must be a concrete claim, a factual basis and a cause for the suit. It will be, however, difficult for U.S. shareholders to originate actions against us in the PRC in accordance with PRC laws because we are incorporated under the laws of the Cayman Islands and it will be difficult for U.S. shareholders, by virtue only of holding the Class A ordinary shares, to establish a connection to the PRC for a PRC court to have jurisdiction as required under the PRC Civil Procedures Law.

CORPORATE HISTORY AND STRUCTURE

Corporate History

Kokobots is an exempted company with limited liability incorporated in the Cayman Islands in August 2024. Kokobots is a holding company of our group with no substantive operation. We carry out our business in China through our PRC subsidiaries, primarily Shanghai Evertrend, which started its business in 2011.

We have undergone a series of corporate restructuring in contemplation of this offering, in particular, including the following:

•        Incorporation of the listing entity.    In August 2024, we established Kokobots, as a holding company and the proposed listing entity in the Cayman Islands.

•        Incorporation of the Hong Kong subsidiary.    In September 2024, Kokobots established a wholly-owned subsidiary, Kokobots HK, to be our intermediate holding company in Hong Kong.

•        Incorporation of WFOE.    In November 2024, Kokobots HK established a wholly-owned subsidiary, Shanghai Kekuruizhan, or WFOE, in PRC.

•        Incorporation of Shanghai Rongqiankuai.    In November 2024, Shanghai Kekuruizhan established a wholly-owned subsidiary, Shanghai Rongqiankuai, in PRC.

•        Restructuring of Shanghai Evertrend.    In December 2024, Shanghai Rongqiankuai acquired an aggregate of 100% of the equity interests in Shanghai Evertrend from each of Shanghai Evertrend’s shareholders who, in return, received an aggregate of approximately 1% of Shanghai Rongqiankuai’s total capital. As a result of such acquisition, Shanghai Rongqiankuai became Shanghai Evertrend’s sole shareholder and WFOE became a shareholder of Shanghai Rongqiankuai holding approximately 99% of its equity interests.

In September 2025, Shanghai Evertrend established a wholly-owned subsidiary, Shanghai Xinyongli Technology Co., Ltd., mainly for the export of smart wristbands.

Corporate Structure

The following diagram illustrates our simplified corporate structure, including our principal subsidiaries, as of the date of this prospectus. We do not use a variable interest entity structure.

____________

Note:

*        Entities in which the Company’s operations are conducted.

As advised by our PRC legal counsel, Beijing Dacheng Law Offices, LLP (Shanghai), as of the date of this prospectus, we and our PRC Subsidiaries have received from PRC authorities all requisite licenses, permissions or approvals needed to engage in the businesses currently conducted in China, and no permission or approval has been denied. Such licenses and permissions include Business License, Record-filing of Foreign Trade Operators, Registration of Consignor or Consignee of Imported or Exported Goods and Hi-tech Enterprise Certificate. The following table provides details on the licenses and permissions held by our PRC Subsidiaries.

Company	License/Permission	Issuing Authority	Validity
Shanghai Evertrend	Business License	Shanghai Municipal Market Supervision Administration	From March 17, 2011 with no fixed term
	Record-filing of Foreign Trade Operators	Record Filing and Registration Organs for Foreign Trade Business Operators	From December 4, 2019 with no fixed term
	Registration of Consignor or Consignee of Imported or Exported Goods	China International Trade Single Window	From July 11, 2024 with no fixed Term
	Hi-tech Enterprise Certificate	Shanghai Municipal Science and Technology Commission Shanghai Municipal Bureau of Finance Shanghai Taxation Bureau, State Administration of Taxation	December 25, 2025 to December 24, 2028 (currently within public notification period)
Maolv Kuaipao (Shanghai) Robots Co., Ltd.	Business License	Shanghai Baoshan District Market Supervision Administration	From October 26, 2023 with no fixed term
Jingbao Intelligent Robot (Taizhou) Co., Ltd.	Business License	Taizhouwan New Area Branch, Taizhou Municipal Market Supervision Administration	From October 14, 2021 with no fixed term
Dingyuan Electronics (Huai’an) Co., Ltd.	Business License	Administrative Approval Bureau of Huai’an Economic and Technological Development Zone	From September 6, 2017 with no fixed term
Kokobots LLC	Business License	Shanghai Baoshan District Market Supervision Administration	From August 23, 2016 with no fixed term
	Registration of Consignor or Consignee of Imported or Exported Goods	China International Trade Single Window	From July 11, 2024 with no fixed term
Jingbao Intelligent Robot (Nantong) Co., Ltd.	Business License	Administrative Approval Bureau of Nantong High-tech Industrial Development Zone	From November 23, 2021 with no fixed term

Company	License/Permission	Issuing Authority	Validity
Shanghai Rongqiankuai Intelligent Technology Co., Ltd.	Business License	Shanghai Baoshan District Market Supervision Administration	November 11, 2024 with no fixed term
Shanghai Kekuruizhan Intelligent Technology Co., Ltd.	Business License	Shanghai Municipal Market Supervision Administration	From November 5, 2024 with no fixed term
Shanghai Xinyongli Technology Co., Ltd	Business License	Shanghai Baoshan District Market Supervision Administration	From September 19, 2025 with no fixed term

As advised by our PRC counsel, Beijing Dacheng Law Offices, LLP (Shanghai), except for the overseas listing filing requirements from the CSRC as required by the Trial Measures, neither we nor any of our subsidiaries is currently required to obtain regulatory approval from Chinese authorities before listing in the U.S. under any existing PRC law, regulations or rules, including from the CSRC, CAC, or any other relevant Chinese regulatory agencies that is required to approve our operations in China. However, the PRC government may take actions to exert more control over offerings by China based issuers conducted overseas and/or foreign investment in such companies, which could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our securities to significantly decline or become worthless.

Our PRC Subsidiaries

Our operations are primarily conducted by our PRC Subsidiaries in China. The table below sets forth the information regarding our PRC Subsidiaries:

Name	Date of Formation	Principal Business
Shanghai Kekuruizhan Intelligent Technology Co., Ltd.	November 5, 2024	No operations
Shanghai Rongqiankuai Intelligent Technology Co., Ltd.	November 11, 2024	No operations
Shanghai Evertrend Enterprise Co., Ltd.	March 17, 2011	Sales of intelligent robots and other IOT products
Maolv Kuaipao (Shanghai) Robotics Co., Ltd.	October 26, 2023	Procurement of raw materials
Jingbao Intelligent Robot (Taizhou) Co., Ltd.	October 14, 2021	No operations
Dingyuan Electronics (Huai’an) Co., Ltd.	September 6, 2017	Production of wristband
Kokobots LLC	August 23, 2016	Overseas sales of Kokobots robots
Jingbao Intelligent Robot (Nantong) Co., Ltd.	November 23, 2021	No operations
Shanghai Xinyongli Technology Co., Ltd.	September 19, 2025	Export of smart wristbands

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes that appear in this prospectus. In addition to historical consolidated financial information, the following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in “Risk Factors.” All amounts included herein with respect to the years ended June 30, 2025 and 2024 are derived from our audited consolidated financial statements included elsewhere in this prospectus. Our consolidated financial statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles, or U.S. GAAP.

Overview

We are a holding company incorporated as an exempted company on August 13, 2024 under the laws of the Cayman Islands. As a holding company with no material operations of our own, we conduct substantially all of our operations through our operating subsidiaries in China. We are engaged in the development and sales of IoT products such as smart wristbands and development, sales and lease of intelligent commercial cleaning robots for international and PRC customers.

Our IoT solution products such as smart wristbands are particularly suitable for visitor identification, entrance admission, access control, real-time tracking, and contactless payments in hotels, public events such as exhibitions and music festivals, and tourist attractions such as amusement parks. It simplifies ticketing processes, facilitates contactless payments, enhances event security, and collects data to help event organizers optimize their operations. Our IoT products are specifically designed and manufactured for customized shape and programed for customers’ needs.

Our intelligent commercial cleaning robots are designed for both indoor and outdoor commercial spaces such as commercial office buildings, warehouses, hotels, and more challenging scenarios such as parking lots and factories. Our intelligent commercial cleaning robots are equipped with low-speed Level 4 autonomous driving technology that enables them to navigate complex environments with minimal human intervention and enjoy a variety of cleaning functions including sweeping, scrubbing, and moping.

For the years ended June 30, 2025 and 2024, our total revenues were approximately $4.5 million and $4.1 million, respectively. Most of our revenue were from smart wristbands sales, which represented approximately 68.5% and 81.9% of our total revenue for the years ended June 30, 2025 and 2024. respectively. We also generated revenue from sales and lease intelligent commercial cleaning robots, which represented approximately 31.5% and 18.1% of our total revenue for the years ended June 30, 2025 and 2024, respectively.

Key Factors that Affect Operating Results

Our business and results of operations are affected by a number of general factors that impact the smart IoT solution and commercial cleaning industries, including, among others, overall economic growth, raw material costs, and the competitive environment. They are also affected by a number of factors affecting the industry, including laws, regulations, and government policies and other new technology developments. Unfavorable changes in any of these general factors could adversely affect demand for our products and materially and adversely affect our results of operations.

While our business and results of operations are influenced by these general factors, they are more directly affected by the following company-specific factors.

Our investments in technology and talents

Our business success and rapid growth depends upon our ability to continue to develop new products and product accessories, and enhance and develop new applications for our existing products. For the years ended June 30, 2025 and 2024, our R&D expenses were approximately $0.3 million and $0.3 million, or 7.8% and 8.1% of our total revenue, respectively. We will continue our investment in research and development to respond to customer needs, and to enable us to introduce new products in the smart wristbands and floorcare that will continue to address our existing market sectors. We also plan to continue to invest in software intelligence, machine learning and complex mechanical design to improve the core functionality of our products

Our ability to increase sales volume and maintain relationships with customers

Our customers operate across a wide variety of applications for our products. For the year ended June 30, 2025, ID&C accounted for approximately 49.8% of total revenues. For the year ended June 30, 2024, ID&C and another customer accounted for approximately 60.8% and 10.7% of total revenues, respectively. The range of revenue from individual customer depends on several factors, including the size of the market that the product addresses, market penetration, product functionality, our customers’ ability to sell their products and the financial stability and reputation of the customer. Our ability to ultimately achieve profitability is dependent on our ability to meet required sales order and required cost targets.

Our ability to execute effective marketing and attract customers

Our results of operations depend significantly on our ability to execute effective marketing and attract customers from the PRC domestic and international markets. Demand for our products directly affects our sales volume, which in turn contributes to our revenue growth and our ability to achieve and maintain profitability. Our customer orders may depend, in part, on whether prospective customers find it compelling to purchase our products among competing products, which in turn depends on, among other factors, prospective customers’ perception of our brand. We promote our marketing strategy and marketing expenditure by precisely analyzing the effectiveness of marketing channels based on our needs at various stages of sales and brand awareness. Effective marketing can help amplify our efforts in boosting vehicle sales with efficient costs.

Our ability to control production and material costs and improve profitability

Our future profitability depends on our ability to develop our business in a cost-effective manner. Our products use a wide variety of components, raw materials, and other supplies. We expect that our cost of sales will be affected primarily by our production volume. Our cost of sales will also be affected by fluctuations in certain raw material prices, although we typically seek to manage these costs and minimize their volatility through our long-term relationship with our suppliers. In addition, our results of operations are further affected by our ability to maintain and improve our operating efficiency, as measured by our total operating expenses as a percentage of our revenues. This is important to the success of our business and our prospect of gradually achieving profitability. As our business grows, we expect to further improve our operating efficiency and achieve economies of scale.

Our ability to cope with the increasing U.S. tariffs or other restrictions placed on imports

A substantial portion of our revenue is derived from international markets, particularly the United States, and may be significantly impacted by U.S. tariffs or other export restrictions. For the fiscal year ended June 30, 2025 and 2024, our international sales accounted for approximately 74.3% and 84.3%, respectively, of our total revenues; among the international sales, revenue from the United States accounted for approximately 55.1% and 65.6% of our total revenues, respectively. Given we typically sell products to U.S. customers on an FOB or EXW basis, under which the customers bear the tariff costs, the direct impact of increased tariffs on our costs would be minimal; however, higher import costs borne by our customers may reduce demand for our products, indirectly affecting our sales volumes. We continue to closely monitor developments in international trade policy and assess potential impacts on our operations and financial performance. As part of our risk mitigation strategy, we may consider relocating certain manufacturing activities outside of China to reduce the burden of tariffs on our customers.

Results of Operations

For the Years Ended June 30, 2025 and 2024

The following table summarizes the results of our operations for the years ended June 30, 2025 and 2024, and provides information regarding the dollar and percentage increase or (decrease) during such periods.

	For the Years Ended June 30,		Change	% Change
	2025	2024
REVENUES:
Sales of IoT products	$3,048,555	$3,317,943	$(269,388)	(8.1)%
Sales and lease of intelligent commercial cleaning robots	1,401,689	733,670	668,019	91.1%
Total revenues	4,450,244	4,051,613	398,631	9.8%
COST OF REVENUES:
Cost of revenues – IoT products	1,388,377	1,627,187	(238,810)	(14.7)%
Cost of revenues – intelligent commercial cleaning robots	710,808	429,509	281,299	65.5%
Total cost of revenues	2,099,185	2,056,696	42,489	2.1%
GROSS PROFIT	2,351,059	1,994,917	356,142	17.9%
OPERATING EXPENSES:
Selling expenses	286,488	263,164	23,324	8.9%
General and administrative expenses	809,960	332,105	477,855	143.9%
Research and development expenses	347,626	327,262	20,364	6.2%
Total operating expenses	1,444,074	922,531	521,543	56.5%
Income from operations	906,985	1,072,386	(165,401)	(15.4)%

OTHER INCOME:
Interest income, net	67,424	11,402	56,022	491.3%
Fair value change in marketable securities	—	(37,063)	37,063	(100.0)%
Gain on sales of marketable securities	5,478	—	5,478	—%
Other income, net	2,832	144,018	(141,186)	(98.0)%
Total other income, net	75,734	118,357	(42,623)	(36.0)%
INCOME BEFORE INCOME TAXES	982,719	1,190,743	(208,024)	(17.5)%
Provision for income taxes	121,495	187,588	(66,093)	(35.2)%
NET INCOME	$861,224	$1,003,155	$(141,931)	(14.1)%

Revenues

We derive revenues from two sources: (1) sales of IoT products such as smart wristbands, and (2) sales and lease of intelligent commercial cleaning robots.

For the year ended June 30, 2025, our total revenue was approximately $4.5 million as compared to approximately $4.1 million for the year ended June 30, 2024. Our total revenue increased by approximately $0.4 million, or 9.8%. The overall increase in total revenue was primarily attributable to an approximately $0.7 million increase in revenue from intelligent commercial cleaning robots, partially offset by a $0.3 million decrease in sales of IoT products.

IoT Products

Our revenue from sales of IoT products such as smart wristbands is generally recognized at the point in time when transfer of control of the related goods has occurred at which point (usually upon shipping or acceptance, depending on specific contract terms) an enforceable right to payment exists.

For the year ended June 30, 2025, revenue from sales of IoT products was approximately $3.0 million, decreased by approximately $0.3 million, or 8.1%, as compared to approximately $3.3 million for the year ended June 30, 2024. The decrease in revenue from sales of IoT products was mainly due to a shift of focus to sales and lease of intelligent commercial cleaning robots for the year ended June 30, 2025.

Intelligent Commercial Cleaning Robots

Our revenues from sales of intelligent commercial cleaning robots are generally recognized at the point in time when transfer of control of the related goods has occurred at which point (usually upon acceptance, variable based on specific contract terms) an enforceable right to payment exists. We also generate revenue from sales-type leases of intelligent commercial cleaning robots. For the year ended June 30, 2025, revenues from sales and lease of intelligent commercial cleaning robots were approximately $1.4 million as compared to approximately $0.7 million for the year ended June 30, 2024, representing an increase of approximately $0.7 million or 91.1%. The increase was primarily attributed to the increase in the number of our robots sold or leased under sales-type leases. We started selling and marketing the intelligent commercial cleaning robots in fiscal 2023 and have been gradually expanding our client base since then.

Cost of Revenues

Our cost of revenues mainly consists of raw materials purchased, outbound freight cost, cost of direct labor, depreciation expense and other overhead. Our total cost of revenues increased by approximately $0.04 million, or 2.1%, from approximately $2.1 million for the year ended June 30, 2024 to approximately $2.1 million for the year ended June 30, 2025, primarily due to the increase in cost of revenue for intelligent commercial cleaning robots and partially offset by the decrease in cost of revenues for IoT products.

Cost of revenues for IoT products decreased by approximately $0.2 million, or 14.7%, from approximately $1.6 million for the year ended June 30, 2024 to approximately $1.4 million for the year ended June 30, 2025, which was generally in line with the decrease in revenue for the year ended June 30, 2025.

Cost of revenue for intelligent commercial cleaning robots increased by approximately $0.3 million, or 65.5%, from approximately $0.4 million for the year ended June 30, 2024 to approximately $0.7 million for the year ended June 30, 2025, due to the increase in the number of our robots sold or leased under sales-type leases for the year ended June 30, 2025 as we continued to expand our customer base for commercial cleaning robots.

Gross Profit

GROSS PROFIT	For the Year Ended June 30,				Change	% of Change
	2025		2024
	Gross Profit	Gross Margin	Gross Profit	Gross Margin
IoT products	$1,660,177	54.5%	$1,690,756	51.0%	$(30,579)	(1.8)%
Intelligent commercial cleaning robots	690,882	49.3%	304,161	41.5%	386,721	127.1%
Total gross profit	$2,351,059	52.8%	$1,994,917	49.2%	$356,142	17.9%

Our gross profit increased by approximately $0.4 million, or 17.9%, from approximately $2.0 million for the year ended June 30, 2024 to approximately $2.4 million for the year ended June 30, 2025. The increase in gross profit for the year ended June 30, 2025 was due to an approximately $0.4 million increase in gross profit of intelligent commercial cleaning robots, partially offset by an approximately $0.03 million decrease in the gross profit of IoT products. Gross margin for the year ended June 30, 2025 and 2024 was approximately 52.8% and 49.2%, respectively.

Gross profit for IoT products decreased by approximately $0.03 million, or 1.8%, from approximately $1.7 million, for the year ended June 30, 2024 to approximately $1.7 million for the year ended June 30, 2025. Gross profit margin for the years ended June 30, 2025 and 2024 was approximately 54.5% and 51.0%, respectively. The gross profit margin for IoT products is relatively stable.

Gross profit for intelligent commercial cleaning robots increased by approximately $0.4 million, or 127.1%, from approximately $0.3 million for the year ended June 30, 2024 to approximately $0.7 million for the year ended June 30, 2025. Gross profit margin for the year ended June 30, 2025 and 2024 was 49.3% and 41.5%, respectively. The increase in gross profit margin for the year ended June 30, 2025 was mainly due to better cost control achieved through economies of scale as the volume of production increased during the year ended June 30, 2025.

Operating Expenses

	For the Year Ended June 30,		Change	% Change
	2025	2024
OPERATING EXPENSES:
Selling expenses	$286,488	$263,164	$23,324	8.9%
General and administrative expenses	809,960	332,105	477,855	143.9%
Research and development expenses	347,626	327,262	20,364	6.2%
Total operating expenses	$1,444,074	$922,531	$521,543	56.5%

Our operating expenses consist of selling, general and administrative and R&D expenses. Operating expenses increased by approximately $0.5 million, or 56.5%, from approximately $0.9 million for the year ended June 30, 2024 to approximately $1.4 million for the year ended June 30, 2025. The increase in our operating expenses was primarily due to the increase in general and administrative expenses.

Selling expenses primarily consisted of promotional fees, transportation expenses, advertising expenses, travel, salary and compensation expenses relating to our sales personnel and other expenses relating to our sales activities. Selling expenses increased by approximately $23,000, or 8.9%, for the year ended June 30, 2025 mainly due to more advertising expenses incurred for the promotion of the cleaning robots during the year ended June 30, 2025.

General and administrative expenses primarily consisted of salary and compensation expenses relating to our accounting, human resources and executive office personnel, and included rental expenses, depreciation and amortization expenses, office overhead, and professional service fees. General and administrative expenses increased by approximately $0.5 million, or 143.9%, for the year ended June 30, 2025 mainly due to an increase of approximately $0.3 million in audit fees and an increase of approximately $0.2 million in financial advisory fees, which were related to the Company’s IPO and could not be capitalized as deferred offering costs.

R&D expenses primarily consisted of compensation and benefit expenses relating to our R&D personnel, materials, as well as office overhead and other expenses relating to our R&D activities. Our R&D expenses increased by approximately $20,000 for the year ended June 30, 2025, as compared with the year ended June 30, 2024. The increase was mainly due to increase in salary and social welfare expenses.

Other Income, Net

Other income for the year ended June 30, 2025 primarily consists of interest income from sales-type leases, interest expenses, gain on sales of marketable securities and government grants. Our other income, net decreased from approximately $118,000 for the year ended June 30, 2024 to approximately $76,000 for the year ended June 30, 2025. The change was mainly due to a decrease of approximately $134,000 in government grants, partially offset by an increase of approximately $56,000 in interest income from sales-type leases as well as approximately $37,000 loss on fair value change in marketable securities for the year ended June 30, 2024 which no such loss occurred for the year ended June 30, 2025.

Net Income

As a result of factors discussed above, our net income was approximately $0.9 million for the year ended June 30, 2025, decreased from approximately $1.0 million for the year ended June 30, 2024.

Liquidity and Capital Resources

A majority portion of our revenue is generated from overseas markets and denominated in U.S. dollars. A majority of our expenses and cash are denominated in RMB. RMB is subject to the exchange managements regulation in China, and, as a result, we may have difficulty distributing any dividends outside of China due to PRC exchange management regulations on converting RMB into U.S. dollars. As of June 30, 2025 and 2024, the aggregate amount of cash in banks of approximately $1.3 million and $1.7 million, respectively, was held at major financial institutions in the PRC.

In assessing our liquidity, we monitor and analyze our cash at banks, our ability to generate sufficient revenue sources in the future and our operating and capital expenditure commitments. As of June 30, 2025, we had unrestricted cash of approximately $1.3 million. As of June 30, 2025, our bank loan balance was approximately $0.3 million. As of June 30, 2025, we had a positive working capital of approximately $2.5 million. For the year ended June 30, 2025, we generated net income of approximately $0.9 million.

We have historically funded our working capital needs primarily from operations, bank loans, advance payments from customers and capital contributions from shareholders. Our working capital requirements are affected by the efficiency of our operations, the numerical volume and dollar value of our revenue contracts, the progress or execution on our customer contracts, and the timing of accounts receivable collections. Our management believes that current levels of cash will be sufficient to meet our anticipated cash needs for at least the next 12 months from the date of the issuance of our consolidated financial statements included in this registration statement. However, we may need additional cash resources in the future if we experience changed business conditions or other developments, and may also need additional cash resources in the future if we wish to pursue opportunities for investment, acquisition, strategic cooperation or other similar actions. If it is determined that the cash requirements exceed our amounts of cash on hand, we may seek to issue debt or equity securities or obtain a credit facility. The issuance and sale of additional equity would result in further dilution to our shareholders. The incurrence of indebtedness could expose us to additional obligations and restrictions with respect to our operations. In the event that we are unable to secure sufficient financing resources in amounts or on terms acceptable to us, our business, financial condition and results of operations may be materially and adversely affected.

The following summarizes the key components of our cash flows for the years ended June 30, 2025 and 2024:

	For the Year Ended June 30,
	2025	2024
Net cash (used in) provided by operating activities	$(43,628)	$585,233
Net cash provided by (used in) investing activities	222,014	(422,085)
Net cash (used in) provided by financing activities	(612,681)	143,287
Effect of exchange rate change on cash, cash equivalent and restricted cash	2,233	(11,867)
Net (decrease) increase in cash, cash equivalent and restricted cash	$(432,062)	$294,568

Operating Activities

Net cash used in operating activities was approximately $0.04 million for the year ended June 30, 2025, which mainly consisted of approximately $0.9 million of net income, adjustments of $0.1 million in non-cash items, and changes in working capital, which primarily comprised of an increase in accounts receivable of approximately $0.2 million, an increase in net investment in sales-type lease of approximately $0.1 million due to increase in revenue for the year ended June 30, 2025, an increase in inventories of approximately $0.2 million, an increase in prepayments and other assets of approximately $0.4 million and a decrease in advance from customers of approximately $0.2 million due to timely delivery and realized in revenue, offset by an increase in taxes payable of approximately $0.1 million.

Net cash provided by operating activities was approximately $0.6 million for the year ended June 30, 2024, which mainly consisted of approximately $1.0 million of net income, adjustments of $0.2 million in non-cash items, and changes in working capital, which primarily comprised of an increase in taxes payable of approximately $0.1 million, an increase in due to a related party of approximately 0.2 million and an increase in accrued expenses and other liabilities of approximately $0.1 million, offset by an increase in prepayments and other assets of approximately $0.1 million, a decrease in advance from customers of approximately $0.2 million due to timely delivery and realized in revenue, an increase in accounts receivable of approximately $0.5 million due to increase in revenue for the years ended June 30, 2024.

Investing Activities

Net cash provided by investing activities was approximately $0.2 million for the year ended June 30, 2025, mainly consisting of proceeds from short-term investment of approximately $0.2 million, repayments from a related party of approximately $0.3 million, partially offset by purchases of property and equipment of approximately $0.1 million and loans to a related party of approximately $0.1 million.

Net cash used in investing activities was approximately $420,000 for the year ended June 30, 2024, mainly consisting of purchases of property and equipment of approximately $57,000, loans to a related party of approximately $370,000, partially offset by repayment from a related party of approximately $2,000.

Financing Activities

Net cash used in financing activities was approximately $0.6 million for the year ended June 30, 2025, which consisted of repayment of short-term bank loans of approximately $0.3 million, repayment to a related party of approximately $0.1 million and payment of deferred issuance costs of approximately $0.8 million, partially offset by proceeds from a short-term bank loan of approximately $0.3 million, proceeds from shareholders’ contribution of approximately $0.3 million.

Net cash provided by financing activities was approximately $0.1 million for the year ended June 30, 2024, which consisted of proceeds from a short-term bank loan of approximately $0.3 million, partially offset by repayment to a related party of approximately $0.02 million and payment of deferred issuance costs of approximately $0.1 million.

Capital Expenditures

Our capital expenditures were $149,222 and $57,221 for the year ended June 30, 2025 and 2024, respectively. Our capital expenditures were mainly used for purchases of equipment. We will continue to make capital expenditures to meet the expected growth of our business.

Off-Balance Sheet Arrangements

There were no off-balance sheet arrangements for the years ended June 30, 2025 and 2024 that have or that in the opinion of management are likely to have, a current or future material effect on our financial condition or results of operations.

Research and development, patents and licenses, etc.

See “Business — Research and Development” and “Our Business — Intellectual Property”.

Trend Information

Other than as described elsewhere in this prospectus, we are not aware of any trends, uncertainties, demands, commitments or events that are reasonably likely to have a material adverse effect on our revenue, income from continuing operations, profitability, liquidity or capital resources, or that would cause our reported financial information not necessarily to be indicative of future operating results or financial condition.

Internal Control over Financial Reporting

As defined in the standards established by the PCAOB, a “material weakness” is a deficiency, or a combination of deficiencies, in internal control, such that there is a reasonable possibility that a material misstatement of our company’s annual or interim financial statements will not be prevented or detected on a timely basis. In connection with the audits of our consolidated financial statements included in this prospectus, we and our independent registered public accounting firm identified three material weaknesses in our internal control over financial reporting as of June 30, 2025. The material weaknesses identified relate to (i) the lack of sufficient competent financial reporting and accounting personnel with appropriate understanding of U.S. GAAP and financial reporting requirements set forth by the SEC to design and implement key controls over financial reporting process to address complex U.S. GAAP accounting issues and related disclosures, in accordance with U.S. GAAP and SEC financial reporting requirements; (ii) the lack of formal internal control policies and independent supervision function to establish formal risk assessment process and internal control framework and (iii) the lack of formal procedure developed for IT governance and policies, IT related risk and vulnerability assessment.

Neither we nor our independent registered public accounting firm undertook a comprehensive assessment of our internal controls under the Sarbanes-Oxley Act for purposes of identifying and reporting any weakness in our internal controls over financial reporting. Had we performed a formal assessment of our internal controls over financial reporting or had our independent registered public accounting firm performed an audit of our internal control over financial reporting, additional material weaknesses or internal control deficiencies may have been identified.

To remediate our identified material weaknesses, we plan to adopt measures to improve our internal controls over financial reporting, including, among others: (i) hiring more qualified accounting personnel with relevant U.S. GAAP and SEC reporting experience and qualifications to strengthen our financial reporting function and to set up a financial and system control framework; (ii) organizing regular training for our accounting staff, especially training related to U.S. GAAP and SEC reporting requirements, (iii) formulating U.S. GAAP accounting policies and procedures manual, which will be maintained, reviewed and updated, on a regular basis, to the latest U.S. GAAP accounting standards, (iv) establishing assessment of Sarbanes-Oxley compliance requirements and improvement of overall internal control; and (v) improving the policies and procedures related to our IT system development and management. We will continue to take additional measures to remediate the material weaknesses, including appointing independent directors, establishing an audit committee, and strengthening corporate governance, which will be completed at the time of effectiveness of our registration statement for our initial public offering. However, the implementation of these measures may not fully address these material weaknesses in our internal control over financial reporting, and we cannot conclude that they have been fully remediated. Our failure to correct these material weaknesses or failure to discover and address any other material weaknesses could result in inaccuracies in our financial statements and impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. Moreover, ineffective internal control over financial reporting could significantly hinder our ability to prevent fraud.

Holding Company Structure

Kokobots is a holding company with no material operations of its own. We conduct our business primarily through our subsidiaries in China. As a result, our ability to pay dividends depends upon dividends paid by our PRC Subsidiaries. If our existing PRC Subsidiaries or any newly formed ones incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us. In addition, our wholly foreign-owned subsidiary in China is permitted to pay dividends to us only out of its retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Under PRC law, each of our PRC Subsidiaries is required to set aside at least 10% of its after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of their registered capital. In addition, our wholly foreign-owned subsidiaries in China may allocate a portion of their after-tax profits based on PRC accounting standards to enterprise expansion funds and staff bonus and welfare funds at their discretion. The statutory reserve funds and the discretionary funds are not distributable as cash dividends. Remittance of dividends by a wholly foreign-owned company out of China is subject to examination by the banks designated by SAFE. Our PRC Subsidiaries have not paid dividends and will not be able to pay dividends until they generate accumulated profits and meet the requirements for statutory reserve funds.

Quantitative and Qualitative Disclosures about Market Risk

Inflation Risk

Inflationary factors, such as increases in personnel and overhead costs, could impair our operating results. Although we do not believe that inflation has had a material impact on its financial position or results of operations to date, a high rate of inflation in the future may have an adverse effect on our ability to maintain current levels of operating expense as a percentage of sales revenue if the revenues do not increase.

Foreign Exchange Risk

A majority of our expense transactions are denominated in RMB and a significant portion of our assets and liabilities are denominated in RMB. RMB is not freely convertible into foreign currencies. In the PRC, certain foreign exchange transactions are required by law to be transacted only by authorized financial institutions at exchange rates set by the People’s Bank of China (“PBOC”). Remittances in currencies other than RMB by subsidiaries in China must be processed through the PBOC or other China foreign exchange regulatory bodies which require certain supporting documentation in order to affect the remittance.

It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the RMB and the U.S. dollar in the future. The change in the value of RMB relative to U.S. dollar may affect our financial results reported in the U.S. dollar terms without giving effect to any underlying changes in our business or results of operations. Currently, a majority of our assets, liabilities, costs and a small portion of our revenues are denominated in RMB. To the extent that we need to convert U.S. dollars into RMB for capital expenditures and working capital and other business purposes, appreciation of RMB against U.S. dollar would have an adverse effect on the RMB amount we would receive from the conversion. Conversely, if we decide to convert RMB into U.S. dollar for the purpose of making payments for dividends, strategic acquisition or investments or other business purposes, appreciation of U.S. dollar against RMB would have a negative effect on the U.S. dollar amount available to us.

Credit Risk

Assets that potentially subject us to a significant concentration of credit risk primarily consist of cash, cash equivalents and restricted cash, accounts receivable and other current assets. The maximum exposure of such assets to credit risk is their carrying amounts at the balance sheet dates. As of June 30, 2025, the aggregate amount of cash and restricted cash of $1.3 million was held at major financial institutions in PRC. We believe that no significant credit risk exists as all of our cash and cash equivalents are held with PRC financial institutions that our management believes to be of high credit quality. We conduct credit evaluations of our customers and suppliers, and generally does not require collateral or other security from them. We use aging schedule method in the current expected credit loss model (“CECL model”) to estimate the expected credit losses.

Interest Rate Risk

Our exposure to interest rate risk primarily relates to the interest expenses on our bank borrowings. Our bank borrowing bears interest at fixed rates. We have not been exposed to, nor do we anticipate being exposed to, material risks due to changes in market interest rates. However, our future interest expenses may exceed expectations due to changes in market interest rates. Increased interest rates may have a material impact on our results of operations and financial condition. For the year ended June 30, 2025, we have been charged annual interest rates of generally 2.9% on average on our bank loans. Increased interest rates will have a direct impact on us by increasing our interest expenses and in turn decreasing our cash. As of June 30, 2025, we had approximately $0.3 million in bank borrowings. For illustrative purposes, if the interest rate charged on such bank borrowings were to increase by 1%, our interest expenses would increase by $2,792 on an annual basis. In addition, as increased interest rates would make it more costly for us to fund our operations by borrowing, we would need to take additional measures to maintain a healthy cash flow, such as by tightening our control over accounts payable and accounts receivable. We may do so by, for example, further negotiating credit terms with customers and suppliers. As a result, our accounts receivable may decrease and our accounts payable may increase to offset the impact of higher borrowing costs.

Critical Accounting Estimates

In preparing the consolidated financial statements we have made estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Accounting estimates are deemed critical if they involve a significant level of estimation uncertainty and have had or are reasonably likely to have a material impact on our financial condition or results of operations. Below is a summary of the critical accounting estimates used in the preparation of our consolidated financial statements. A summary of our significant accounting policies which are important to the portrayal of our financial condition and results of operations is set forth in Note 2 to our consolidated financial statements included elsewhere in this prospectus.

Determination of the fair value of products under sales-type leases

We account for leases under the provisions of Accounting Standards Codification (“ASC”) 842, Leases. Lease classification tests require significant estimates and judgments by management in its application. Upon lease commencement or lease modification, we assess the lease classification to determine whether the lease should be classified as a direct financing, sales-type or operating lease. The determination of lease classification requires the calculation of the rate implicit in the lease, which is driven by significant estimates, including the estimation of the value assigned to the products on the lease commencement date. We determined that commercial cleaning robot leases are classified based upon defined criteria as sales-type by the lessor. For those leases classified as sales-type, the underlying asset is derecognized and the net investment in the lease is recorded. Lease receivable is the present values of the sum of lease payments and the guaranteed residual asset computed at the interest rate implicit in the lease. Accurate measurement of these components is crucial for the proper accounting of sales-type leases, as it directly impacts the lessor’s financial statements. The interest rate implicit in the lease is also a fundamental element. This rate is used to discount the lease payments and determine the present value of the lease receivable. It reflects the rate of return the lessor expects from the lease arrangement, considering the asset’s fair value and the lease payments.

INDUSTRY

The information presented in this section has been derived from the Frost & Sullivan Report to provide information regarding our industries in China. Neither we nor any other party involved in this offering has independently verified such information, and neither we nor any other party involved in this offering makes any representation as to the accuracy or completeness of such information.

Overview of Global Commercial Cleaning Industry

The global commercial cleaning industry refers to the sector that provides cleaning and maintenance services for various large-scale commercial environments, including both manual and mechanical cleaning methods. These services aim to keep commercial spaces clean and hygienic to meet the needs of clients and employees.

Market Size of Global Commercial Cleaning Industry

In 2019, the global commercial cleaning industry had a market size of $292.6 billion. By 2024, the market size reached $394.0 billion, with a compound annual growth rate (CAGR) of 6.1%. In the same year, the commercial cleaning robot market accounted for about 10% of the global commercial cleaning industry. However, with continuous technological advancements and increasing adoption rates, this proportion is expected to grow rapidly. Looking ahead, from 2025 to 2029, the industry is expected to achieve sustained and stable growth, with an estimated CAGR of 6.8%. By 2029, the market size is projected to reach approximately $547.2 billion.

Source: Frost & Sullivan

Overview of Global Low-Speed Autonomous Service Robot Industry

Low-speed autonomous service robots refer to robots that utilize sensors, navigation and positioning, algorithms, communication (Wi-Fi, 5G), and autonomous driving technologies to move independently at low speeds (usually within a few kilometers per hour) in specific environments to perform tasks such as transportation, patrolling, logistics, and cleaning. These robots are widely used in indoor and outdoor settings, such as hotels, hospitals, shopping malls, and underground parking lots.

Market Size of Global Low-Speed Autonomous Service Robot Industry

In 2019, the global low-speed autonomous service robot shipment was approximately 72.5 thousand units. By 2024, it has grown to 160.1 thousand units. In the upcoming years, the industry is expected to expand with a projected CAGR of 20.0%, leading to 398.2 thousand units of shipment by the end of 2029.

In 2019, the global commercial cleaning robot shipment was approximately 15.6 thousand units. By 2024, it has increased to 27.9 thousand units, with a CAGR of 12.3%. In the future, with advancements in autonomous driving technology, intelligent algorithms, and autonomous navigation technology, along with the increasing demand for automation from people. The industry is expected to experience rapid growth from 2025 to 2029, with a projected CAGR of 16.8%. By 2029, the shipment is anticipated to reach about 60.5 thousand units.

Source: Frost & Sullivan

Market Driving Factors for Global Commercial Cleaning Robot Industry

The global commercial cleaning robot industry could potentially benefit from the following four major growth drivers:

•        Increasing Labor Costs.    For the past five years, China experienced average annual wage growth rates of 6% – 8%, and unit labor costs (ULC) increased as wages rose more quickly than productivity in many sectors. In the US, wage growth averaged around 6% per year. The average annual wage growth rate in the EU is approximately 5%. Rising labor costs are pushing businesses to adopt automated cleaning solutions. Cleaning robots reduce the need for manual labor, offering cost-effective alternatives and improving overall operational efficiency.

•        Technological Advancements:    Ongoing innovations in robots, AI, autonomous driving technology, and sensor technology are enhancing the capabilities of commercial cleaning robots. These advancements improve navigation, efficiency, and automation, driving demand for more sophisticated cleaning solutions.

•        Demand for Operational Efficiency.    Businesses are increasingly seeking ways to optimize their cleaning operations. Commercial cleaning robots provide consistent, high-quality cleaning and reduce downtime, meeting the demand for greater efficiency and productivity.

•        Higher Cleaning Standards with Robots:    Recent policies indicate that cleaning standards in high-traffic areas like shopping malls and airports have become increasingly rigid in response to health and safety concerns. The Leadership in Energy and Environmental Design (LEED) Certification promotes strict cleaning standards, particularly in high-traffic commercial buildings. The International Air Transport Association (IATA) and the International Civil Aviation Organization (ICAO) have introduced that airports and airlines are subject to more frequent cleaning, and airlines are required to disinfect cabins between flights. The heightened focus on hygiene is driving the adoption of advanced cleaning technologies. Cleaning robots offer more professional solutions that surpass manual cleaning, helping maintain high standards of cleanliness and safety.

Supportive Policies and Regulations Related to Low-Speed Autonomous Service Robots

•        In China, the government issued the “Robot+ Application Action Implementation Plan” in 2023 to enhance global market recognition and acceptance of autonomous service robots. Additionally, the “14th Five-Year Plan for the Robotics Industry” implemented in 2021, introduced a series of financial and tax support policies aimed at strengthening industry innovation capabilities and the supply of autonomous service robot products.

•        In the United States, in 2022, the government released the “National Robotics Initiative” (NRI 3.0) to support research and promote the development of robotic technologies. It also established the “NIST Robotics Standards,” which set technical standards to ensure the safety, interoperability, and reliability of autonomous service robots.

•        In Europe, the “Horizon Europe” program (2021 – 2027) allocates substantial funds and resources for robotics projects, including low-speed autonomous service robots used in healthcare, logistics, and urban services. In 2021, the European Commission introduced the “European Partnership for Connected and Automated Driving” (EUCAD) initiative, aimed at promoting cooperation and innovation among European countries in the field of connected and automated driving, supporting the development of L4 autonomous driving technology.

Competition in Global Commercial Cleaning Robot Market

In the commercial cleaning robot industry, there are several major companies, including Gaussian Robotics, iDriverplus Technology, and Nilfisk.

Gaussian Robotics, based in Shanghai, China, focuses on commercial cleaning and safety inspections, providing automated cleaning solutions that are widely applied in hotels, office buildings, transportation hubs, and other venues. Currently, it serves over 3,000 customers globally, covering 60 countries and regions.

Beijing iDriverplus Technology Co., Ltd. is a leading self-driving enterprise in the industry, possessing both open L4 technology capabilities and localized L4 deployment capabilities in restricted areas. The VIGGO series, in particular, can safely navigate complex environments like urban roads and industrial facilities, and avoid obstacles, pedestrians, and other vehicles.

Nilfisk, a Denmark company listed on the Copenhagen stock exchange (NLFSK.CO), is a well-established supplier of cleaning equipment that serves industrial, commercial, and consumer markets. This company operates in 45 countries and has distributors in over 100 countries.

Overview of Smart Internet of Things (IoT) Solution

The smart IoT solution primarily includes communication methods such as Radio Frequency Identification (RFID) (low frequency, high frequency, ultra-high frequency, and microwave), Bluetooth, Zigbee, and WIFI, focusing on both short-range and long-range wireless data transmission. It relies on non-contact automatic identification technology, using radio frequency signals to intelligently identify target objects and collect relevant data without manual intervention. These solutions enable rapid identification of moving objects and simultaneous recognition of multiple tags, providing quick and convenient operations. Additionally, by employing antenna design technologies such as array antennas and isolation techniques, the communication and positioning of IoT products are ensured to be stable and reliable. RFID wristbands, as a type of smart device utilizing smart IoT solutions, have broad application prospects. RFID wristbands are wearable devices integrated with RFID tags that communicate via radio frequencies. They are typically single-use and have a high repurchase rate. Lightweight, flexible and durable, they are widely used for intelligent data storage and transmission, identity verification, access control management, and contactless payments. These products are widely adopted across various scenarios.

Market Size of the RFID Wristband

In 2019, the shipment of RFID wristbands was 2.6 billion units and grew to 3.6 billion units in 2024, reflecting a CAGR of 6.7%. In the coming years, RFID wristbands are expected to experience sustained growth due to their diverse applications and convenient functionality. In 2029, the shipment is projected to reach approximately 6.0 billion units, since the total global events industry attendance is expected to experience a CAGR of roughly 10.5% from 2025 to 2029, and the sales of RFID wristbands are closely tied to the hosting of global large-scale events and exhibitions. For example, a large music festival, such as Austin City Limits Music Festival (ACL), Lollapalooza, Bonnaroo, BottleRock, and the Grammy Awards, might have attracted 100,000 attendees in the past. Nowadays, attendance numbers are gradually increasing to 200,000 people.

Source: Frost & Sullivan

Market Driving Factors for Smart IOT Solution

•        Growth of IoT.    The rise of the IoT has accelerated Smart IoT Solution adoption, as RFID tags and readers are integral to connected devices and systems. They enable seamless data exchange, essential for smart homes, factories, and cities.

•        Retail and E-commerce Expansion.    With the growing demand for e-commerce, Smart IoT Solution supports efficient inventory management, contactless payments, and enhanced customer experience. Smart IoT tags help businesses track products from manufacturing to customer delivery, optimizing logistics and reducing losses.

•        Data Collection and Analytics.    Data collection and analysis provide significant support for the growth of Smart IoT Solutions, enhancing efficiency, improving decision-making capabilities, and improving customer experience, thereby driving the widespread application of intelligent IoT solutions. At the same time, Smart IoT Solutions can collect customer behavior and preference data, helping businesses customize services and marketing activities, optimize operations, increase customer satisfaction, and promote targeted promotions and loyalty programs.

•        Applications in Various Events.    The application of Smart IoT Solutions in different events not only improves management efficiency and enhances participant experience but also provides valuable data support for organizers, promoting the development of contactless payments and personalized services. As event scales increase and technology advances, market potential grows.

Smart IOT Solution-Related Supportive Policies and Regulations in the U.S., China, and Europe

Countries and regions like China, the U.S., and Europe have introduced a range of policies and regulations to support the development of the Smart IoT Solution.

•        The Chinese government has announced the “Made in China 2025 Strategy” in 2015, identifying IoT technology as a key element, promoting its application in industrial automation, smart logistics, and supply chain transparency. The “13th Five-Year Plan for Developing National Strategic Emerging Industries”, issued by the State Council in 2016, implemented the strategy of building a country with strong cyber power, accelerated the building of a “digital China”, promoted the integration and penetration of the Internet of Things, cloud computing and artificial intelligence across all industries, and built a new generation of information technology industrial system featuring interconnectivity, integrated innovation, intelligent collaboration, security and controllability. The “National IoT Development Plan”, issued in 2023, aimed to drive innovation and application of IoT technologies to facilitate industrial upgrades and economic growth.

•        In the United States, the Federal Communications Commission updated the “FCC Spectrum Allocation” in 2023, supporting IoT systems to accommodate technological advancements and growing demand while minimizing interference with other wireless communications. Meanwhile, the government also issued the “IoT Cybersecurity Improvement Act” in 2020. This law aimed to enhance cybersecurity standards for IoT devices to protect critical infrastructure from cyber threats.

•        In Europe, the European Commission updated the “Radio Equipment Directive (RED) Amendment (2023)” to include the latest IoT technologies, ensuring compliance with safety, performance, and compatibility standards. “The European Digital Strategy”, which came into effect in 2024, highlights the role of digital technologies in advancing Europe’s economic and social digital transformation.

BUSINESS

Our Mission

To reshape work and lifestyle habits around the world through the power of our intelligent robotics and technological advancements.

Overview

We are an innovative technology company focused on advancing large-scale applications of intelligent robotics, leveraging low-speed Level 4 (L4) autonomous driving and robotics technology, integrated with IoT-enabled smart sensing capabilities. We are currently primarily engaged in the R&D, sales and lease of intelligent commercial cleaning robots as well as manufacture and sales of IoT solution products.

Our intelligent commercial cleaning robots, by leveraging our patented L4 low-speed autonomous driving technology and utilizing sensors, navigation and positioning, algorithms, communication (Wi-Fi, 5G) technologies, can navigate complex environments with minimal human intervention to effectively enhance operational efficiency and safety in indoor and outdoor cleaning settings, such as hotels, hospitals, shopping malls, and underground parking lots, especially in high-traffic areas. Our IoT products are devices integrated with radio frequency identification (RFID) chips that communicate via radio frequencies, which are widely used in intelligent data storage and transmission, identity verification, access control management, and contactless payments. Our IoT products are typically single-use and have a high repurchase rate. These products are mostly used in events and hotels. We are the producers of wristbands for several renowned music festivals, including the Bolton Weekend Music and Arts Festival, the Love Supreme Jazz Festival, the Pitchfork Music Festival, the Austin City Limits Music Festival, and the Soundside Music Festival, among others.

We have developed a versatile L4 low-speed autonomous driving algorithm and the intelligent Nextrobot platform for our commercial cleaning robot operations, designed for both indoor and outdoor applications across commercial cleaning and other low-speed autonomous driving fields. Our commercial cleaning robots, equipped with our autonomous driving technology, have collectively operated for over 1,500 days in more than 50 cities across nine countries and regions worldwide. Our proprietary autonomous driving capabilities encompass drive-by-wire chassis, steer-by-wire control, perception, localization, autonomous navigation, and intelligent cleaning route planning algorithms. Utilizing our self-developed Nextrobot platform, once a robot’s structural design is complete, new models can be designed and deployed with minimal adjustments to function and parameter configurations.

We are dedicated to developing our innovative IoT products and robotic cleaning solutions aimed at improving efficiency and convenience in everyday life. We seek to strengthen our market presence both in the PRC and internationally. In the PRC market, our operations span across over 18 provinces and municipal-level cities in China. Internationally, we are actively expanding our presence, and currently selling our products through distributors in twelve countries, including, among others, the United States, Germany, and Poland.

We generate revenues primarily through sales and lease of our products. During the year ended June 30, 2025 and 2024, our revenues were approximately $4.5 million and $4.0 million, respectively, and net income was approximately $0.9 million and $1.0 million, respectively.

Our Strengths

We believe that the following strengths contribute to our growth and differentiate us from our competitors:

•        Innovation in Autonomous Robotics and Technology.    We have established a leadership position in the commercial cleaning robot market by pioneering L4 low-speed autonomous driving technology, which powers our highly versatile and advanced cleaning robots. These robots are equipped with state-of-the-art sensors, including LiDAR and depth cameras, and leverage sophisticated algorithms to deliver precise navigation, real-time obstacle avoidance, and optimized cleaning paths, even in the most complex environments. A key highlight of our innovation is the launch of the world’s first carpet cleaning robot, a pioneering solution that combines advanced sensing technology, intelligent route planning, and dual-action cleaning capabilities.

•        Comprehensive and unique product solutions.    We offer a versatile and customizable product range, including over 20 types of wristbands and five models of commercial cleaning robots, each crafted to meet diverse customer demands globally. Unlike competitors, our cleaning robots cover nearly all floor types and offer unique capabilities, such as the S95 Sweeper & Scrubber, which can both scrub surfaces and pick up larger debris like bottles and cups. This unmatched functionality, especially for challenging environments like warehouses and parking facilities, strengthens our competitive position at the market and demonstrates our commitment to delivering innovative, market-leading solutions.

•        Fast order delivery and consistent quality for our IoT products.    Our robust production capability and advanced supply chain management system enable us to respond swiftly to market demands with scalable production capacities while ensuring consistently high-quality output. For customized wristbands, we can fulfill urgent orders within three to five days, thanks to efficient production and logistics coordination. Our proprietary production management system is designed to achieve precise quality control and data accuracy, allowing us to uphold high standards for every order.

•        Experienced and visionary leadership.    Our experienced management team, led by Mr. Congming Pi, that has helmed the acceleration of our growth and set our strategic direction, all underpinned by a unified commitment to delivering diversified products to our customers. With over 18 years of industry expertise, Mr. Pi is a successful entrepreneur with a deep understanding of market dynamics and customer needs. We believe that the insights and capabilities of our management team can effectively help us understand, analyze, and monitor our industry trends and customers’ desires as well as build good business relations, thus cultivating more opportunities for our business growth.

Our Strategies

We intend to grow our business by pursuing the following strategies:

•        Expanding and upgrading product offerings through technology innovations.    We will continuously enhance and expand our product offerings through ongoing R&D and technological innovations. We will focus our R&D efforts on enhancing our commercial cleaning robots with new features such as self-emptying trash bins and trash recognition for spot cleaning. Additionally, we plan to apply our L4 autonomous driving technology in delivery and garbage collection robots, with successful real-world tests already completed on certain robots. Following the launch of our S76, as more fully described below, we plan to start our R&D on humanoid robots for household use.

•        Reducing costs and improve efficiency.    We will focus on improving product designs to reduce costs and improve production efficiency. Our plan includes optimizing mold production and making adjustments to the machinery to better align with mass production requirements. This optimization strategy enhances product quality and lower part costs, positioning us for greater competitiveness by meeting evolving industry standards and customer expectations.

•        Expanding our sales and distribution network.    To accelerate our market expansion and strengthen our position, we plan to extend our sales efforts into Southeast Asia, the Middle East, Australia, and South America. We will attend different industry exhibitions and collaborate with existing distributors to expand our sales and distribution channels. A portion of the proceeds from this offering will be allocated to support this strategic expansion, including hiring of additional salespersons.

•        Attracting and retaining talents.    Recognizing the importance of talents to our success, we plan to implement initiatives to attract and retain skilled professionals, particularly at mid- to senior-levels. This includes developing a market-oriented compensation structure and instituting a standardized, multi-level performance review system, enhancing our ability to maintain a competitive edge in the market.

Market Opportunities

The global market for low-speed autonomous service robots has demonstrated significant growth, expanding from approximately 72.5 thousand units in 2019 to 160.1 thousand units in 2024. This impressive growth reflects a CAGR of 17.1%, signaling strong demand for autonomous technologies in service-oriented applications. Looking forward, the market is projected to continue its upward trajectory, with a CAGR of 20.0% forecasted through 2029. By the end of 2029, the total shipment of low-speed autonomous service robots is expected to reach 398.2 thousand units. This represents a substantial opportunity for market players, as the demand for automation, driven by advancements in AI, robotics, and autonomous driving technologies, increases across industries such as hospitality, retail, and healthcare.

Similarly, the global market for commercial cleaning robots has experienced steady growth, with shipments rising from 15.6 thousand units in 2019 to 27.9 thousand units in 2024, marking a CAGR of 12.3%. As the demand for automation in cleaning services intensifies, driven by factors such as labor shortages, cost efficiency, and improvements in autonomous technology, the commercial cleaning robot market is set to experience accelerated growth. From 2025 to 2029, this segment is expected to grow at a CAGR of 16.8%, reaching an estimated 60.5 thousand units by 2029. The combination of advances in autonomous navigation, intelligent algorithms, and the increasing global demand for automation across sectors such as hospitality, healthcare, and commercial facilities presents a compelling opportunity for continued market expansion and innovation in this sector.

Source: Frost & Sullivan

Together, these trends underscore a rapidly evolving landscape where low-speed autonomous service and commercial cleaning robots will play an increasingly central role. The projected growth of both markets highlights substantial opportunities for companies developing cutting-edge robotic technologies, offering scalability and strong future growth potential as automation becomes an essential part of everyday operations across a wide range of industries.

Similarly, the RFID wristband market exemplifies another growth opportunity tied to the rise of global events and exhibitions. With shipments growing from 2.6 billion units in 2019 to 3.6 billion units in 2024 (CAGR of 6.7%), this market is expected to reach 6.0 billion units by 2029. The growth trajectory is supported by an anticipated CAGR of 10.5% in global event attendance between 2025 and 2029, reflecting the increasing adoption of RFID wristbands for secure and convenient access at large-scale events. For instance, attendance at major music festivals and award shows has surged, with events like Lollapalooza and the Grammy Awards seeing attendee numbers grow from 100,000 to over 200,000 in recent years.

Source: Frost & Sullivan

The convergence of technological advancements, expanding application scenarios, and rising global demand positions the commercial cleaning and RFID wristband markets as dynamic sectors with compelling opportunities for growth and innovation.

Our Products and Services

Our product portfolio is primarily composed of intelligent commercial cleaning robots and IoT solution products.

Intelligent Commercial Cleaning Robots

Our intelligent commercial cleaning robots are fully autonomous machines designed to sweep and collect debris across a variety of commercial environments. Equipped with advanced obstacle-avoidance systems, our robots operate independently, providing a fully automated cleaning solution. Utilizing rotating brushes and suction systems, our robots maintain cleanliness with minimal supervision, reducing the reliance on manual labor while enhancing operational efficiency.

Our commercial cleaning robots are categorized based on functionality and application environments. Sweeping-only robots are optimized for large spaces, focusing on dust and debris removal. Sweep-and-mop robots handle both sweeping and mopping, making them ideal for office and healthcare facilities. We also offer specialized indoor robots capable of complex indoor navigation, and outdoor robots are built to withstand different weather conditions and adapt to rough surfaces, making them particularly suitable for parking lots and industrial areas.

By leveraging our patented L4 low-speed autonomous driving technology along with sensors, navigation and positioning systems, communication (Wi-Fi, 5G) technologies and advanced algorithms, our intelligent commercial cleaning robots can navigate complex environments with minimal human intervention and can effectively enhance operational efficiency and safety in indoor and outdoor cleaning settings, such as hotels, hospitals, shopping malls, and underground parking lots, especially in high-traffic areas.

We currently offer six models of commercial cleaning robots for both sale and lease.

Robotic Sweepers

Our robotic sweeper S7 is designed for a wide range of cleaning tasks, from picking up large debris like beverage bottles to smaller items like cigarette butts. This versatility ensures it meets diverse cleaning requirements, making it adaptable to various commercial environments and effectively addressing different usage needs. Our sweeper S7 can operate for up to six hours on a single charge and navigate obstacles on its own, requiring no human supervision. Built for tough environments, it works effectively in harsh conditions such as extreme cold, heat, rain, snow, and even in hazardous environments with radiation or toxic substances. With a cleaning speed of 3,000 square meters per hour, S7 has ample capacity for garbage and water, allowing it to run for extended periods before needing to be emptied or recharged. Additionally, S7 can climb steep slopes up to 15 degrees, making it highly versatile in various terrains.

We also offer a model for outdoor cleaning. Our S977 intelligent cleaning robot is an autonomous outdoor sweeping solution designed to efficiently handle a wide range of debris, from large beverage bottles and branches to smaller items like cigarette butts. Featuring our proprietary turbocharged air duct patent design, S977 is ideal for use in various outdoor environments, including roads, parks, plazas, and residential areas. As our flagship model for unmanned outdoor cleaning, it offers a large 260-liter garbage bin capacity, extended battery life, and continuous operation, making it well-suited for demanding conditions. Key features of S977 include autonomous obstacle avoidance, automatic charging and water replenishment, and an edge-cleaning function. With a cleaning efficiency of 6,000 square meters per hour and a runtime of 10-12 hours, S977 ensures high performance in large-scale outdoor cleaning tasks.

Additionally, our S9 TiTanSweep is an autonomous floor-cleaning robot designed for indoor industrial environments such as warehouses and factories. It removes debris of all sizes, from fine dust to large objects, achieving thorough cleaning in a single pass. With advanced environmental awareness and large-scale mapping capability without data and map splicing, the S9 TiTanSweep delivers more efficient, intelligent, and reliable performance. Its key features include autonomous navigation and obstacle avoidance, a higher-efficiency turbocharged motor, automatic docking and charging for 24/7 auto operation, and intelligent safety features such as lighting and voice prompts.

Robotic Scrubber & Sweeper

While the robotic sweeper focused mainly on sweeping and debris collection, our S95 intelligent cleaning robot is designed to perform multiple tasks in one pass, including sweeping, washing, water absorption, and optional mopping, providing a more comprehensive cleaning solution. S95 is capable of cleaning various types of waste while also meeting the demands of floor cleaning and water absorption. The S95 features a sewage recycling system, which extends battery life, and it can clean different types of flooring by using interchangeable grinding discs. It also offers optional automation for charging, water refilling, and sewage disposal. With autonomous obstacle avoidance and self-planned cleaning paths, the robot achieves a cleaning speed of 2,500 to 5,000 square meters per hour, operates for 8-9 hours on a full charge, and includes ample capacities for garbage, clean water, and sewage. We believe the functionality of S95 is currently unmatched in the market and is particularly ideal for use in warehouses and parking lots.

Robotic Scrubber

The S79 intelligent cleaning robot is a compact, commercial floor scrubbing robot designed to change cleaning in commercial and industrial spaces. With a sleek, modern design, S79 combines aesthetics with functionality, offering powerful cleaning capabilities in a small, elegant form. The robot applies 20 kilograms of scrubbing pressure, efficiently removing stubborn oil stains while providing deep polishing to rejuvenate floors. Key features include advanced edge-cleaning and aggressive scrubbing functions, ensuring thorough cleaning performance. Powered by a data-driven large-scale model, the S79 robot uses intelligent object and scene recognition to optimize its cleaning strategy. Multiple integrated sensors enable autonomous navigation, obstacle avoidance, and intelligent route planning, making it highly efficient in complex environments. The S79’s fully automated system supports automatic charging, water replenishment, waste disposal, and self-cleaning, allowing for 24/7 unmanned operation. With a cleaning efficiency of 1,000 to 1,500 square meters per hour and a battery life of four hours, it offers a highly efficient and scalable cleaning solution for continuous use in large areas. Charging time is only 3.5 hours, and it has a 100ah battery capacity and an 18-liter sewage tank, making it ideal for extended cleaning cycles with minimal human intervention.

Carpet Steam Cleaning Robot

The S76 Carpet Steam Cleaning Robot, recently released at the ISSA Show in Las Vegas, is a cutting-edge, hydrosteam-enabled, self-driving carpet cleaner designed to handle both wet and dry debris on carpets. Its innovative quick-dry mode allows carpets to be ready for use immediately after cleaning, providing maximum convenience and efficiency in high-traffic environments. Key features of the S76 will include autonomous navigation with advanced sensors for obstacle avoidance and intelligent route planning, ensuring efficient and thorough cleaning. We believe S76 is currently the only carpet cleaning robot equipped with hydrosteam technology and an autopilot system on the market. It delivers up to twice the cleaning power as compared to our other robots, effectively removing embedded dirt, stains, and allergens in steam-clean mode. For more stubborn debris, the steam prep mode penetrates deep into carpet fibers for enhanced cleaning performance. The S76 also offers fast drying and can be operated in both automatic and manual modes for added flexibility. With a cleaning efficiency of 1,000-1,200 square meters per hour, the S76 boasts a battery life of 1-4 hours, a charging time of 4-5 hours, and comes equipped with a 130ah battery. Its water tanks hold 11 liters for wastewater and 15 liters for clean water, making it ideal for large-scale carpet cleaning with minimal downtime.

Robots Leasing

All of our intelligent commercial cleaning robots are available for sales and lease. As of the date of this prospectus, we sell robots worldwide and lease robots within China only.

Our lease agreements typically have a minimum term of one year. We require a deposit and receive lease payments on a quarterly basis. Our customers have the right to use the robots during the lease term but are prohibited from lending or subleasing the robots or making any changes or addition to the robots without our prior written consent. To ensure the proper operation of the robots, we generally provide training to our customers on operation, maintenance, and storage of the robots following their acceptance of the robots. In the event of a malfunction during the normal use of the robot, we will assist our customers in repairing or addressing the issues on a timely basis, generally within 48 hours of receiving the malfunction notice.

Our leasing option offers customers access to advanced commercial cleaning robots without requiring a significant upfront investment. By choosing to lease, customers can reduce capital expenditures, optimize resource allocation, and enhance cash flow management, providing flexibility to meet evolving business needs. For the Company, this approach generates a steady revenue stream through recurring lease payments, while also fostering long-term customer relationships and higher customer retention rates. Additionally, refurbished robots from lease returns can be resold at competitive prices, creating another revenue channel while maximizing the lifespan and value of our robots.

Retrofitting Services and Strategic Partnership

In addition, leveraging our proprietary autonomous driving system solutions, comprising both hardware and software within our product matrix, we have begun a strategic collaboration with a traditional cleaning equipment manufacturer to upgrade its conventional robots. Through this partnership, we are retrofitting conventional cleaning machines with our autonomous driving modules and systems to transform them into intelligent, autonomous navigating robots. Building on this collaboration, we plan to expand our retrofit service model to commercial venues that are seeking intelligent transformation for their traditional cleaning equipment. Under this model, venue operators will manage on-site deployment and operations, while we provide the core autonomous driving technology and control systems as well as technical support. The revenue generated from these operations will be shared between us and the operators, creating the potential to generate a scalable and recurring revenue.

IoT Products

Our IoT products, including smart wristbands and tags, are devices integrated with RFID chips and antennas that communicate via radio frequencies. They are lightweight, flexible, and durable, widely used in intelligent data storage and transmission, identity verification, access control management, and contactless payments. Our smart wristbands are typically single-use and have a high repurchase rate. For the year ended June 30, 2025 and 2024, the sales of our IoT products accounted for approximately 68.5% and 81.9%, respectively, of our total revenue.

Our smart wristbands and tags are widely adopted across various scenarios. In event management scenarios, our RFID wristbands play an important role in music festival events, allowing for real-time tracking of users, data recording, and access control to venues. In theme parks and amusement parks, our RFID wristbands streamline ticketing processes, facilitate contactless payments, and monitor visitor movements by integrating technologies such as 2.4 GHz and Ultra-Wideband (UWB) with RFID. This enhances visitor experience by reducing wait times and providing greater convenience, while the data collected allows park operators to optimize park operations for efficiency and guest satisfaction. In hospitality scenarios, our RFID wristbands or tags are commonly used as room keys, simplifying the check-in and check-out processes. These wristbands are increasingly replacing traditional hotel key cards by integrating access to various amenities within the hotel, such as clubs and event spaces. Our products prioritize sustainability through the use of eco-friendly materials like bamboo, offering both functional and commemorative value. Additionally, they support contactless payments for hotel services, such as dining and spa treatments, while ensuring restricted access to designated areas for enhanced guest security.

The graphics below illustrate a selection of our smart wristbands and tags currently available to our customers.

Our Technologies and Platform

L4 Low-Speed Autonomous Driving Technology

We have developed a universal L4 low-speed autonomous driving algorithm along with a versatile low-speed autonomous driving platform, Nextrobot, which can be applied to a variety of indoor and outdoor scenarios, including commercial autonomous cleaning and other low-speed applications.

Our robots are equipped with proprietary L4 low-speed autonomous driving technology, featuring advanced components for precise and safe operation:

Drive-by-Wire Chassis and Steer-by-Wire Steering:    These systems enable smooth, controlled movement, allowing autonomous operation across different environments.

Comprehensive Perception, Localization, and Navigation Technologies:    These capabilities allow robots to interpret and respond to their surroundings accurately, facilitating safe operation in complex, high-traffic areas.

Intelligent Cleaning Route Planning Algorithms:    Designed for optimal efficiency, these algorithms automatically create effective cleaning routes tailored to each environment.

Additionally, our technology integrates sensors, positioning systems, and communication technologies (such as Wi-Fi and 5G), allowing our robots to navigate dynamic environments with minimal human intervention. This technology significantly enhances operational efficiency and safety in both indoor and outdoor settings, such as hotels, hospitals, shopping malls, and underground parking lots.

Nextrobot Platform

Our Nextrobot platform is a web-based solution designed to streamline the configuration of newly developed robot models. With each new release, parameters can be configured directly through the platform to enable the robot to operate seamlessly with our proprietary algorithm. This efficient setup process ensures compatibility with our autonomous system, reducing the time and resources needed to integrate new robot models. This combination of advanced L4 autonomous driving technology and the Nextrobot platform offers a scalable, adaptable solution for autonomous, low-speed applications, enhancing productivity and safety across diverse environments.

IoT Technology

Based on our long time IoT products leverage advanced smart technologies, including RFID, Bluetooth, Zigbee, WiFi, and LoRa, to offer seamless wireless communication and data exchange across various industries. RFID, operating across multiple frequency bands (LF, HF, UHF, and MW), enables non-contact identification and data management, making it ideal for tracking and authentication. Bluetooth facilitates short-range, wireless device communication, while Zigbee supports low-power, low-data-rate networks, particularly useful for smart homes and industrial automation. WiFi provides higher-speed data transmission, and LoRa extends communication range with low power consumption, making it suitable for long-distance IoT applications. Additionally, our antenna design technology enhances signal reliability and stability, ensuring optimal communication and positioning of IoT devices. By integrating these technologies, we can combine our robot communication, positioning and sensor capabilities together.

Our Customers

A strong and reliable customer base is essential to our continued success. We attract, retain and secure customers through multiple channels: (i) search engine optimization and search engine marketing, (ii) industry exhibitions/expos, (iii) social media promotions, including YouTube, Facebook, LinkedIn, WeChat and TikTok, and (iv) our distributors. Given our brand equity, loyal customer base, and continuously evolving product portfolio, we believe there are significant growth opportunities within each of these channels. As we deepen our sales and marketing efforts across all of our target markets, we anticipate increased customer acquisition and stronger market penetration, further driving our business expansion.

Our products are sold in the PRC and internationally. In the PRC market, our customers span across over 18 provinces and municipal-level cities in China, including, among others, Shanghai, Beijing, Shandong, Henan, Guangdong, Hangzhou, Ningbo, Nanjing, Chengdu, and Chongqing. Internationally, we are currently selling our products through 12 distributors in 16 countries, including, among others, the United States, Germany, Poland, France, South Korea, Japan, Italy, Switzerland, Belgium, Spain, South Africa, and Australia. We are actively seeking to expand our global footprint and plan to sell our products to Southeast Asia, the Middle East, Australia, and South America through collaborating with local partners. For the fiscal year ended June 30, 2025 and 2024, our domestic sales in China accounted for approximately 25.7% and 15.7%, respectively, of our total revenues, with international sales accounting for approximately 74.3% and 84.3%, respectively, of our total revenues. Among our international sales, for the fiscal year ended June 30, 2025 and 2024, revenue from the U.S. accounted for approximately 55.1% and 65.6% of our total revenues, respectively. For the fiscal year ended June 30, 2025 and 2024, revenue from the United Kingdom accounted for approximately 7.4% and 10.8% of our total revenues, respectively.

For the fiscal year ended June 30, 2025, ID&C accounted for approximately 49.8% of our total revenues. For the fiscal year ended June 30, 2024, two key customers, ID&C and customer B, accounted for approximately 60.8% and 10.7%, respectively, of our total revenues.

The key terms of our robot sales agreement typically include but are not limited to the following:

•        For domestic sales, customers are required to pay at least 50% of the total price when placing the order, with the remaining balance due after the robots are delivered and deployed. International customers must pay the full purchase price before the robots are shipped.

•        We will cover the shipping costs for sales in mainland China, while customers outside of mainland China will be responsible for shipping costs to overseas markets.

•        All of our robots for sale come with a one-year warranty.

Our IoT product sales are typically governed by a purchase order. Our customers generally pay the full purchase price within one month after delivery. We have no long-term agreements with our customers for IoT products. We have a non-binding long-term framework agreement with our largest customer for smart wristbands. Although we do not have long-term sales agreements in place with them, we have established a long-term cooperative relationship, spanning periods ranging from two to ten years. This ongoing collaboration fosters a solid and stable partnership with them.

Our Suppliers

Based on our product classifications, our suppliers are generally categorized into two groups: (i) suppliers of chips, fabrics, bamboo, and manufacturers of smart cards or inlays for IoT products; and (ii) suppliers of sensors, metal components, wheels, batteries, and plastic enclosures for robots.

For the year ended June 30, 2025, supplier A and supplier H accounted for approximately 22.1% and 14.1% of total purchases. For the fiscal year ended June 30, 2024, supplier A accounted for approximately 29.0% of our total purchases.

We have no long-term purchase agreements with our suppliers. Our purchases with our suppliers are typically governed by one-time purchase agreements or purchase orders. We do not make any prepayments for raw materials and parts for our IoT products and are generally offered 30-day credit terms for payments. For orders with our suppliers of robot parts, we generally pay 30% in advance and the remaining 70% before delivery or within 30 days after shipping. The suppliers have agreed not to supply our custom-designed parts to any other party. Our suppliers arrange delivery and are responsible for shipping costs.

After years of collaboration, we have cultivated strong and stable relationships with our suppliers, particularly our key suppliers, providing a reliable foundation for our operations. We remain committed to maintaining these partnerships while also seeking out and securing new suppliers to further expand our supply base.

Marketing and Sales

We market, sell and distribute our products through our own sales team and distributors.

Our Sales Team

Our direct sales force provides us with direct access to our customers, enabling us to offer tailored solutions and respond to their needs quickly and efficiently. As of June 30, 2025, we have a direct sales team of ten full-time staff. We provide our sales team with regular training on our products, sales techniques and customer relations to help them quickly become proficient and productive.

Distribution Network

We are establishing a distribution network for our robots, targeting to cover various markets worldwide during 2025. Our distributors are also our customers. We sell robots to our distributors at contractual price specified in their orders and our distributors are authorized to resell our robots only within their designated territories. Our distributors usually have distributor agreements with us for a term of at least one year. We have no distributor sales for our IoT products.

As of the date of this prospectus, we have international distributors to sell our robots in 16 countries, including, among others, the United States, Germany, Poland, France, South Korea, Japan, Italy, Switzerland, Belgium, Spain, South Africa, and Australia. As of the same time, we had distributors in China covering over 18 provinces and major municipal-level cities, including, among others, Shanghai, Beijing, Shandong, Henan, Guangdong, Hangzhou, Ningbo, Nanjing, Chengdu, and Chongqing.

We have established a sound distributor assessment management system to access the performance of distributors. If a distributor fails to meet our assessment objectives, we may terminate its distributor agreement with us. We aim to identify and engage a diverse range of distributors for our robots, including those specializing in cleaning service companies and traditional cleaning equipment providers.

We will continue to collaborate with our existing distributors while actively identifying and securing new partners to expand our distribution network and strengthen our brand recognition both within the PRC and internationally. We plan to further expand our business via our international distributors across Southeast Asia, the Middle East, Australia, and South America in 2026.

Assembling and Processing

Our assembling and processing are conducted both in-house and outsourced to third parties.

Robots

We outsource the manufacturing of robot parts to various suppliers, who produce these components according to our specifications. Once the parts are manufactured, our suppliers ship them to Huntkey, our assembly contractor, who inspects and tests the parts in accordance with our quality requirements. Suppliers are required to provide QC files based on our specifications, and any parts that do not meet our standards will be returned at the supplier’s expense.

The assembly of our commercial cleaning robots is fully outsourced to Huntkey, which has requisite qualifications and expertise to ensure reliable quality and timely delivery. Huntkey assembles the robots according to our specific processing requirements, adhering to both ISO 9001 and ISO 16949 standards. Before shipping the finished robots, Huntkey conducts thorough quality control and testing based on established standard operating procedures (SOPs for QC). Once the robots are assembled and tested, they are shipped directly to our customers, based on our delivery notifications. Our logistics team is responsible for arranging all necessary shipping documentation and coordinating with customers, while Huntkey follows the packing and delivery requirements specified by our team.

IoT Products

Our IoT products are assembled, tested, and shipped in-house at our facility in Huai’an, China. We manage the assembly and processing to align with market demand, anticipated orders, production capacity, and procurement data from our direct sales team. This strategic approach enables us to respond rapidly to market dynamics while consistently upholding high quality standards.

Our facility is equipped with advanced machinery and technology that support various processing marking, cutting, engraving, laminating, and sewing of IoT product parts. As we transition from PVC to sustainable materials, such as bamboo, for event applications, our production processes have been adapted to accommodate eco-friendly alternatives. With these resources, we currently maintain a production capacity of two to three million IoT wristbands per month, positioning us to efficiently meet demand and uphold our commitment to quality and innovation.

Quality Control

We are committed to offering our customers high quality products that meet our customer requirements. We have implemented quality inspection and testing procedures at our own facility as well as our assembly contractor.

Our quality control process for robots is conducted by Huntkey, who will inspect the parts for robots upon delivery by the suppliers and when the robots are assembled and coded, inspect and test final products based on our SOPs. Specifically, the testing by Huntkey follows a detailed quality control checklist, and results are documented. Upon completion, Huntkey provides us with part information, QC results, and media (photos or videos) of the final testing. All QC checklists are signed by the QC team to confirm compliance.

Our internal quality control team oversees the assembly and production process for IoT products. This comprehensive quality control process ensures consistent delivery of high-quality products while minimizing errors at each stage of production and distribution. Our quality control procedures for IoT products include the following:

•        Incoming Material Inspection:    Conduct inspections on incoming materials as per production plan requirements (for in-house use or from Huntkey).

•        Prototype Trial and Initial Production:    Perform verification and, if necessary, correct or revise the SOP documents during the trial production of the first product.

•        Mass Production and Line Sampling:    Carry out random sampling inspections on the production line during mass production and inspect the primary control points during the assembly process.

•        Final Quality Control:    Perform product quality inspections in accordance with QC SOP documents to ensure compliance with quality standards.

•        Packaging and Shipping:    Oversee the proper packaging and dispatch of products, ensuring they meet all delivery requirements.

Customer Services

We have a team of three staff dedicated to 24-hour monitoring of robot operations, managing alarms, providing emergency remote assistance, and supporting customer tasks. We also have a team of five engineers providing after-sale technology support. Our robots support remote mapping via the cloud, so only basic labor is needed on-site to move the robots, allowing us to complete their setup and deployment remotely.

We maintain real-time instant communications with our customers. All customers may contact us through our WeChat official account, Enterprise QQ, WhatsApp, and Teams. We also provide a 24-hour customer service hotline for assistance. Additionally, we offer onsite customer support based on customers’ needs.

Research and Development

We are dedicated to continuously enhancing our product offerings and advancing our technologies to deliver innovative, high-quality products that meet the diverse needs of our customers. Our R&D is guided by a long-term vision, strategically differentiating us in the marketplace and informing critical product development decisions. With proprietary technologies and a proven track record of execution, we believe we are well positioned to leverage R&D in addressing our clients’ evolving demands.

Since 2011, our R&D initiatives have focused on developing new products and technologies, as well as upgrading and innovating existing product offerings. Our primary R&D center, located in Shanghai, China, is equipped with cutting-edge facilities and a team of 17 highly skilled professionals. This center spans approximately 1,500 square meters and includes over six advanced equipment units. In 2023, we expanded our R&D capabilities with a dedicated testing facility covering 100,000 square meters in Fangcaoyu, Shanghai. This site is specifically designed for comprehensive indoor and outdoor testing of robotic functions, ensuring accurate program functionality across real-world scenarios. The facility supports evaluation of key processes, including algorithm testing, autonomous charging, water refilling, and waste disposal, further enhancing our ability to bring reliable, high-performance robotic solutions to market.

For the fiscal year ended June 30, 2025 and 2024, our R&D expenses were approximately $0.3 million and $0.3 million, respectively. We anticipate a continued rise in our R&D expenses as we further enhance our existing products and technologies while actively developing innovative solutions to meet future market demands.

We adhere to a market-oriented R&D approach and conduct R&D activities in house as well as collaborate with universities and research institutions. As of the date of this prospectus, we have conducted the following R&D activities:

•        Cooperation with Huaiyin Normal College.    In 2022, we collaborated with Huaiyin Normal College on advancing mathematics analysis courses and teaching methods. This partnership has provided us with advanced algorithms for our robots, derived from foundational mathematical analysis.

•        R&D on the S76 Carpet Steam Cleaning Robot.    We have engaged in the R&D of the S76 carpet steam cleaning robot with our patented L4 low-speed autonomous driving technology, which was released in November 2024. In response to customer needs, we have been updating the S76 carpet steam cleaning robot and expect to complete the upgrade in November 2025. The upgraded S76 is expected to be equipped with dual side brushes to accommodate various types of flooring, and feature high-temperature steam cleaning, normal- or high-temperature water cleaning, the automatic detergent dispensing function, and an integrated automatic drying function that effectively address the post-cleaning needs of environments such as hotels, casinos, libraries, and banquet halls, where carpets are used immediately after cleaning.

•        R&D on the S977 Outdoor Robotic Sweeper.    To meet the demand for automated outdoor road sweeping, we upgraded our S977 outdoor robotic sweeper in May 2025. This upgrade aims to enhance the S977’s performance in outdoor environments for a wide range of outdoor cleaning applications.

•        R&D on the NexYard M50 Garden Robot.    Since the beginning of 2025, we have launched an R&D project for NexYard M50 Garden Robot, an autonomous garden robot to meet the needs of both households and commercial users. The robot’s key functions include lawn mowing, snow sweeping, snow blowing, watering, and dog walking. We have commenced small-batch production and anticipate commencing initial deliveries by the second quarter of 2026.

•        R&D on wristband hardware.    We are constantly engaging in the R&D of the wristband hardware with the aim of continuously optimizing our current smart wristband production line and cultivating new application scenarios.

We believe our ability to swiftly develop innovative products is a result of the product innovation process we have established, the versatility and scalability of our core technologies, and the management philosophy guiding that process. Furthermore, we have successfully recruited and retained professionals with extensive experience in the development and continuous enhancement of our products.

Competition

The commercial cleaning industry is intensely competitive, subject to rapid change and significantly affected by new product introductions, product upgrades and other market activities of industry participants. According to Frost & Sullivan Report, there are several major companies, including Gaussian Robotics, Nilfisk, and Gaussian Robotics.

Our current and future competitors may have substantially greater financial resources, longer operating histories, broader product portfolios, broader market presence, longer standing relationships with customers and suppliers, larger production and distribution capabilities, and higher market penetration or brand recognition on an absolute level than us. However, we believe we effectively compete with our competitors in terms of the following principal competitive factors in our industry:

•        differentiated product designs and broad application scenarios;

•        strong product innovation and R&D capabilities;

•        product quality and performance;

•        competitive pricing; and

•        brand equity and consumer relationship.

Seasonality

We have not experienced any seasonality for sales and lease of our commercial cleaning robots.

Our IoT products are subject to seasonality, driven by the seasonal fluctuations in concert schedules, which typically run from November through the following August. As a result of this seasonality, the financial performance in any given period of the year may not be fully indicative of the results expected for the entire fiscal year.

Intellectual Property

Our business is dependent on a combination of copyrights, trademarks, patents, domain names, trade secrets and other proprietary rights in order to protect our intellectual property rights.

As of the date of this prospectus, we have 35 registered trademarks in China, which are valid for 10 years from the date of registration. We also have one registered trademark in the European Union and one in the United Kingdom. In addition, we own 54 registered patents in China, including four invention patents, three design patents and 47 utility model patents, especially our patented L4 low-speed autonomous driving technology, which has been widely integrated into our commercial cleaning robots and thus enhanced the practical value of our robots. Our patents were issued between March 2020 and December 2024, with patent right protection of 20 years for invention patents, 15 years for design patents and 10 years for utility model patents.

Additionally, we have three copyrights of works and 48 software copyrights, with copyright protection of 50 years. We also own four registered domain names, including www.360yongli.com and www.kokobots.com.

We enter into agreements with our employees and consultants who may have access to our proprietary information upon the commencement of an employment or consulting relationship. These agreements generally provide that all inventions, ideas, discoveries, improvements and copyrightable material made or conceived by the individual arising out of the employment or consulting relationship and all confidential information developed or made known to the individual during the term of the relationship are our exclusive property.

Insurance

We currently maintain product liability insurance in China for our certain products, including cleaning robots, garbage collection robots, and self-driving buses. We provide social security insurance including pension, medical insurance, unemployment insurance, maternity insurance, on-the-job injury insurance and housing fund plans through a PRC government-mandated benefit contribution plan for our employees. We do not carry any key-man life insurance and professional liability insurance. Even if we purchase these kinds of insurance, the insurance may not fully protect us from the financial impact of defending against professional liability claims. We have not purchased any property insurance or business interruption insurance. We have determined that the costs of insuring for related risks and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical. We consider our insurance coverage to be sufficient for our business operations in China.

Properties

We do not own any real properties. We lease spaces of an aggregate of approximately 1,216 square meters to host offices and production facilities. The following table sets forth certain information relating to our primary leased premises as of the date of this prospectus.

Property User	Location	Size (Square Meters)	Term	Primary Use
Shanghai Evertrend	16F, 16th Floor, Building B, 15 Changyi Road, Baoshan District, Shanghai	526.24	January 27, 2025 to February 5, 2026	Office
Dingyuan Electronics (Huai’an) Co., Ltd.	65 Fushikang Road, Huai’an Economic Development District,	610	September 1, 2022 to August 31, 2026	Office; Plant

We believe the above facilities and offices are adequate and suitable for our current needs and that, should it be needed, suitable additional or alternative space will be available to accommodate any such expansion of our operations.

Employees

As of June 30, 2025, 2024, and 2023, we had 37, 39, and 41 full-time employees, respectively. Additionally, we also had 72, 76, and 79 outsourced workers, respectively, accounting for approximately 66.1%, 66.1%, and 65.8% of our total workforce, respectively. All of our employees and outsourced workers are based in China. We believe that we maintain a good working relationship with our employees and outsourced workers and to date, we have not experienced any labor disputes.

The following table provides a breakdown of our full-time employees by function as of June 30, 2025:

Function	Number of Employees	% of Total
R&D	20	54%
Sales and Marketing	7	19%
Finance and Human Resources	3	8%
Management	3	8%
Production Management	4	11%
Total	37	100%

Our success depends on our ability to attract, motivate, train and retain qualified personnel. We believe we offer our employees competitive compensation packages and an environment that encourages self-development and, as a result, have generally been able to attract and retain qualified personnel and maintain a stable core management team.

All of our employees are based in China. As required by regulations in China, we participate in various mandatory employee social security plans that are organized by local governments, including social insurance, pension, unemployment insurance, childbirth insurance, work-related injury insurance, medical insurance and housing insurance. We are required under Chinese law to make contributions to employee benefit plans at specified percentages of the salaries, bonuses and certain allowances of our employees, up to a maximum amount specified by the local government.

Our employees are not represented by a labor organization or covered by a collective bargaining agreement. We believe that we maintain a good working relationship with our employees and to date, we have not experienced any significant labor disputes.

Legal Proceedings

As of the date of this prospectus, we know of no material, active, pending or threatened proceeding against us, nor are we involved as a plaintiff or defendant in any material proceeding or pending litigation.

We may from time to time be subject to various legal or administrative claims and proceedings arising in the ordinary course of business. Litigation or any other legal or administrative proceeding, regardless of the outcome, is likely to result in substantial cost and diversion of our resources, including our management’s time and attention.

REGULATION

This section sets forth a summary of the most significant rules and regulations that affect our business activities in China.

Regulations Related to Foreign Investment

The establishment, operation and management of companies in China are mainly governed by the PRC Company Law, as most recently amended on December 29, 2023 and will take effect on July 1, 2024, which applies to both PRC domestic companies and foreign-invested companies. On March 15, 2019, the National People’s Congress approved the Foreign Investment Law, and on December 26, 2019, the State Council promulgated the Implementing Rules, to further clarify and elaborate the relevant provisions of the Foreign Investment Law. The Foreign Investment Law and the Implementing Rules both took effect on January 1, 2020 and replaced three major previous laws on foreign investments in China, namely, the Sino-foreign Equity Joint Venture Law, the Sino-foreign Cooperative Joint Venture Law and the Wholly Foreign-owned Enterprise Law, together with their respective implementing rules. Pursuant to the Foreign Investment Law, “foreign investments” refer to investment activities conducted by foreign investors (including foreign natural persons, foreign enterprises or other foreign organizations) directly or indirectly in the PRC, which include any of the following circumstances: (i) foreign investors setting up foreign-invested enterprises in the PRC solely or jointly with other investors, (ii) foreign investors obtaining shares, equity interests, property portions or other similar rights and interests of enterprises within the PRC, (iii) foreign investors investing in new projects in the PRC solely or jointly with other investors, and (iv) investment in other methods as specified in laws, administrative regulations, or as stipulated by the State Council. The Implementing Rules introduce a see-through principle and further provide that foreign-invested enterprises that invest in the PRC shall also be governed by the Foreign Investment Law and the Implementing Rules.

The Foreign Investment Law and the Implementing Rules provide that a system of pre-entry national treatment and negative list shall be applied for the administration of foreign investment, where “pre-entry national treatment” means that the treatment given to foreign investors and their investments at market access stage is no less favorable than that given to domestic investors and their investments, and “negative list” means the special administrative measures for foreign investment’s access to specific fields or industries, which will be proposed by the competent investment department of the State Council in conjunction with the competent commerce department of the State Council and other relevant departments, and be reported to the State Council for promulgation, or be promulgated by the competent investment department or competent commerce department of the State Council after being reported to the State Council for approval. Foreign investment beyond the negative list will be granted national treatment. Foreign investors shall not invest in the prohibited fields as specified in the negative list, and foreign investors who invest in the restricted fields shall comply with the special requirements on the shareholding, senior management personnel, etc. In the meantime, relevant competent government departments will formulate a catalogue of industries for which foreign investments are encouraged according to the needs for national economic and social development, to list the specific industries, fields and regions in which foreign investors are encouraged and guided to invest. The current industry entry clearance requirements governing investment activities in the PRC by foreign investors are set out in two categories, namely the Special Entry Management Measures (Negative List) for the Access of Foreign Investment (2024 version), or the 2024 Negative List, promulgated by the National Development and Reform Commission and the Ministry of Commerce, or the MOFCOM, on September 6, 2024 and took effect on November 1, 2024, and the Encouraged Industry Catalogue for Foreign Investment (2022 version), or the 2022 Encouraged Industry Catalogue, promulgated by the MOFCOM on October 26, 2022 and took effect on January 1, 2023. Industries not listed in these two categories are generally deemed “permitted” for foreign investment unless specifically restricted by other PRC laws. The industries of commercial cleaning robots and IoT products are not on the Negative List and therefore we are not subject to any restriction or limitation on foreign ownership.

According to the Implementing Rules, the registration of foreign-invested enterprises shall be handled by the SAMR or its authorized local counterparts. Where a foreign investor invests in an industry or field subject to licensing in accordance with laws, the relevant competent government department responsible for granting such license shall review the license application of the foreign investor in accordance with the same conditions and procedures applicable to PRC domestic investors unless it is stipulated otherwise by the laws and administrative regulations, and the competent government department shall not impose discriminatory requirements on the foreign investor in terms of licensing conditions, application materials, reviewing steps and deadlines, etc. However, the relevant competent government departments shall not grant the license or permit enterprise registration if the foreign investor intends to invest in the industries or fields as specified in the negative list without satisfying the relevant requirements. In the event that a foreign investor invests in a prohibited field or industry as specified in the negative list, the relevant competent government department shall order the foreign investor to stop the investment activities, dispose of the shares or assets or take other necessary measures within a specified time limit, and restore to the status prior to the occurrence of the aforesaid investment, and the illegal gains, if any, shall be confiscated. If the investment activities of a foreign investor violate the special administration measures for access restrictions on foreign investments as stipulated in the negative list, the relevant competent government department shall order the investor to make corrections within the specified time limit and take necessary measures to meet the relevant requirements. If the foreign investor fails to make corrections within the specified time limit, the aforesaid provisions regarding the circumstance that a foreign investor invests in the prohibited field or industry shall apply.

Pursuant to the Foreign Investment Law and the Implementing Rules, and the Information Reporting Measures for Foreign Investment jointly promulgated by the MOFCOM and the SAMR, which took effect on January 1, 2020, a foreign investment information reporting system shall be established and foreign investors or foreign-invested enterprises shall report investment information to competent commerce departments of the government through the enterprise registration system and the enterprise credit information publicity system, and the administration for market regulation shall forward the above investment information to the competent commerce departments in a timely manner. In addition, the MOFCOM shall set up a foreign investment information reporting system to receive and handle the investment information and inter-departmentally shared information forwarded by the administration for market regulation in a timely manner. The foreign investors or foreign-invested enterprises shall report the investment information by submitting reports including initial reports, change reports, deregistration reports and annual reports.

Furthermore, the Foreign Investment Law provides that foreign-invested enterprises established according to the previous laws regulating foreign investment prior to the implementation of the Foreign Investment Law may maintain their structure and corporate governance within five years after the implementation of the Foreign Investment Law. The Implementing Rules further clarify that such foreign-invested enterprises established prior to the implementation of the Foreign Investment Law may either adjust their organizational forms or organizational structures pursuant to the Company Law or the Partnership Law, or maintain their current structure and corporate governance within five years upon the implementation of the Foreign Investment Law. Since January 1, 2025, if a foreign-invested enterprise fails to adjust its organizational form or organizational structure in accordance with the laws and go through the applicable registrations for changes, the relevant administration for market regulation shall not handle other registrations for such foreign-invested enterprise and shall publicize the relevant circumstances. However, after the organizational forms or organizational structures of a foreign-invested enterprise have been adjusted, the original parties to the Sino-foreign equity or cooperative joint ventures may continue to process such matters as the equity interest transfer, the distribution of income or surplus assets as agreed by the parties in the relevant contracts.

In addition, the Foreign Investment Law and the Implementing Rules also specify other protective rules and principles for foreign investors and their investments in the PRC, including, among others, that local governments shall abide by their commitments to the foreign investors; except for special circumstances, in which case statutory procedures shall be followed and fair and reasonable compensation shall be made in a timely manner, expropriation or requisition of the investment of foreign investors is prohibited; mandatory technology transfer is prohibited, etc.

Shanghai Kekuruizhan Intelligent Technology Co., Ltd., our wholly foreign owned subsidiary, as a foreign invested entity, and Kokobots HK, as a foreign investor, are required to comply with the information reporting requirements under the Foreign Investment Law the Implementing Rules and the Information Reporting Measures for Foreign Investment and are in full compliance.

Regulations on Dividend Distributions

The principal laws, rule and regulations governing dividends distribution by companies in the PRC are the PRC Company Law, which applies to both PRC domestic companies and foreign-invested companies, and the Foreign Investment Law and its implementing rules, which apply to foreign-invested companies. Under these laws, regulations and rules, both domestic companies and foreign-invested companies in the PRC are required to set aside as general reserves at least 10% of their after-tax profit, until the cumulative amount of their reserves reaches 50% of their registered capital. PRC companies are not permitted to distribute any profits until any losses from prior fiscal years have been offset. Profits retained from prior fiscal years may be distributed together with distributable profits from the current fiscal year.

Regulations Relating to Intellectual Property

China has adopted comprehensive legislation governing intellectual property rights, including copyrights, trademarks, patents and domain names. China is a signatory to the primary international conventions on intellectual property rights and has been a member of the Agreement on Trade Related Aspects of Intellectual Property Rights since its accession to the World Trade Organization in December 2001.

Copyright

On September 7, 1990, the SCNPC promulgated the Copyright Law of the People’s Republic of China, or the Copyright Law, effective on June 1, 1991 and amended on October 27, 2001, February 26, 2010 and November 11, 2020, respectively. The amended Copyright Law extends copyright protection to internet activities, products disseminated over the Internet and software products. In addition, there is a voluntary registration system administered by the Copyright Protection Center of China.

In order to further implement the Regulations on Computer Software Protection, promulgated by the State Council on June 4,1991, and amended on December 20, 2001, January 8, 2011 and January 30, 2013, respectively, the National Copyright Administration issued the Measures for the Registration of Computer Software Copyright on February 20, 2002, which specify detailed procedures and requirements with respect to the registration of software copyrights.

Trademark

According to the Trademark Law of the People’s Republic of China promulgated by the SCNPC on August 23, 1982, and amended on February 22, 1993, October 27, 2001, August 30, 2013 and April 23, 2019, respectively, the Trademark Office of the SAIC is responsible for the registration and administration of trademarks in China. The SAIC under the State Council has established a Trademark Review and Adjudication Board for resolving trademark disputes. Registered trademarks are valid for ten years from the date the registration is approved. A registrant may apply to renew a registration within twelve months before the expiration date of the registration. If the registrant fails to apply in a timely manner, a grace period of six additional months may be granted. If the registrant fails to apply before the grace period expires, the registered trademark shall be deregistered. Renewed registrations are valid for ten years. On April 29, 2014, the State Council issued the revised the Implementing Regulations of the Trademark Law of the People’s Republic of China, which specified the requirements of applying for trademark registration and renewal.

Patent

According to the Patent Law of the People’s Republic of China, or the Patent Law, promulgated by the SCNPC on March 12, 1984 and amended on September 4, 1992, August 25, 2000, December 27, 2008 and October 17, 2020, respectively, and the Implementation Rules of the Patent Law of the People’s Republic of China, or the Implementation Rules of the Patent Law, promulgated by the State Council on June 15, 2001 and revised on December 28, 2002, January 9, 2010 and December 11, 2023, the patent administrative department under the State Council is responsible for the administration of patent-related work nationwide and the patent administration departments of provincial or autonomous regions or municipal governments are responsible for administering patents within their respective administrative areas. The Patent Law and Implementation Rules of the Patent Law provide for three types of patents, namely “inventions”, “utility models” and “designs.” Invention patents are valid for twenty years, while utility model patents are valid for ten years and design patents are valid for fifteen years, from the date of application. The Chinese patent system adopts a “first come, first file” principle, which means that where more than one person files a patent application for the same invention, a patent will be granted to the person who files the application first. An invention or a utility model must possess novelty, inventiveness and practical applicability to be patentable. Third Parties must obtain consent or a proper license from the patent owner to use the patent. Otherwise, the unauthorized use constitutes an infringement on the patent rights.

Domain Names

On August 24, 2017, the MIIT promulgated the Administrative Measures for Internet Domain Names, or the Domain Name Measures, which took effect on November 1, 2017. The Domain Name Measures regulate the registration of domain names, such as the China’s national top-level domain name “.CN”. The China Internet Network Information Center, or the CNNIC, issued and implemented a Series of Provisions of the Implementing Rules for the

Registration of National Top-level Domain Names on June 18, 2019, pursuant to which, the Implementation Rules for Registration of National Top-level Domain Names stipulates the specific rules for domain name registration; the Dispute Resolution for National Top-level Domain Names and the Procedural Rules for Dispute Resolution for National Top-level Domain Names stipulate that domain name disputes shall be accepted and resolved by the dispute resolution service organizations as accredited by CNNIC.

Regulations on Unfair Competition and Anti-monopoly

Pursuant to the Law Against Unfair Competition, which was promulgated by SCNPC on September 2, 1993, effective on December 1, 1993, and was most recently amended on June 27, 2025, where the legitimate rights and interests of a business operator are harmed by unfair competition, the business operator may file a lawsuit with a People’s Court. The compensation for a business operator which suffers damages due to unfair competition shall be determined in accordance with the actual losses suffered as a result of the infringement; where it is hard to ascertain the actual losses, the compensation shall be determined in accordance with the gains made by the infringer from the infringement. For business operators who infringe upon commercial secrets maliciously and if the case is serious, the compensation amount may be determined in accordance with one to five times the amount determined using the aforesaid method. The compensation amount shall also include reasonable expenses paid by the business operator to stop the infringement.

On August 17, 2021, SAMR issued the Provisions on Prohibition of Unfair Competition on the Internet (Draft for Public Comment), which regulate that business operators shall not carry out or help carry out acts of unfair competition on the Internet, disrupt the order of market competition, affect fair market transactions, or directly or indirectly damage the legitimate rights and interests of other operators or consumers.

According to the Anti-Monopoly Law which was promulgated by SCNPC on August 30, 2007, became effective on August 1, 2008 and most recently amended on June 24, 2022 and came into effect on August 1, 2022, the prohibited monopolistic acts include monopolistic agreements, abuse of a dominant market position and concentration of businesses that may have the effect to eliminate or restrict competition. Pursuant to the Anti-Monopoly Law, a business operator that possesses a dominant market position is prohibited from abusing its dominant market position, including conducting the following acts: (i) selling commodities at unfairly high prices or buying commodities at unfairly low prices; (ii) without justifiable reasons, selling commodities at prices below cost; (iii) without justifiable reasons, refusing to enter into transactions with their trading counterparts; (iv) without justifiable reasons, allowing trading counterparts to make transactions exclusively with itself or with the business operators designated by it; (v) without justifiable reasons, tying commodities or imposing unreasonable trading conditions to transactions; (vi) without justifiable reasons, applying differential prices and other transaction terms among their trading counterparts who are on an equal footing; and (vii) other acts determined as abuse of dominant market position by the relevant governmental authorities.

Pursuant to the Provisions on Prohibition of the Abuse of Market Dominance, which were issued by SAMR on March 10, 2023, an abuse of market dominance determined by the SAMR shall simultaneously satisfy all the following criteria: (i) the business operator is dominating the market; (ii) the business operator has eliminated or restricted competition; (iii) the business operator has no legitimate reason to implement such acts; and (iv) such acts by the business operator have an impact on elimination or restriction of market competition.

In addition, pursuant to the Provisions on Prohibition of Monopoly Agreements, which were issued by SAMR on March 10, 2023, entering into monopolistic agreements, which means agreements or concerted practices to eliminate or restrict competition, is prohibited, unless such agreements satisfy the specific exemptions prescribed in the Anti-Monopoly Law, such as improving technologies or increasing the efficiency and competitiveness of small and medium-sized undertakings. If business operators fail to comply with the Anti-Monopoly Law or other relevant regulations, the anti-monopoly agency is empowered to cease the relevant activities, unwind the transactions, and confiscate illegal gains and fines.

Regulations Relating to Foreign Exchange

The principal regulations governing foreign currency exchange in China are the Administrative Regulations on Foreign Exchange of the People’s Republic of China, or the Foreign Exchange Administrative Regulation, which was promulgated by the State Council on January 29, 1996, which took effect on April 1, 1996 and was subsequently amended on January 14, 1997 and August 5, 2008 and the Administrative Regulations on Foreign Exchange Settlement,

Sales and Payment which was promulgated by the People’s Bank of China, or the PBOC, on June 20, 1996 and took effect on July 1, 1996. Under these regulations, payments of current account items, such as profit distributions and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from State Foreign Exchange Administration of the People’s Republic of China, or the SAFE, by complying with certain procedural requirements. By contrast, approval from or registration with appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital account items such as the repayment of foreign currency-denominated loans, direct investment overseas and investments in securities or derivative products outside of the PRC. FIEs are permitted to convert their after-tax dividends into foreign exchange and to remit such foreign exchange out of their foreign exchange bank accounts in the PRC.

On March 30, 2015, SAFE promulgated the Notice on Reforming the Administration of Foreign Exchange Settlement of Capital of Foreign-invested Enterprises, or the SAFE Circular 19, which took effect on June 1, 2015. According to SAFE Circular 19, the foreign currency capital contribution to an FIE in its capital account may be converted into RMB on a discretional basis.

On June 9, 2016, the SAFE promulgated the Circular on Reforming and Regulating Policies on the Management of the Settlement of Foreign Exchange of Capital Accounts, or the SAFE Circular 16. The SAFE Circular 16 unifies the discretional foreign exchange settlement for all the domestic institutions. The Discretional Foreign Exchange Settlement refers to the foreign exchange capital in the capital account which has been confirmed by the relevant policies subject to the discretional foreign exchange settlement (including foreign exchange capital, foreign loans and funds remitted from the proceeds from the overseas listing) can be settled at the banks based on the actual operational needs of the domestic institutions. The proportion of Discretional Foreign Exchange Settlement of the foreign exchange capital is temporarily determined as 100%. Violations of SAFE Circular 19 or SAFE Circular 16 could result in administrative penalties in accordance with the Foreign Exchange Administrative Regulation and relevant provisions.

Furthermore, SAFE Circular 16 stipulates that the use of foreign exchange incomes of capital accounts by FIEs shall follow the principles of authenticity and self-use within the business scope of the enterprises. The foreign exchange incomes of capital accounts and capital in RMB obtained by the FIE from foreign exchange settlement shall not be used for the following purposes: (i) directly or indirectly used for the payment beyond the business scope of the enterprises or the payment prohibited by relevant laws and regulations; (ii) directly or indirectly used for investment in securities or financial schemes other than bank guaranteed products unless otherwise provided by relevant laws and regulations; (iii) used for granting loans to non-affiliated enterprises, unless otherwise permitted by its business scope; and (iv) used for the construction or purchase of real estate that is not for self-use (except for the real estate enterprises).

Regulations Relating to Offshore Special Purpose Companies Held by PRC Residents

SAFE promulgated the Circular on Printing and Distributing the Provisions on Foreign Exchange Administration over Domestic Direct Investment by Foreign Investors and the Supporting Documents on May 11, 2013, which took effect on May 13, 2013 and which specifies that the administration by SAFE or its local branches over direct investment by foreign investors in the PRC shall be conducted by way of registration and banks shall process foreign exchange business relating to the direct investment in the PRC based on the registration information provided by SAFE and its branches.

SAFE promulgated Notice on Issues Relating to Foreign Exchange Administration over the Overseas Investment and Financing and Round-trip Investment by Domestic Residents via Special Purpose Vehicles, or the SAFE Circular 37, on July 4, 2014 that requires PRC residents or entities to register with SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing. In addition, such PRC residents or entities must update their SAFE registrations when the offshore special purpose vehicle undergoes material events relating to any change of basic information (including change of such PRC citizens or residents, name and term of operation), capital increase or capital reduction, transfers or exchanges of shares, or mergers or divisions. SAFE Circular 37 was issued to replace the Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents Engaging in Financing and Roundtrip Investments via Overseas Special Purposes Vehicles.

SAFE further enacted the Notice of the State Administration of Foreign Exchange on Further Simplifying and Improving the Foreign Exchange Management Policies for Direct Investment, or the SAFE Circular 13, which allows PRC residents or entities to register with qualified banks in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing. However, remedial registration applications made by PRC residents that previously failed to comply with the SAFE Circular 37 continue to fall under the jurisdiction of the relevant local branch of SAFE. In the event that a PRC shareholder holding interests in a special purpose vehicle fails to fulfil the required SAFE registration, the PRC subsidiaries of that special purpose vehicle may be prohibited from distributing profits to the offshore parent and from carrying out subsequent cross-border foreign exchange activities, and the special purpose vehicle may be restricted in its ability to contribute additional capital into its PRC subsidiary.

On January 26, 2017, SAFE issued the Notice on Improving the Check of Authenticity and Compliance to Further Promote Foreign Exchange Control, or the SAFE Circular 3, which stipulates several capital control measures with respect to the outbound remittance of profit from domestic entities to offshore entities, including (i) under the principle of genuine transaction, banks shall check board resolutions regarding profit distribution, the original version of tax filing records and audited financial statements; and (ii) domestic entities shall hold income to account for previous years’ losses before remitting the profits. Moreover, pursuant to SAFE Circular 3, domestic entities shall make detailed explanations of the sources of capital and utilization arrangements, and provide board resolutions, contracts and other proof when completing the registration procedures in connection with an outbound investment.

Regulations Relating to Private Lending

The transfer of funds among companies are subject to the Provisions of the Supreme People’s Court on Several Issues Concerning the Application of Law in the Trial of Private Lending Cases, or the Provisions on Private Lending Cases, which was issued by the Supreme People’s Court of the People’s Republic of China on August 6, 2015 and amended on August 19, 2020 and December 29, 2020, respectively, to regulate the private lending activities between natural persons, legal persons and unincorporated organizations. The Provisions on Private Lending Cases do not apply to the disputes arising from relevant financial services such as loan disbursement by financial institutions and their branches established upon approval by the financial regulatory authorities to engage in lending business.

The Provisions on Private Lending Cases set forth that private lending contracts will be upheld as invalid under the circumstance that (i) the lender swindles loans from financial institutions for relending; (ii) the lender relends the funds obtained by means of a loan from another profit-making legal person, raising funds from its employees, illegally taking deposits from the public; (iii) the lender who has not obtained the lending qualification according to the law lends money to any unspecified object of the society for the purpose of making profits; (iv) the lender lends funds to a borrower when the lender knows or should have known that the borrower intended to use the borrowed funds for illegal or criminal purposes; (v) the lending is violations of public orders or good morals; or (vi) the lending is in violations of mandatory provisions of laws or administrative regulations.

In addition, the Provisions on Private Lending Cases set forth that the People’s Court shall support the interest rates not exceeding four times of the market interest rate quoted for one-year loan at the time the private lending contracts were entered into. The Provisions on Private Lending Cases does not prohibit using cash generated from one subsidiary to fund another subsidiary’s operations.

Regulations Relating to Taxation

Income Tax

According to the EIT Law, which was promulgated on March 16, 2007, took effect as from January 1, 2008 and amended on February 24, 2017 and December 29, 2018, an enterprise established outside the PRC with de facto management bodies within the PRC is considered as a resident enterprise for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. The Implementing Rules of the Enterprise Income Law of the People’s Republic of China, or the Implementing Rules of the EIT Law, defines a de facto management body as a managing body that in practice exercises “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise. Non-PRC resident enterprises without any branches in the PRC pay an enterprise income tax in connection with their income originating from the PRC at the tax rate of 10%.

On February 3, 2015, the PRC State Administration of Taxation, or the SAT, issued the Announcement on Several Issues Concerning the Enterprise Income Tax on Indirect Transfer of Assets by Non-Resident Enterprises, or the SAT Circular 7. The SAT Circular 7 repeals certain provisions in the Notice of the State Administration of Taxation on Strengthening the Administration of Enterprise Income Tax on Income from Equity Transfer by Non-Resident

Enterprises, or the SAT Circular 698, issued by SAT on December 10, 2009 and the Announcement on Several Issues Relating to the Administration of Income Tax on Non-resident Enterprises issued by SAT on March 28, 2011 and clarifies certain provisions in the SAT Circular 698. The SAT Circular 7 provides comprehensive guidelines relating to, and heightening the Chinese tax authorities’ scrutiny on, indirect transfers by a non-resident enterprise of assets (including assets of organizations and premises in PRC, immovable property in the PRC, equity investments in PRC resident enterprises), or the PRC Taxable Assets. For instance, when a non-resident enterprise transfers equity interests in an overseas holding company that directly or indirectly holds certain PRC Taxable Assets and if the transfer is believed by the Chinese tax authorities to have no reasonable commercial purpose other than to evade enterprise income tax, the SAT Circular 7 allows the Chinese tax authorities to reclassify the indirect transfer of PRC Taxable Assets into a direct transfer and therefore impose a 10% rate of PRC enterprise income tax on the non-resident enterprise. The SAT Circular 7 lists several factors to be taken into consideration by tax authorities in determining if an indirect transfer has a reasonable commercial purpose. However, regardless of these factors, the overall arrangements in relation to an indirect transfer satisfying all the following criteria will be deemed to lack a reasonable commercial purpose: (i) 75% or more of the equity value of the intermediary enterprise being transferred is derived directly or indirectly from PRC Taxable Assets; (ii) at any time during the one year period before the indirect transfer, 90% or more of the asset value of the intermediary enterprise (excluding cash) is comprised directly or indirectly of investments in the PRC, or during the one year period before the indirect transfer, 90% or more of its income is derived directly or indirectly from the PRC; (iii) the functions performed and risks assumed by the intermediary enterprise and any of its subsidiaries and branches that directly or indirectly hold the PRC Taxable Assets are limited and are insufficient to prove their economic substance; and (iv) the foreign tax payable on the gain derived from the indirect transfer of the PRC Taxable Assets is lower than the potential PRC tax on the direct transfer of those assets. On the other hand, indirect transfers falling into the scope of the safe harbors under the SAT Circular 7 will not be subject to PRC tax under the SAT Circular 7. The safe harbors include qualified group restructurings, public market trades and exemptions under tax treaties or arrangements.

On October 17, 2017, SAT issued the Announcement on Issues Relating to Withholding at Source of Income Tax of Non-resident Enterprises, or the SAT Circular 37, which took effect on December 1, 2017 and was amended on June 15, 2018. According to the SAT Circular 37, the balance after deducting the equity net value from the equity transfer income shall be the taxable income amount for equity transfer income. Equity transfer income shall mean the consideration collected by the equity transferor from the equity transfer, including various income in monetary form and non-monetary form. Equity net value shall mean the tax computation basis for obtaining the said equity. The tax computation basis for equity shall be: (i) the capital contribution costs actually paid by the equity transferor to a Chinese resident enterprise at the time of investment and equity participation, or (ii) the equity transfer costs actually paid at the time of acquisition of such equity to the original transferor of the said equity. Where there is reduction or appreciation of value during the equity holding period, and the gains or losses may be confirmed pursuant to the rules of the finance and tax authorities of the State Council, the equity net value shall be adjusted accordingly. When an enterprise computes equity transfer income, it shall not deduct the amount in the shareholders’ retained earnings such as undistributed profits etc. of the investee enterprise, which may be distributed in accordance with the said equity. In the event of partial transfer of equity under multiple investments or acquisitions, the enterprise shall determine the costs corresponding to the transferred equity in accordance with the transfer ratio, out of all costs of the equity.

Under the SAT Circular 7 and the Law of the People’s Republic of China on the Administration of Tax Collection promulgated by the SCNPC on September 4, 1992 and newly amended on April 24, 2015, in the case of an indirect transfer, entities or individuals obligated to pay the transfer price to the transferor shall act as withholding agents. If they fail to make withholding or withhold the full amount of tax payable, the transferor of equity shall declare and pay tax to the relevant tax authorities within seven days from the occurrence of tax payment obligation. Where the withholding agent does not make the withholding, and the transferor of the equity does not pay the tax payable amount, the tax authority may impose late payment interest on the transferor. In addition, the tax authority may also hold the withholding agents liable and impose a penalty ranging from 50% to 300% of the unpaid tax on them. The penalty imposed on the withholding agents may be reduced or waived if the withholding agents have submitted the relevant materials in connection with the indirect transfer to the PRC tax authorities in accordance with the SAT Circular 7.

Withholding Tax on Dividend Distribution

The EIT Law prescribes a standard withholding tax rate of 20% on dividends and other China-sourced income of non-PRC resident enterprises which have no establishment or place of business in the PRC, or if established, the relevant dividends or other China-sourced income are in fact not associated with such establishment or place of business in the PRC. However, the Implementing Rules of the EIT Law, effective on January 1, 2008 and implemented on January 20, 2025, reduced the rate from 20% to 10%. However, a lower withholding tax rate might be applied if there is a tax treaty between China and the jurisdiction of the foreign holding companies, for example, pursuant to the Arrangement Between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation on Income, or the Double Tax Avoidance Arrangement, and other applicable PRC laws, if a Hong Kong resident enterprise is determined by the competent PRC tax authority to have satisfied the relevant conditions and requirements under the Double Tax Avoidance Arrangement and other applicable laws, the 10% withholding tax on the dividends that the Hong Kong resident enterprise receives from a PRC resident enterprise may be reduced to 5% upon receiving approval from the tax authority in charge.

Based on the Notice on Relevant Issues Relating to the Enforcement of Dividend Provisions in Tax Treaties issued on February 20, 2009 by the SAT, if the relevant PRC tax authorities determine, at their discretion, that a company benefits from such reduced income tax rate due to a structure or an arrangement that is primarily tax-driven, such PRC tax authorities may adjust the preferential tax treatment; and based on the Announcement of the State Administration of Taxation on Issues Concerning “Beneficial Owners” in Tax Treaties, which was promulgated on February 3, 2018 and came into effect on April 1, 2018. If the company’s activities do not constitute substantive business activities, it will be analyzed according to the actual situation of the specific case, which may not be conducive to the determination of its “beneficiary owner” capacity, and thus may not enjoy the concessions under the Double Tax Avoidance Arrangement.

Value-Added Tax

Pursuant to the Value-Added Tax Law of the People’s Republic of China (the “VAT Law”) and its Implementation Rules (State Council Decree No. 826), which officially took effect on January 1, 2026, a general Value-Added Tax (“VAT”) taxpayer applies statutory tax rates of 13%, 9% and 6% to its taxable activities, such as sales of goods, provision of services and transfer of intangible assets.

With respect to input VAT deduction for long-term assets:

-	For long-term assets with an original value of RMB 5 million or less, input VAT may be fully deducted in one lump sum upon acquisition.
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For long-term assets with an original value of exceeding RMB 5 million, input VAT shall be fully deducted first and then adjusted annually in accordance with the depreciation period during the period of mixed use.

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For mixed sales activities (e.g., sales of equipment combined with installation/operation and maintenance services), the VAT rate applicable to the main business shall prevail in accordance with Article 13 of the VAT Law.

Regulations Relating to Employment

The Labor Contract Law of the People’s Republic of China, or the Labor Contract Law, and its implementation rules provide requirements concerning employment contracts between an employer and its employees. If an employer fails to enter into a written employment contract with an employee within one year from the date on which the employment relationship is established, the employer must rectify the situation by entering into a written employment contract with the employee and pay the employee twice the employee’s salary for the period from the day following the lapse of one month from the date of establishment of the employment relationship to the day prior to the execution of the written employment contract. The Labor Contract Law and its implementation rules also require compensation to be paid upon certain terminations. In addition, if an employer intends to enforce a non-compete provision in an employment contract or non-competition agreement with an employee, it has to compensate the employee on a monthly basis during the term of the restriction period after the termination or expiry of the labor contract. Employers in most cases are also required to provide severance payment to their employees after their employment relationships are terminated.

Enterprises in China are required by PRC laws and regulations to participate in certain employee benefit plans, including social insurance funds, namely a pension plan, a medical insurance plan, an unemployment insurance plan, a work-related injury insurance plan and a maternity insurance plan, and a housing provident fund, and contribute to the plans or funds in amounts equal to certain percentages of salaries, including bonuses and allowances, of the employees as specified by the local government from time to time at locations where they operate their businesses or where they are located. According to the Social Insurance Law, an employer that fails to make social insurance contributions may be ordered to rectify the non-compliance and pay the required contributions within a stipulated deadline and relevant management in charge or other directly responsible personnel may be fined from RMB1,000 to RMB10,000 for the non-compliance. According to the Regulations on Management of Housing Fund, an enterprise that fails to make housing fund contributions may be ordered to rectify the noncompliance and pay the required contributions within a stipulated deadline; if the enterprise fails to rectify the non-compliance with the stipulated deadline, it may be subject to a fine ranging from RMB10,000 or RMB50,000 and an application may be made to a local court for compulsory enforcement. As of the date of this prospectus, our PRC Subsidiaries provide social security insurance including pension, medical insurance (including maternity insurance), unemployment insurance and on-the-job injury insurance and housing fund plans through a PRC government-mandated benefit contribution plan for our employees. However, we did not make adequate contributions to such social security insurance plans. As such, our PRC Subsidiaries may be subject to late fees and fines in relation to the underpaid employee benefits which may adversely affect our business, operating results and cash flows.

We have not made adequate contributions to employee benefit plans, as required by applicable PRC laws and regulations. See “Risk Factors — Risks Related to Our Business and Industry — Failure to make adequate contributions to certain employee benefit plans as required by PRC regulations may subject us to penalties.”

Regulations Relating to Ownership of Companies Limited by Shares

Pursuant to the Company Law of the PRC, directors, supervisors and senior management members of a company limited by shares are required to report their shareholding in the company and changes in such shareholding to the company; and shall not transfer more than 25% of their shareholding in the company during their term of service or transfer their shares within one year from the date on which the shares of the company are listed on a stock exchange. The directors, supervisors and senior management members are also prohibited from transferring their shares of the company within half a year after termination of their services.

Regulations Relating to Overseas Listing and M&A

On August 8, 2006, six PRC regulatory agencies, including the CSRC, promulgated the Rules on the Merger and Acquisition of Domestic Enterprises by Foreign Investors, or the M&A Rules, which took effect on September 8, 2006 and were amended on June 22, 2009. The M&A Rules, among other things, require offshore special purpose vehicles formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC domestic enterprises or individuals to obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. In September 2006, the CSRC published on its official website procedures regarding its approval of overseas listings by special purpose vehicles. The CSRC approval procedures require the filing of a number of documents with the CSRC. Although (i) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like ours under this prospectus are subject to the M&A Rules; and (ii) at the time of the acquisition of approximately 1% equity interests of Shanghai Evertrend by the foreign investors, and the acquisition was not an acquisition of a PRC domestic enterprise by an offshore special purpose vehicle defined under the M&A Rules; the interpretation and application of the regulations remain unclear, and this offering may ultimately require approval from the CSRC. If CSRC approval under the M&A Rules is required, it is uncertain whether it would be possible for us to obtain the approval and any failure to obtain or delay in obtaining such CSRC approval for this offering would subject us to sanctions imposed by the CSRC and other PRC regulatory agencies.

The M&A Rules, and other regulations and rules concerning mergers and acquisitions established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time consuming and complex. For example, the M&A Rules require that MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise, if (i) any important industry is concerned, (ii) such transaction involves factors that impact or may impact national economic security, or (iii) such transaction will lead to a change in control of a domestic enterprise which holds a famous trademark or PRC time-honored brand.

In addition, according to the Notice on Establishing the Security Review System for Mergers and Acquisitions of Domestic Enterprises by Foreign Investors issued by the General Office of the State Council on February 3, 2011 and which took effect 30 days thereafter, the Rules on Implementation of Security Review System for the Merger and

Acquisition of Domestic Enterprises by Foreign Investors issued by the MOFCOM on August 25, 2011 and which took effect on September 1, 2011, mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by the MOFCOM, and the regulations prohibit any activities attempting to bypass such security review, including by structuring the transaction through a proxy or contractual control arrangement.

On July 6, 2021, the State Council and General Office of the CPC Central Committee issued Opinions on Strictly Cracking Down Illegal Securities Activities in Accordance with the Law. The opinions emphasized the need to strengthen the administration over illegal securities activities and the supervision on overseas listings by China-based companies and proposed to take effective measures, such as promoting the construction of relevant regulatory systems to deal with the risks and incidents faced by China-based overseas-listed companies. See “Risk Factors — Risks Relating to Doing Business in China — Any requirement to obtain prior approval under the M&A Rules and/or any other regulations promulgated by relevant PRC regulatory agencies in the future could delay this offering and failure to obtain any such approvals, if required, could have a material adverse effect on our business, operating results and reputation as well as the trading price of our Class A ordinary shares, and could also create uncertainties for this offering and affect our ability to offer or continue to offer securities to investors outside China.”

On February 17, 2023, the CSRC released the Trial Measures, effective on March 31, 2023. The Trial Measures apply to overseas securities offerings and/or listings conducted by (i) PRC domestic companies, directly and (ii) indirect offerings. An equity or equity linked securities offering by an overseas company will be deemed an indirect offering if (i) more than 50% of such overseas company’s consolidated revenues, profit, total assets or net assets that are derived from its audited consolidated financial statements for the most recently completed fiscal year are attributable to PRC domestic companies, and (ii) any of the following three circumstances applies: key plastic chemical raw materials of its operations are carried out in the PRC; its principal places of business are located in the PRC; or the majority of the senior management members in charge of operation and management are PRC citizens or residents. The determination will be made on the basis of “substance over form.” The Trial Measures requires (1) the filings of the overseas offering and listing plan by the PRC domestic companies with the CSRC within three business days after the relevant application is submitted overseas regulatory authorities or stock exchanges, and (2) the filing of their underwriters with the CSRC within ten business days after signing its first engagement agreement for such business and the submission of an annual report on its business activities in previous year associated with the overseas securities offering and listing by PRC domestic companies to the CSRC no later than January 31 of each year.

According to the Trial Measures, where a domestic company fails to fulfill filing procedure or in violation of the provisions as stipulated above, in respect of its overseas offering and listing, the CSRC shall order rectification, issue warnings to such domestic company, and impose a fine ranging from RMB1,000,000 to RMB10,000,000. Also the directly responsible person-in-charge and other directly responsible persons of such domestic company may be warned and imposed fines ranging from RMB500,000 to RMB5,000,000, and the controlling shareholders and the actual controllers of such domestic company that organize or instruct the aforementioned violations, or conceals the relevant matters leading to the occurrence of the aforementioned violations, shall be imposed fines ranging from RMB1,000,000 to RMB10,000,000.

On the same day, the CSRC also held a press conference for the release of the Trial Measures and issued the Notice on Overseas Filing, which, among others, clarifies that: (i) on or prior to the effective date of the Trial Measures, the PRC domestic companies that have already submitted valid applications for overseas offering and listing but have not obtained approval from overseas regulatory authorities or stock exchanges may reasonably arrange the timing for submitting their filing applications with the CSRC, and should complete the filing before the completion of their overseas offering and listing; (ii) a six-month transition period will be granted to PRC domestic companies which, prior to the effective date of the Trial Measures, have already obtained the approval from overseas regulatory authorities or stock exchanges (such as the completion of registration in the market of the United States), but have not completed the indirect overseas listing; and follow-on offerings of such companies will need to comply with the Trial Measures.

Regulations Relating to Cybersecurity and Data Security

According to Cybersecurity Law of the People’s Republic of China, promulgated by the SCNPC on November 7, 2016 and amended on October 28, 2025, network operators shall comply with laws and regulations and fulfill their obligations to safeguard security of the network when conducting business and providing services. Those who provide services through networks shall take technical measures and other necessary measures pursuant to laws, regulations and compulsory national requirements to safeguard the safe and stable operation of the networks, respond to network security incidents effectively, prevent illegal and criminal activities, and maintain the integrity, confidentiality and usability of network data, and the network operator shall not collect the personal information irrelevant to the services it provides or collect or use the personal information in violation of the provisions of laws or agreements between both parties, and network operators of critical information infrastructure shall store within the territory of the PRC all personal information and important data collected and produced within the territory of the PRC. The purchase of network products and services that may affect national security shall be subject to national cybersecurity review.

On June 10, 2021, the SCNPC promulgated the Data Security Law of the PRC, which came into effect on September 1, 2021. The Data Security Law provides for data security and privacy obligations on entities and individuals carrying out data activities. The Data Security Law also introduces a data classification and hierarchical protection system based on the importance of data in economic and social development, as well as the degree of harm it will cause to national security, public interests, or legitimate rights and interests of individuals or organizations when such data is tampered with, destroyed, leaked, or illegally acquired or used. The appropriate level of protection measures is required to be taken for each respective category of data. For example, a processor of important data shall designate the personnel and the management body responsible for data security, carry out risk assessments for its data processing activities and file the risk assessment reports with the competent authorities. In addition, the Data Security Law provides a national security review procedure for those data activities which may affect national security and imposes export restrictions on certain data and information. No entity or individual within the territory of the PRC may provide foreign judicial or law enforcement authorities with the data stored within the territory of the PRC without the approval of the competent PRC authorities.

On July 30, 2021, the State Council promulgated the Regulations of Security Protection for Critical Information Infrastructure, which went into effect on September 1, 2021. The regulations provide that, among others, critical information infrastructure means key network facilities and information systems in important industries such as public communications and information services, energy, transportation, water conservancy, finance, public services, e-government, defense technology industry and others that may seriously harm national security, national economy, people’s livelihood and public interests once damaged, disabled or its data disclosed. Pursuant to such regulations, the relevant government authorities are responsible for stipulating rules for the identification of critical information infrastructures with reference to several factors set forth therein and further identifying the critical information infrastructure in the related industries in accordance with such rules. The relevant authorities must also notify operators of the determination as to whether they are categorized as critical information infrastructure operators.

On November 14, 2021, the CAC published a draft of the Administrative Regulations for Internet Data Security (the “Draft Cyber Data Security Regulations”), providing that data processors conducting the following activities must apply for cybersecurity review: (i) merger, reorganization, or division of internet platform operators that have acquired a large number of data resources related to national security, economic development, or public interests affects or may affect national security; (ii) a foreign listing by data processors processing over one million users’ personal information; (iii) listing in Hong Kong that affects or may affect national security; or (iv) other data processing activities that affect or may affect national security. However, the criteria for determining “affect or may affect national security” as stipulated therein remain subject to further explanations and elaborations. The CAC solicited comments until December 13, 2021, but there is no timetable as to when it will be enacted.

On July 7, 2022, the CAC promulgated the Data Outbound Transfer Security Assessment Measures (the “Security Assessment Measures”), which became effective on September 1, 2022. The Security Assessment Measures provide that, among others, data processors shall apply to competent authorities for security assessment when (1) the data processors transferring important data abroad; (2) a critical information infrastructure operator and personal information processor that has processed personal information of more than one million people, transferring personal information abroad; (3) a data processor who has provided personal information of 100,000 individuals or sensitive personal information of 10,000 individuals to overseas recipients, in each case as calculated cumulatively, since January 1 of the last year, and (4) other circumstances where the security assessment of data cross-border transfer is required as prescribed by the CAC.

On September 24, 2024, the State Council promulgated the Regulation on Network Data Security Management, which will take effect on January 1, 2025. The regulation states that network data processors engaged in network data processing activities that affect or may affect national security shall undergo a national security review in accordance with relevant national regulations. Processors of important data who, due to mergers, acquisitions, or other factors, may affect the security of important data, shall take measures to ensure network data security and report to the relevant competent authorities at the provincial level or above, or report to the data security coordination mechanism at the provincial level or above. If important data collected and generated by network data processors within the territory of the People’s Republic of China must be provided abroad, a data export security assessment organized by the national cyberspace administration should be conducted.

Mobile internet applications and the internet application store are specifically regulated by the Administrative Provisions on Mobile Internet Application Information Services (the “Mobile Application Administrative Provisions”) which were promulgated by the CAC on June 28, 2016, effective on August 1, 2016 and lastly amended on June 14, 2022 and effective on August 1, 2022. Pursuant to the Mobile Application Administrative Provisions, application information service providers shall obtain the relevant qualifications prescribed by laws and regulations, strictly implement their information content administrator responsibilities and carry out certain duties, including authenticate the real identity information of users, establish and complete information content inspection and management mechanisms, fulfill the data security protection obligations and regulate personal information processing activities. Furthermore, internet application information service providers shall sign service agreements with registered users, to determinate both sides’ rights and obligations.

Furthermore, on December 16, 2016, the MIIT promulgated the Interim Measures on the Administration of Pre-Installation and Distribution of Applications for Mobile Smart Terminals (the “Mobile Application Interim Measures”), effective on July 1, 2017. The Mobile Application Interim Measures requires, among others, that internet information service providers must ensure that a mobile application, as well as its ancillary resource files, configuration files and user data can be uninstalled by a user on a convenient basis, unless it is a basic function software, which refers to a software that supports the normal functioning of hardware and operating system of a mobile smart device.

MANAGEMENT

Directors, Director Nominees and Executive Officers

The following table sets forth information regarding our executive officers, directors and director nominees as of the date of this prospectus. Unless otherwise stated, the business address for our directors and executive officers is that of our principal executive offices at 16th Floor, Building B, 15 Changyi Road, Shanghai, China, 200441.

Name	Age	Position with our Company
Congming Pi	49	Chief Executive Officer and Director
Guiping Peng	61	Chief Financial Officer
Tian Van Acken	56	Director Nominee
Lina Zhang	44	Director Nominee
Xianhui Liu	47	Director Nominee

Congming Pi has served as our Chief Executive Officer and director since December 2024 and August 2024, respectively. Mr. Pi has also served as the CEO and an executive director of Shanghai Evertrend since March 2011 and is responsible for its strategic planning and operational management. In addition, since December 2018, he has served as the executive director of Shanghai Dingyuan Enterprise Management Consulting Co., Ltd., a holding company of Shanghai Evertrend until December 2024. Prior to that, from September 2008 to March 2011, Mr. Pi was the General Manager of Shanghai Yongzai Information Technology Co., Ltd., a company provided software development and information technology services, where he led a project of an online English education and speaking practice platform. From March 2005 to August 2008, he served as the General Manager of Shanghai Weishuo Information Technology Co., Ltd., a company provided software development and information technology services, where he led multiple projects such as solutions involving SafeData, SmartSite, and GIS systems. From August 1999 to July 2002, he served as a project manager of Jiangsu Province Suzhou Suling Machinery Manufacturing Co., Ltd., a company engaged in mechanical design and manufacturing business, where he was responsible for corporate production and operations management Mr. Pi received a Bachelor’s degree in Mechanical Design and Theory from Jilin University in 1999, a Master’s degree in Computer Application Technology from Tongji University in 2005, and a Ph.D. in Business Administration from San Carlos University in 2024. We believe Mr. Pi is well qualified to serve as our director due to his extensive experience and expertise in our business operations and development.

Guiping Peng has served as our Chief Financial Officer since December 2024. Ms. Peng has also served as the CFO of Shanghai Evertrend since March 2011, where she manages the company’s financial, tax, and accounting matters. From January 2010 to February 2013, Ms. Peng worked in the financial department of both Shanghai Haicheng Technical Equipment Co., Ltd., a company engaged in technical service, and Shanghai Haicheng Machinery Manufacturing Co., Ltd., a company engaged in mechanical product manufacturing, respectively. Her responsibilities included preparing financial statements and managing tax filings. Prior to that, from January 2007 to December 2009, she worked in the financial department of Shanghai Broadcasting Electronics Import and Export Co., Ltd., a company engaged in importing and exporting business, and handled the company’s financial accounting and tax affairs. From January 2001 to December 2006, Ms. Peng worked in the financial department of Shanghai Radio Factory No. 27, where she handled its financial accounting matters. Ms. Peng studied Accounting at the Fudan University School of Continuing Education in Shanghai and completed the program in 2004.

Tian Van Acken will serve as our director upon effectiveness of our registration statement on Form F-1, of which this prospectus is a part. Ms. Van Acken has expertise in finance and experience in senior leadership roles across public and private companies in the U.S. and China. She has served as Chief Financial Officer of Sailing Star Limited, a shared-service platform company, since June 2021. Prior to that, she was Chief Financial Officer of Dongfang Fuli Network Technology Co., Ltd., an HR flexible benefit platforms company, from December 2019 to December 2020, and of CLPS Inc. (Nasdaq: CLPS), a global information technology and fintech solution service provider, from September 2017 to November 2019. From December 2015 to September 2017, she served as Chief Financial Officer of ec+ Communication Corporation (The New Third Board: 832127), a below-the-line communication marketing company. Between 2011 and 2015, she held Chief Financial Officer roles at several start-up companies in China.

Earlier in her career, from March 2006 to September 2011, Ms. Van Acken served as Greater China CFO at Lowe China, a global marketing communications and marketing services company, which was a subsidiary of Lowe Worldwide under Interpublic Group of Companies (NYSE: IPG). From 1996 to 2006, she held financial leadership and managerial positions at Siegfried Resources LLC in New York, Highland Capital Partners, and PricewaterhouseCoopers in Boston, focusing on financial reporting, investment management, and corporate accounting matters.

Ms. Van Acken received her Master of Business Administration degree in Finance and Accounting from the Rochester Institute of Technology in 1996, and her Bachelor’s degree in English from Shanghai Normal University in 1991. She is a Chartered Financial Analyst and a Certified Public Accountant licensed in the State of Massachusetts. We believe Ms. Van Acken is well qualified to serve as our director due to her extensive experience and expertise in financial management and cross-border corporate governance across a wide range of industries.

Lina Zhang will serve as our director upon effectiveness of our registration statement on Form F-1, of which this prospectus is a part. Ms. Zhang has expertise and experience in brand strategy and market positioning across China and international markets. In December 2014, Ms. Zhang founded Shanghai Shinefeel Enterprise Management Consulting Co., Ltd., a strategic consulting firm focused on corporate strategy and brand marketing solutions, and has served as its Chief Executive Officer since then. She also founded FUSEN Group, a Shanghai-based management consulting firm in May 2021 and has served as its Chief Executive Officer since then.

Previously, from December 2011 to July 2014, Ms. Zhang served as the Chief Visual Marketing Officer for Greater China at AVON, a U.S.-based global beauty and personal care company, where she led regional marketing campaigns. Prior to that, she was a Senior Consultant in the Risk and Compliance Services division at PricewaterhouseCoopers (PwC) UK from May 2006 to November 2011, where she advised multinational clients on enterprise risk management and regulatory compliance. She began her career as an Administration Officer at Key Safety Systems (China) Trading Co., Ltd., a subsidiary of a U.S.-based automotive safety company, from July 2004 to April 2006.

Ms. Zhang received her bachelor’s degree in International Economics and Trade from Donghua University in 2004. We believe Ms. Zhang is well qualified to serve as our director due to her extensive experience and expertise in corporate strategy and brand development across both China and international markets.

Xianhui Liu will serve as our director upon effectiveness of our registration statement on Form F-1, of which this prospectus is a part. Dr. Liu has expertise in industrial internet, artificial intelligence, and machine learning, and has experience in scientific research, technology development, and industry-academic collaboration. Since November 2022, he has served as the Director of the CAD Research Center at Tongji University, where he previously served as Researcher and Secretary from April 2004 to October 2012, and as Deputy Director from November 2012 to October 2022. In addition, he has served as the Chief Scientist for multiple National Key R&D Program projects in China since May 2019.

Dr. Liu also holds several industry positions, including Deputy Secretary-General of the Vocational Education Branch of the China Mechatronics Technology & Application Association, a member of its Standardization Committee, and a member of the Artificial Intelligence Committee of the Shanghai Computer Society. He has led or participated in a wide range of national and regional scientific research projects. In addition to his research leadership, Dr. Liu contributed to national and regional industrial development strategies in China, including the Ministry of Science and Technology’s 12th Five-Year Plan for Manufacturing Informatization from 2010 to 2012 and the Shanghai 13th Five-Year Plan for Intelligent Manufacturing Technology Development from 2015 to 2016.

Dr. Liu received his bachelor’s degree in Computer Science in 2001, his master’s degree in Computer Science in 2004, and his doctoral degree in Computer Science in 2014, all from Tongji University in China. We believe Dr. Liu is well qualified to serve as our director due to his extensive experience and expertise in advanced technologies, scientific research, and industrial developments.

Board of Directors and Committees

Upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part, our board of directors will consist of four directors, including one executive director and three independent directors. We will also establish an audit committee (the “Audit Committee”), a nominating and corporate governance committee (the “Nominating and Corporate Governance Committee”) and a compensation committee (the “Compensation

Committee”) of our board of directors upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part. We will adopt a charter for each of the three committees. Each of the committees of our board of directors shall have the composition and responsibilities described below.

Audit Committee

Ms. Tian Van Acken, Dr. Xianhui Liu, and Ms. Lina Zhang will serve as members of our Audit Committee with Ms. Van Acken serving as the chairperson of the Audit Committee. Each of our Audit Committee members will satisfy the “independence” requirements of the Nasdaq listing rules and meet the independence standards under Rule 10A-3 under the Exchange Act. Our board of directors have determined that Ms. Van Acken possesses accounting or related financial management experience that qualifies him as an “audit committee financial expert” as defined by the rules and regulations of the SEC. Our Audit Committee oversees our accounting and financial reporting processes and the audits of our financial statements. Our Audit Committee will perform several functions, including:

•        evaluating the independence and performance of, and assesses the qualifications of, our independent auditor, and engages such independent auditor;

•        approving the plan and fees for the annual audit, quarterly reviews, tax and other audit-related services, and approves in advance any non-audit service to be provided by the independent auditor;

•        monitoring the independence of the independent auditor and the rotation of partners of the independent auditor on our engagement team as required by law;

•        reviewing the financial statements to be included in our Annual Report on Form 20-F and Current Reports on Form 6-K and reviews with management and the independent auditors the results of the annual audit and reviews of our quarterly financial statements;

•        overseeing all aspects of our systems of internal accounting control and corporate governance functions on behalf of the board;

•        reviewing and approving in advance any proposed related-party transactions and report to the full Board on any approved transactions; and

•        providing oversight assistance in connection with legal, ethical and risk management compliance programs established by management and our board of directors, including Sarbanes-Oxley Act implementation, and makes recommendations to our board of directors regarding corporate governance issues and policy decisions.

Compensation Committee

Ms. Tian Van Acken, Dr. Xianhui Liu, and Ms. Lina Zhang will serve as members of our Compensation Committee with Ms. Zhang serving as the chairperson of the Compensation Committee. All of our Compensation Committee members satisfy the “independence” requirements of the Nasdaq listing rules and meet the independence standards under Rule 10A-3 under the Exchange Act. Our Compensation Committee will be responsible for overseeing and making recommendations to our board of our directors regarding the salaries and other compensation of our executive officers and general employees and providing assistance and recommendations with respect to our compensation policies and practices.

Nominating and Corporate Governance Committee

Ms. Tian Van Acken, Dr. Xianhui Liu, and Ms. Lina Zhang will serve as members of our Nominating and Corporate Governance Committee, with Dr. Liu serving as the chairman of the Nominating and Corporate Governance Committee. All of our Nominating and Corporate Governance Committee members will satisfy the “independence” requirements of the Nasdaq listing rules and meet the independence standards under Rule 10A-3 under the Exchange Act. Our Nominating and Corporate Governance Committee will be responsible for identifying and proposing new potential director nominees to the board of directors for consideration and reviewing our corporate governance policies.

Code of Ethics

Upon effectiveness of our registration statement on Form F-1, of which this prospectus is a part, we will adopt a code of ethics that applies to all of our executive officers, directors and employees in accordance with the rules of the Nasdaq and the SEC. The code of ethics codifies the business and ethical principles that govern all aspects of our business. We will file a copy of our Code of Ethics as an exhibit to the registration statement of which this prospectus is a part. You will be able to review these documents by accessing our public filings at the SEC’s website at www.sec.gov.

Family Relationships

There are no family relationships, or other arrangements or understandings between or among any of the directors, director nominees, executive officers or other person pursuant to which such person was selected to serve as a director or officer.

Duties of Directors

Under Cayman Islands law, directors and officers owe the following fiduciary duties:

(i)     duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

(ii)    duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

(iii)   duty not to improperly fetter the exercise of future discretion;

(iv)   duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

(v)    duty to exercise independent judgment.

Our directors also owe to our company a duty to exercise the skill they actually possess and such care and diligence that a reasonable prudent person would exercise in comparable circumstances. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person carrying out the same functions as are carried out by that director in relation to the Company. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill, diligence and care which require the director to act with the skill, diligence and care in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills and these authorities are likely to be followed in the Cayman Islands. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association, as amended and restated from time to time.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the memorandum and articles of association or alternatively by shareholder approval at general meetings.

Accordingly, as a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. In addition, conflicts of interest may arise when our board evaluates a particular business opportunity with respect to the above-listed criteria. We cannot assure you that any of the aforementioned conflicts will be resolved in our favor. Furthermore, each of our officers and directors has pre-existing fiduciary obligations to other businesses of which they are officers or directors.

Our company has the right to seek damages if a duty owed by our directors is breached. A shareholder may in certain limited exceptional circumstances have the right to seek damages in our name if a duty owed by our directors is breached. You should refer to “Description of Share Capital — Comparison of Cayman Islands Corporate Law and U.S. Corporate Law” for additional information on our standard of corporate governance under Cayman Islands law.

Terms of Directors and Officer

Our officers are appointed by and serve at the discretion of our board of directors. An appointment of a director may be on terms that the director shall automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period in a written agreement between our Company and the director, if any; but no such term shall be implied in the absence of express provision. The office of a director will be vacated automatically if, among other things, the director (i) becomes bankrupt or makes any arrangement or composition with his creditors, (ii) dies or is found to be or becomes of unsound mind, (iii) resigns his office by notice in writing, (iv) without special leave of absence from our board, is absent from meetings of our board for a continuous period of six months, or (v) is removed from office pursuant to any other provisions of our memorandum and articles of association as may be amended from time to time.

Employment Agreements

We have entered into employment agreements with each of our executive officers. Under these agreements, each of our executive officers is employed for an initial term of three years and is subject to successive, automatic one-year extensions unless either party gives notice of non-extension to the other party at least 30 days prior to the end of the applicable term.

We may terminate the executive officer’s employment for cause, at any time, without notice or remuneration, for certain acts, such as conviction or plea of guilty to a felony or grossly negligent or dishonest acts to our detriment, or misconduct or a failure to perform agreed duties. In such case, the executive officer will not be entitled to receive payment of any severance benefits or other amounts by reason of the termination, and his right to all other benefits will terminate, except as required by any applicable law. We may also terminate the executive officer’s employment without cause immediately and without prior written notice upon the removal of the executive officer pursuant to the exercise of any power contained in the memorandum and articles of association of the Company or upon 30 days’ advance written notice. In such case of termination by us, we are required to provide the following severance payments and benefits to the executive officer: (1) a cash payment of three months of base salary as of the date of such termination; (2) a lump sum cash payment equal to a pro-rated amount of the Executive’s annual bonus for the fiscal year immediately preceding the termination, if any; (3) payment of premiums for continued health benefits under our health plans for three months following the termination, if any; and (4) immediate vesting of 100% of the then-unvested portion of any outstanding equity awards held by the executive officer, if any.

The executive officer may terminate his or her employment at any time with 30 days’ advance written notice if there is a material reduction in his or her authority, duties and responsibilities, without his or her consent, or a material reduction in his or her annual salary. In such case, the executive officer will be entitled to receive compensation equivalent to three months of his base salary. In addition, if we or our successor terminates the employment agreements upon a merger, consolidation, or transfer or sale of all or substantially all of our assets with or to any other individual(s) or entity, the executive officer shall be entitled to the following severance payments and benefits upon such termination: (1) a lump sum cash payment equal to three months of base salary at a rate equal to the greater of his or her annual salary in effect immediately prior to the termination, or his or her then current annual salary as of the date of such termination; (2) a lump sum cash payment equal to a pro-rated amount of the Executive’s annual bonus for the fiscal year immediately preceding the termination; (3) payment of premiums for continued health benefits under our health plans for three months following the termination; and (4) immediate vesting of 100% of the then-unvested portion of any outstanding equity awards held by the executive officer, if any. The employment agreements also contain customary restrictive covenants relating to confidentiality, non-competition and non-solicitation, as well as indemnification of the executive officer against certain liabilities and expenses incurred by him or her in connection with claims made by reason of him or her being an officer of our company.

In February 2025, Mr. Congming Pi entered into an employment agreement with us. Pursuant to the employment agreement, Mr. Pi serves as our Chief Executive Officer from February 7, 2025 to February 6, 2028. Mr. Pi is entitled to a fixed base salary in the amount of $24,948 per year, with discretionary annual bonus as determined by our board of directors. Mr. Pi is also entitled to participate in any of the standard employee benefit plans of us or our subsidiaries, including but not limited to any retirement plan, life insurance plan, health insurance plan and travel/holiday plan, as determined by our board of directors. Prior to that, Mr. Pi entered into a labor contract with Shanghai Evertrend in January 2024. Pursuant to the labor contract, Mr. Pi serves as a project general manager of Shanghai Evertrend from January 1, 2024 to December 31, 2027. Mr. Pi is entitled to a fixed base salary in the amount of RMB15,000 per month. Mr. Pi is also entitled to participating in any benefit plans required by the PRC laws.

In February 2025, Ms. Guiping Peng entered into an employment agreement with us. Pursuant to the employment agreement, Ms. Peng serves as our Chief Financial Officer from February 7, 2025 to February 6, 2028. Ms. Peng is entitled to a fixed base salary in the amount of $9,147 per year, with discretionary annual bonus as determined by our board of directors. Ms. Peng is also entitled to participate in any of the standard employee benefit plans of us or our subsidiaries, including but not limited to any retirement plan, life insurance plan, health insurance plan and travel/holiday plan, as determined by our board of directors. Prior to that, Ms. Peng entered into a labor contract with Shanghai Evertrend in January 2024. Pursuant to the labor contract, Ms. Peng serves as a project financial manager of Shanghai Evertrend from January 1, 2024 to December 31, 2027. Ms. Peng is entitled to a fixed base salary in the amount of RMB5,500 per month. Ms. Peng is also entitled to participating in any benefit plans required by the PRC laws.

Compensation of Directors and Executive Officers

For the fiscal year ended June 30, 2025, our executive officers have received an aggregate of approximately RMB280,000 from our subsidiaries. Our PRC Subsidiaries are required by law to make contributions equal to certain percentages of each employee’s salary for his or her pension insurance, medical insurance, unemployment insurance and other statutory benefits and a housing provident fund. As of the date of this prospectus, we are in compliance with all relevant laws and regulations regarding such benefits.

For the fiscal year ended June 30, 2025, no members of our board of directors received compensation in their capacity as directors. Historically, we have not paid our directors. None of the directors are entitled to receive any compensation or benefits upon termination of their directorship with the Company except for those compensation that they have already earned for services so rendered. We have agreed to pay each of our independent directors an annual cash compensation of $18,000. We will also reimburse all directors for any out-of-pocket expenses incurred by them in connection with their services provided in such capacity.

PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding the beneficial ownership of our ordinary shares as of the date of this prospectus by our officers, directors, director nominees and 5% or greater beneficial owners of ordinary shares.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Unless otherwise indicated, the person identified in this table has sole voting and investment power with respect to all shares shown as beneficially owned by him, subject to applicable community property laws.

As of the date of this prospectus, we had no ordinary shares outstanding that were held by record holders in the United States. Other than disclosed above, none of our shareholders has informed us that it is affiliated with a registered broker-dealer or is in the business of underwriting securities. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

	Prior to Offering				After Offering
Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Percentage of Outstanding Shares of Same Class(2)	Percentage of Aggregate Voting Power(3)	Amount and Nature of Beneficial Ownership		Percentage of Outstanding Shares of Same Class(4)	Percentage of Aggregate Voting Power
5% or Greater Shareholders
Paramita Global Limited(5)	A Shares	7,146,948	67.1%		A Shares	7,146,948	49.7%
	B Shares	2,400,000	100%	94.0%	B Shares	2,400,000	100%	88.4%
Hyperhub Limited(6)	A Shares	1,684,752	15.8%		A Shares	1,684,752	11.7%
	B Shares	—	—	2.9%	B Shares	—	—	2.7%
Cloudcore Limited(7)	A Shares	580,800	5.5%		A Shares	580,800	4.0%
	B Shares	—	—	1.0%	B Shares	—	—	*
Executive Officers, Directors and Director Nominees
Congming Pi(5)(8)	A Shares	8,831,700	83.0%		A Shares	8,831,700	61.4%
	B Shares	2,400,000	100%	96.9%	B Shares	2,400,000	100%	91.1%
Guiping Peng	A Shares	—	—		A Shares	—	—
	B Shares	—	—	—	B Shares	—	—	—
Tian Van Acken	A Shares	—	—		A Shares	—	—
	B Shares	—	—	—	B Shares	—	—	—
Lina Zhang	A Shares	—	—		A Shares	—	—
	B Shares	—	—	—	B Shares	—	—	—
Xianhui Liu	A Shares	—	—		A Shares	—	—
	B Shares	—	—	—	B Shares	—	—	—
All directors, director nominees and executive officers as a group (five individuals)	A Shares	8,831,700	83.0%		A Shares	8,831,700	61.4%
	B Shares	2,400,000	100%	96.9%	B Shares	2,400,000	100%	91.1%

____________

*        Less than one percent.

(1)      Except as otherwise indicated below, the business address of our directors and executive officers is 16th Floor, Building B, 15 Changyi Road, Shanghai, China, 200441.

(2)      Based on 10,643,472 Class A ordinary shares and 2,400,000 Class B ordinary shares issued and outstanding as of the date of this prospectus.

(3)      Calculated by dividing the aggregate voting power beneficially owned by such person or group by the voting power of all of our shares (including Class A ordinary shares and Class B ordinary shares) as a single class, for which each holder of Class A ordinary shares is entitled to one vote per Class A ordinary share and each holder of Class B ordinary shares is entitled to 20 votes per Class B ordinary share on all matters submitted to them for a vote.

(4)      Based on 14,393,472 Class A ordinary shares and 2,400,000 Class B ordinary shares issued and outstanding immediately after the offering assuming no exercise of the underwriters’ over-allotment option.

(5)      Paramita Global Limited is wholly owned by Priscilla Prime Limited, a BVI company, which is wholly owned by Mr. Congming Pi. Mr. Congming Pi is the sole director of Priscilla Prime Limited. Priscilla Prime Limited is the sole director of Paramita Global Limited. Accordingly, Mr. Congming Pi exercises voting and dispositive power over the securities held by Paramita Global Limited. The address of Paramita Global Limited is Ritter House, Wickhams Cay II, PO Box 3170, Road Town, Tortola, VG1110, British Virgin Islands.

(6)      Ms. Xiumei Huang is the sole shareholder and sole director of Hyperhub Limited, a BVI corporation, and exercises voting and dispositive power over the securities held by Hyperhub Limited. The address of Hyperhub Limited is Ritter House, Wickhams Cay II, PO Box 3170, Road Town, Tortola, VG1110, British Virgin Islands.

(7)      Mr. Fuhu Chen is the 99.9% shareholder and a director of Cloudcore Limited, a BVI corporation, and exercises voting and dispositive power over the securities held by Cloudcore Limited. The address of Cloudcore Limited is Ritter House, Wickhams Cay II, PO Box 3170, Road Town, Tortola, VG1110, British Virgin Islands.

(8)      Includes 7,146,948 Class A ordinary shares and 2,400,000 Class B ordinary shares held of record by Paramita Global Limited, and 1,684,752 Class A ordinary shares held of record by Hyperhub Limited. Mr. Congming Pi and Ms. Xiumei Huang are spouses, and accordingly each of them is deemed to have beneficial ownership of the securities held by the other, unless any of them disclaims beneficial ownership of those shares.

RELATED PARTY TRANSACTIONS

Before the completion of this offering, we intend to adopt an audit committee charter, which will require the committee to review all related-party transactions on an ongoing basis and all such transactions be approved by the committee.

In the ordinary course of business, from time to time, we carry out other transactions and enter into other arrangements with other related parties. Set forth below are our related party transactions during the last three fiscal years and up to the date of this prospectus:

Due from Related Parties

The table below sets forth the outstanding amount of due from related parties as of the specified dates:

	As of June 30,
	2025	2024	2023
Huai’an Yongdao Intelligent Technology Co., Ltd (“Yongdao”), a company controlled by Ms. Xiumei Huang, spouse of Congming Pi	$—	$302,373	$47,155
Congming Pi, our Chief Executive Officer and director	113,899	—	—
Total	$113,899	$302,373	$47,155

____________

(1)      For the year ended June 30, 2024, the Company provided unsecured interest-free working capital loans to Yongdao. The loans were due on demand. The loan balance was fully collected during the year ended June 30, 2025.

(2)      For the year ended June 30, 2025, the Company provided unsecured interest-free loans to Mr. Pi in the amount of $113,099. The loans were due on demand. The loan balance was fully collected on September 1, 2025.

Due to Related Parties

The table below sets forth the outstanding amount of due to related parties as of the specified dates:

	As of June 30,
	2025	2024	2023
Congming Pi	$—	$122,869	$21,452

Mr. Pi paid certain business expense on behalf of the Company for the years ended June 30, 2024 and 2023. The balance was unsecured, interest-free and due on demand. Full balance was repaid during the year ended June 30, 2025.

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands exempted company and our affairs are governed by our memorandum and articles of association, as amended and restated from time to time, and the Companies Act (As Revised) of the Cayman Islands, which we refer to as the “Companies Act” below.

The following description of our share capital and provisions of our amended and restated memorandum and articles of association are summaries and do not purport to be complete. Reference is made to our amended and restated memorandum and articles of association, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part (and which is referred to in this section as, respectively, the “Memorandum” and the “Articles”).

Our authorized share capital is USD50,000.00 divided into 465,000,000 Class A ordinary shares of par value USD0.0001 each and 35,000,000 Class B ordinary shares of par value USD0.0001 each. As of the date of this prospectus, 10,643,472 Class A ordinary shares and 2,400,000 Class B ordinary shares were issued and outstanding.

We were incorporated as an exempted company with limited liability under the Companies Act on August 13, 2024. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. A Cayman Islands exempted company:

•        is a company that conducts its business mainly outside the Cayman Islands;

•        is prohibited from trading in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the exempted company carried on outside the Cayman Islands (and for this purpose can effect and conclude contracts in the Cayman Islands and exercise in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands);

•        does not have to hold an annual general meeting;

•        does not have to make its register of members open to inspection by shareholders of that company;

•        may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•        may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•        may register as a limited duration company

•        may register as a segregated portfolio company;

•        does not have to file an annual return of its shareholders with the Registrar of Companies;

•        may issue shares with no par value; and

•        is prohibited from making any invitation to the public in the Cayman Islands to subscribe for any of its securities.

The following are summaries of material provisions of our Articles and the Companies Act insofar as they relate to the material terms of our ordinary shares.

Ordinary Shares

Dividends.    Subject to any rights and restrictions of any other class or series of shares, our board of directors may, from time to time, declare dividends on the shares issued and authorize payment of the dividends out of our lawfully available funds. In addition, our shareholders may by ordinary resolution declare dividends in accordance with the respective rights of the shareholders, but no dividend may exceed the amount recommended by our directors. Under the laws of the Cayman Islands, our company may pay a dividend out of either our profit or share premium account; provided that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business immediately following the date which the distribution or dividend is paid.

Voting Rights.    Holders of our Class A ordinary shares and Class B ordinary shares have the right to receive notice of, attend, speak and vote at general meetings of our company. Holders of our Class A ordinary shares and Class B ordinary shares shall, at all times, vote together as a single class on all matters submitted to a vote of our shareholders at any such general meeting, except as may otherwise be required by law. At any general meeting a resolution put to the vote of the meeting shall be decided by a poll which shall be taken at such time and in such manner as the chairman of the meeting directs and the result of the poll shall be deemed to be the resolution of the meeting.

Each Class A ordinary share shall be entitled to one (1) vote on all matters subject to the vote at general meetings of our Company; whereas, each Class B ordinary share shall be entitled to twenty (20) votes on all matters subject to the vote at general meetings of our Company.

As a matter of Cayman Islands law, a special resolution requires the affirmative vote of no less than two-thirds of the votes of the ordinary shares which are cast by those of our shareholders who attend and vote at a general meeting of the company. The Companies Act defines “special resolutions” only. A company’s memorandum and articles of association can therefore tailor the definition of “ordinary resolutions” as a whole, or with respect to specific provisions. The Articles provide an ordinary resolution means a resolution of a general meeting passed by a simple majority of the votes by members who (being entitled to do so) vote in person or by proxy or, in the case of corporations, by their duly authorized representatives, at that meeting.

Under Cayman Islands law, some important matters, such as amending the memorandum and articles of association, changing the name, a reduction of share capital and the voluntary winding up of the company, require the approval of shareholders by a special resolution.

Rights of Non-resident or Foreign Shareholders.    There are no limitations imposed by our Articles on the rights of non-residents or foreign shareholders to hold or exercise voting rights on the ordinary shares of our company. In addition, there are no provisions in our Articles that require our company to disclose shareholder ownership above any particular ownership threshold.

Winding Up; Liquidation.    If we are wound up, the shareholders may, subject to the articles and any other sanction required by the Companies Act, pass a special resolution allowing the liquidator to do either or both of the following:

•        to divide in specie among the shareholders the whole or any part of our assets and, for that purpose, to value any assets and to determine how the division shall be carried out as between the shareholders or different classes of shareholders; and

•        to vest the whole or any part of the assets in trustees for the benefit of shareholders and those liable to contribute to the winding up.

Transfer of Shares.    Subject to any applicable requirements set forth in the Articles and provided that a transfer of Class A ordinary shares complies with applicable rules of the Nasdaq Capital Market, a shareholder may transfer Class A ordinary shares to another person by completing an instrument of transfer in a common form or in a form prescribed by Nasdaq or in any other form approved by the directors, executed:

•        where the ordinary shares are fully paid, by or on behalf of that shareholder; and

•        where the ordinary shares are partly paid, by or on behalf of that shareholder and the transferee.

The transferor shall be deemed to remain the holder of a Class A ordinary share until the name of the transferee is entered into our register of members.

Where the ordinary shares of any class in question are not listed on or subject to the rules of the Nasdaq Capital Market, our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share that has not been fully paid up or is subject to a company lien. Our board of directors may also decline to register any transfer of such ordinary share unless:

•        the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

•        the instrument of transfer is in respect of only one class of ordinary shares;

•        the instrument of transfer is properly stamped, if required;

•        the ordinary share transferred is fully paid and free of any lien in favor of us;

•        any fee related to the transfer has been paid to us; and

•        the transfer is not more than four joint holders.

If our directors refuse to register a transfer, they are required, within one month after the date on which the instrument of transfer was lodged, to send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, on 14 clear days’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and our register of members closed at such times and for such periods as our board of directors may, in their absolute discretion, from time to time determine. The registration of transfers, however, may not be suspended, and the register may not be closed, for more than 30 clear days in any year.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares.    Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least 14 clear days prior to the specified time and place of payment. Any ordinary shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption, Repurchase and Surrender of Ordinary Shares.    Subject to the Companies Act and to any rights for the time being conferred on the Members holding a particular class of ordinary shares, we may by our directors: (i) issue shares that are to be redeemed or liable to be redeemed, at the option of our Company or the shareholder holding those redeemable shares, on the terms and in the manner our directors determine before the issue of those shares; (ii) with the consent by special resolution of the shareholders holding shares of a particular class, vary the rights attaching to that class of shares so as to provide that those shares are to be redeemed or are liable to be redeemed at the option of our Company on the terms and in the manner which the directors determine at the time of such variation; and (iii) purchase all or any of our own shares of any class including any redeemable shares on the terms and in the manner which the directors determine at the time of such purchase. Under the Companies Act, shares of a Cayman Islands company may be redeemed or repurchased out of profits of the company, out of the proceeds of a fresh issue of shares made for that purpose or out of capital (including share premium account and capital redemption reserve), provided the memorandum and articles of association authorize this and it has the ability to, immediately following such payment, pay its debts as they come due in the ordinary course of business. In addition, under the Companies Act, no such share may be redeemed or repurchased (1) unless it is fully paid up, (2) if such redemption or repurchase would result in there being no shares outstanding, or (3) if the company has commenced liquidation. In addition, under the Companies Act, our Company may accept the surrender of any fully paid share for no consideration unless, as a result of the surrender, the surrender would result in there being no shares outstanding (other than shares held as treasury shares).

No Preemptive Rights.    Holders of ordinary shares will have no preemptive or preferential right to purchase any securities of our company.

Variation of Rights Attaching to Shares.    If at any time the share capital is divided into different classes of shares or series, the rights attaching to any class or series (unless otherwise provided by the terms of issue of the shares of that class or series) may, subject to the Articles, be varied or abrogated with the consent in writing of the holders of at least two-thirds of the issued shares of that class or series or with the sanction of a resolution passed by a majority of two-thirds of the votes cast at a separate meeting of the holders of the shares of that class or series.

General Meetings.    As a Cayman Islands exempted company, we are not obligated by the Companies Act to call shareholders’ annual general meetings; accordingly, we may, but shall not be obliged to, in each year hold a general meeting as an annual general meeting. Any annual general meeting held shall be held at such time and place as may be determined by our board of directors. All general meetings other than annual general meetings shall be called extraordinary general meetings.

The directors may convene general meetings whenever they think fit. General meetings shall also be convened on the written requisition of one or more of the shareholders entitled to attend and vote at our general meetings who (together) hold not less than thirty percent of the rights to vote at such general meeting in accordance with the notice provisions in the Articles, specifying the purpose of the meeting and signed by each of the shareholders making the requisition. If the directors do not convene such meeting within 21 clear days’ from the date of receipt of the written requisition, those shareholders who requested the meeting or any of them may convene the general meeting themselves within three months after the end of such period of 21 clear days in which case reasonable expenses incurred by them as a result of the directors failing to convene a meeting shall be reimbursed by us.

At least 5 clear days’ notice must be given to members for any general meeting. Notice of a general meeting shall specify each of the following:

•        the place, the date and the hour of the meeting;

•        whether the meeting will be held virtually, at a physical place or both;

•        if the meeting is to be held in any part at a physical place, the address of such place;

•        if the meeting is to be held in two or more places, or in any part virtually, the electronic communication facilities that will be used to facilitate the meeting, including the procedures to be followed by any member or other participant of the meeting who wishes to utilize such electronic communication facilities for the purposes of attending and participating in such meeting;

•        subject to the following paragraph and the requirements of (to the extent applicable) the listing rules of the Nasdaq Capital Market, the general nature of the business to be transacted; and

•        if a resolution is proposed as a special resolution, the text of that resolution.

Notice of every general meeting shall also be given to the directors and our auditors.

Subject to the Companies Act and with the consent of the shareholders who, individually or collectively, hold at least 90 percent of the voting rights of all those who have a right to vote at a general meeting, a general meeting may be convened on shorter notice.

A quorum shall consist of the presence (whether in person or represented by proxy) of one or more shareholders holding shares that represent not less than one-third of the outstanding shares carrying the right to vote at such general meeting.

If, within 15 minutes from the time appointed for the general meeting, or at any time during the meeting, a quorum is not present, the meeting, if convened upon the requisition of shareholders, shall be cancelled. In any other case it shall stand adjourned to the same time and place seven days hence or to such other time or place as is determined by the directors.

The chairman may, with the consent of a meeting at which a quorum is present, adjourn the meeting. When a meeting is adjourned for more than seven clear days, notice of the adjourned meeting shall be given in accordance with the Articles.

At any general meeting a resolution put to the vote of the meeting shall be decided on a poll. A poll shall be taken in such manner as the chairman directs. He may appoint scrutineers (who need not be shareholders) and fix a place and time for declaring the result of the poll.

In the case of an equality of votes, the chairman of the meeting shall not be entitled to a second or casting vote.

Anti-Takeover Provisions.    Some provisions of our Articles may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable. Our authorized but unissued, ordinary shares are available for future issuance without shareholders’ approval and could be utilized for a variety of corporate purposes, including future offerings to raise addition capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved ordinary shares could render more difficulties or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Comparison of Cayman Islands Corporate Law and U.S. Corporate Law

Cayman Islands companies are governed by the Companies Act. The Companies Act is modeled on English law but does not follow recent English law statutory enactments, and differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the material differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements

The Companies Act allows for mergers or consolidations between two Cayman Islands companies, or between a Cayman Islands company and a company incorporated in another jurisdiction (provided that is facilitated by the laws of that other jurisdiction). For these purposes, (i) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (ii) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company.

Where the merger or consolidation is between two Cayman Islands companies, the directors of each company must approve a written plan of merger or consolidation containing certain prescribed information. That plan or merger or consolidation must be authorized by (a) a special resolution of the shareholders of each constituent company; and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with (a) a declaration from a director of each constituent company as to (among other things) the solvency of the consolidated or surviving company and the assets and liabilities of each constituent company and (b) an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. The consent of each holder of a fixed or floating security interest of any constituent company is required unless this requirement is waived by a court in the Cayman Islands. Provided that the consent of each holder of a fixed or floating security interest of a constituent company has been obtained, court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose, a company is a “parent” of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.

If the Cayman Islands Registrar of Companies is satisfied that the requirements of the Companies Act (which includes certain other formalities) have been complied with, the Registrar of Companies will register the plan of merger or consolidation.

Where the merger or consolidation involves a foreign company, the procedure is similar, save that with respect to the foreign company, a director of the Cayman Islands company is required to make a declaration to the effect that, having made due enquiry, he is of the opinion that the requirements set out below have been met: (i) that the merger or consolidation is permitted or not prohibited by the constitutional documents of the foreign company and by the laws of the jurisdiction in which the foreign company is incorporated, and that those laws and any requirements of those constitutional documents have been or will be complied with; (ii) that no petition or other similar proceeding has been filed and remains outstanding or order made or resolution adopted to wind up or liquidate the foreign company in any jurisdictions; (iii) that no receiver, trustee, administrator or other similar person has been appointed in any jurisdiction and is acting in respect of the foreign company, its affairs or its property or any part thereof; and (iv) that no scheme, order, compromise or other similar arrangement has been entered into or made in any jurisdiction whereby the rights of creditors of the foreign company are and continue to be suspended or restricted.

Where the surviving company is the Cayman Islands company, a director of the Cayman Islands company is further required to make a declaration to the effect that, having made due enquiry, he is of the opinion that the requirements set out below have been met: (i) that the foreign company is able to pay its debts as they fall due and that the merger or consolidated is bona fide and not intended to defraud unsecured creditors of the foreign company; (ii) that in respect of the transfer of any security interest granted by the foreign company to the surviving or consolidated company (a) consent or approval to the transfer has been obtained, released or waived; (b) the transfer is permitted by and has been approved in accordance with the constitutional documents of the foreign company; and (c) the laws of the jurisdiction of the foreign company with respect to the transfer have been or will be complied with; (iii) that the foreign company will, upon the merger or consolidation becoming effective, cease to be incorporated, registered or exist under the laws of the relevant foreign jurisdiction; and (iv) there is no other reason why it would be against the public interest to permit the merger or consolidation.

Where the above procedures are adopted, the Companies Act provides for a right of dissenting shareholders to be paid a payment of the fair value of his shares upon their dissenting to the merger or consolidation if they follow a prescribed procedure. In essence, that procedure is as follows (a) the shareholder must give his written objection to the merger or consolidation to the constituent company before the vote on the merger or consolidation, including a statement that the shareholder proposes to demand payment for his shares if the merger or consolidation is authorized by the vote; (b) within 20 days following the date on which the merger or consolidation is approved by the shareholders, the constituent company must give written notice to each shareholder who made a written objection; (c) a shareholder must within 20 days following receipt of such notice from the constituent company, give the constituent company a written notice of his intention to dissent including, among other details, a demand for payment of the fair value of his shares; (d) within seven days following the date of the expiration of the period set out in paragraph (b) above or seven days following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company must make a written offer to each dissenting shareholder to purchase his shares at a price that the company determines is the fair value and if the company and the shareholder agree on the price within 30 days following the date on which the offer was made, the company must pay the shareholder such amount; (e) if the company and the shareholder fail to agree on a price within such 30 day period, within 20 days following the date on which such 30 day period expires, the company must (and any dissenting shareholder may) file a petition with the Cayman Islands Grand Court to determine the fair value and such petition must be accompanied by a list of the names and addresses of all the dissenting shareholders who have filed a notice under paragraph (c) above and with whom agreements as to the fair value of their shares have not been reached by the company. At the hearing of that petition, the court has the power to determine the fair value of the shares together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value. Any dissenting shareholder whose name appears on the list filed by the company may participate fully in all proceedings until the determination of fair value is reached. These rights of a dissenting shareholder are not be available in certain circumstances, for example, to dissenters holding shares of any class in respect of which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the relevant date and where the consideration for such shares to be contributed are shares of any company listed on a national securities exchange or shares of the surviving or consolidated company.

Moreover, Cayman Islands law also has separate statutory provisions that facilitate the reconstruction or amalgamation of companies in certain circumstances, schemes of arrangement will generally be more suited for complex mergers or other transactions involving widely held companies, commonly referred to in the Cayman Islands as a “scheme of arrangement” which may be tantamount to a merger. In the event that a merger is sought pursuant to a scheme of arrangement, the arrangement in question must be approved by (a) 75% in value of shareholders or class of shareholders, or (b) a majority in number representing 75% in value of creditors or class of creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the terms of the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can be expected to approve the arrangement if it satisfies itself that:

•        the Company is not proposing to act illegally or ultra vires and the statutory provisions as to the required majority vote have been met;

•        the shareholders have been fairly represented at the meeting in question; and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•        the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

•        the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act or that would amount to a “fraud on the minority.”

If an arrangement and reconstruction by way of scheme of arrangement is thus approved and sanctioned in accordance with the foregoing statutory procedures, any dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Squeeze-out Provisions

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissentient minority shareholder upon a tender offer. When a takeover offer is made and accepted by holders of 90% of the shares to whom the offer is made within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith, collusion or inequitable treatment of the shareholders.

Further, transactions similar to a merger, reconstruction and/or an amalgamation may in some circumstances be achieved through other means to these statutory provisions, such as a share capital exchange, asset acquisition or control, through contractual arrangements, of an operating business.

Shareholders’ Suits

In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and, as a general rule, a derivative action may not be brought by a minority shareholder. However, based on English law authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to follow English case law precedents and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto, which limits the circumstances in which a shareholder may bring a derivative action on behalf of the company or a personal action to claim loss which is reflective of loss suffered by the company) which permit a minority shareholder to commence a class action against, or derivative actions in the name of, a company to challenge the following:

•        an act which is illegal or ultra vires with respect to the company and is therefore incapable of ratification by the shareholders;

•        an act that, although not ultra vires, requires authorization by a qualified (or special) majority (that is, more than a simple majority) which has not been obtained; or

•        an act which constitutes a “fraud on the minority” where the wrongdoers are themselves in control of the company.

A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Our Articles provide that to the extent permitted by law, our Company shall indemnify each existing or former director (including alternate director), secretary and other officer of our Company (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a)     all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former director (including alternate director), secretary or officer in or about the conduct of our Company’s business or affairs or in the execution or discharge of the existing or former director’s (including alternate director’s), secretary’s or officer’s duties, powers, authorities or discretions; and

(b)    without limitation to paragraph (a), all costs, expenses, losses or liabilities incurred by the existing or former director (including alternate director), secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning our Company or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), secretary or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty.

In addition, our offer letters to our independent directors and our employment agreements with our executive officers provide such persons with additional indemnification beyond that provided in our amended and restated memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties

Under Delaware General Corporation Law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty includes: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company owes duties to the company, including the following: a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his or her position as director (unless the company permits him or her to do so), a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party, and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to exercise the skill they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person carrying out the same functions as are carried out by that director in relation to the company. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill, diligence and care which require the director to act with the skill, diligence and care in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills, and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent in its certificate of incorporation. Our Articles provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual general meeting, provided it complies with the notice provisions in the governing documents. An extraordinary general meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our Articles allow one or more shareholders who together hold at least 30% of the rights to vote at such general meeting to requisition an extraordinary general meeting of our shareholders, in which case our board is obliged to convene an extraordinary general meeting and to put the resolution(s) so requisitioned to a vote at such meeting. Other than this right to requisition a general meeting, our Articles do not provide our shareholders other rights to put a proposal before a meeting. As an exempted Cayman Islands company, we are not obliged by law to call annual general meetings.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our Articles do not provide for cumulative voting. As a result, our shareholders are not afforded any fewer protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our Articles, directors may be removed with or without cause, by an ordinary resolution as a matter of Cayman Islands law (which requires the affirmative vote of a simple majority of the votes of the ordinary shares which are cast by those of our shareholders who attend and vote at a general meeting of the company). An appointment of a director may be for such term of office as may be agreed between our company and the director; but no such term shall be implied in the absence of express provision. In addition, a director’s office shall be vacated if the director (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) dies or is found to be or becomes of unsound mind; (iii) resigns his office by notice in writing; (iv) without special leave of absence from our board, is absent from meetings of our board for a continuous period of six months and our board resolves that his office be vacated; or (v) is removed from office pursuant to any other provision of our Articles.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute in its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Restructuring

A company may present a petition to the Grand Court of the Cayman Islands for the appointment of a restructuring officer on the grounds that the company:

(a)     is or is likely to become unable to pay its debts; and

(b)    intends to present a compromise or arrangement to its creditors (or classes thereof) either pursuant to the Companies Act, the law of a foreign country or by way of a consensual restructuring.

The Grand Court may, among other things, make an order appointing a restructuring officer upon hearing of such petition, with such powers and to carry out such functions as the court may order. At any time (i) after the presentation of a petition for the appointment of a restructuring officer but before an order for the appointment of a restructuring officer has been made, and (ii) when an order for the appointment of a restructuring officer is made, until such order has been discharged, no suit, action or other proceedings (other than criminal proceedings) shall be proceeded with or commenced against the company, no resolution to wind up the company shall be passed, and no winding up petition may be presented against the company, except with the leave of the court. However, notwithstanding the presentation of a petition for the appointment of a restructuring officer or the appointment of a restructuring officer, a creditor who has security over the whole or part of the assets of the company is entitled to enforce the security without the leave of the court and without reference to the restructuring officer appointed.

Dissolution; Winding up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under the Companies Act, a Cayman Islands company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so. Under the Companies Act, our company may be wound up, liquidated or dissolved by a special resolution of our shareholders or, if we are unable to pay our debts as they fall due, by an ordinary resolution of our shareholders.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our Articles, if our share capital is divided into more than one class or series of shares, we may vary the rights attached to any class or series with the written consent of the holders of at least two-thirds of the issued shares of that class or series or with the sanction of a resolution passed by majority of two-thirds of the votes cast at a separate meeting of the holders of the shares of that class or series.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under the Companies Act and our Articles, our memorandum and articles of association may only be amended by special resolution of our shareholders.

Anti-Money Laundering — Cayman Islands

If any person resident in the Cayman Islands knows or suspects or has reasonable grounds for knowing or suspecting that another person is engaged in criminal conduct or money laundering or is involved with terrorism or terrorist financing and property and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) a nominated officer (appointed in accordance with the Proceeds of Crime Act (As Revised) of the Cayman Islands) or the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (As Revised) of the Cayman Islands if the disclosure relates to criminal conduct or money laundering, or (ii) a police officer of the rank of constable or higher, or the Financial Reporting Authority, pursuant to the Terrorism Act (As Revised) of the Cayman Islands, if the disclosure relates to involvement with terrorism or terrorist financing and property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Data Protection — Cayman Islands

We have certain duties under the Data Protection Act (As Revised) of the Cayman Islands (the “Data Protection Act”) based on internationally accepted principles of data privacy.

Privacy Notice

Introduction

This privacy notice puts our shareholders on notice that through your investment in the Company you will provide us with certain personal information which constitutes personal data within the meaning of the Data Protection Act (“personal data”). In the following discussion, the “company” refers to us and our affiliates and/or delegates, except where the context requires otherwise.

Investor Data

We will collect, use, disclose, retain and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. We will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct our activities of on an ongoing basis or to comply with legal and regulatory obligations to which we are subject. We will only transfer personal data in accordance with the requirements of the Data Protection Act, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

In our use of this personal data, we will be characterized as a “data controller” for the purposes of the Data Protection Act, while our affiliates and service providers who may receive this personal data from us in the conduct of our activities may either act as our “data processors” for the purposes of the Data Protection Act or may process personal information for their own lawful purposes in connection with services provided to us.

We may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a shareholder and/or any individuals connected with a shareholder as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the shareholder’s investment activity.

Who this Affects

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation your investment in the Company, this will be relevant for those individuals and you should transmit the content of this Privacy Notice to such individuals or otherwise advise them of its content.

How the Company May Use a Shareholder’s Personal Data

The Company, as the data controller, may collect, store and use personal data for lawful purposes, including, in particular:

a)      where this is necessary for the performance of our rights and obligations under any purchase agreements;

b)      where this is necessary for compliance with a legal and regulatory obligation to which we are subject (such as compliance with anti-money laundering); and/or

c)      where this is necessary for the purposes of our legitimate interests and such interests are not overridden by your interests, fundamental rights or freedoms.

Should we wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), we will contact you.

Why We May Transfer Your Personal Data

In certain circumstances we may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities such as the Cayman Islands Monetary Authority or the Tax Information Authority. They, in turn, may exchange this information with foreign authorities, including tax authorities.

We anticipate disclosing personal data to persons who provide services to us and their respective affiliates (which may include certain entities located outside the United States, the Cayman Islands or the European Economic Area), who will process your personal data on our behalf.

The Data Protection Measures We Take

Any transfer of personal data by us or our duly authorized affiliates and/or delegates outside of the Cayman Islands shall be in accordance with the requirements of the Data Protection Act.

We and our duly authorized affiliates and/or delegates shall apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data, and against accidental loss or destruction of, or damage to, personal data.

We shall notify you of any personal data breach that is reasonably likely to result in a risk to your interests, fundamental rights or freedoms or those data subjects to whom the relevant personal data relates.

History of Securities Issuances

On its incorporation, Kokobots’ authorized share capital is $50,000 divided into 500,000,000 ordinary shares with par value of $0.0001 each. On August 13, 2024, Kokobots issued one ordinary share as subscriber share to Ogier Global Subscriber (Cayman) Limited, which was transferred to Hyperhub Limited on August 23, 2024. On August 23, 2024, Kokobots issued an aggregate of 999,999 ordinary shares to the following purchasers as consideration for the transfer of their respective equity interest in Shanghai Evertrend to Kokobots in connection with our restructuring for this offering.

Purchaser	Number of Ordinary Shares
Paramita Global Limited	795,579
LunarLab Limited	6,250
QuikSync Limited	9,375
Cloudcore Limited	48,400
Hyperhub Limited	140,395
Total	999,999

On November 27, 2024, Kokobots entered into a share subscription agreement with each of Sunny Tulip Limited and BODHI tree Holding Limited, pursuant to which, Kokobots agreed to issue and sell, and Sunny Tulip Limited and BODHI tree Holding Limited each agreed to subscribe for, 43,478 ordinary shares of Kokobots. On the same day, Kokobots issued 43,478 ordinary shares to each of Sunny Tulip Limited and BODHI tree Holding Limited, each at a consideration of US$132,290.

On December 30, 2024, the Company adopted a dual-class share structure and share redesignation (the “Share Redesignation”), pursuant to which:

(1)    the authorized share capital of the Company became USD50,000, divided into 465,000,000 Class A ordinary shares of par value $0.0001 each and 35,000,000 Class B ordinary shares of par value $0.0001 each, with each Class A ordinary share entitled to one (1) vote and each Class B ordinary share entitled to twenty (20) votes at a meeting of the Company’s shareholders or on any resolutions of its shareholders;

(2)    200,000 issued ordinary shares held by Paramita Global Limited were re-classified and re-designated into 200,000 Class B ordinary shares; and

(3)    the remaining 886,956 issued ordinary shares were re-classified and re-designated as Class A ordinary shares.

Immediately after the Share Redesignation, there was a nominal issuance of an aggregate of 9,756,516 Class A ordinary shares and 2,200,000 Class B ordinary shares on the same day to the following purchasers.

Purchaser	Number of Class A Ordinary Shares	Number of Class B Ordinary Shares
Paramita Global Limited	6,551,369	2,200,000
LunarLab Limited	68,750	—
QuikSync Limited	103,125	—
Cloudcore Limited	532,400	—
Hyperhub Limited	1,544,356	—
BODHI tree Holding	478,258	—
Sunny Tulip Limited	478,258	—
Total	9,756,516	2,200,000

As of the date of this prospectus, 10,643,472 Class A ordinary shares and 2,400,000 Class B ordinary shares were issued and outstanding.

Listing

We have applied to have our Class A ordinary shares listed on the Nasdaq Capital Market under the symbol “KOKO”. We cannot guarantee that we will be successful in listing our Class A ordinary shares on the Nasdaq Capital Market; however, we will not complete this offering unless we are so listed.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A ordinary shares is TranShare. The transfer agent and registrar’s address is Bayside Center 1, 17755 North US Highway 19, Suite # 140, Clearwater, FL 33764.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, we will have Class A ordinary shares outstanding, assuming the underwriters do not exercise their over-allotment option to purchase additional Class A ordinary shares. All of the Class A ordinary shares sold in this offering will be freely transferable by persons other than by our “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of our Class A ordinary shares in the public market could adversely affect prevailing market prices of our Class A ordinary shares. Prior to this offering, there has been no public market for our Class A ordinary shares. We have applied to list our Class A ordinary shares on the Nasdaq Capital Market, but we cannot assure you that a regular trading market will develop. We cannot guarantee that we will be successful in listing our Class A ordinary shares on the Nasdaq Capital Market; however, we will not complete this offering unless we are so listed.

Lock-up Agreements

Each of our directors, executive officers and shareholders of 5% or more of our Class A ordinary shares has also entered into a similar lock-up agreement for a period of six (6) months from the effective date of our registration statement of which this prospectus forms a part, subject to certain exceptions, with respect to our Class A ordinary shares and securities that are substantially similar to our Class A ordinary shares. These parties collectively own all of our outstanding Class A ordinary shares, without giving effect to this offering.

Rule 144

All of our Class A ordinary shares that will be outstanding upon the completion of this offering, other than those Class A ordinary shares sold in this offering, are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act. In general, a person (or persons whose shares are aggregated) who at the time of a sale is not, and has not been during the three months preceding the sale, an affiliate of ours and has beneficially owned our restricted securities for at least six months will be entitled to, beginning 90 days after the date of this prospectus, sell the restricted securities without registration under the Securities Act, subject only to the availability of current public information about us, and will be entitled to sell restricted securities beneficially owned for at least one year without restriction. Persons who are our affiliates and have beneficially owned our restricted securities for at least six months may sell a number of restricted securities within any three-month period that does not exceed the greater of the following:

•        1% of the then outstanding Class A ordinary shares which will equal approximately 131,435 Class A ordinary shares, assuming the underwriters do not exercise their over-allotment option; or

•        the average weekly trading volume of our Class A ordinary shares during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by our affiliates under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about us.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our Class A ordinary shares from us in connection with a compensatory share plan or other written agreement executed prior to the completion of this offering is eligible to resell those Class A ordinary shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

TAXATION

The following discussion of material Cayman Islands, PRC and United States federal income tax consequences of an investment in our Class A ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This discussion does not deal with all possible tax consequences relating to an investment in our Class A ordinary shares, such as the tax consequences under state, local and other tax laws. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Ogier, our Cayman Islands counsel. To the extent that the discussion relates to matters of PRC tax law, it represents the opinion of Beijing Dacheng Law Offices, LLP (Shanghai), our PRC counsel. To the extent the discussion relates to the matters of U.S. tax law, it represents the opinion of Ellenoff Grossman & Schole LLP.

The following summary contains a description of certain Cayman Islands, PRC, and U.S. federal income tax consequences of the acquisition, ownership and disposition of Class A ordinary shares, but it does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase Class A ordinary shares. The summary is based upon the tax laws of the Cayman Islands, the PRC and regulations thereunder and on the tax laws of the United States and regulations thereunder as of the date hereof, which are subject to change.

Prospective investors should consult their professional advisers on the possible tax consequences of buying, holding or selling any Shares under the laws of their country of citizenship, residence or domicile.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to investors of us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of our Class A ordinary shares will not be subject to taxation in the Cayman Islands and no withholding will be required under Cayman Islands laws on the payment of a dividend or capital to any holder of Class A ordinary shares, nor will gains derived from the disposal of our Class A ordinary shares be subject to Cayman Islands income or corporation tax.

No stamp duty is payable in the Cayman Islands in respect of the issue of our Class A ordinary shares or on an instrument of transfer in respect of our Class A ordinary shares, unless the relevant instruments are executed in, or after execution brought within, the jurisdiction of the Cayman Islands or our company holds interests in land in the Cayman Islands.

People’s Republic of China Taxation

Under the EIT Law, an enterprise established outside the PRC with a “de facto management body” within the PRC is considered a PRC resident enterprise for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income as well as tax reporting obligations. Under the Implementation Rules, a “de facto management body” is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and properties of an enterprise.

In addition, State Administration of Taxation (SAT) Circular 82 issued in April 2009 specifies that certain offshore-incorporated enterprises controlled by PRC enterprises or PRC enterprise groups will be classified as PRC resident enterprises if all of the following conditions are met: (a) senior management personnel and core management departments in charge of the daily operations of the enterprises have their presence mainly in the PRC; (b) their financial and human resources decisions are subject to determination or approval by persons or bodies in the PRC; (c) major assets, accounting books and company seals of the enterprises, and minutes and files of their board’s and shareholders’ meetings are located or kept in the PRC; and (d) half or more of the enterprises’ directors or senior management personnel with voting rights habitually reside in the PRC. Further to SAT Circular 82, the SAT issued Announcement of the State Administration of Taxation on Printing and Distributing the Administrative Measures for Income Tax on Chinese-controlled Resident Enterprises Incorporated Overseas (Trial Implementation) (the “SAT Bulletin 45”) on July 27, 2011, which took effect on September 1, 2011, to provide more guidance on the implementation of SAT

Circular 82. SAT Bulletin 45 provides for procedures and administration details of determination on PRC resident enterprise status and administration on post-determination matters. If the PRC tax authorities determine that Kokobots is a PRC resident enterprise for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. For example, Kokobots may be subject to enterprise income tax at a rate of 25% with respect to its worldwide taxable income. Also, a 10% withholding tax would be imposed on dividends we pay to our non-PRC enterprise shareholders and with respect to gains derived by our non-PRC enterprise shareholders from transferring our Class A ordinary shares or Class A ordinary shares and potentially a 20% of withholding tax would be imposed on dividends we pay to our non-PRC individual shareholders and with respect to gains derived by our non-PRC individual shareholders from transferring our Class A ordinary shares or Class A ordinary shares.

It is unclear whether, if we are considered a PRC resident enterprise, holders of our Class A ordinary shares or Class A ordinary shares would be able to claim the benefit of income tax treaties or agreements entered into between China and other countries or areas. See “Risk Factors — Risk Factors Related to Doing Business in China — If we are classified as a PRC resident enterprise for PRC enterprise income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders.”

The SAT and the Ministry of Finance issued the Notice of Ministry of Finance and State Administration of Taxation on Several Issues relating to Treatment of Corporate Income Tax Pertaining to Restructured Business Operations of Enterprises (the “SAT Circular 59”) in April 2009, which took effect on January 1, 2008. On October 17, 2017, the SAT issued the Announcement of the State Administration of Taxation on Issues Relating to Withholding at Source of Income Tax of Non-resident Enterprises, which took effect on December 1, 2017 and was amended on June 15, 2018 (the “SAT Circular 37”). By promulgating and implementing the SAT Circular 59 and the SAT Circular 37, the PRC tax authorities have enhanced their scrutiny over the direct or indirect transfer of equity interests in a PRC resident enterprise by a non-PRC resident enterprise.

Pursuant to the Arrangement between the Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Tax Arrangement, where a Hong Kong resident enterprise which is considered a non-PRC tax resident enterprise directly holds at least 25% of a PRC enterprise, the withholding tax rate in respect of the payment of dividends by such PRC enterprise to such Hong Kong resident enterprise is reduced to 5% from a standard rate of 10%, subject to approval of the PRC local tax authority.

Pursuant to the Circular of the State Administration of Taxation on the Issues concerning the Application of the Dividend Clauses of Tax Agreements (“Circular 81”), a resident enterprise of the counter-party to such Tax Arrangement should meet all of the following conditions, among others, in order to enjoy the reduced withholding tax under the Tax Arrangement: (i) it must take the form of a company; (ii) it must directly own the required percentage of equity interests and voting rights in such PRC resident enterprise; and (iii) it should directly own such percentage of capital in the PRC resident enterprise anytime in the 12 consecutive months prior to receiving the dividends. Furthermore, the Administrative Measures for Non-Resident Enterprises to Enjoy Treatments under Treaties, or the Administrative Measures, which took effect on January 1, 2020, requires that the non-resident taxpayer shall determine whether it may enjoy the treatments under relevant tax treaties and file the tax return or withholding declaration subject to further monitoring and oversight by the tax authorities. Accordingly, Kokobots HK may be able to enjoy the 5% withholding tax rate for the dividends it receives from WFOE, if it satisfies the conditions prescribed under Circular 81 and other relevant tax rules and regulations. However, according to Circular 81, if the relevant tax authorities consider the transactions or arrangements we have are for the primary purpose of enjoying a favorable tax treatment, the relevant tax authorities may adjust the favorable withholding tax in the future.

Material United States Federal Income Tax Considerations

The following is a discussion of certain material United States federal income tax considerations relating to the acquisition, ownership, and disposition of our Class A ordinary shares by a U.S. Holder, as defined below, that acquires our Class A ordinary shares in this offering and holds our Class A ordinary shares as “capital assets” (generally, property held for investment) under the Code. This discussion is based on existing United States federal income tax law, which is subject to differing interpretations or change, possibly with retroactive effect. No ruling has been sought from the Internal Revenue Service (the “IRS”) with respect to any United States federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position. This discussion does not address all aspects of United States federal income taxation that may be important to particular investors in light of their individual circumstances, including investors subject to special tax rules (such as, for example, certain financial institutions, insurance companies, regulated investment companies, real estate investment trusts, broker-dealers, traders in securities that elect mark-to-market treatment, partnerships (or other entities treated as partnerships for United States federal income tax purposes) and their partners, tax-exempt organizations (including private foundations)), investors who are not U.S. Holders, investors that own (directly, indirectly, or constructively) 5% or more of our voting shares, investors that hold their Class A ordinary shares as part of a straddle, hedge, conversion, constructive sale or other integrated transaction), investors that are subject to the applicable financial statement accounting rules under Section 451 of the Code, or investors that have a functional currency other than the U.S. dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this discussion does not address any tax laws other than the United States federal income tax laws, including any state, local, alternative minimum tax or non-United States tax considerations, or the Medicare tax on unearned income. Each potential investor is urged to consult its tax advisor regarding the United States federal, state, local and non-United States income and other tax considerations of an investment in our Class A ordinary shares.

General

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our Class A ordinary shares that is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created in, or organized under the laws of, the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise elected to be treated as a United States person under the Code.

If a partnership (or other entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of our Class A ordinary shares, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partnerships and partners of a partnership holding our Class A ordinary shares are urged to consult their tax advisors regarding an investment in our Class A ordinary shares.

The discussion set forth below is addressed only to U.S. Holders that purchase Class A ordinary shares in this offering. Prospective purchasers are urged to consult their own tax advisors about the application of U.S. federal income tax law to their particular circumstances as well as the state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of our Class A ordinary shares.

Taxation of Dividends and Other Distributions on our Class A Ordinary Shares

Subject to the passive foreign investment company rules discussed below, distributions of cash or other property made by us to you with respect to the Class A ordinary shares (including the amount of any taxes withheld therefrom) will generally be includable in your gross income as dividend income on the date of receipt by you, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). With respect to corporate U.S. Holders, the dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to non-corporate U.S. Holders, including individual U.S. Holders, dividends will be taxed at the lower capital gains rate applicable to qualified dividend income, provided that (1) the Class A ordinary shares are readily tradable on an established securities market in the United States, or we are eligible for the benefits of an approved qualifying income tax treaty with the United States that includes an exchange of information program, (2) we are not a passive foreign investment company (as discussed below) for either our taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period requirements are met. You are urged to consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to our Class A ordinary shares, including the effects of any change in law after the date of this prospectus.

To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), it will be treated first as a tax-free return of your tax basis in your Class A ordinary shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

Taxation of Dispositions of Class A Ordinary Shares

Subject to the passive foreign investment company rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of a share equal to the difference between the amount realized (in U.S. dollars) for the share and your tax basis (in U.S. dollars) in the Class A ordinary shares. The gain or loss will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the Class A ordinary shares for more than one year, you may be eligible for reduced tax rates on any such capital gains. The deductibility of capital losses is subject to limitations.

Passive Foreign Investment Company

A non-U.S. corporation is considered a PFIC for any taxable year if either:

•        at least 75% of its gross income for such taxable year is passive income; or

•        at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the shares. In determining the value and composition of our assets for purposes of the PFIC asset test, (1) the cash we raise in this offering will generally be considered to be held for the production of passive income and (2) the value of our assets must be determined based on the market value of our Class A ordinary shares from time to time, which could cause the value of our non-passive assets to be less than 50% of the value of all of our assets (including the cash raised in this offering) on any particular quarterly testing date for purposes of the asset test.

We must make a separate determination each year as to whether we are a PFIC. Depending on the amount of cash we raise in this offering, together with any other assets held for the production of passive income, it is possible that, for our current taxable year or for any subsequent taxable year, more than 50% of our assets may be assets held for the production of passive income. We will make this determination following the end of any particular tax year. Although the law in this regard is unclear, we treat our consolidated affiliated entities as being owned by us for United States federal income tax purposes, because we consolidate their operating results in our consolidated financial statements. In particular, because the value of our assets for purposes of the asset test will generally be determined based on the market price of our Class A ordinary shares and because cash is generally considered to be an asset held for the production of passive income, our PFIC status will depend in large part on the market price of our Class A ordinary shares and the amount of cash we raise in this offering. Accordingly, fluctuations in the market price of the Class A ordinary shares may cause us to become a PFIC. In addition, the application of the PFIC rules is subject to uncertainty in several respects and the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in this offering. We are under no obligation to take steps to reduce the risk of our being classified as a PFIC, and as stated above, the determination of the value of our assets will depend upon material facts (including the market price of our Class A ordinary shares from time to time and the amount of cash we raise in this offering) that may not be within our control. If we are a PFIC for any year during which you hold Class A ordinary shares, we will continue to be treated as a PFIC for all succeeding years during which you hold Class A ordinary shares. However, if we cease to be a PFIC and you did not previously make a timely “mark-to-market” election as described below, you may avoid some of the adverse effects of the PFIC regime by making a “purging election” (as described below) with respect to the Class A ordinary shares.

If we are a PFIC for your taxable year(s) during which you hold Class A ordinary shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the Class A ordinary shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the Class A ordinary shares will be treated as an excess distribution. Under these special tax rules:

•        the excess distribution or gain will be allocated ratably over your holding period for the Class A ordinary shares;

•        the amount allocated to your current taxable year, and any amount allocated to any of your taxable year(s) prior to the first taxable year in which we were a PFIC, will be treated as ordinary income, and

•        the amount allocated to each of your other taxable year(s) will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the Class A ordinary shares cannot be treated as capital, even if you hold the Class A ordinary shares as capital assets.

A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock to elect out of the tax treatment discussed above. If you make a mark-to-market election for the first taxable year during which you hold (or are deemed to hold) Class A ordinary shares and for which we are determined to be a PFIC, you will include in your income each year an amount equal to the excess, if any, of the fair market value of the Class A ordinary shares as of the close of such taxable year over your adjusted basis in such Class A ordinary shares, which excess will be treated as ordinary income and not capital gain. You are allowed an ordinary loss for the excess, if any, of the adjusted basis of the Class A ordinary shares over their fair market value as of the close of the taxable year. However, such ordinary loss is allowable only to the extent of any net mark-to-market gains on the Class A ordinary shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the Class A ordinary shares, are treated as ordinary income. Ordinary loss treatment also applies to any loss realized on the actual sale or disposition of the Class A ordinary shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such Class A ordinary shares. Your basis in the Class A ordinary shares will be adjusted to reflect any such income or loss amounts. If you make a valid mark-to-market election, the tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us, except that the lower applicable capital gains rate for qualified dividend income discussed above under “— Taxation of Dividends and Other Distributions on our Class A ordinary shares” generally would not apply.

The mark-to-market election is available only for “marketable stock”, which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market (as defined in applicable U.S. Treasury regulations), including Nasdaq. If the Class A ordinary shares are regularly traded on Nasdaq and if you are a holder of Class A ordinary shares, the mark-to-market election would be available to you were we to be or become a PFIC.

Alternatively, a U.S. Holder of stock in a PFIC may make a “qualified electing fund” election with respect to such PFIC to elect out of the tax treatment discussed above. A U.S. Holder who makes a valid qualified electing fund election with respect to a PFIC will generally include in gross income for a taxable year such holder’s pro rata share of the corporation’s earnings and profits for the taxable year. However, the qualified electing fund election is available only if such PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations. We do not currently intend to prepare or provide the information that would enable you to make a qualified electing fund election. If you hold Class A ordinary shares in any taxable year in which we are a PFIC, you will be required to file IRS Form 8621 in each such year and provide certain annual information regarding such Class A ordinary shares, including regarding distributions received on the Class A ordinary shares and any gain realized on the disposition of the Class A ordinary shares.

If you do not make a timely “mark-to-market” election (as described above), and if we were a PFIC at any time during the period you hold our Class A ordinary shares, then such Class A ordinary shares will continue to be treated as stock of a PFIC with respect to you even if we cease to be a PFIC in a future year, unless you make a “purging election” for the year we cease to be a PFIC. A “purging election” creates a deemed sale of such Class A ordinary shares at their fair market value on the last day of the last year in which we are treated as a PFIC. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, you will have a new basis (equal to the fair market value of the Class A ordinary shares on the last day of the last year in which we are treated as a PFIC) and holding period (which new holding period will begin the day after such last day) in your Class A ordinary shares for tax purposes.

You are urged to consult your tax advisors regarding the application of the PFIC rules to your investment in our Class A ordinary shares and the elections discussed above.

Information Reporting and Backup Withholding

Dividend payments with respect to our Class A ordinary shares and proceeds from the sale, exchange or redemption of our Class A ordinary shares may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on IRS Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on IRS Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information. We do not intend to withhold taxes for individual shareholders. However, transactions effected through certain brokers or other intermediaries may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

Under the Hiring Incentives to Restore Employment Act of 2010, certain U.S. Holders are required to report information relating to our Class A ordinary shares, subject to certain exceptions (including an exception for Class A ordinary shares held in accounts maintained by certain financial institutions), by attaching a complete IRS Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold Class A ordinary shares.

UNDERWRITING

In connection with this offering, we expect to enter into an underwriting agreement with AC Sunshine Securities LLC (“AC Sunshine” or the “Representative”), acting as the representative of the underwriters named therein in this offering. Subject to the terms and conditions of the underwriting agreement, we will agree to sell to the underwriters, and each underwriter named below has severally agreed to purchase from us, on a firm commitment basis, the number of Class A ordinary shares set forth opposite its name below, at the public offering price, less the underwriting discount set forth on the cover page of this prospectus:

Name	Number of shares
AC Sunshine Securities LLC	3,750,000
Total	3,750,000

The underwriters are committed to purchase all the Class A ordinary shares offered by this prospectus if they purchase any Class A ordinary shares. The underwriters are offering the Class A ordinary shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Certain of the underwriters are expected to make offers and sales both inside and outside the U.S. through their respective selling agents. Any offers or sales in the U.S. will be conducted by broker-dealers registered with the SEC.

The address of the Representative is 200 E. Robinson Street, Suite 295, Orlando, FL 32801.

Discounts, Commissions and Reimbursement

The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us.

	Per Share		Total Without Exercise of Over- Allotment Option		Total With Exercise of Over- Allotment Option
Initial public offering price(1)	$	[•]	$	[•]	$	[•]
Underwriting discounts and commissions (7%)	$	[•]	$	[•]	$	[•]
Proceeds to us, before expenses	$	[•]	$	[•]	$	[•]

____________

(1)      Based on an assumed initial public offering price of $[•] per Class A ordinary share.

We also agreed to pay to the Representative non-accountable expenses equal to 1% of the gross proceeds raised in the offering. In addition, we have agreed to reimburse the Representative up to a maximum of $250,000 for reasonable out-of-pocket accountable expenses (including but not limited to, travel, due diligence expenses, reasonable fees and expenses of its legal counsel, roadshow and background checks on our principals) in connection with the performance of its services, provided that any expense over $5,000 shall require our prior written or email approval. We had agreed to pay an advance expense of $50,000 to the Representative for its accountable out-of-pocket expenses immediately after we entered into the engagement letter with the Representative on October 31, 2024 (the “Engagement Agreement”). The advance will be returned to us to the extent such out-of-pocket accountable expenses are not actually incurred, or are less than the advance, in accordance with FINRA Rule 5110(g)(4)(A).

Over-Allotment Option

We have granted to the underwriters an option that is exercisable within 45 days of effectiveness of our registration statement on Form F-1, to acquire up to an additional 15% of the total number of securities to be offered by the Company in the offering, solely for the purpose of covering over-allotments.

Right of First Refusal

We have granted the Representative a right of first refusal, for a period of twelve months from the closing of the offering, to provide investment banking services to the Company on terms and conditions that are the same or more favorable to us comparing to those offered by other investment banks. In compliance with FINRA Rule 5110(g)(5)(B), the right of first refusal may be terminated by the Company for “cause”, which shall mean a material breach of the underwriting agreement by the Representative or failure to provide the services contemplated by the underwriting agreement.

Tail Financing

We have also agreed to pay the Representative a cash fee equal to seven percent (7%) of the gross proceeds received by us (“Tail Fee”) from the sale of any of our securities to any investor actually introduced by the Representative to us, who was not known to us, during the Engagement Period (as defined below), provided that such tail financing is consummated within 12 months after the Engagement Period. In compliance with FINRA Rule 5110(g)(5)(B), the Tail Fee will be terminated upon our termination of the Engagement Letter or underwriting agreement for cause, in which case we will not be responsible for paying for the Tail Fee. “Engagement Period” means the period that begins on October 30, 2024, and ends on the earlier of the 18 months after October 30, 2024 or the completion of this offering. Engagement Period may be extended for an additional six (6) months thereafter under the same terms and conditions as described in the Engagement Agreement.

Lock-Up Agreements

Our directors, executive officers, and principal shareholders (defined as owners of 5% or more of our ordinary shares) have agreed, subject to limited exceptions, not to offer; pledge; announce the intention to sell; sell; contract to sell; any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise dispose of, directly or indirectly, or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our Class A ordinary shares or such other securities for a period of six (6) months after the effective date of registration statement of which this prospectus forms a part, without the prior written consent of the Representative.

Exceptions to the lock-up restrictions primarily include transfers made as bona fide gifts to immediate family members, by inheritance, to charitable organizations, or in connection with divorce proceedings or company repurchase rights. For holders that are entities, exceptions include transfers without value consideration to shareholders, partners, or other equity holders of such entities, or certain corporate transactions such as mergers or the sale of all or substantially all of such entity’s equity or assets. Additional exceptions cover the exercise of stock options or warrants (subject to conditions), and the adoption of Rule 10b5-1 trading plans, subject to specified limitations.

Indemnification

We have agreed to indemnify the underwriters against liabilities relating to the offering arising under the Securities Act and the Exchange Act and to contribute to payments that the underwriters may be required to make for these liabilities.

Application for Nasdaq Listing

We have applied to have our Class A ordinary shares approved for listing on Nasdaq under the symbol “KOKO”. We will not consummate and close this offering without a listing approval letter from Nasdaq. Our receipt of a listing approval letter is not the same as an actual listing on the Nasdaq. The listing approval letter will serve only to confirm that, if we sell a number of Class A ordinary shares in this offering sufficient to satisfy applicable listing criteria, our Class A ordinary shares will in fact be listed.

Stabilization, Short Positions and Penalty Bids

In connection with the offering, the underwriters may engage in stabilizing transactions, syndicate covering transactions, penalty bids, and passive market making in accordance with Regulation M under the Exchange Act. These activities include various strategies to influence the market price of the Class A ordinary shares.

Stabilizing transactions allow underwriters to make bids or purchases to peg, fix, or maintain the price of the Class A ordinary shares, within specified maximum limits. Syndicate covering transactions involve purchasing Class A ordinary shares in the open market after the distribution is completed to cover short positions. When deciding how to close out a short position, underwriters compare the open market price of Class A ordinary shares to the price they paid in the offering. If underwriters sell more shares than their firm commitment covers, creating a short position, they must buy shares in the open market to close it. This scenario is more likely if underwriters anticipate downward pressure on the share price after pricing, which could negatively impact offering investors.

Penalty bids allow underwriters to reclaim selling concessions from syndicate members when Class A ordinary shares originally sold by those members are repurchased in stabilizing or covering transactions to address short positions. In passive market making, underwriters or prospective underwriters acting as market makers for the Class A ordinary shares may, within certain limits, place bids or make purchases until a stabilizing bid occurs.

These activities can potentially raise or maintain the market price of Class A ordinary shares or prevent or slow down a price decline. Consequently, the share price may be higher than it would be otherwise in the open market. These transactions may occur on Nasdaq or other platforms and can be discontinued at any time once started.

Determination of Offering Price

We determined the public offering price of the Class A ordinary shares we are offering in consultation with the underwriters based on discussions with potential investors in light of the history and prospects of our company, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, the public stock price for similar companies, general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Electronic Offer, Sale and Distribution of Securities

A prospectus in electronic format may be delivered to potential investors by the underwriters. The prospectus in electronic format will be identical to the paper version of such prospectus. Other than the prospectus in electronic format, the information on the underwriters’ website and any information contained in any other website maintained by the underwriters is not part of the prospectus or the registration statement of which this prospectus forms a part.

Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include the sales and trading of securities, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, financing, brokerage and other financial and non-financial activities and services. The underwriters and their respective affiliates may have, from time to time, performed, and may in the future perform, a variety of such activities and services for us and for persons or entities with relationships with us for which they received or will receive customary fees, commissions and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, directors, officers and employees may at any time purchase, sell or hold a broad array of investments, and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own accounts and for the accounts of their customers. Such investment and trading activities may involve or relate to our assets, securities and/or instruments (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments. In addition, the underwriters and their respective affiliates may at any time hold, or recommend to clients that they should acquire, long and short positions in such assets, securities and instruments.

Selling Restrictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the Class A ordinary shares, or the possession, circulation or distribution of this prospectus or any other material relating to us or the Class A ordinary shares, where action for that purpose is required. Accordingly, the Class A ordinary shares may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the Class A ordinary shares may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

People’s Republic of China

This prospectus may not be circulated or distributed in the PRC and the Class A ordinary shares may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of the PRC except pursuant to applicable laws, rules and regulations of the PRC.

Hong Kong

No Class A ordinary shares have been, may be or will be offered or sold in Hong Kong, by means of any document. This document has not been and will not be registered with the Registrar of Companies in Hong Kong. Accordingly, this document may not be issued, circulated or distributed in Hong Kong, and the Class A ordinary shares may not be offered for subscription to members of the public in Hong Kong. Each person acquiring the Class A ordinary shares will be required, and is deemed by the acquisition of the Class A ordinary shares, to confirm that he is aware of the restriction on offers of the Class A ordinary shares described in this document and the relevant offering documents and that he is not acquiring, and has not been offered any Class A ordinary shares in circumstances that contravene any such restrictions.

Singapore

This prospectus has not been registered as a prospectus in Singapore with the Monetary Authority of Singapore. Accordingly, this prospectus and any other documents or material in connection with the offer or sale, or invitation for subscription or purchase, of the Class A ordinary shares may not be circulated or distributed, nor may the Class A ordinary shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act 2001 of Singapore (“SFA”), or (ii) to a relevant person pursuant to Section 275(1) of the SFA, or to any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where our Class A ordinary shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor; securities and securities-based derivative contracts (as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferred within six months after that corporation or that trust has acquired the Class A ordinary shares under Section 275 of the SFA, except: (1) to an institutional investor or (in the case of such corporation) where the transfer arises from an offer referred to in Section 275(1A) of the SFA or (in the case of such trust) where the transfer arises from an offer referred to in Section 276(4)(c)(ii) of the SFA; (2) where no consideration is or will be given for the transfer; (3) where the transfer is by operation of law; (4) as specified in Section 276(7) of the SFA; or (5) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018 of Singapore.

Cayman Islands

No invitation, whether directly or indirectly, may be made to the public in the Cayman Islands to subscribe for our Class A ordinary shares. This prospectus does not constitute a public offer of the Class A ordinary shares, whether by way of sale or subscription, in the Cayman Islands. The underwriters have represented and agreed that they have not offered or sold, and will not offer or sell, directly or indirectly, any Class A ordinary shares to any member of the public in the Cayman Islands.

EXPENSES OF THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, that we expect to incur in connection with this offering. With the exception of the SEC registration fee, Nasdaq listing fee and the FINRA filing fee, all amounts are estimates.

SEC Registration Fee	$2,978
Nasdaq Listing Fee	50,000
FINRA Filing Fee	3,313
Legal Fees and Expenses	1,120,000
Accounting Fees and Expenses	80,000
Printing and Engraving Expenses	20,000
Transfer Agent Fee	20,000
Miscellaneous Expenses	103,709
Total	$1,400,000

LEGAL MATTERS

We are being represented by Ellenoff Grossman & Schole LLP with respect to certain legal matters as to United States federal securities and New York State law. The Representative is being represented by Sichenzia Ross Ference Carmel LLP with respect to certain legal matters as to United States federal securities and New York State law. The validity of the Class A ordinary shares offered in this offering will be passed upon for us by Ogier. Certain legal matters as to PRC law will be passed upon for us by Beijing Dacheng Law Offices, LLP (Shanghai) and for the Representative by Hai Run Law Firm. Ellenoff Grossman & Schole LLP may rely upon Ogier with respect to matters governed by Cayman Islands law and Beijing Dacheng Law Offices, LLP (Shanghai) with respect to matters governed by PRC law. Sichenzia Ross Ference Carmel LLP may rely upon Hai Run Law Firm with respect to matters governed by PRC law.

EXPERTS

The consolidated financial statements of our Company as of June 30, 2025 and 2024, and for each of the years then ended included in this prospectus have been audited by Marcum Asia CPAs LLP, an independent registered public accounting firm, as set forth in their report thereon and appearing elsewhere herein, and are included in reliance upon such report, given on the authority of said firm as experts in auditing and accounting.

The offices of Marcum Asia CPAs LLP are located at Seven Penn Plaza, Suite 830, New York, NY 10001.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement, including relevant exhibits, with the SEC on Form F-1 under the Securities Act with respect to underlying Class A ordinary shares to be sold in this offering. This prospectus, which constitutes a part of the registration statement on Form F-1, does not contain all of the information contained in the registration statement. You should read our registration statements and their exhibits and schedules for further information with respect to us and our Class A ordinary shares.

Immediately upon the effectiveness of the registration statement on Form F-1 to which this prospectus is a part, we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov. You may also request a copy of these filings, at no cost, by writing to us at 16th Floor, Building B, 15 Changyi Road, Shanghai, China, 200441, or call us at +86 21-56461993. We also maintain a website at www.kokobots.com, at which, following the completion of this offering, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, and that can be accessed through, our website is not incorporated into and is not part of this prospectus.

KOKOBOTS GROUP
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of
Kokobots Group

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Kokobots Group (the “Company”) as of June 30, 2025 and 2024, the related consolidated statements of income and comprehensive income, changes in equity and cash flows for each of the two years in the period ended June 30, 2025, and the related notes and the consolidated financial statements schedule listed in Schedule I (collectively referred to as the “consolidated financial statements”). In our opinion, based on our audits, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2025 and 2024, and the results of its operations and its cash flows for each of the two years in the period ended June 30, 2025, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

We have served as the Company’s auditor since 2024.

New York, New York
October 10, 2025

KOKOBOTS GROUP
CONSOLIDATED BALANCE SHEETS

	As of June 30,
	2025	2024
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,287,846	$1,718,963
Restricted cash	—	945
Short-term investment	—	173,000
Accounts receivable	941,771	766,564
Inventories	558,234	328,430
Prepayments and other assets – current	599,803	226,297
Net investment in sales-type lease – current	69,940	17,227
Due from related parties	113,899	302,373
TOTAL CURRENT ASSETS	3,571,493	3,533,799

Property and equipment, net	199,098	86,285
Deferred offering costs	871,958	111,546
Prepayments and other assets – non-current	1,815	1,789
Operating lease right-of-use assets, net	42,315	50,017
Net investment in sales-type lease – non-current	133,126	70,174
TOTAL ASSETS	$4,819,805	$3,853,610

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Bank loan	$279,189	$275,209
Accounts payable	96,445	156,059
Due to a related party	—	122,869
Advance from customers	59,649	259,247
Accrued expenses and other liabilities	326,330	290,568
Income tax payable	273,366	149,688
Deferred tax liability	947	4,644
Operating lease liabilities – current	36,739	9,493
TOTAL CURRENT LIABILITIES	1,072,665	1,267,777
Operating lease liabilities – non-current	—	9,954
TOTAL LIABILITIES	1,072,665	1,277,731

EQUITY:
Class A Ordinary shares, $0.0001 par value, 465,000,000 shares authorized, 10,643,472 and 9,600,000 Class A ordinary shares issued and outstanding as of June 30, 2025 and 2024, respectively*	1,064	960
Class B Ordinary shares, $0.0001 par value, 35,000,000 shares authorized, 2,400,000 shares issued and outstanding as of June 30, 2025 and 2024*	240	240
Share subscription receivables*	—	(1,200)
Additional paid-in capital	1,961,634	1,697,158
Statutory reserves	434,340	343,123
Retained earnings	1,414,641	648,312
Accumulated other comprehensive loss	(55,618)	(97,476)
TOTAL KOKOBOTS GROUP’S SHAREHOLDERS’ EQUITY	3,756,301	2,591,117
Non-controlling interests	(9,161)	(15,238)
TOTAL EQUITY	3,747,140	2,575,879
TOTAL LIABILITIES AND EQUITY	$4,819,805	$3,853,610

____________

*        Share and per share data are presented on a retroactive basis to reflect the reorganization as described in Note 1 and Note 13.

The accompanying notes are an integral part of these consolidated financial statements.

KOKOBOTS GROUP
CONSOLIDATED STATEMENTS OF INCOME AND
COMPREHENSIVE INCOME

	For the Years Ended June 30,
	2025	2024
Revenues	$4,450,244	$4,051,613
Cost of revenues	2,099,185	2,056,696
Gross profit	2,351,059	1,994,917

Operating expenses:
Selling expenses	286,488	263,164
General and administrative expenses	809,960	332,105
Research and development expenses	347,626	327,262
Total operating expenses	1,444,074	922,531
Income from operations	906,985	1,072,386

Other income (expenses)
Interest income, net	67,424	11,402
Fair value change in marketable securities	—	(37,063)
Gain on sales of marketable securities	5,478	—
Other income, net	2,832	144,018
Total other income, net	75,734	118,357

Income before income taxes	982,719	1,190,743

Income tax provision	121,495	187,588

Net income	861,224	1,003,155
Less: Net income attributable to non-controlling interests	3,678	12,639
Net income attributable to KOKOBOTS Group’s shareholders	857,546	990,516

Net income	861,224	1,003,155

Other comprehensive income (loss):
Foreign currency translation adjustments	44,257	(10,668)
Total comprehensive income	905,481	992,487
Less: Comprehensive income attributable to non-controlling interests	6,077	9,246
Comprehensive income attributable to KOKOBOTS Group’s shareholders	$899,404	$983,241

Earnings per share*
Basic and diluted	$0.07	$0.08

Weighted average number of shares outstanding*
Basic and diluted	12,614,648	12,000,000

____________

*        Share and per share data are presented on a retroactive basis to reflect the reorganization as described in Note 1 and Note 13.

The accompanying notes are an integral part of these consolidated financial statements.

KOKOBOTS GROUP
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

	Class A* Ordinary Shares		Class B* Ordinary Shares		Share subscription receivables*	Additional paid-in capital	Statutory reserves	Retained earnings	Accumulated other comprehensive (loss)	Non- controlling interest	Total equity
	Shares*	Amount	Shares*	Amount
Balance at June 30, 2023	9,600,000	960	2,400,000	$240	$(1,200)	$1,697,158	$154,137	$(153,218)	$(90,201)	$(24,484)	$1,583,392
Net income	—	—	—	—	—	—	—	990,516	—	12,639	1,003,155
Statutory reserves appropriation	—	—	—	—	—	—	188,986	(188,986)	—	—	—
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	(7,275)	(3,393)	(10,668)
Balance at June 30, 2024	9,600,000	960	2,400,000	$240	$(1,200)	$1,697,158	$343,123	648,312	$(97,476)	$(15,238)	$2,575,879
Net income	—	—	—	—	—	—	—	857,546	—	3,678	861,224
collection of subscription receivable	—	—	—	—	1,200	—	—	—	—	—	1,200
Proceeds from shareholders’ contribution	1,043,472	104	—	—	—	264,476	—	—	—	—	264,580
Statutory reserves appropriation	—	—	—	—	—	—	91,217	(91,217)	—	—	—
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	41,858	2,399	44,257
Balance at June 30, 2025	10,643,472	1,064	2,400,000	$240	$—	$1,961,634	$434,340	1,414,641	$(55,618)	$(9,116)	$3,747,140

____________

*        Share and per share data are presented on a retroactive basis to reflect the reorganization as described in Note 1 and Note 13.

The accompanying notes are an integral part of these consolidated financial statements.

KOKOBOTS GROUP
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended June 30,
	2025	2024
Cash flows from operating activities:
Net income	$861,224	$1,003,155
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	38,441	39,785
Gain on sales of marketable securities	(5,478)	—
Fair value change in marketable securities	—	37,063
Deferred tax expense	(3,738)	40,833
Warranty reserve	20,714	6,592
Amortization of operating lease right-of-use assets	61,003	66,583
Changes in operating assets and liabilities:
Accounts receivable	(162,968)	(468,640)
Inventories	(223,472)	(51,939)
Prepayments and other assets	(367,630)	(85,937)
Accounts payable	(61,436)	(58,944)
Accrued expenses and other liabilities	31,337	66,760
Advance from customers	(201,917)	(226,721)
Income tax payable	120,659	147,439
Net investment in sales-type lease	(113,596)	(88,033)
Due to a related party	—	231,454
Operating leases liabilities	(36,771)	(74,217)
Net cash (used in) provided by operating activities	(43,628)	585,233

Cash flows from investing activities:
Purchase of property and equipment	(149,222)	(57,221)
Loan to a related party	(113,099)	(366,943)
Repayment from a related party	304,590	2,079
Proceeds from disposal of short-term investment	179,745	—
Net cash provided by (used in) investing activities	222,014	(422,085)

Cash flows from financing activities:
Loan repayments to related parties	(123,770)	(21,560)
Collection of subscription receivable	1,200	—
Proceeds from shareholders’ contribution	264,580	—
Proceeds from a short-term bank loan	277,226	277,200
Repayment of a short-term bank loan	(277,226)	—
Deferred offering costs	(754,691)	(112,353)
Net cash (used in) provided by financing activities	(612,681)	143,287

Effect of exchange rate changes on cash, cash equivalents and restricted cash	2,233	(11,867)

Net (decrease) increase in cash, cash equivalents and restricted cash	(432,062)	294,568
Cash, cash equivalents and restricted cash at the beginning of year	1,719,908	1,425,340
Cash, cash equivalents and restricted cash at the end of year	$1,287,846	$1,719,908

Reconciliation of cash, cash equivalents and restricted cash
Cash and cash equivalents	1,287,846	1,718,963
Restricted cash	—	945
Total	$1,287,846	$1,719,908

Supplemental cash flow disclosures:
Cash paid for income tax, net	$1,255	$16
Cash paid for interest	$9,210	$—

Non-cash investing activities:
Right-of-use assets obtained in exchange for operating lease obligations	$52,636	$—

The accompanying notes are an integral part of these consolidated financial statements.

KOKOBOTS GROUP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS DESCRIPTION

Kokobots Group (“Kokobots” or the “Company” is a holding company incorporated under the laws of the Cayman Islands on August 13, 2024. The Company, through its wholly-owned subsidiaries in People’s Republic of China (the “PRC”) (collectively the “Group”), is primarily engaged in the development of Internet of Things (“IoT”) products, such as smart wristbands, and intelligent commercial cleaning robots for a global customer base.

Reorganization

A Reorganization of the legal structure was completed on December 30, 2024. The Reorganization involved:

(i)     Incorporation of the Company’s wholly owned subsidiary — KOKOBOTS HK LIMITED (“KOKOBOTS HK”) in Hong Kong on September 10, 2024;

(ii)    Incorporation of KOKOBOTS HK’s wholly owned subsidiary — Shanghai kekuruizhan Intelligent Technology Co., Ltd. (“WFOE”) on November 5, 2024:

(iii)   Incorporation of WFOE’s wholly owned subsidiary — Shanghai Rongqiankuai Intelligent Technology Co., Ltd (“Rongqiankuai”) on November 11, 2024:

(iv)   Transfer of all shareholders’ equity interest in Shanghai Evertrend Enterprise Co., Ltd. (“Shanghai Evertrend”) to Rongqiankuai and the Company effectively owns 99% of Rongqiankuai: and

(v)    On December 30, 2024, the Company adopted a dual-class share structure and re-designated authorized share capital into Class A ordinary shares and Class B ordinary shares (“Share Redesignation”). Immediately after completion of the Share Redesignation, the Company effectuated a nominal share issuance (See Note 13). This issuance did not affect the percentage ownership of the Company. This recapitalization, including Share Redesignation and nominal share issuance, as part of the Company’s reorganization, was accounted for on a retrospective basis as if the transaction occurred at the beginning of the earliest period presented pursuant to ASC 260.

Before and after the Reorganization, the Company, together with its subsidiaries, are effectively controlled by the same shareholder, who is the Chief Executive Officer (“CEO”) and Director of the Company, therefore the Reorganization is considered as a recapitalization of entities under common control in accordance with Accounting Standards Codification (“ASC”) 805-50-25. The consolidation of the Company and its subsidiaries have been accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the earliest period presented in the accompanying consolidated financial statements. The share and per share information are presented on a retroactive basis to reflect the Reorganization.

Upon the Reorganization, the Company has subsidiaries in countries and jurisdictions in Hong Kong, China and the PRC. Details of the subsidiaries of the Company were set out below:

Name of Entity	Date of Incorporation	Jurisdiction of Formation	Percentage of Ownership	Principal Activities
KOKOBOTS HK	September 10, 2024	Hong Kong	100%	Investment holding
Shanghai kekuruizhan Intelligent Technology Co., Ltd.	November 5, 2024	PRC	100%	Investment holding
Shanghai Rongqiankuai Intelligent Technology Co., Ltd.	November 11, 2024	PRC	99%	Investment holding
Shanghai Evertrend	March 17, 2011	PRC	100% subsidiary of Rongqiankuai	IoT and intelligent commercial cleaning robots production
Kokobots LLC	August 23, 2016	PRC	100% subsidiary of Shanghai Evertrend	Intelligent commercial cleaning robots sale and lease
Dingyuan Electronics (Huai’an) Co., Ltd.	September 6, 2017	PRC	100% subsidiary of Shanghai Evertrend	IoT and intelligent commercial cleaning robots production

KOKOBOTS GROUP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS DESCRIPTION (cont.)

Name of Entity	Date of Incorporation	Jurisdiction of Formation	Percentage of Ownership	Principal Activities
Jingbao Intelligent Robot (Taizhou) Co., Ltd.	October 14, 2021	PRC	51% subsidiary of Shanghai Evertrend	Intelligent commercial cleaning robots sale
Maolv Kuaipao (Shanghai) Robots Co., Ltd.	October 26, 2023	PRC	100% subsidiary of Shanghai Evertrend	Intelligent commercial cleaning robots sale
Jingbao Intelligent Robot (Nantong) Co., Ltd.	November 23, 2021	PRC	51% subsidiary of Shanghai Evertrend	Intelligent commercial cleaning robots sale
Shanghai Xinyongli Technology Co., Ltd	September 19, 2025	PRC	100% subsidiary of Shanghai Evertrend	Intelligent commercial cleaning robots sale

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) pursuant to the rules and regulations of the Securities Exchange Commission (“SEC”).

Principles of consolidation

The accompanying consolidated financial statements include the financial statements of the Company and its subsidiaries. All inter-company balances and transactions have been eliminated upon consolidation.

Subsidiaries are those entities in which the Company has a controlling financial interest.

Non-controlling interests

Non-controlling interests represent the portion of the net assets of subsidiaries attributable to interests that are not owned or controlled by the Group. The non-controlling interests are presented in the consolidated balance sheets, separately from equity attributable to the shareholders of the Company. Non-controlling interests’ operating results are presented on the face of the consolidated statements of income and comprehensive income as an allocation of the total income for the year between non-controlling shareholders and the shareholders of the Company. As of June 30, 2025 and 2024, the balance of non-controlling interests amounted to $9,161 and $15,238, respectively. A movement of non-controlling interests for the years ended June 30, 2025 and 2024 was as follows:

	For the Years Ended June 30,
	2025	2024
Beginning balance	$(15,238)	$(24,484)
Proportionate shares of net income	3,678	12,639
Foreign currency translation adjustment	2,399	(3,393)
Ending balance	$(9,161)	$(15,238)

Uses of estimates

In preparing the consolidated financial statements in conformity with U.S. GAAP, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates are based on information as of the date of the consolidated financial statements and are adjusted to reflect actual experience when necessary. Significant estimates required to be made by management include the determination of the fair value of products under sales-type leases. Actual results could differ from those estimates.

KOKOBOTS GROUP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Cash and cash equivalents

Cash comprises cash at banks. Cash balances in bank accounts in PRC are insured by the People’s Bank of China Financial Stability Department (“FSD”) where there is a deposit insurance limit of RMB 500,000 (approximately $70,000) for a legal entity’s aggregate balance at each bank. Cash equivalents represent short-term, highly liquid investments that are readily convertible to known amounts of cash and with original maturities from the date of purchase of three months or less.

Restricted cash

Cash that is restricted as to withdrawal or for use or pledged as security is reported separately on the face of the consolidated balance sheets, and is included in the total cash and restricted cash in the consolidated statements of cash flows. As of June 30, 2025 and 2024, the Group’s restricted cash represents nil and $945 held in frozen bank accounts, respectively.

Short-term investments

The Group’s short-term investments consist of wealth management financial products purchased from Shanghai Pudong Development Bank. The Group had short-term investments of nil and $173,000 as of June 30, 2025 and 2024, respectively. The Group recognized gain on sales of marketable securities of $5,478 and fair value change in marketable securities of $(37,063) for the years ended June 30, 2025 and 2024, respectively.

Accounts receivable

The Group’s accounts receivable is within the scope of Accounting Standards Codification (“ASC”) 326. ASC 326 introduces an approach based on expected losses to estimate the allowance for credit losses, which replaces the previous incurred loss impairment model. The Group uses aging schedule method in the current expected credit loss model (“CECL model”) to estimate the expected credit losses. The Group’s estimation of allowance for credit losses considers factors such as historical credit loss experience, age of receivable balances, current market conditions, reasonable and supportable forecasts of future economic conditions, in combination with assessing receivable collectability on an individual basis, and applying current situation adjustment. Receivable balances are written off (i.e., charged-off against the allowance) when they are determined to be uncollectible after all means of collection have been exhausted and the potential for recovery is considered remote. Allowance for credit losses amounted to nil as of June 30, 2025 and 2024.

Inventories

Inventories are stated at the lower of cost or net realizable value. Costs include the cost of raw materials, freight, direct labor and related production overhead. The cost of inventories is calculated using the first-in, first-out method. Management compares the cost of inventories with the net realizable value and if applicable, an allowance is made for writing down the inventory to its net realizable value, if lower than cost. Net realizable value is estimated using selling price in the normal course of business less any costs to complete and sell products. On an ongoing basis, inventories are reviewed for potential write-down for products that have become obsolete or exceed anticipated demand, or for which cost exceeds net realizable value. No inventory reserve was recorded as of June 30, 2025 and 2024.

Property and equipment, net

Property and equipment are recorded at cost less accumulated depreciation. Depreciation is provided in the amounts sufficient to depreciate the cost of the related assets over their useful lives using the straight-line method, as follows:

Useful life
Electronic equipment	2 – 5 years
Office equipment	3 – 5 years
Motor vehicles	4 years
Production machinery	2 – 5 years
Leasehold improvement	Shorter of 2 years or lease term

KOKOBOTS GROUP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Expenditures for maintenance and repairs, which do not materially extend the useful lives of the assets, are charged to expense as incurred. Expenditures for major renewals and betterments which substantially extend the useful life of assets are capitalized. The cost and related accumulated depreciation of assets retired or sold are removed from the respective accounts, and any gain or loss is recognized in the consolidated statements of income and comprehensive income in other income or expenses.

Impairment of long-lived assets

Long-lived assets are evaluated for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying amount may not be fully recoverable or that the useful life is shorter than the Group had originally estimated. When these events occur, the Group evaluates the impairment by comparing the carrying value of the assets to an estimate of future undiscounted cash flows expected to be generated from the use of the assets and their eventual disposition. If the sum of the expected future undiscounted cash flows is less than the carrying value of the assets, the Group recognizes an impairment loss based on the excess of the carrying value of the assets over the fair value of the assets. No impairment charge was recognized for the years ended June 30, 2025 and 2024.

Deferred offering costs

Deferred offering costs were expenses directly related to the Group’s planned initial public offering (“IPO”). The Group follows the requirements of the FASB ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering”. Deferred offering costs consist of underwriting, legal and other expenses incurred through the balance sheet date that are directly related to the intended initial public offering (“IPO”). Deferred offering costs will be charged to shareholders’ equity netted against the proceeds upon the completion of the IPO. Should the IPO prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations.

Fair value of financial instruments

U.S. GAAP requires certain disclosures regarding the fair value of financial instruments. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-level fair value hierarchy prioritizes the inputs used to measure fair value. The hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

•        Level 1 — inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•        Level 2 — inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, quoted market prices for identical or similar assets in markets that are not active, inputs other than quoted prices that are observable and inputs derived from or corroborated by observable market data.

•        Level 3 — inputs to the valuation methodology are unobservable.

Unless otherwise disclosed, the fair value of the Group’s financial instruments, including cash and cash equivalents, accounts receivable, inventories, due from related parties, prepayments and other assets, net investment in sales-type lease, bank loans, accounts payable, accrued expenses and other liabilities, advances from customers and due to related parties approximates their carrying values due to their short-term maturities. The carrying value of operating lease liabilities approximate their fair values, because the bearing interest rates approximate market interest rate.

The Group carries short-term investments in financial products at fair value that the investments in registered open-ended mutual funds are measured at Level 1. The open-ended mutual funds are not listed on an exchange but publishes its daily quotations on its net asset value (“NAV”) and is obligated to stand ready to transact in either

KOKOBOTS GROUP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

purchases or redemptions at the published NAV. The published NAV amounts reflect readily determinable fair values. During the years ended June 30, 2025 and 2024, the Group recognized gain on sales of marketable securities of $5,478 and recognized unrealized loss in fair value change in marketable securities of $37,063, respectively.

Revenue recognition

Revenue is the transaction price the Group expects to be entitled to in exchange for the promised goods in a contract in the common course of the Group’s activities and is recorded net of value-added tax. The Group applies ASU 2014-09, Revenue from Contracts with Customers — Topic 606 (“ASC 606”) for its revenue recognition for all periods presented. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, the Group applies the following steps:

•        Step 1: Identify the contract(s) with a customer

•        Step 2: Identify the performance obligations in the contract

•        Step 3: Determine the transaction price

•        Step 4: Allocate the transaction price to the performance obligations in the contract

•        Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation

The Group generates revenue through (i) IoT products such as smart wristband, and (ii) intelligent commercial cleaning robots.

Revenue from sales of IoT products and intelligent commercial cleaning robots

Product sales revenue is generally recognized at the point in time when transfer of control of the related goods has occurred at which point (usually upon shipping or acceptance, variable based on specific contract terms) an enforceable right to payment exists. The amount of revenue recognized reflects the fixed consideration that the Group expects to be entitled to according to the contract in exchange for such products based on sale orders. Taxes collected from customers are excluded from revenue and credited directly to obligations to the appropriate government agencies. Payment terms with customers are established based on customary industry and regional practices. The Group has evaluated the terms of its arrangements and determined that they do not contain significant financing components. The Group’s contracts with customer are primarily on a fixed-price basis and generally do not contain cancellable provisions.

Product warranties

The Group generally provides standard product warranties on its intelligent commercial cleaning robots. Standard warranties are considered to be assurance type warranties and are not accounted for as separate performance obligations. The Group accrues estimated future warranty costs and charges to cost of revenues in the period that the related revenue is recognized. These estimates are established based on historical warranty experience and any known or expected changes in warranty exposure, such as trends of product reliability and costs of repairing and replacing defective products. The Group’s warranty accrual is immaterial.

Revenue from leasing of intelligent commercial cleaning robots

As a lessor, the Group primarily provides intelligent commercial cleaning robots to customers through lease arrangements with terms of 1 – 3 years. Under these arrangements, in exchange for providing the intelligent commercial cleaning robots, the Group earns fixed lease payments over the lease term. A lease with a lease term for a major part of the remaining economic life of the underlying asset or the present value of the lease payments equal to or in excess of substantially all of the fair value of the intelligent commercial cleaning robots is classified as a sales-type lease; otherwise, the lease is classified as an operating lease.

KOKOBOTS GROUP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

For sales-type leases, the revenue is recognized within intelligent commercial cleaning robots revenue when the lease term commences, provided that collectability is reasonably assured. The initial revenue recognized for sales-type leases consists of the initial payments received and the present value of future initial payments and fixed minimum ongoing payments computed at the interest rate implicit in the lease. Net investment in the lease is recognized by the sum of the lease receivable and the unguaranteed residual asset if applicable. Lease receivable is the present values of the sum of lease payments and the guaranteed residual asset computed at the interest rate implicit in the lease. The Group recognizes all revenue associated with the sales-type lease as intelligent commercial cleaning robots revenue upon delivery of the underlying asset to the customer. Interest income based on the implicit rate in the lease is recognized over the term of the sales-type lease, provided collectability is reasonably assured.

Costs applicable to sales-type leases of intelligent commercial cleaning robots and related equipment includes the cost of the equipment and costs related to installation and delivery, as applicable. The costs related to intelligent commercial cleaning robots under sales-type lease arrangements are transferred from inventories to costs of revenue applicable to revenues in the period when the sale is recognized in the consolidated statements of income and comprehensive income.

For operating leases, the revenue is recognized based on statement of account (similar to invoice) on monthly or quarterly basis. The depreciation of the intelligent commercial cleaning robots is recorded as corresponding cost.

Contract liabilities

Contract liabilities primarily relate to contracts where advance or deposits from customers have been received, but performance obligations have not yet been satisfied and revenue has not been recognized. Advance from customer amounted to $59,649 and $259,247 as of June 30, 2025 and 2024, respectively. Revenue recognized that was included in contract liabilities at the beginning of the year was $251,112 and $485,401 for the years ended June 30, 2025 and 2024, respectively. The Group expected to recognize the entire contract liabilities as of June 30, 2025 as revenue in the following 12 months. The Group adopts the practical expedient to not disclose the aggregate amount of the transaction price allocated to the performance obligation that are unsatisfied as of the reporting period because the performance obligation is part of a contract that has an original expected duration of one year or less.

Disaggregation of revenues

For the years ended June 30, 2025 and 2024, the disaggregation of revenues by major product types are as follows:

	For the Years Ended June 30,
	2025	2024
Sales of IoT products	$3,048,555	$3,317,943
Sales of intelligent commercial cleaning robots	1,174,373	638,963
Sales-type lease of intelligent commercial cleaning robots	129,888	81,584
Operating lease of intelligent commercial cleaning robots	97,428	13,123
Total	$4,450,244	$4,051,613

Timing of Revenue Recognition

	For the Years Ended June 30,
	2025	2024
Goods transferred at a point in time	$4,352,816	$4,038,490
Operating lease over time	97,428	13,123
Total	$4,450,244	$4,051,613

KOKOBOTS GROUP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Revenue by geographic area

Geographic information about the revenues, which are classified based on customers, is set out as follows:

	For the Years Ended June 30,
	2025	2024
Revenue from China	$1,143,296	$637,743
Revenue from foreign countries	3,306,948	3,413,870
Total	$4,450,244	$4,051,613

Cost of revenues

Cost of revenues primarily includes the cost of sales type lease, cost of raw materials purchased, outbound freight cost, cost of direct labor, depreciation expense and other overhead. Write-down of inventory for lower of cost or net realizable value adjustments is also recorded in the cost of revenues.

Research and development expenses

Research and development (“R&D”) expenses include costs directly associated with the Group’s research and development projects, including the cost of salaries and other employee benefits, testing expenses, consumables and other professional fees. All costs associated with research and development are expensed as incurred. For the years ended June 30, 2025 and 2024, research and development expenses were $347,626 and $327,262, respectively.

Operating leases

The Group has lease contracts for manufacturing facilities and office space under operating leases. The Group determines whether an arrangement constitutes a lease and records lease liabilities and right-of-use assets on its consolidated balance sheets at lease commencement. The Group measures its lease liabilities as the present value of the total lease payments not yet paid discounted based on the more readily determinable of the rate implicit in the lease or its incremental borrowing rate, which is the estimated rate the Group would be required to pay for a collateralized borrowing equal to the total lease payments over the term of the lease. The Group estimates its incremental borrowing rate based on an analysis of weighted average interest rate of its own bank loans. The Group measures right-of-use assets based on the corresponding lease liability adjusted for payments made to the lessor at or before the commencement date, and initial direct costs it incurs under the lease. The Group begins recognizing lease expense when the lessor makes the underlying asset available to the Group.

For leases with lease term less than one year (short-term leases), the Group records operating lease expense in its “consolidated statements of income and comprehensive income” on a straight-line basis over the lease term and record lease payments as incurred, with no right-of-use assets or lease liabilities recorded on the balance sheets.

Value-added Tax (“VAT”)

Revenue represents the invoiced value of goods and services, net of VAT. The VAT is based on gross sales price and VAT rates range from 6% to 13%, depending on the type of products sold or service provided. Entities that are VAT general taxpayers are allowed to offset qualified input VAT paid to suppliers against their output VAT liabilities. Net VAT balance between input VAT and output VAT is recorded in taxes payable or tax receivable. All of the VAT returns filed by the Group’s subsidiaries in PRC remain subject to examination by the tax authorities for five years from the date of filing.

KOKOBOTS GROUP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Government grants

Government grants primarily consist of financial subsidies received from provincial and local governments for operating a business in their jurisdictions and compliance with specific policies promoted by the local governments. There are no defined rules and regulations to govern the criteria necessary for companies to receive such benefits, and the amount of financial subsidy is determined at the discretion of the relevant government authorities. Government subsidies are recognized when it is probable that the Group will comply with the conditions attached to them, and the subsidies will be received. A government grants related to an asset is deferred and recorded in other liabilities and then recognized as other income ratably over the expected useful life of the related asset. A government grants that compensates the Group for expenses or losses to be incurred in the future is deferred and recorded in other liabilities and recognized as reduction of the related expenses in the periods in which the expenses are recognized. A government grants to give immediate financial support to the Group with no future related costs is recognized as other income when the grant becomes receivable.

For the years ended June 30, 2025 and 2024, the government grants of $10,455 and $144,440, respectively, with no future related costs required were recognized as other income. Deferred government grants related to unfulfilled obligations of $111,676 and $110,084 were included in accrued expenses and other liabilities as of June 30, 2025 and 2024, respectively.

Income taxes

The Group accounts for current income taxes in accordance with the laws of the relevant tax authorities. Deferred income taxes are recognized when temporary differences exist between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. No significant penalties or interest relating to income taxes have been incurred for the years ended June 30, 2025 and 2024.

All of the tax returns of the Group’s subsidiaries in the PRC remain subject to examination by the tax authorities for three or five years from the date of filing.

Earnings per share

The Group computes earnings per share (“EPS”) in accordance with ASC 260, “Earnings per Share”. ASC 260 requires companies to present basic and diluted EPS. Basic EPS is measured as net income divided by the weighted average ordinary shares outstanding for the period. Diluted EPS presents the dilutive effect on a per-share basis of the potential ordinary shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential ordinary shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS. For the years ended June 30, 2025 and 2024, there were no dilutive shares. Both Class A ordinary shares and Class B ordinary shares are entitled to the same dividend right, as such, this dual class share structure has no impacts to the EPS calculation. Basic and diluted EPS are the same for each Class A ordinary share and Class B ordinary share.

Foreign currency translation

The functional currency of each subsidiary of the Group are the local currency of the county in which the respective subsidiary operates. The Group’s consolidated financial statements are reported using U.S. Dollars. The results of operations and the consolidated statements of cash flows denominated in foreign currencies are translated at the average rates of exchange during the reporting period. Assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the applicable rates of exchange in effect on that date. The equity denominated

KOKOBOTS GROUP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

in the functional currencies is translated at the historical rates of exchange at the time of capital contributions. Translation adjustments arising from these are reported as foreign currency translation adjustments and are shown as a component of other comprehensive (loss) income. Because cash flows are translated based on the average translation rates, amounts related to assets and liabilities reported on the consolidated statements of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheets. Translation adjustments arising from the use of different exchange rates from period to period are included as a separate component in accumulated other comprehensive income included in consolidated statements of changes in equity. Transactions denominated in other than the functional currencies are re-measured into the functional currency of the entity at the exchange rates prevailing on the transaction dates. Foreign currency denominated financial assets and liabilities are re-measured at the balance sheet date exchange rate. The resulting exchange differences are included in foreign exchange (loss) gain of the consolidated statements of income and comprehensive income.

Since the Group operates primarily in the PRC, the functional currency of most subsidiaries of the Group is the Chinese Yuan (“RMB”). The Group’s consolidated financial statements have been translated into the reporting currency of U.S. Dollars (“US$”). The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US$ at the rates used in the translation.

The following table outlines the currency exchange rates that were used in creating the consolidated financial statements in this report:

	For the Years Ended June 30,
	2025	2024
Period Ended RMB: USD exchange rate	7.1636	7.2672
Period Average RMB: USD exchange rate	7.2143	7.2150

Comprehensive income

Comprehensive income consists of two components, net income and other comprehensive income (loss). Other comprehensive income (loss) refers to revenue, expenses, gains and losses that under U.S. GAAP are recorded as an element of shareholders’ equity but are excluded from net income. Other comprehensive income (loss) consists of foreign currency translation adjustments resulting from the Group not using US$ as its functional currency.

Segment reporting

ASC 280, “Segment Reporting”, establishes standards for reporting information about operating segments on a basis consistent with the Group’s internal organizational structure as well as information about geographical areas, business segments and major customers in financial statements. The Group uses the “management approach” in determining reportable operating segments. The management approach considers the internal organization and reporting used by the Group’s chief operating decision maker (CODM) for making operating decisions and assessing performance as the source for determining the Group’s reportable segments. The Chief Executive Officer is identified as the CODM. The CODM reviews the consolidated financial results including the consolidated revenue by product line when making decisions about allocating resources and assessing the performance of the Group as a whole and hence, the Group has only one reportable segment. The Group operates and manages its business in the PRC as a single segment. As the Group’s long-lived assets are substantially all located in the PRC, no geographical segments are presented.

Concentrations of risks

(a)     Concentration of credit risk

Assets that potentially subject the Group to a significant concentration of credit risk primarily consist of cash, accounts receivable and other current assets. The maximum exposure of such assets to credit risk is their carrying amounts as at the balance sheet dates. As of June 30, 2025 and 2024, the aggregate amount of cash, cash equivalent

KOKOBOTS GROUP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

and restricted cash of $1,256,249 and $1,719,908 respectively, was held at major financial institutions in PRC. Cash balances in bank accounts in PRC are insured by the People’s Bank of China Financial Stability Department (“FSD”) where there is a RMB 500,000 (approximately $70,000) deposit insurance limit for a legal entity’s aggregated balance at each bank. To limit the exposure to credit risk relating to deposits, the Group primarily places cash deposits with large financial institutions. The Group conducts credit evaluations of its customers and suppliers, and generally does not require collateral or other security from them. The Group uses aging schedule method in the current expected credit loss model (“CECL model”) to estimate the expected credit losses.

(b)    Significant customers

For the year ended June 30, 2025, ID&C accounted for approximately 49.8% of total revenues. For the year ended June 30, 2024, ID&C and another customer accounted for approximately 60.8% and 10.7% of total revenues, respectively. As of June 30, 2025, customer E, ID&C and customer F accounted for approximately 25.9%, 15.5% and 14.0% of total accounts receivable, respectively. As of June 30, 2024, ID&C and customer C accounted for approximately 64.2% and 15.7% of total accounts receivable, respectively.

(c)     Significant suppliers

For the year ended June 30, 2025, supplier A and supplier H accounted for approximately 22.1% and 14.1% of total purchases. For the year ended June 30, 2024, supplier A accounted for approximately 29.0% of total purchases. As of June 30, 2025, supplier B and supplier E accounted for approximately 35.7%, and 34.1% of total accounts payable, respectively. As of June 30, 2024, supplier B, supplier C, supplier D, and supplier E accounted for approximately 29.7%, 20.4%, 14.8% and 11.7% of total accounts payable, respectively.

(d)    Foreign currency risk

A majority of the Group’s cost and expense transactions are denominated in RMB and a majority of the Group and its subsidiaries’ assets and liabilities are denominated in RMB. RMB is not freely convertible into foreign currencies. In the PRC, certain foreign exchange transactions are required by law to be transacted only by authorized financial institutions at exchange rates set by the People’s Bank of China (“PBOC”). Remittances in currencies other than RMB by the Group in China must be processed through the PBOC or other China foreign exchange regulatory bodies which require certain supporting documentation in order to affect the remittance.

The functional currency of most subsidiaries of the Group’s is the RMB, and the Group’s financial statements are presented in U.S. dollars. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the RMB and the U.S. dollar in the future. The change in the value of the RMB relative to the U.S. dollar may affect the Group’s financial results reported in the U.S. dollar terms without giving effect to any underlying changes in the Group’s business or results of operations. Currently, a majority of the Group’s assets, liabilities and costs are denominated in RMB. To the extent that the Group needs to convert U.S. dollars into RMB for capital expenditures and working capital and other business purposes, appreciation of RMB against U.S. dollars would have an adverse effect on the RMB amount the Group would receive from the conversion. Conversely, if the Group decides to convert RMB into U.S. dollars for the purpose of making payments for dividends, strategic acquisition or investments or other business purposes, appreciation of U.S. dollars against RMB would have a negative effect on the U.S. dollar amount available to the Group.

(e)     Interest rate risk

Interest rate risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Group’s interest rate risk arises primarily from bank loans. Bank loans issued at variable rates and fixed rates expose the Group to cash flow interest rate risk and fair value interest rate risk respectively.

KOKOBOTS GROUP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Recent accounting pronouncements

As an emerging growth company, the Group can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The Group intends to take advantage of the benefits of this extended transition period for all accounting standards described below, if applicable.

Recently adopted:

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280). The amendments in this ASU require disclosures, on an annual and interim basis, of significant segment expenses that are regularly provided to the chief operating decision maker (CODM), as well as the aggregate amount of other segment items included in the reported measure of segment profit or loss. This ASU requires that a public entity disclose the title and position of the CODM and an explanation of how the CODM uses the reported measure(s) of segment profit or loss. Public entities will be required to provide all annual disclosures currently required by Topic 280 in interim periods, and entities with a single reportable segment are required to provide all the disclosures required by the amendments in the update and existing segment disclosures in Topic 280. ASU 2023-07 is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2025, and requires retrospective adoption. The adoption of this guidance did not have a material impact on the Group’s consolidated financial statements.

Not adopted:

In December 2023, the FASB issued ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures” (“ASU 2023-09”). This ASU requires that public business entities must annually “(1) disclose specific categories in the rate reconciliation and (2) provide additional information for reconciling items that meet a quantitative threshold (if the effect of those reconciling items is equal to or greater than 5 percent of the amount computed by multiplying pretax income or loss by the applicable statutory income tax rate).” A public entity should apply the amendments in ASU 2023-09 prospectively to all annual periods beginning after December 15, 2024. The Group does not expect the adoption of ASU 2023-09 to have a material effect on the consolidated financial statements.

In March 2024, the FASB issued ASU 2024-01, “Compensation — Stock Compensation (Topic 718) — Scope Application of Profits Interest and Similar Awards” (“ASU 2024-01”), which intends to improve clarity and operability without changing the existing guidance. ASU 2024-01 provides an illustrative example intended to demonstrate how entities that account for profits interest and similar awards would determine whether a profits interest award should be accounted for in accordance with Topic 718. Entities can apply the guidance either retrospectively to all prior periods presented in the financial statements or prospectively to profits interest and similar awards granted or modified on or after the date of adoption. ASU 2024-01 is effective for annual periods beginning after December 15, 2025, and interim periods within those annual periods. Early adoption is permitted for both interim and annual financial statements that have not yet been issued or made available for issuance. The Group is currently evaluating the potential impact of adopting this guidance on its consolidated financial statements.

In March 2024, the FASB issued ASU 2024-02, “Codification Improvements — Amendments to Remove References to the Concept Statements” (“ASU 2024-02”). ASU 2024-02 contains amendments to the FASB Accounting Standards Codification that remove references to various FASB Concepts Statements. In most instances, the references are extraneous and not required to understand or apply the guidance. In other instances, the references were used in prior Statements to provide guidance in certain topical areas. ASU 2024-02 is effective for fiscal years beginning after December 15, 2025. Early adoption is permitted. The Group is currently evaluating the potential impact of adopting this guidance on consolidated financial statements.

KOKOBOTS GROUP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

In July 2025, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2025-05, Measurement of Credit Losses for Accounts Receivable and Contract Assets. ASU 2025-05 amends ASC 326, Financial Instruments—Credit Losses, and introduces a practical expedient available for all entities and an accounting policy election available for all entities, other than public business entities, that elect the practical expedient. These changes apply to the estimation of expected credit losses for current accounts receivable and current contract assets arising from transactions accounted for under ASC 606, Revenue Recognition. Under the practical expedient, entities may assume that current conditions as of the balance sheet date remain unchanged for the remaining life of the asset when developing reasonable and supportable forecasts. This simplifies the estimation process for short-term financial assets. ASU 2025-05 is effective for the Company’s annual reporting periods beginning after December 15, 2025, and interim reporting periods within those annual reporting periods, with early adoption permitted. ASU 2025-05 should be applied on a prospective basis. The Company is currently assessing the impact this standard will have on the Company’s consolidated financial statements.

The Group does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Group’s consolidated financial statements.

NOTE 3 — ACCOUNTS RECEIVABLE

	June 30, 2025	June 30, 2024
Accounts receivable	$941,771	$766,564

No allowance for credit losses was provided as of June 30, 2025 and 2024. Approximately $0.5 million or 52% of the accounts receivable balance as of June 30, 2025 has been collected as of September 30, 2025.

NOTE 4 — INVENTORIES

Inventories consist of the following:

	June 30, 2025	June 30, 2024
Raw materials	$441,247	$321,015
Finished goods	116,987	7,415
Total	$558,234	$328,430

No inventory write-down occurred for the years ended June 30, 2025 and 2024.

NOTE 5 — PREPAYMENTS AND OTHER ASSETS

Prepayments and other assets consisted of the following:

	June 30, 2025	June 30, 2024
Advance to vendors	$426,261	$131,526
Export tax refund receivable	113,633	70,740
Other tax receivable	36,936	4,613
Deposits and other prepaid expenses	24,788	21,207
Total	601,618	228,086
Less: prepayments and other assets – non-current	(1,815)	(1,789)
Prepayments and other assets – current	$599,803	$226,297

KOKOBOTS GROUP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 — NET INVESTMENT IN SALES-TYPE LEASE

The Group classifies certain of its intelligent commercial cleaning robots leases as sales-type leases and records the leases within “Net investment in sales-type leases” on the Group’s consolidated balance sheets and includes the related interest income in intelligent commercial cleaning robots revenue. For the years ended June 30, 2025 and 2024, the Group’s intelligent commercial cleaning robots revenue included $129,888 and $81,584 from sales-type leases, respectively (consisting of interest income of $60,260 and $6,410 from the related sales-type leases, respectively). For the years ended June 30, 2025 and 2024, the Group’s cost of cleaning robots under sales-type lease amounted to $79,233 and $25,488.

	June 30, 2025	June 30, 2024
Minimum lease payments receivable	$373,591	$207,885
Unearned income	(170,525)	(120,484)
Net investment in sales-type leases	203,066	87,401
Reported as
Net investment in sales-type leases – current	69,940	17,227
Net investment in sales-type leases – non-current	133,126	70,174
Net investment in sales-type leases	$203,066	$87,401

The future minimum lease payments receivable for sales type leases are as follows:

Amounts
For the year ending June 30,
2026	$175,306
2027	165,134
2028	33,151
Total undiscounted cash flows	373,591
Present value discount	(170,525)
Net investment in lease as of June 30, 2025	$203,066

NOTE 7 — PROPERTY AND EQUIPMENT, NET

Property and equipment, net, consist of the following:

	June 30, 2025	June 30, 2024
Electronic equipment	$22,071	$21,756
Office equipment	155,988	153,765
Motor vehicles	79,435	78,302
Production machinery	236,771	85,260
Leasehold improvement	22,754	—
Construction in progress	—	22,430
Subtotal	517,019	361,513
Less: accumulated depreciation	(317,921)	(275,228)
Property and equipment, net	$199,098	$86,285

Depreciation expense for the years ended June 30, 2025 and 2024 amounted to $38,441 and $39,785, respectively.

KOKOBOTS GROUP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 — LEASES

The Group, as lessee, has operating leases for production workshop and offices. The Group’s lease agreements do not contain any material residual value guarantees or material restrictive covenants. Total lease expense amounted to $62,028 (short-term lease expense was $nil) for the year ended June 30, 2025, which included $1,025 of interest and $61,003 of amortization expenses of ROU assets. Total lease expense amounted to $70,036 (not including short-term leases expenses of $970) for the year ended June 30, 2024, which included $3,453 of interest and $66,583 of amortization expenses of ROU assets. Total cash paid for operating leases amounted to $36,771 and $74,217 for the years ended June 30, 2025 and 2024, respectively. Operating lease ROU assets obtained in exchange for operating lease liabilities amounted to $52,636 and nil for the years ended June 30, 2025 and 2024.

Supplemental balance sheet information related to operating leases was as follows:

	June 30, 2025	June 30, 2024
Right-of-use assets, net	$42,315	$50,017
Operating lease liabilities – current	$36,739	$9,493
Operating lease liabilities – non-current	—	9,954
Total operating lease liabilities	$36,739	$19,447

The weighted average remaining lease terms and discount rates for all of operating leases as of June 30, 2025 were as follows:

Remaining lease term and discount rate:
Weighted average remaining lease term (years)	0.27
Weighted average discount rate	3.6%

The following is a schedule of maturities of lease liabilities as of June 30, 2025:

Year ending June 30,
2026	$37,032
Total future minimum lease payments	37,032
Less: imputed interest	293
Total	$36,739

NOTE 9 — ACCRUED EXPENSE AND OTHER LIABILITIES

Accrued expenses and other liabilities consisted of the following:

	June 30, 2025	June 30, 2024
Deferred government grants	$111,676	$110,084
VAT and other tax payables	101,292	54,540
Salary and welfare payables	87,816	65,171
Accrued expenses and others	25,546	60,773
Total	$326,330	$290,568

KOKOBOTS GROUP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 — BANK LOAN

Bank loan consisted of the following:

	June 30, 2025	June 30, 2024
Bank of Shanghai
Fixed annual interest rate of 2.6%, from April 24, 2025 to April 24, 2026, guaranteed by Mr. Pi, Ms. Huang and Shanghai Policy Financing Guarantee Fund Management Center for Small Enterprises.	$279,189	$—

Agricultural Bank of China
Fixed annual interest rate of 2.9%, from June 27, 2024 to June 26, 2025, guaranteed by Mr. Pi and Shanghai Policy Financing Guarantee Fund Management Center for Small Enterprises	—	275,209

The following is a schedule of maturities of interest expenses in the future as of June 30, 2025:

Period ending June 30,
2026	$5,865
Total	$5,865

NOTE 11 — RELATED PARTIES BALANCES AND TRANSACTIONS

Related party balances as of June 30, 2025 and 2024 and transactions for the years ended June 30, 2025 and 2024 are as follows:

(1)    Related party relationships:

Name of Related Party	Relationship to the Group
Mr. Congming Pi or Mr. Pi	CEO and director of the Company
Ms. Xiumei Huang or Ms. Huang	the spouse of Mr. Congming Pi
Huai’an Yongdao Intelligent Technology Co., Ltd (“Yongdao”)	Controlled by Ms. Xiumei Huang

(2)    Due from related parties:

	As of June 30,
	2025	2024
Yongdao	$—	$302,373
Mr. Pi	113,899	—
Total due from related parties	$113,899	$302,373

____________

(1)      For the year ended June 30, 2024, the Company provided unsecured interest-free working capital loans to Yongdao. The loans were due on demand. The loan balance was fully collected during the year ended June 30, 2025.

(2)      For the year ended June 30, 2025, the Group provided unsecured interest-free loans to Mr. Pi in the amount of $113,099. The loans were due on demand. The loan balance was fully collected on September 1, 2025.

(3)    Due to a related party:

	As of June 30,
	2025	2024
Mr. Pi(1)	$—	$122,869

Mr. Pi paid certain business expense on behalf of the Group for the year ended June 30, 2024. The balance was unsecured, interest-free and due on demand. Full balance was repaid during the year ended June 30, 2025.

KOKOBOTS GROUP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 — TAXES

(a)    Corporate Income Taxes (“CIT”)

Cayman Islands

The Company is incorporated in the Cayman Islands and is not subject to tax on income or capital gains under the laws of the Cayman Islands. Additionally, the Cayman Islands does not impose a withholding tax on payments of dividends to shareholders.

Hong Kong

Under Hong Kong tax laws, KOKOBOTS HK is subject to a tax rate of 8.25% on assessable profits up to $255,102 (HK$2,000,000) and a tax rate of 16.5% on any part of assessable profits over $255,102 (HK$2,000,000) if revenue is generated in Hong Kong, and it is exempted from income tax on its foreign-derived income. There are no withholding taxes in Hong Kong on remittance of dividends.

PRC

Under the Enterprise Income Tax (“EIT”) Law of PRC, domestic enterprises and Foreign Investment Enterprises (the “FIE”) are usually subject to a unified 25% enterprise income tax rate while preferential tax rates, tax holidays and even tax exemption may be granted on case-by-case basis. EIT grants preferential tax treatment to High and New Technology Enterprises (“HNTEs”). Under this preferential tax treatment, HNTEs are entitled to an income tax rate of 15%, subject to a requirement that they re-apply for HNTE status every three years. Shanghai Evertrend Enterprise Co., Ltd. was recognized as a HNTE in December 2019 and renewed in December 2022. Thus, it is entitled to the preferential income tax rate of 15% for the calendar years from 2019 to 2024. Currently, the Company is in the process of renewing its HNTE certificate in 2025 and the renewed HNTE certificate is anticipated to be received in December 2025. Once its renewal is completed, the Company will be eligible for the preferential income tax rate of 15% for the calendar years from 2025 to 2027.

i)       The income/(loss) before taxes by geographic area is as follows:

Income/(loss) before taxes:	For the years ended June 30,
	2025	2024
PRC	$991,499	$1,190,743
Non-PRC	(8,780)	—
Total income before taxes	$982,719	$1,190,743

ii)      The components of the income tax provision are as follows:

	For the years ended June 30,
	2025	2024
Current income tax expense	$125,233	$146,755
Deferred income tax expense	(3,738)	40,833
Total income tax (benefit)/expense	$121,495	$187,588

KOKOBOTS GROUP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 — TAXES (cont.)

iii)    The following table reconciles PRC statutory rates to the Group’s effective tax expense (benefit):

	For the years ended June 30,
	2025	2024
Income before tax	$982,719	$1,190,743
PRC statutory tax rate	25%	25%
Computed income tax expense with PRC statutory income tax rate	245,680	297,686
Effect of PRC preferential tax rate	(102,827)	(110,953)
Additional deduction of qualified R&D expenditures	(33,904)	(35,727)
Effect of different tax rates in other jurisdictions	2,160	—
Effect of change in valuation allowance	(241)	36,135
Effect of NOL decrease due to deregistration	10,385	—
Non-deductible expense	242	447
Income tax expense	$121,495	$187,588

iv)     The following table summarizes deferred tax assets and liabilities resulting from differences between financial accounting basis and tax basis of assets and liabilities:

	As of June 30,
	2025	2024
Deferred tax assets:
Lease liability-operating lease	$6,521	$4,862
Net operating loss carried forward	63,055	62,395
Total deferred tax assets	69,576	67,257
Less: valuation allowance	(63,055)	(62,395)
Total deferred tax assets, net of valuation allowance	6,521	4,862
Net off against deferred tax liabilities	(6,521)	(4,862)
Deferred tax assets, net	$—	$—
	As of June 30,
	2025	2024
Deferred tax liabilities:
Right-of-use assets-operating lease	$7,468	$9,506
Total deferred tax liabilities	7,468	9,506
Net off against deferred tax assets	(6,521)	(4,862)
Net deferred tax liabilities	$947	$4,644

Deferred tax assets valuation allowance movement:

	As of June 30,
	June 30, 2025	June 30, 2024
Balance at beginning of the year	$62,395	$13,501
Additions	13,285	50,829
Reversals	(13,526)	(1,905)
Foreign currency translation adjustments	901	(30)
Balance at the ending of the year	$63,055	$62,395

According to PRC tax regulations, the PRC enterprise net operating loss can generally carry forward for no longer than five years, and HNTE’s net operating losses can be carried forward for no more than 10 years, starting from the year subsequent to the year in which the loss was incurred. Carryback of losses is not permitted. The Group will re-apply for the HNTE certificate when the prior certificate expires in the foreseeable future. Total net operating losses

KOKOBOTS GROUP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 — TAXES (cont.)

carryforwards of the Group in mainland China are $252,081 and $249,581 as of June 30, 2025 and 2024, respectively. As of June 30, 2025, net operating loss carryforwards from PRC will expire in calendar years 2027 through 2029, if not utilized.

The Group considers positive and negative evidence to determine whether some portion or all of the deferred tax assets will more likely than not be realized. This assessment considers, among other matters, the nature, frequency and severity of recent losses, forecasts of future profitability, the duration of statutory carry forward periods, the Group’s experience with tax attributes expiring unused and tax planning alternatives. Valuation allowances have been established for deferred tax assets based on a more-likely-than-not threshold. Under the applicable accounting standards, management has considered the Group’s history of losses and the uncertainty of future profitability and concluded that it is more likely than not that the Group will not generate future taxable income prior to the expiration of the majority of net operating losses. Accordingly, as of June 30, 2025 and 2024, a $63,055 and $62,395 valuation allowance has been established respectively.

As of June 30, 2024 and 2025, the Group had unrecognized tax benefits of nil and $273,366, of which nil and $273,366, respectively, were presented in the income tax payable in the consolidated balance sheets and if recognized would impact the Company’s effective tax rate in future periods. It is possible that the amount of unrecognized benefits will change in the next 12 months; however, an estimate of the range of the possible change cannot be made at this moment. A reconciliation of the beginning and ending amount of unrecognized tax benefit is as follows:

	As of June 30,
	2025	2024
Balance at the beginning of the year	$—	$—
Increase related to current year tax positions	273,366	—
Balance at the end of the year	$273,366	$—

For the years ended June 30, 2025 and 2024, the Group did not incur any interest and penalties related to potential underpaid income tax expenses. According to PRC Tax Administration and Collection Law, the statute of limitations is three years if the underpayment of taxes is due to computational errors made by the taxpayer or withholding agent. The statute of limitations will be extended to five years under special circumstances, which are not clearly defined (but an underpayment of tax liability exceeding RMB0.1 million is specifically listed as a special circumstance). In the case of a related party transaction, the statute of limitations is ten years. There is no statute of limitations in the case of tax evasion.

NOTE 13 — SHAREHOLDERS’ EQUITY

Ordinary shares

The Company was established under the laws of the Cayman Islands on August 13, 2024 with 500,000,000 ordinary shares authorized, $0.0001 par value, 1,000,000 ordinary shares issued and outstanding upon incorporation of the Company.

Private placement

Two investors subscribed for an aggregated of 86,956 ordinary shares of the Company for a total consideration of $264,580. The investors entered into share subscription agreement with the Company and completed the investment on November 27, 2024 (the “November 2024 private placement”).

KOKOBOTS GROUP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 — SHAREHOLDERS’ EQUITY (cont.)

Redesignation and Recapitalization

On December 30, 2024, the Company’s shareholders approved the following shareholders’ resolutions:

(i)     the adoption of a dual-class share structure, pursuant to which the Company’s authorized share capital shall be re-classified and re-designated into Class A ordinary shares and Class B ordinary shares, with each Class A ordinary share being entitled to one (1) vote and each Class B ordinary share being entitled to twenty (20) votes at a meeting of the shareholders or on any resolution of shareholders. Holders of Class A ordinary shares and Class B ordinary shares of the Company have essentially the same rights, except for voting and conversion rights. Together with the adoption of a dual-class share structure, 200,000 issued ordinary shares held by Paramita Global Limited, ultimately controlled by Mr. Pi, shall be re-classified and re-designated into 200,000 Class B ordinary shares and the rest of 886,956 issued Ordinary Shares shall be re-classified and re-designated as Class A Ordinary Shares; and

(ii)    immediately after completion of the Share Redesignation, the Company effectuated a nominal share issuance. This issuance did not affect the percentage ownership of the Company. As a result of the nominal share issuance, the Company has 10,643,472 Class A ordinary shares issued and outstanding with par value of $0.0001 each (including 1,043,472 Class A ordinary shares issued to the two investors in the November 2024 private placement) and 2,400,000 Class B ordinary share issued and outstanding with par value of $0.0001 each.

The above Share Redesignation and nominal share issuance in an aggregate of 9,600,000 Class A ordinary shares (excluding an aggregate of 1,043,472 Class A shares issued to two investors in the November 2024 private placement) and 2,400,000 Class B ordinary shares are part of the Company’s reorganization, which was accounted for on a retroactively basis as if the transaction occurred at the beginning of the period presented pursuant to ASC 260. All Class A and Class B ordinary shares and per share data for all periods have been retroactively restated accordingly. The share subscription receivable as of June 30, 2024 represents the consideration receivable from shareholders for the nominal issuance of 9,600,000 Class A and 2,400,000 Class B ordinary shares of the Company, which was fully collected by the Company on February 26, 2025.

Statutory reserve and restricted net assets

The Company’s ability to pay dividends may depend on the Company receiving distributions of funds from its PRC subsidiary. Relevant PRC statutory laws and regulations permit payments of dividends by the Company’s PRC subsidiaries only out of its retained earnings, if any, as determined in accordance with PRC accounting standards and regulations.

The Company’s PRC subsidiaries are required to make appropriations to certain reserve funds, comprising the statutory surplus reserve and the discretionary surplus reserve, based on after-tax net income determined in accordance with generally accepted accounting principles of the PRC (“PRC GAAP”). Appropriations to the statutory surplus reserve are required to be at least 10% of the annual after-tax net income determined in accordance with PRC GAAP until the reserve is equal to 50% of the entity’s registered capital. Appropriations to the discretionary surplus reserve are made at the discretion of the Board of Directors.

The appropriation to these reserves by the Company’s PRC entities were $91,217 and $188,986 for the years ended June 30, 2025 and 2024, respectively. The accumulated reserves were $434,340 and $343,123 as of June 30, 2025 and 2024, respectively.

As a result of these PRC laws and regulations, subject to the limit discussed above that requires annual appropriations of 10% of after-tax income to be set aside, prior to payment of dividends, as general reserve fund, the Company’s PRC subsidiaries are restricted in their ability to transfer a portion of their net assets to the Company.

KOKOBOTS GROUP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 — SHAREHOLDERS’ EQUITY (cont.)

Because the Company’s PRC subsidiaries can only pay distributions out of distributable profits reported in accordance with PRC accounting standards, the restricted amounts include the paid-in capital and statutory reserves of the Company’s PRC subsidiaries. The aggregate amount of paid-in capital and statutory reserves, which represented the amount of net assets of the Company’s PRC subsidiaries not available for distribution, was $2,477,797 and $1,430,736 as of June 30, 2025 and 2024, respectively.

NOTE 14 — COMMITMENTS AND CONTINGENCIES

Contingencies

From time to time, the Group is subject to certain legal proceedings, claims and disputes that arise in the ordinary course of business. Although the outcomes of these legal proceedings cannot be predicted, the Group does not believe these actions, in the aggregate, will have a material adverse impact on its financial position, results of operations or liquidity. As of June 30, 2025, the Group has no material outstanding litigations.

NOTE 15 — SEGMENT INFORMATION

The CODM reviews the consolidated financial results when making decisions about allocating resources and assessing the performance of the Group as a whole and hence, the Group has only one reportable segment. The Group operates and manages its business in the PRC as a single segment. As the Group’s long-lived assets are substantially all located in the PRC, no geographical segments are presented.

Within the information provided, the CODM specifically reviews research and development expenses, which are a significant segment expense, as this represents significant expenses affecting the Group’s decision on the new products. The CODM reviews other operating expenses at aggregate level. The CODM does not review assets in evaluating the segment results and therefore such information is not presented.

Selected financial information is presented below:

	For the year ended June 30,
	2025	2024
Revenues	$4,450,244	$4,051,613
Cost of revenues	2,099,185	2,056,696
Gross profit	2,351,059	1,994,917

Operating expenses:
Research and development expenses	347,626	327,262
Other operating expenses	1,096,448	595,269
Total operating expenses	1,444,074	922,531

Other income	75,734	118,357

Income before income taxes	982,719	1,190,743

Income tax provision	121,495	187,588
Net income	$861,224	$1,003,155

Note 16 — SUBSEQUENT EVENTS

The Group has evaluated the impact of events that have occurred subsequent to October 10, 2025, through the issuance date of the consolidated financial statement and concluded that no material subsequent events have occurred that would require recognition in the consolidated financial statements or disclosure in the notes to the consolidated financial statements.

KOKOBOTS GROUP

SCHEDULE I — CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY

The Company’s PRC subsidiaries are restricted in their ability to transfer a portion of their net assets to the Company. The payment of dividends by entities organized in the PRC is subject to limitations, procedures and formalities. Regulations in the PRC currently permit payment of dividends only out of accumulated profits as determined in accordance with accounting standards and regulations in the PRC. The Company’s subsidiaries are also required to set aside at least 10% of its after-tax profit based on PRC accounting standards each year to its statutory reserves account until the accumulative amount of such reserves reaches 50% of its respective registered capital. The aforementioned reserves can only be used for specific purposes and are not distributable as cash dividends.

In addition, while the majority of our operations, including assembling, processing and development, are based in China, the majority of our revenue is generated from overseas markets and denominated in U.S. dollars. A majority of our expenses, assets, liability and cash are denominated in RMB. RMB is subject to the foreign exchange control regulation in China, and, as a result, the Group may be unable to distribute any dividends outside of China due to PRC foreign exchange control regulations that restrict the Group’s ability to convert RMB into USD.

Regulation S-X requires the condensed financial information of registrant shall be filed when the restricted net assets of consolidated subsidiaries exceed 25 percent of consolidated net assets as of the end of the most recently completed fiscal year. For purposes of the above test, restricted net assets of consolidated subsidiaries shall mean that amount of the registrant’s proportionate share of net assets of consolidated subsidiaries (after intercompany eliminations) which as of the end of the most recent fiscal year may not be transferred to the parent company by subsidiaries in the form of loans, advances or cash dividends without the consent of a third party. The condensed parent company financial statements have been prepared in accordance with Rule 12-04, Schedule I of Regulation S-X as the restricted net assets of the Company’s PRC subsidiaries exceed 25% of the consolidated net assets of the Company.

Certain information and footnote disclosures normally included in financial statements prepared in conformity with generally accepted accounting principles have been condensed or omitted. The Group’s investment in subsidiary is stated at cost plus equity in undistributed earnings of subsidiaries.

KOKOBOTS GROUP
PARENT COMPANY CONDENSED BALANCE SHEETS

	June 30, 2025	June 30, 2024
ASSETS
Cash	$31,597	$—
Deferred issuance costs	174,660	—
Investment in subsidiaries, net	3,550,044	2,591,117
TOTAL ASSETS	$3,756,301	$2,591,117

LIABILITIES AND SHAREHOLDERS’ EQUITY

SHAREHOLDERS’ EQUITY:

Class A Ordinary shares, $0.0001 par value, 465,000,000 shares authorized, 10,643,472 and 9,600,000 Class A ordinary shares issued and outstanding as of June30, 2025 and June 30, 2024, respectively*	1,064	960
Class B Ordinary shares, $0.0001 par value, 35,000,000 shares authorized, 2,400,000 shares issued and outstanding as of June 30, 2025 and 2024*	240	240
Share subscription receivables*	—	(1,200)
Additional paid-in capital	1,961,634	1,697,158
Accumulated earnings	1,848,981	991,435
Accumulated other comprehensive loss	(55,618)	(97,476)
TOTAL SHAREHOLDERS’ EQUITY	3,756,301	2,591,117
TOTAL LIABILITIES AND EQUITY	$3,756,301	$2,591,117

____________

*        Shares and per share data are presented on a retroactive basis to reflect the recapitalization.

KOKOBOTS GROUP

SCHEDULE I — CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY (cont.)

KOKOBOTS GROUP
PARENT COMPANY CONDENSED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the year ended June 30, 2025	For the year ended June 30, 2024
Equity in earnings of subsidiaries	$866,118	$990,516
G&A expense and bank charges	(8,572)	—
NET INCOME	857,546	990,516

OTHER COMPREHENSIVE LOSS
Foreign currency translation adjustments	41,858	(7,275)
COMPREHENSIVE INCOME	$899,404	$983,241

KOKOBOTS GROUP
PARENT COMPANY CONDENSED STATEMENTS OF CASH FLOWS

	For the Year Ended June 30, 2025	For the Year Ended June 30, 2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$857,546	$990,516
Adjustments to reconcile net income to net cash used in operating activities:
Equity in earnings of subsidiaries	(866,118)	(990,516)
NET CASH USED IN OPERATING ACTIVITIES	(8,572)	—

CASH FLOWS FROM INVESTING ACTIVITIES:
Investment in subsidiaries	(50,951)	—
NET CASH USED IN INVESTING ACTIVITIES	(50,951)	—

CASH FLOWS FROM FINANCINGACTIVITIES:
Proceeds from shareholders’ contribution	264,580	—
Collection of subscription receivable	1,200	—
Deferred offering costs	(174,660)	—
NET CASH PROVIDED BY FINANCING ACTIVITIES	91,120	—

CHANGES IN CASH	31,597	—
CASH AT THE BEGINNING OF THE YEAR	—	—
CASH AT THE END OF THE YEAR	$31,597	$—

3,750,000 Class A Ordinary Shares

KOKOBOTS GROUP

_________________________

PROSPECTUS

_________________________

AC Sunshine Securities LLC

[•], 2026

Until [•], 2026 (25 days after the date of this prospectus), all dealers that buy, sell or trade our Class A ordinary shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to its unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association provide that, to the extent permitted by law, we shall indemnify each existing or former secretary, director (including alternate director), and any of our other officers (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a)     all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former director (including alternate director), secretary or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former director (including alternate director), secretary’s or officer’s duties, powers, authorities or discretions; and

(b)    without limitation to paragraph (a) above, all costs, expenses, losses or liabilities incurred by the existing or former director (including alternate director), secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), secretary or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty, willful default or fraud.

To the extent permitted by Cayman Islands law, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former director (including alternate director), secretary or any of our officers in respect of any matter identified in above on condition that the director (including alternate director), secretary or officer must repay the amount paid by us to the extent that we are ultimately found not liable to indemnify the director (including alternate director), the secretary or that officer for those legal costs.

To the extent permitted by law, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former director (including alternate director), secretary or any of our officers in respect of any matter identified in above on condition that the director (including alternate director), secretary or officer must repay the amount paid by us to the extent that we are ultimately found not liable to indemnify the director (including alternate director), the secretary or that officer for those legal costs.

Pursuant to our offer letters to directors and employment agreements with executive officers, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.

The form of underwriting agreement filed as Exhibit 1.1 to this registration statement will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued the following ordinary shares. We believe that each of the following issuances was exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering, or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of ordinary shares.

Kokobots’ authorized share capital is $50,000 divided into 500,000,000 ordinary shares with par value of $0.0001 each. On August 13, 2024, Kokobots issued 1 ordinary share as subscriber share to Ogier Global Subscriber (Cayman) Limited, which was transferred to Hyperhub Limited on August 23, 2024. On August 23, 2024, Kokobots issued an aggregate of 999,999 ordinary shares to the following purchasers as consideration for the transfer of their respective equity interest in Shanghai Evertrend to Kokobots in connection with our restructuring for this offering.

Purchaser	Number of Ordinary Shares
Paramita Global Limited	795,579
LunarLab Limited	6,250
QuikSync Limited	9,375
Cloudcore Limited	48,400
Hyperhub Limited	140,395
Total	999,999

On November 27, 2024, the Company issued to each of Bodhi Tree Holding Limited and Sunny Tulip Limited 43,478 ordinary shares for a consideration of $132,290.

On December 30, 2024, the Company adopted a dual-class share structure and Share Redesignation, pursuant to which:

(1)    the authorized share capital of the Company became USD50,000, divided into 465,000,000 Class A ordinary shares of par value $0.0001 each and 35,000,000 Class B ordinary shares of par value $0.0001 each, with each Class A ordinary share entitled to one (1) vote and each Class B ordinary share entitled to twenty (20) votes at a meeting of the Company’s shareholders or on any resolutions of its shareholders;

(2)    200,000 issued ordinary shares held by Paramita Global Limited were re-classified and re-designated into 200,000 Class B ordinary shares; and

(3)     the remaining 886,956 issued ordinary shares were re-classified and re-designated as Class A ordinary shares.

Immediately after the Share Redesignation, there was a nominal issuance of an aggregate of 9,756,516 Class A ordinary shares and 2,200,000 Class B ordinary shares on the same day to the following purchasers:

Purchaser	Number of Class A Ordinary Shares	Number of Class B Ordinary Shares
Paramita Global Limited	6,551,369	2,200,000
LunarLab Limited	68,750	—
QuikSync Limited	103,125	—
Cloudcore Limited	532,400	—
Hyperhub Limited	1,544,356	—
BODHI tree Holding	478,258	—
Sunny Tulip Limited	478,258	—
Total	9,756,516	2,200,000

As of the date of this prospectus, 10,643,472 Class A ordinary shares and 2,400,000 Class B ordinary shares were issued and outstanding.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

a) Exhibits

See Exhibit Index beginning on page II-7 of this registration statement.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

(ii) may have been qualified in such agreement by disclosure that was made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosure of material information regarding material contractual provisions is required to make the statements in this registration statement not misleading.

b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in our consolidated financial statements or the notes thereto.

ITEM 9. UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)    For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4)    For the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Shanghai, China, on January 23, 2026.

Kokobots Group
By:	/s/ Congming Pi
	Name:	Congming Pi
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Congming Pi	Chief Executive Officer and Director	January 23, 2026
Congming Pi	(Principal executive officer)
*	Chief Financial Officer	January 23, 2026
Guiping Peng	(Principal financial and accounting officer)
*By	/s/ Congming Pi
Congming Pi
Attorney-In-Fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Kokobots Group, has signed this registration statement or amendment thereto in Newark, Delaware on January 23, 2026.

Puglisi & Associates
By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director

KOKOBOTS GROUP
EXHIBIT INDEX

Exhibit Number	Description of Document
1.1**	Form of Underwriting Agreement
3.1*	Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect
4.1*	Registrant’s Specimen Certificate for Class A ordinary shares
5.1	Opinion of Ogier regarding the validity of the Class A ordinary shares being registered
8.1	Opinion of Ogier regarding certain Cayman Islands tax matters (included in Exhibit 5.1)
8.2**	Opinion of Ellenoff Grossman & Schole LLP regarding certain U.S. tax matters
10.1*	English Translation of Lease Agreement by and between Shanghai Yushi Property Management Co., Ltd. and Shanghai Evertrend Enterprise Co., Ltd., dated December 31, 2024
10.2*	English Translation of Lease Agreement by and between Huaian Huairong Asset Management Co., Ltd. and Dingyuan Electronics (Huai’an) Co., Ltd., dated October 28, 2022
10.3*#	Form of Employment Agreement by and between the Registrant and its Executive Officers
10.4*	Form of Director Offer Letter
10.5*#	English Translation of Form of Labor Contract, by and between Shanghai Evertrend Enterprise Co., Ltd. and its Executive Officers
10.6*+	Supplier Agreement by and between Shanghai Evertrend Enterprise Co., Ltd. and ID&C, a division of Avery Products Corporation, dated October 13, 2023
21.1*	List of Subsidiaries
23.1	Consent of Marcum Asia CPAs LLP
23.2	Consent of Ogier (included in Exhibit 5.1)
23.3**	Consent of Beijing Dacheng Law Offices, LLP (Shanghai) (included in Exhibit 99.2)
23.4**	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 8.2)
24.1*	Powers of Attorney (included on signature page to Registration Statement on Form F-1)
99.1*	Code of Business Conduct and Ethics
99.2**	Opinion of Beijing Dacheng Law Offices, LLP (Shanghai) regarding certain PRC law matters
99.3*	Consent of Tian Van Acken
99.4*	Consent of Lina Zhang
99.5*	Consent of Xianhui Liu
99.6*	Form of Audit Committee Charter
99.7*	Form of Compensation Committee Charter
99.8*	Form of Nominating and Corporate Governance Committee Charter
99.9*	Consent of Frost & Sullivan
107	Filing Fee Table

____________

*        Previously filed.

**      To be filed by amendment.

#        Indicates a management contract or any compensatory plan, contract or arrangement.

+        Portions of the exhibit have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K. The Company hereby agrees to furnish a copy of any omitted portion to the SEC upon request.